As filed with the Securities and Exchange Commission on September 12, 2018

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAROLINA TRUST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	6022	81-2019652
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

901 East Main Street
Lincolnton, North Carolina 28092
(704) 735-1104
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Jerry L. Ocheltree
President and Chief Executive Officer
Carolina Trust BancShares, Inc.
901 East Main Street
Lincolnton, North Carolina 28092
(704) 735-1104
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

Copies to:

Todd H. Eveson Jonathan A. Greene Stuart M. Rigot Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 Telephone: (919) 781-4000 Fax: (919) 781-4865	Benjamin A. Barnhill Lee Kiser Nelson Mullins Riley & Scarborough LLP Poinsett Plaza 104 South Main Street, Suite 900 Greenville, South Carolina 29601 Telephone: (864) 373-2300 Fax: (864) 373-2925

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $2.50 par value per share	2,124,252	N/A	$9,065,642	$1,129

(1)	Represents the maximum number of shares of Carolina Trust BancShares, Inc. (“Carolina Trust”) common stock issuable pursuant to the Agreement and Plan of Merger and Reorganization, dated June 14, 2018, by and between Carolina Trust BancShares, Inc. and Clover Community Bankshares, Inc. (“Clover”).
(2)	Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(2) and (f)(3) under the Securities Act, the proposed maximum aggregate offering price was calculated by (i) taking the sum of (A) the book value per share of $13.68 as of June 30, 2018 of Clover common stock multiplied by the 863,776 shares of Clover common stock expected to be exchanged in connection with the merger, and (B) the book value per share of $13.68 as of June 30, 2018 of Clover Series A preferred stock multiplied by the 113,125 shares of Clover Series A preferred stock expected to be exchanged in connection with the merger following their conversion to an equivalent number of shares of Clover common stock, less (ii) $4,298,364, which is the amount of cash merger consideration expected to be paid by Carolina Trust in exchange for the Clover shares.
(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 12, 2018

CAROLINA TRUST BANCSHARES, INC.	CLOVER COMMUNITY BANKSHARES, INC.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Carolina Trust BancShares, Inc., or Carolina Trust, and Clover Community Bankshares, Inc., or Clover, have each approved a merger (which we refer to herein as the “merger”), of Clover with and into Carolina Trust according to the terms of an Agreement and Plan of Merger and Reorganization dated June 14, 2018, by and between Carolina Trust and Clover (which we refer to as the “merger agreement”). If the merger is completed, Carolina Trust will be the surviving bank holding company. Concurrently with or as soon as practicable following completion of the merger, Clover Community Bank, the wholly owned bank subsidiary of Clover, will merge with and into Carolina Trust Bank, the wholly owned bank subsidiary of Carolina Trust, with Carolina Trust Bank as the surviving bank in the subsidiary bank merger.

If the merger is completed, each outstanding share of Clover common stock (including each outstanding share of Clover Series A preferred stock, or Clover preferred stock, which will automatically convert to one share of Clover common stock immediately prior to the merger) will be exchanged for either (i) 2.7181 shares of Carolina Trust common stock (which we refer to herein as the “stock consideration”), or (ii) $22.00 in cash (which we refer to herein as the “cash consideration”). Each Clover shareholder will have the opportunity to elect to receive the cash consideration or the stock consideration, subject to required proration such that, in the aggregate, 80% of shares of Clover common stock outstanding immediately prior to the closing of the merger will be exchanged for the stock consideration and 20% of shares of Clover common stock outstanding immediately prior to the closing of the merger will be exchanged for the cash consideration. Cash will also be paid in lieu of fractional shares of Carolina Trust common stock.

Based on 863,776 shares of Clover common stock and 113,125 shares of Clover preferred stock issued and outstanding as of [•], 2018, in the aggregate, 195,380 shares will be exchanged for cash and the remaining shares will be exchanged for 2,124,252 shares of Carolina Trust common stock.

The value of the stock consideration that Clover shareholders will receive in the merger will fluctuate based on the market price of Carolina Trust common stock and will not be known at the time you vote on the merger. Shares of Carolina Trust common stock are traded on the NASDAQ Capital Market, or NASDAQ, under the symbol “CART.”

Shareholders of each of Carolina Trust and Clover will be asked to vote on approval of the merger agreement at the applicable special meeting of shareholders. We cannot complete the merger unless we obtain the required shareholder approval from each of Carolina Trust and Clover. The merger agreement must be approved by holders of a majority of all outstanding shares of Carolina Trust common stock entitled to vote at the Carolina Trust special meeting. The merger agreement must be approved by three separate voting groups of Clover shareholders entitled to vote at the Clover special meeting, with each voting group required to approve the merger agreement by a two-thirds majority of all outstanding shares in such voting group entitled to vote at the Clover special meeting. The three separate voting groups are (i) holders of Clover common stock, (ii) holders of Clover preferred stock, and (iii) holders of Clover common stock and preferred stock, voting together as a single voting group.

You should read this joint proxy statement/prospectus and all appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page 17 of this joint proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The joint proxy statement/prospectus is dated [•], 2018, and it is first being mailed to Carolina Trust shareholders and Clover shareholders on or about [•], 2018.

CAROLINA TRUST BANCSHARES, INC.
901 East Main Street
Lincolnton, North Carolina 28092
Telephone: (704) 735-1104

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2018 AT [•]

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Carolina Trust BancShares, Inc., a North Carolina corporation (“Carolina Trust”), will be held on [•], 2018, at [•], local time, at [•] located at [•] for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger and Reorganization (which we refer to as the “merger agreement”), dated as of June 14, 2018, by and between Carolina Trust and Clover Community Bankshares, Inc. (“Clover”), pursuant to which Clover will be merged with and into Carolina Trust, and pursuant to which Carolina Trust will issue shares of its common stock, as more particularly described in the accompanying materials.
2.	A proposal to authorize management to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Carolina Trust will transact no other business at the special meeting, except for business that may properly come before the special meeting or any adjournment thereof in accordance with applicable law. Only Carolina Trust shareholders of record at the close of business on [•], 2018 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders of Carolina Trust common stock are not entitled to appraisal rights with respect to the proposed merger under Article 13 of Chapter 55 of the North Carolina Business Corporation Act.

Carolina Trust’s board of directors has determined that the merger is advisable and in the best interests of Carolina Trust shareholders based upon its analysis, investigation, and deliberation and unanimously recommends that holders of Carolina Trust common stock vote “FOR” approval of the merger agreement and “FOR” the proposal to authorize management to adjourn the special meeting to a later date or dates, if necessary or appropriate.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, we urge you to promptly (1) complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope provided for that purpose or (2) follow the instructions provided on the enclosed proxy card for voting by internet. You may revoke your proxy at any time prior to or at the meeting by written notice to Carolina Trust, by executing a proxy card bearing a later date, or by attending the meeting and voting in person. If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Directors,

[•]

Jerry L. Ocheltree
President and Chief Executive Officer

Lincolnton, North Carolina
[•], 2018

CLOVER COMMUNITY BANKSHARES, INC.
124 North Main Street
Clover, South Carolina 29710

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2018 AT [•]

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Clover Community Bankshares, Inc., a South Carolina corporation (“Clover”), will be held on [•], 2018 at [•], local time, at the Clover Main Office located at 124 N. Main Street, Clover, South Carolina 29710, for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger and Reorganization (which we refer to as the “merger agreement”), dated as of June 14, 2018, by and between Carolina Trust BancShares, Inc. (“Carolina Trust”) and Clover, pursuant to which Clover will merge with and into Carolina Trust, as more fully described in the accompanying materials.
2.	A proposal to authorize management to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Clover will transact no other business at the special meeting, except for business that may properly come before the special meeting or any adjournment thereof in accordance with applicable law. Only Clover shareholders of record at the close of business on [•], 2018 will be entitled to notice of and to vote at the meeting or any adjournment thereof. After careful consideration, Clover’s board of directors has determined that the merger is advisable and in the best interests of Clover’s shareholders and unanimously recommends that Clover shareholders vote “FOR” approval of the merger agreement and “FOR” the proposal to authorize management to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Clover shareholders are entitled to assert dissenters’ rights with respect to the proposal to approve the merger agreement. Your dissenters’ rights are conditioned on your strict compliance with the requirements of Chapter 13 of Title 33 of the South Carolina Business Corporation Act. The full text of Chapter 13 is attached as Appendix B to this joint proxy statement/prospectus.

Regardless of whether you plan to attend the special meeting, we urge you to return the enclosed proxy card in order to indicate your vote as soon as possible. Clover shareholders may also vote electronically by internet by following the instructions for voting provided on the enclosed proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person. If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Directors,

[•]

Gwen Thompson
Chief Executive Officer

Clover, South Carolina
[•], 2018

IMPORTANT NOTICE

Carolina Trust has filed a registration statement on Form S-4 under the Securities Act of 1933, or the Securities Act, to register with the Securities and Exchange Commission, or the SEC, the distribution to Clover shareholders of the shares of Carolina Trust common stock to be issued in connection with the merger. This joint proxy statement/prospectus constitutes part of that registration statement. The registration statement, including the attached exhibits, contains additional relevant information about Carolina Trust and Carolina Trust common stock. For further information about Carolina Trust, you should review the registration statement.

This joint proxy statement/prospectus constitutes a proxy statement of Clover with respect to the solicitation of proxies for the Clover special meeting, a proxy statement of Carolina Trust with respect to the solicitation of proxies for the Carolina Trust special meeting, and a prospectus of Carolina Trust for the shares of common stock that Carolina Trust will issue to Clover shareholders in the merger. Carolina Trust has supplied all information contained in this joint proxy statement/prospectus relating to Carolina Trust, and Clover has supplied all information contained in this joint proxy statement/prospectus relating to Clover.

The web addresses of the SEC, Carolina Trust and Clover are included as inactive textual references only. Information contained on those websites is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites to be part of this joint proxy statement/prospectus or any supplement thereto.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, nor does it constitute the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation.

Neither Carolina Trust nor Clover has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained or incorporated by reference in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

i

Page
LEGAL MATTERS	163

EXPERTS	163

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING	163
Carolina Trust Annual Meeting	163
Clover Annual Meeting	164

WHERE YOU CAN FIND MORE INFORMATION	164

FINANCIAL STATEMENTS	F-1

APPENDICES

Appendix A — Agreement and Plan of Merger and Reorganization
Appendix B — Chapter 13 of the South Carolina Business Corporation Act – Dissenters’ Rights
Appendix C — Fairness Opinion of FIG Partners, LLC
Appendix D — Fairness Opinion of Raymond James & Associates, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

The following are some questions that you, as a shareholder of Carolina Trust or Clover, may have regarding the merger agreement, the merger and the other matters being considered at the shareholder meetings and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the shareholder meetings. Additional important information is also contained in the appendices to this document. Please see “Where You Can Find More Information” on page 164 of this joint proxy statement/prospectus.

Q:	Why am I receiving this document?
A:	Carolina Trust and Clover have agreed to the merger of Clover with and into Carolina Trust, which we refer to as the “merger,” pursuant to the terms of the Agreement and Plan of Merger and Reorganization, which we refer to as the “merger agreement,” that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

In order to complete the merger, the shareholders of each of Carolina Trust and Clover must vote to approve the merger agreement.

In addition, both Carolina Trust and Clover shareholders will be asked to vote on a proposal to authorize management of the respective corporations to adjourn their respective shareholder meetings to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. Each of these proposals is referred to individually as the “adjournment proposal” in this joint proxy statement/prospectus.

Carolina Trust and Clover will hold separate shareholder meetings to obtain these approvals. This document contains important information about the merger and the meetings of the shareholders of Carolina Trust and Clover, and you should read it carefully. The enclosed proxy card and voting materials allow you to vote your shares without actually attending your respective shareholder meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will I receive in the merger?
A:	Carolina Trust. If you are a Carolina Trust shareholder, you will continue to hold your shares of common stock in Carolina Trust after the merger and no additional consideration will be paid to you related to the merger.

Clover. If the merger closes, each share of Clover Series A Preferred Stock, no par value per share, which we refer to as “Clover preferred stock,” will be converted into one share of Clover common stock immediately prior to the closing, and each issued and outstanding share of Clover common stock will then be exchanged for either (i) 2.7181 shares of Carolina Trust common stock, which we refer to as the “stock consideration”, or (ii) $22.00 in cash, which we refer to as the “cash consideration.” Clover shareholders will have the opportunity to elect the form of consideration that they would prefer to receive in the merger, subject to the required proration of, in the aggregate, 80% of shares of Clover common stock outstanding immediately prior to the closing of the merger being exchanged for stock consideration and 20% of shares of Clover common stock outstanding immediately prior to the closing of the merger being exchanged for cash consideration. Carolina Trust will not issue fractional shares in the merger. Instead, each Clover shareholder that would otherwise have been entitled to receive a fraction of a share of Carolina Trust common stock will receive cash (without interest) in an amount equal to such fractional part of a share of Carolina Trust common stock multiplied by the average closing price of a share of Carolina Trust common stock on NASDAQ for the twenty (20) consecutive trading days ending at the trading day immediately prior to the closing date of the merger.

Q:	If I am a holder of Clover preferred stock, what happens to my shares as a result of the merger?
A:	If you are a holder of Clover preferred stock, each share of your Clover preferred stock will automatically convert, immediately prior to the closing of the merger, into one share of Clover common stock. Holders of such newly converted shares of Clover common stock will then be entitled to the same merger consideration as the other holders of Clover common stock, as described in the immediately preceding Q&A and further detailed in the merger agreement.

Q:	When and where will the shareholder meetings be held?
A:	The Carolina Trust special meeting will be held at [•] located at [•], on [•], 2018 at [•], local time. The Clover special meeting will be held at the Clover Main Office located at 124 N. Main Street, Clover, South Carolina 29710, on [•], 2018 at [•], local time.
Q:	How do I vote?
A:	Carolina Trust. If you are a shareholder of record of Carolina Trust as of the record date, you may vote in person by attending the Carolina Trust special meeting or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. You may also vote by internet by following the instructions contained on the enclosed proxy card.

If you hold shares of Carolina Trust common stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the Carolina Trust special meeting.

Clover. If you are a shareholder of record of Clover as of the record date, you may vote in person by attending the Clover special meeting or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Holders of Clover common stock and preferred stock may also vote by internet by following the instructions contained on the enclosed proxy card.

If you hold shares of Clover common stock or preferred stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the Clover special meeting.

Q:	What vote is required to approve each proposal?
A:	Carolina Trust. The proposal at the Carolina Trust special meeting to approve the merger agreement (and the plan of merger contained therein, including the issuance of shares of Carolina Trust common stock in connection with the merger) requires the affirmative vote of a majority of all shares of Carolina Trust common stock entitled to vote at the Carolina Trust special meeting.

The proposal to authorize management to adjourn the special meeting for the purpose of soliciting additional proxies requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal, whether or not a quorum is present.

As of the record date, directors and executive officers of Carolina Trust and their affiliates are entitled to vote approximately [•]% of the shares of the Carolina Trust common stock outstanding and entitled to vote at the Carolina Trust special meeting.

Clover. The proposal at the Clover special meeting to approve the merger agreement (and the plan of merger contained therein) must be approved by three separate voting groups:

•	Common Holders. The merger agreement must be approved by the affirmative vote of two-thirds of all shares of Clover common stock entitled to vote at the Clover special meeting.
•	Preferred Holders. The merger agreement must be approved by the affirmative vote of two-thirds of all shares of Clover preferred stock entitled to vote at the Clover special meeting.
•	Common and Preferred Holders. The merger agreement must be approved by the affirmative vote of two-thirds of all shares of Clover common stock and preferred stock entitled to vote at the Clover special meeting, with such shares voting as a single voting group.

The Clover adjournment proposal will be approved if the votes cast at the Clover special meeting, in person or by proxy, in favor of the proposal exceed the votes cast against the proposal.

As of the record date, directors and executive officers of Clover and their affiliates are entitled to vote approximately 5.13% of the shares of the Clover common stock and 1.52% of the shares of the Clover preferred stock outstanding as of such date. On a combined basis, the directors and executive officers of Clover and their affiliates are entitled to vote approximately 4.71% of the aggregate shares of the Clover common stock and preferred stock outstanding as of such date.

Certain directors and executive officers of Clover and Clover Community Bank have agreed, in writing, to vote their shares in support of the merger and the merger agreement. As of the record date, such directors and executive officers are entitled to vote approximately 4.71% of the aggregate shares of Clover common stock and preferred stock outstanding and entitled to vote at the Clover special meeting.

Each of the shareholder meetings may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of Carolina Trust common stock cast on the matter at the Carolina Trust special meeting is required to adjourn the Carolina Trust shareholder meeting. The affirmative vote of the holders of a majority of the shares of Clover common stock and preferred stock cast on the matter at the Clover special meeting is required to adjourn the Clover shareholder meeting.

Q:	How do the boards of directors of each of Carolina Trust and Clover recommend that I vote on each proposal?
A:	Carolina Trust. The Carolina Trust board of directors recommends that you vote “FOR” approval of the Agreement and Plan of Merger and Reorganization and “FOR” the adjournment proposal.

Clover. The Clover board of directors recommends that you vote “FOR” approval of the Agreement and Plan of Merger and Reorganization and “FOR” the adjournment proposal.

Q:	How many votes do I have?
A:	Carolina Trust. You are entitled to one vote for each share of Carolina Trust common stock that you owned as of the record date.

Clover. You are entitled to one vote for each share of Clover common stock that you owned as of the record date and one vote for each share of Clover preferred stock that you owned as of the record date.

Q:	What will happen if I fail to vote or I abstain from voting?
A:	If you are a Carolina Trust shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement. If you are a Clover shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement. Assuming a quorum (that is, holders of at least a majority of the outstanding shares of each voting group of the applicable corporation as of the record date) is present at the respective meeting, an abstention or the failure to vote, however, will have no effect on approving the adjournment proposal.
Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?
A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this joint proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to Carolina Trust or Clover or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you are a Carolina Trust shareholder and sign and return your proxy card without indicating how to vote on any particular proposal, the Carolina Trust common stock represented by your appointment of proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

If you are a Clover shareholder and sign and return your proxy card without indicating how to vote on any particular proposal, the Clover common stock and/or Clover preferred stock represented by your appointment of proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

Q:	What if I fail to submit my proxy card or I fail to instruct my broker, bank or other nominee to vote?
A:	If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or if you fail to properly instruct your broker, bank or other nominee to vote your shares and you do not attend the applicable shareholder meeting and vote your shares in person, your shares will not be voted. If you are a Carolina Trust shareholder, this will have the same effect as a vote against approval of the merger agreement, but will have no effect on the adjournment proposal, assuming the presence of a quorum. If you are a Clover shareholder, this will have the same effect as a vote against approval of the merger agreement, but will have no effect on the adjournment proposal.
Q:	Can I change my vote after I have returned a proxy or voting instruction card?
A:	Yes. If you are a shareholder of record, you can change your vote at any time before your proxy is voted at your shareholder meeting. You can do this in one of three ways:
•	you can send a signed notice of revocation;
•	you can grant a new, valid appointment of proxy bearing a later date; or
•	you can attend your shareholder meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone at the meeting will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to the Corporate Secretary of Carolina Trust or of Clover, as appropriate, no later than the beginning of the applicable shareholder meeting. If your Carolina Trust or Clover shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	Do I have the right to dissent and obtain the “fair value” for my shares?
A:	If you are a Clover shareholder, yes, South Carolina law permits you to dissent from the merger and to obtain payment in cash of the “fair value” of your shares of Clover common stock. To do this, you must follow specific procedures, including, among others, delivering written notice to Clover before the shareholder vote on the merger agreement is taken of your intent to demand payment for your shares if the merger is completed and not voting your shares in favor of the merger agreement. If you follow the required procedures, your only right will be to receive the “fair value” of your common stock or preferred stock, as applicable, in cash. Copies of the applicable South Carolina statutes are attached to this joint proxy statement/prospectus as Appendix B. Because of the complexity of the procedures for exercising dissenters’ rights, if you are considering exercising dissenters’ rights, you are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable South Carolina law provisions will result in the loss of your right to dissent.

If you are a Carolina Trust shareholder, you are not entitled to appraisal rights in connection with the merger.

Q:	How can I elect cash, stock or both?
A:	For Clover shareholders, an election form will be sent to you shortly after completion of the merger, which will include instructions and the deadline date for making your election as to the form of consideration you prefer to receive in the merger. The election form will permit you to elect on a share by share basis either stock consideration or cash consideration in exchange for your shares of Clover common stock, subject to certain limitations. For example, if you own 100 shares of Clover common stock, you may elect to receive cash consideration in exchange for 50 shares of Clover common stock and stock consideration in exchange for 50 shares of Clover common stock. Please follow the instructions provided along with the election form to properly elect to receive cash, stock or a combination of both for your Clover common stock.

Neither the Clover board of directors nor Clover’s financial advisor makes any recommendation as to whether you should choose cash, Carolina Trust common stock or a combination of both for your shares of Clover common stock. You should consult with your own financial and tax advisor on that decision.

Q:	If I am a Clover shareholder, am I assured of receiving the exact form of consideration I elect to receive?
A:	No. In total, 80% of the shares of Clover common stock (including the shares of Clover preferred stock that will be automatically converted into shares of Clover common stock immediately prior to the merger) will be exchanged for shares of Carolina Trust common stock and 20% of the shares of Clover common stock will be exchanged for cash. Therefore, the form of consideration you will receive will depend on the elections of other Clover shareholders. There is no assurance that you will receive the form of consideration you elect with respect to all of your shares of Clover common stock. If the elections of all Clover shareholders results in an oversubscription of Carolina Trust common stock or cash, the exchange agent will allocate the consideration you will receive between Carolina Trust common stock and cash in accordance with the proration procedures described under the heading “The Merger Agreement – Allocation of the Merger Consideration” beginning on page 132.
Q:	What are the material United States federal income tax consequences of the merger to shareholders?
A:	In general, for United States federal income tax purposes, Clover shareholders are not expected to recognize a gain or loss on the exchange of their Clover capital stock for Carolina Trust common stock. However, you will have a taxable event and may have to pay taxes on cash received (i) in exchange for your shares of Clover capital stock, (ii) in exchange for fractional shares of Carolina Trust common stock, and/or (iii) in connection with the exercise of dissenters’ rights. Carolina Trust shareholders will have no tax consequences as a result of the merger.

It is a condition to the respective obligations of Carolina Trust and Clover to complete the merger that each party receives a written opinion from its respective legal counsel that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to herein as the “Code”), and that each of Carolina Trust and Clover will be a “party” to that reorganization within the meaning of Section 368(b) of the Code.

Clover shareholders are urged to consult their own tax advisors for a full understanding of the tax consequences of the merger to them because tax matters are very complicated and there could be different tax consequences depending on a shareholder’s individual tax circumstances. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning at page 143.

Q:	When do you expect the merger to be completed?
A:	Carolina Trust and Clover are working to complete the merger as soon as possible, and currently expect to complete the merger in the fourth quarter of 2018 or first quarter of 2019. However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by the shareholders of both corporations, and it is possible that factors outside the control of both corporations could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Carolina Trust and Clover shareholder meetings and the completion of the merger.
Q:	What do I need to do now?
A:	Carefully read and consider the information contained in this document, including its appendices. After you have carefully read these materials, as soon as possible you should vote the shares of the applicable corporation that you are entitled to vote at the respective shareholder meeting. See Q&A above regarding how to vote your shares and, for Carolina Trust shareholders, the section appearing later in this document entitled “The Carolina Trust Special Meeting,” and, for Clover shareholders, the section appearing later in this document entitled “The Clover Special Meeting.”
Q:	Do I need to do anything now with my certificates representing shares of Clover common stock or preferred stock?
A:	No. Please do not send in your Clover stock certificates with your proxy card. If the merger is approved and other required closing conditions are met, then you will be sent a letter of transmittal that will include instructions for sending in your Clover stock certificates.

Each share of common stock of Carolina Trust outstanding will continue to remain outstanding as a share of Carolina Trust common stock after the merger. As a result, if you are a Carolina Trust shareholder, you are not required to take any action with respect to your Carolina Trust common stock certificates.

Q:	Whom should I call if I have any questions?
A:	Carolina Trust or Clover shareholders who have questions about the merger or the other matters to be voted on at the shareholder meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:
If you are a Carolina Trust shareholder:	If you are a Clover shareholder:

Edwin E. Laws EVP and Chief Financial Officer Carolina Trust BancShares, Inc. 901 East Main Street Lincolnton, North Carolina 28092 Phone: (704) 735-1104 E-mail: ELaws@CarolinaTrust.com	Gwen M. Thompson President & Chief Executive Officer Clover Community Bankshares, Inc. 124 North Main Street Clover, SC 29710 Phone: (803) 222-2879 E-mail: gthompson@clovercommunitybank.com

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire document to fully understand the merger and the related transactions. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

Carolina Trust BancShares, Inc. (see page 41)

Carolina Trust BancShares, Inc.
901 East Main Street
Lincolnton, North Carolina 28092
Phone: (704) 735-1104

Carolina Trust was incorporated under the laws of the State of North Carolina on February 29, 2016, at the direction of the board of directors of its consolidated subsidiary, Carolina Trust Bank. Carolina Trust was formed for the purpose of serving as the bank holding company of Carolina Trust Bank. Effective August 16, 2016, shareholders of Carolina Trust Bank exchanged all of Carolina Trust Bank’s outstanding shares of common stock for shares of Carolina Trust’s common stock on a one-for-one basis, thereby making Carolina Trust the sole holder of Carolina Trust Bank’s common stock and the bank holding company of Carolina Trust Bank. Carolina Trust is registered under the Bank Holding Company Act of 1956, or BHCA, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System, or Federal Reserve. Carolina Trust currently has no operations and conducts no business on its own other than owning Carolina Trust Bank.

Carolina Trust Bank is a North Carolina-chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable limits. Carolina Trust Bank is not a member of the Federal Reserve System. Carolina Trust Bank was incorporated on December 5, 2000, and began operations on December 8, 2000. On October 15, 2009, Carolina Trust Bank acquired Carolina Commerce Bank, Gastonia, North Carolina, with Carolina Commerce Bank being merged into Carolina Trust Bank.

At June 30, 2018, Carolina Trust had consolidated total assets of approximately $470.9 million, total deposits of approximately $393.3 million, and shareholders’ equity of approximately $48.2 million. Carolina Trust’s common stock is listed and traded on the NASDAQ Capital Market under the symbol “CART.” Additional information about Carolina Trust is included in documents Carolina Trust files with the SEC pursuant to the Securities Exchange Act of 1934, as amended. See “ Where You Can Find More Information” on page 164 for a description of where you can find this information.

Clover Community Bankshares, Inc. (see page 89)

Clover Community Bankshares, Inc.
124 North Main Street
Clover, SC 29710
Telephone: (803) 222-7660

Clover was incorporated under the laws of the State of South Carolina on March 4, 1998, at the direction of the board of directors of its consolidated subsidiary, Clover Community Bank. Clover was formed for the purpose of serving as the bank holding company of Clover Bank. Effective June 5, 1998, shareholders of Clover Bank exchanged all of Clover Bank’s outstanding shares of common stock for shares of Clover’s common stock on a one-for-one basis, thereby making Clover the sole holder of Clover Bank’s common stock and bank holding company of Clover Bank. Clover is registered under the BHCA and is subject to the supervision and regulation of the Federal Reserve. Clover currently has no operations and conducts no business on its own other than owning Clover Bank.

Clover Bank is a South Carolina-chartered commercial bank with its deposits insured by the FDIC up to applicable limits. Clover Bank is not a member of the Federal Reserve System. Clover Bank was incorporated on August 18, 1987, and began operations on October 1, 1987.

At June 30, 2018, Clover had consolidated total assets of approximately $129.5 million, total deposits of approximately $114.8 million, and shareholders’ equity of approximately $13.4 million. Clover’s common stock is not listed or traded on any securities exchange. Clover is not subject to the informational reporting equirements of the Exchange Act. Therefore, Clover does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the FDIC. Clover Bank does file unaudited, periodic reports of income and condition, or Call Reports, with the FDIC. See “Where You Can Find More Information” on page 164 for a description of where you can find this information.

The Shareholder Meetings

Date, Time and Place of Carolina Trust Shareholder Meeting (see page 34)

Carolina Trust will hold its special meeting of shareholders on [•], 2018 at [•], local time, at [•] located at [•]. The Carolina Trust board of directors has set the close of business on [•], 2018 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

Date, Time and Place of Clover Shareholder Meeting (see page 36)

Clover will hold its special meeting of shareholders on [•], 2018 at [•], local time, at the Clover Main Office located at 124 N. Main Street, Clover, South Carolina 29710. The Clover board of directors has set the close of business on [•], 2018 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

Purposes of the Shareholder Meetings (see pages 34 and 37)

At the Carolina Trust special meeting, Carolina Trust shareholders will be asked to vote on:

•	a proposal to approve the Agreement and Plan of Merger and Reorganization, or the merger agreement, pursuant to which Clover will be merged with and into Carolina Trust, and Carolina Trust will issue shares of its common stock pursuant to the terms of the merger agreement; and
•	a proposal to authorize Carolina Trust management to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

In accordance with applicable law, no other matters will be considered at the special meeting, except for any other business that properly arises during the special meeting and that is within the purposes described in Carolina Trust’s notice of meeting.

At the Clover special meeting, Clover shareholders will be asked to vote on:

•	a proposal to approve the merger agreement pursuant to which Clover will merge with and into Carolina Trust as more particularly described in the accompanying materials; and
•	a proposal to authorize Clover management to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

In accordance with applicable law, no other matters will be considered at the special meeting, except for any other business that properly arises during the special meeting and that is within the purposes described in Clover’s notice of meeting.

Under the terms of the merger agreement, Clover will merge with and into Carolina Trust, with Carolina Trust as the surviving corporation. Clover will cease to exist as a separate entity as a result of the merger. Pursuant to the merger agreement, Carolina Trust Bank and Clover Bank have also entered into an Agreement and Plan of Reorganization and Bank Merger, also dated June 14, 2018, which we refer to as the “bank merger agreement”, that provides for the merger of Clover Bank with and into Carolina Trust Bank, with Carolina Trust Bank being the surviving bank. The merger between Clover Bank and Carolina Trust Bank is referred to as the “bank merger” in this joint proxy statement/prospectus and will be consummated immediately following the proposed merger of Carolina Trust and Clover. The merger and the bank merger are currently anticipated to be completed in the fourth quarter of 2018 or first quarter of 2019, subject to receipt of all required regulatory and shareholder approvals.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A and incorporated herein by reference. A copy of the bank merger agreement is attached as Exhibit A to the merger agreement.

Each of the Carolina Trust and Clover Boards of Directors Recommend Shareholder Approval of the Agreement and Plan of Merger and Reorganization (see page 34 for Carolina Trust and page 37 for Clover)

Each of the Carolina Trust and Clover boards of directors believes that the merger is in the best interests of its respective shareholders and recommends that you vote “FOR” approval of the merger agreement. For the factors considered by Carolina Trust’s board of directors in reaching its decision to approve the merger agreement, see “The Merger—Carolina Trust’s Reasons for the Merger and Recommendation of the Carolina Trust Board of Directors.” For the factors considered by Clover’s board of directors in reaching its decision to approve the merger agreement, see “The Merger—Clover’s Reasons for the Merger and Recommendation of the Clover Board of Directors.”

Merger Consideration Payable to Clover Shareholders (see page 130)

For each share of Clover common stock held immediately before the merger, Clover shareholders will receive either (i) 2.7181 shares of Carolina Trust common stock or (ii) $22.00 in cash. Clover shareholders will have the opportunity to elect the type of consideration they prefer to receive in the merger, subject to the required proration as provided in the merger agreement. In total, the merger consideration and shareholder elections will be prorated such that 20% of shares of Clover common stock outstanding immediately prior to the closing of the merger will be exchanged for the cash consideration and 80% of shares of Clover common stock outstanding immediately prior to the closing of the merger will be exchanged for the stock consideration. Pursuant to Clover’s articles of incorporation and as provided in the merger agreement, each share of Clover preferred stock will automatically convert immediately prior to closing of the merger into one share of Clover common stock. Holders of such newly converted shares of Clover common stock will be entitled to the same election options related to the merger consideration as other Clover shareholders, and such elections will be prorated along with the other Clover shareholders’ elections, if necessary, to achieve the desired merger consideration mix provided for in the merger agreement.

Based on an aggregate of 976,901 shares of Clover common stock and preferred stock issued and outstanding on [•], 2018, Carolina Trust expects to issue 2,124,252 shares of common stock in connection with the merger as stock consideration. Carolina Trust will not issue fractional shares in the merger. Instead, each Clover shareholder that would otherwise have been entitled to receive a fraction of a share of Carolina Trust common stock will receive cash (without interest) in an amount equal to such fractional part of a share of Carolina Trust common stock multiplied by the average closing price of a share of Carolina Trust common stock on NASDAQ for the twenty (20) consecutive trading days ending at the trading day immediately prior to the closing date of the merger.

Opinion of Clover’s Financial Advisor (see page 105)

FIG Partners, LLC, or FIG Partners, delivered a written opinion to the Clover board of directors that, as of June 14, 2018, and based on the assumptions set forth in its written opinion, that the merger consideration is fair, from a financial point of view, to Clover shareholders. The opinion is attached to this joint proxy statement/prospectus as Appendix C. You should read the entire opinion carefully in connection with your consideration of the proposed merger. The opinion is directed to Clover’s board of directors and does not constitute a recommendation to any Clover or Carolina Trust shareholder as to how any shareholder should vote on any of the proposals to be considered at the special meetings.

Opinion of Carolina Trust’s Financial Advisor (see page 113)

At the June 13, 2018 meeting of the Carolina Trust board of directors, representatives of Raymond James & Associates, Inc., or Raymond James, rendered Raymond James’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the Carolina Trust board of directors dated and as of June 13, 2018, as to whether the merger consideration to be paid by Carolina Trust in the merger pursuant to the merger agreement is fair, from a financial point of view, to Carolina Trust. The full text of the written opinion of Raymond James, dated June 13, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix D to this joint proxy statement/prospectus. Raymond James provided its opinion for the information of the Carolina Trust board of directors (solely in each director’s capacity as a director) in connection with, and for purposes of, its consideration of the merger, and Raymond James’s opinion only addresses whether the merger consideration to be paid by Carolina Trust in the merger pursuant to the merger agreement was fair, from a financial point of view, to Carolina Trust as of June 13, 2018. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Carolina Trust board of directors, the Carolina Trust shareholders, the Clover board of directors, the Clover shareholders or any other person or entity as to how such director, board of directors, shareholder or other person should vote or otherwise act with respect to the merger or any other matter.

Clover Shareholders Must Approve the Merger Agreement at the Clover Special Meeting for the Merger to Be Consummated (see page 37)

In order for the merger to be consummated, (i) the holders of two-thirds of all shares of Clover common stock entitled to vote at the special meeting must vote affirmatively to approve the merger agreement, (ii) the holders of two-thirds of all shares of Clover preferred stock entitled to vote at the special meeting must vote affirmatively to approve the merger agreement, and (iii) the holders of two-thirds of all shares of Clover common stock and preferred stock entitled to vote at the special meeting, with such holders voting as a single voting group, must vote affirmatively to approve the merger agreement. Each holder of shares of Clover common stock and preferred stock outstanding on the record date will be entitled to one vote for each share held. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Approval of a Majority of All Shares of Carolina Trust Common Stock Entitled to Vote at the Special Meeting is Required for the Merger to Be Consummated (see page 34)

Approval of holders of a majority of all shares of Carolina Trust common stock entitled to vote at the special meeting is required to approve the merger agreement. Each holder of shares of Carolina Trust common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger agreement is a percentage of all outstanding shares of Carolina Trust common stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Clover’s Directors and Executive Officers Have Entered into Shareholder Support Agreements (see page 121)

In consideration of Carolina Trust agreeing to enter into the merger agreement, the directors and executive officers of Clover and Clover Bank have agreed to vote the shares of Clover common stock and preferred stock beneficially owned by them in favor of the merger and not to support any other merger or acquisition proposal by a third party. The Clover and Clover Bank directors and executive officers collectively beneficially own approximately 5.13% of the outstanding shares of Clover common stock, approximately 1.52% of the outstanding shares of Clover preferred stock, and approximately 4.71% of the aggregate outstanding shares of Clover common stock and preferred stock as of [•], 2018.

Carolina Trust Directors Have Approved the Merger Agreement and Are Expected to Vote in Favor of the Merger Agreement (see page 34)

Directors of Carolina Trust have sole or shared voting power over [•] shares of Carolina Trust common stock, or approximately [•]% of the shares of Carolina Trust common stock outstanding as of [•], 2018, which is the record date for the Carolina Trust special meeting. The Carolina Trust directors have approved the merger agreement and are expected to vote for approval of the merger agreement and the merger.

Clover Directors and Executive Officers May Have Interests in the Merger that Differ from Interests of Clover Shareholders (see page 122)

Clover’s directors and executive officers have economic interests in the merger that are different from, or in addition to, their interests as Clover shareholders. The Clover board of directors considered these interests in its decision to adopt and approve the merger agreement and to recommend its approval to Clover shareholders. Some of the interests of the directors and executive officers of Clover include:

•	Concurrent with completion of the merger, Carolina Trust expects to take action to appoint to the boards of directors of Carolina Trust Bank three current members of the board of directors of Clover. Additionally, Carolina Trust has agreed to nominate one of these directors to its board of directors for election by shareholders at its next regularly scheduled annual shareholder meeting.

•	Clover’s president and chief executive officer, Ms. Gwen Thompson, is party to an employment agreement and salary continuation agreement with Clover and Clover Bank that would entitle her to certain lump-sum, cash benefit payments if the merger is consummated. In connection with execution of the merger agreement, Ms. Thompson, Clover, and Clover Bank executed a settlement, waiver, and release agreement that will be effective at closing of the merger to settle all of the obligations of Clover and Clover Bank to her under her existing employment agreement and salary continuation agreement. Pursuant to this agreement, it is estimated that Ms. Thompson will receive aggregate cash consideration in the lump sum amount of $1,217,608.
•	Clover and Clover Bank are also parties to existing employment agreements with each of Gerald Bolin and Frank Gadsden, and are parties to severance agreements with each of Steve Sannella, Lori Hudson, Mary Stewart, Kim Killian, Tonya Sanders and Sheila Goss. Under the terms of these agreements, each of the officers may be entitled to certain lump-sum, cash benefit payments if their employment is terminated under certain circumstances within 24 months following the closing of the merger. If the payments are triggered following the merger, the officers would receive the following estimated cash benefit payments: Mr. Bolin–$288,564, Mr. Gadsden–$204,602, Mr. Sannella–$255,386, Ms. Hudson–$82,393, Ms. Stewart–$71,008, Ms. Killian–$67,773, Ms. Sanders–$56,875 and Ms. Goss–$48,186.
•	Messrs. Bolin and Gadsden are also parties to existing salary continuation agreements and endorsement split-dollar life insurance agreements with Clover Bank that may entitle them to certain benefits if the merger is consummated. If the officer experiences a separation from service under certain circumstances within 24 months following the closing of the merger, then the officers would be entitled to receive a lump sum payment of their previously vested benefits under the salary continuation agreements. The lump sum payments are currently estimated to be: Mr. Gadsden–$123,353 and Mr. Bolin–$203,182. The endorsement split-dollar life insurance agreements entered into with Mr. Bolin and Mr. Gadsden by Clover Bank provide that their beneficiaries will receive the applicable death benefit at their death if a merger occurs while they are employed and the officer has not yet attained age 65. Assuming the merger occurs, each of Mr. Bolin and Mr. Gadsden’s beneficiaries would be entitled to $377,183 upon such officer’s respective death.
•	Ms. Thompson, who will no longer be employed by the surviving bank following the closing of the merger, has also entered into a consulting and non-competition agreement with Carolina Trust and Carolina Trust Bank that will be effective at closing for a term of 12 months. Assuming Ms. Thompson fulfills her 12-month consulting obligations and complies with her non-competition covenants contained in the agreement, Ms. Thompson would be eligible to receive monthly payments that would aggregate $76,800.
•	Carolina Trust will generally indemnify and will provide liability insurance to each officer and director of Clover and Clover Bank for a period of six years following the effective time of the merger.
•	Other than any fees received for their future services rendered as directors or advisory board members of Carolina Trust and Carolina Trust Bank and except for the compensation being paid to Ms. Thompson in connection with the merger, the members of the Clover board of directors will not receive any compensation separate from those of non-director Clover shareholders.

Clover’s board of directors was aware of these interests, considered them in approving and recommending the merger, and determined them to be reasonable.

Conditions Must Be Satisfied Before the Merger Will Be Completed (see page 139)

Currently, we expect to complete the merger in the fourth quarter of 2018 or first quarter of 2019. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the approval of the merger agreement by Clover shareholders at the Clover special meeting and by Carolina Trust shareholders at the Carolina Trust special meeting and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, covenants by each of Carolina Trust and Clover and other customary conditions. We cannot be certain when, or if, the conditions to the merger will be satisfied or, where permissible, waived, or that the merger will be completed.

Regulatory Approval or No Objection Must Be Obtained Before the Merger Will Be Completed (see page 124)

Carolina Trust and Clover have agreed to use their best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approvals or non-objections from the Federal Reserve, the North Carolina Commissioner of Banks, or the NCCOB, and the South Carolina State Board of Financial Institutions, or SCBFI, with respect to the merger and, with respect to the bank merger, approval of the FDIC, the NCCOB, and the SCBFI. Carolina Trust and Clover are in the process of filing applications and notifications to obtain the required regulatory approvals and non-objections. In obtaining the required regulatory approvals, Carolina Trust is not required to agree to any restriction or condition that, in Carolina Trust’s reasonable judgment, would so materially adversely affect the economic or business benefits of the merger that, had Carolina Trust known about such condition or restriction, it would not have entered into the merger agreement. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. Approval or non-objection by our regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Clover or Carolina Trust shareholders.

Termination of the Merger Agreement (see page 141)

The merger agreement may be terminated by mutual consent, or by either Carolina Trust or Clover if the merger has not occurred by March 31, 2019, and under other limited circumstances described in the merger agreement and which are described in further detail later in this joint proxy statement/prospectus.

Clover will be required to pay Carolina Trust a termination fee in the amount of $900,000 under certain circumstances described in the merger agreement, including if:

•	the merger agreement is terminated by Carolina Trust because (1) the Clover board of directors withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to Carolina Trust, its recommendation that the Clover shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend, any acquisition proposal by a third party; (2) the Clover board of directors fails to reaffirm its recommendation that the Clover shareholders approve the merger agreement within 10 business days after Carolina Trust requests such reaffirmation at any time following the public announcement of an acquisition proposal by a third party; or (3) Clover fails to comply in all material respects with its obligations with respect to shareholder approval and nonsolicitation of third-party acquisition proposals in the merger agreement;
•	Clover terminates the merger agreement prior to receipt of the approval of Clover’s shareholders in order to enter into a superior proposal; or
•	(1) after the date of the merger agreement, an acquisition proposal with respect to Clover has been communicated to or otherwise made known to the shareholders, senior management, or board of directors of Clover, or any person has publicly announced an intention to make an acquisition proposal with respect to Clover, and such acquisition proposal has not been withdrawn, (2) thereafter the merger agreement is terminated (A) by Clover or Carolina Trust because the merger has not been consummated by March 31, 2019 (if the approval of Clover’s shareholders has not theretofore been obtained), (B) by Carolina Trust due to Clover’s breach of its representations and warranties under the merger agreement, or (C) by Clover or Carolina Trust due to the failure of Clover’s shareholders to approve the merger agreement, and (3) within 12 months of the date of such termination Clover consummates, or enters into a definitive agreement to consummate, an acquisition transaction with a third party.

The parties’ rights of termination, and the termination fees and expense reimbursement obligations of the parties, are described in greater detail later in this joint proxy statement/prospectus—see “Merger Agreement—Termination of the Merger Agreement.”

Rights of Carolina Trust Shareholders Differ from Those of Clover Shareholders (see page 157)

When the merger is completed, Clover shareholders will receive cash or Carolina Trust common stock in exchange for their shares of Clover common stock. Clover shareholders who receive Carolina Trust common stock as consideration in the merger will become Carolina Trust shareholders. The rights of Carolina Trust shareholders differ from the rights of Clover shareholders in certain important ways. Most of these have to do with provisions in Carolina Trust’s articles of incorporation and bylaws that differ from those of Clover.

Clover Shareholders Have Dissenters’ Rights in Connection with the Merger (see page 125 and Appendix B)

Under South Carolina law, Clover shareholders will be entitled to dissent from the merger and obtain payment in cash of the fair value of such holders’ shares of Clover common stock or preferred stock, as applicable. If you wish to assert dissenters’ rights, (i) you must deliver to Clover before the vote is taken on the merger written notice of your intent to demand payment for your shares if the merger is effectuated, and (ii) you must not vote your shares in favor of the merger agreement. If you do not satisfy these requirements and the other detailed requirements of the South Carolina dissenters’ rights statutes, you will not be entitled to payment for your shares under those statutes. The text of the South Carolina dissenters’ rights statutes is attached to this joint proxy statement/prospectus as Appendix B, and this summary is qualified in its entirety by the text of the South Carolina statutes. As long as you do not vote in favor of the merger, your failure to vote against the merger will not constitute a waiver of your dissenters’ rights. A vote against the merger will not satisfy the notice requirement under the South Carolina dissenters’ rights statutes.

Because of the complexity of the procedures for exercising dissenters’ rights, if you are considering exercising dissenters’ rights, you are encouraged to seek the advice of legal counsel. Failure strictly to comply with the applicable South Carolina law provisions will result in the loss of your right to dissent.

Clover Has Agreed Not to Solicit Acquisition Proposals (see page 136)

In the merger agreement, Clover has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving Clover by any party other than Carolina Trust. This restriction may deter other potential acquirers of control of Clover. However, Clover may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Material Federal Income Tax Consequences of the Merger (see page 143)

The merger is intended to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, the merger generally will be tax-free to Clover shareholders with respect to the shares of Carolina Trust common stock they receive in the merger, and no loss will be allowed to any Clover shareholder on any Clover shares for which any Carolina Trust common stock was received. Clover shareholders will be taxed, however, on cash received (i) in exchange for their shares of Clover common stock; (ii) in lieu of fractional shares of Carolina Trust common stock, and (iii) upon their exercise of dissenters’ rights. It is a condition to Clover’s and Carolina Trust’s obligations to complete the merger that each party receive a legal opinion from its counsel substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time of the merger, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Carolina Trust and Clover will be a “party” to that reorganization within the meaning of Section 368(b) of the Code.

Tax matters are complicated, and the federal income tax consequences described above may not apply to all holders of Clover common stock. Their tax consequences could depend on their individual situations. Accordingly, we strongly urge all Clover shareholders to consult with their own tax advisors for a full understanding of the particular tax consequences of the merger to them.

MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS

Carolina Trust common stock is listed and trades on the NASDAQ Capital Market under the symbol “CART.” As of [•], 2018, there were 7,156,987 shares of Carolina Trust common stock outstanding, which were held by 1,396 holders of record, and outstanding options and warrants that were exercisable on that date (or within 60 days of that date) for 223,023 additional shares of Carolina Trust common stock.

Clover common stock is not currently listed on an exchange. As of [•], 2018, there were 863,776 shares of Clover common stock outstanding, which were held by approximately 296 holders of record, and 113,125 shares of Clover preferred stock outstanding, which were held by approximately 420 holders of record.

Clover shareholders are advised to obtain current market quotations for Carolina Trust common stock. The market price of Carolina Trust common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of Carolina Trust common stock after the effective date of the merger.

For Carolina Trust, the following table shows, for the indicated periods, the high and low sales prices per share for Carolina Trust common stock, as reported on the NASDAQ Capital Market.

	Carolina Trust (CART)
	High	Low
2018
Third Quarter (through September 10, 2018)	$8.95	$7.40
Second Quarter	$9.43	$7.85
First Quarter	$10.00	$8.85

2017
Fourth Quarter	$9.77	$8.07
Third Quarter	$8.45	$7.31
Second Quarter	$7.94	$6.90
First Quarter	$12.00	$6.30

2016
Fourth Quarter	$6.68	$6.00
Third Quarter	$6.29	$5.85
Second Quarter	$6.32	$5.60
First Quarter	$6.39	$5.75

On June 14, 2018, the last full trading day before public announcement of the execution of the merger agreement on which shares of Carolina Trust common stock were traded on the NASDAQ Capital Market, and on [•], 2018, the last practicable trading date before the date of this joint proxy statement/prospectus on which shares of Carolina Trust common stock were traded, the high, low and closing sales prices for Carolina Trust common stock were as follows:

June 14, 2018			[•], 2018
High	Low	Closing	High	Low	Closing
$8.23	$8.10	$8.15	$[•]	$[•]	$[•]

Carolina Trust shareholders are entitled to receive ratably such dividends as may be declared by Carolina Trust’s board of directors out of legally available funds. The ability of Carolina Trust’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and applicable banking regulations. The NCBCA prohibits the payment of a dividend if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any preferred shareholders.

Also, Carolina Trust may not pay dividends on its common stock if it is in default under the terms of its outstanding subordinated notes, including for failing to pay any installment of interest on such notes when it becomes due. The declaration and payment of future dividends to holders of Carolina Trust common stock, if any, will depend upon Carolina Trust’s earnings, financial condition, business projections, general business conditions, the capital requirements of Carolina Trust Bank, regulatory conditions and other factors as its board of directors may deem relevant, including the ability of Carolina Trust Bank to declare and pay dividends.

Carolina Trust has not declared or paid a cash dividend since inception and does not intend to declare or pay cash dividends on its common stock for the foreseeable future.

Clover has declared and paid a cash dividend on its common stock and preferred stock in the fourth quarter of each of the last two completed fiscal years in the following amounts:

	Cash Dividends Declared Per Share
	Clover Common Stock	Clover Preferred Stock
2017 Fourth Quarter	$0.300	$0.315
2016 Fourth Quarter	$0.105	$0.110

Selected UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Carolina Trust giving effect to the merger with Clover. The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The following selected unaudited pro forma condensed combined statements of operations data of Carolina Trust for the six months ended June 30, 2018 and the year ended December 31, 2017 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2017. The unaudited pro forma condensed combined balance sheet data has been prepared to give effect to the merger as if the merger was completed on June 30, 2018. The following selected unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the companies actually been combined at the beginning of the periods presented, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 17. The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this joint proxy statement/prospectus beginning on page 147. Unless otherwise stated, amounts are in thousands.

Selected Pro Forma Condensed Combined Financial Data
($ in thousands, except per share data)

	As of and for the Six Month Period Ended June 30, 2018	For the Year Ended December 31, 2017
Consolidated Statements of Income
Total interest income	$12,628	$22,896
Total interest expense	2,306	3,905
Net interest income	10,322	18,991
Provision for loan losses	340	704
Noninterest income	1,319	2,420
Noninterest expense	9,125	17,175
Income before income taxes and expense	2,176	3,532
Income taxes	494	2,148
Net income	1,682	1,384
Dividends on preferred stock	—	—
Net income available to common shareholders	$1,682	$1,384

Common Share Data
Basic earnings per share	$0.20	$0.19
Diluted earnings per share	$0.20	$0.19
Cash dividends per common share	$—	$0.04

Consolidated Balance Sheets
Total assets	$604,791
Investment securities	65,408
Loans	441,465
Deposits	507,836
Stockholders' equity	64,887

RISK FACTORS

You should carefully consider each of the following risk factors in evaluating whether to vote for the approval of the merger agreement. If the merger is consummated, Carolina Trust and Clover will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. An investment in the combined company’s common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your Clover or Carolina Trust shares.

We have described below the risks and uncertainties that we believe to be material to a decision on how to vote your Clover or Carolina Trust shares. If any of the following risks and uncertainties develops into actual events, the combined company or its results of operations or financial condition could be adversely impacted. In such an event, the trading price of the Carolina Trust common stock could decline and you could lose all or part of your investment.

Risks Related to the Merger

Clover shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Clover shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in Carolina Trust compared to their ownership interests and voting power in Clover prior to the merger. If the merger is consummated, current Clover shareholders will own approximately 22% of Carolina Trust’s outstanding common stock, on a fully diluted basis. Accordingly, former Clover shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current Carolina Trust shareholders if such current Carolina Trust shareholders voted together as a group.

Because the market price of Carolina Trust common stock will fluctuate, Clover shareholders cannot be certain of the market value of the stock consideration they will receive.

Eighty percent of the outstanding shares of Clover common stock will be exchanged for shares of Carolina Trust common stock based on a fixed exchange ratio of 2.7181. The exchange ratio is fixed and will not be adjusted as a result of changes in the market price of Carolina Trust common stock between the date of the Clover special meeting and the closing of the merger. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in Carolina Trust’s businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond Carolina Trust’s control.

As a result of any such changes in stock price, the market value of the shares of Carolina Trust common stock that Clover shareholders receive at the time that the merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this joint proxy statement/prospectus, on the date of the Clover special meeting or on the date on which Clover shareholders actually receive their shares of Carolina Trust common stock. Accordingly, at the time of the Clover special meeting, Clover shareholders will not know or be able to calculate the exact market value of Carolina Trust common stock that they will receive upon completion of the merger, which could be significantly less than the current market value of Carolina Trust common stock.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on Carolina Trust’s ability to realize the anticipated benefits and cost savings from combining the businesses of Carolina Trust and Clover. However, to realize these anticipated benefits and cost savings, Carolina Trust must successfully combine the businesses of Carolina Trust and Clover. If Carolina Trust is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Carolina Trust and Clover have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Carolina Trust’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Clover and Carolina Trust during that transition period.

Carolina Trust and Clover will incur significant transaction and merger-related integration costs in connection with the merger.

Carolina Trust and Clover expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. Carolina Trust and Clover are continuing to assess the impact of these costs. Although Carolina Trust and Clover believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Carolina Trust has not previously operated in many of Clover’s market areas.

Clover’s primary market area is the upstate South Carolina market, with full service offices in Clover and Lake Wylie, South Carolina. The banking business in these markets is extremely competitive, and the level of competition may increase further. Carolina Trust has not previously achieved substantial penetration into these market areas and there may be unexpected challenges and difficulties that could adversely affect Carolina Trust following the completion of the merger.

The opinions obtained by Clover and Carolina Trust from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and closing of the merger.

Clover has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from FIG Partners, and Carolina Trust has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from Raymond James. Changes in the operations and prospects of Carolina Trust or Clover, general market and economic conditions and other factors that may be beyond the control of Carolina Trust and Clover, and on which the respective fairness opinions were based, may significantly alter the value of Carolina Trust or Clover or the prices of shares of Carolina Trust common stock or Clover common stock by the time the merger is completed. These opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Clover and Carolina Trust do not currently anticipate that they will request updated fairness opinions, the respective fairness opinions will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Clover received from FIG Partners, see “The Merger — Opinion of Clover’s Financial Advisor.” For a description of the other factors considered by Clover’s board of directors in determining to approve the merger, see “The Merger — Clover’s Reasons for the Merger and Recommendation of the Clover Board of Directors.” For a description of the opinion that Carolina Trust received from Raymond James, see “The Merger — Opinion of Carolina Trust’s Financial Advisor.” For a description of the other factors considered by Carolina Trust’s board of directors in determining to approve the merger, see “The Merger — Carolina Trust’s Reasons for the Merger and Recommendation of the Carolina Trust Board of Directors.”

The merger agreement limits Clover’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Clover’s ability to discuss competing third-party proposals to acquire all or a significant part of Clover or Clover Bank. In addition, Clover has agreed to pay Carolina Trust a termination fee of $900,000 if the transaction is terminated because Clover decides to enter into or consummate another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Clover from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with Carolina Trust, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Clover than it might otherwise have proposed to pay.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Carolina Trust.

Before the merger and the bank merger may be completed, various approvals, non-objections or consents must be obtained from various state and federal bank regulatory agencies and other authorities. These governmental entities, including the Federal Reserve, the FDIC, the NCCOB and the SCBFI, may impose conditions on the completion of the merger or require changes to the terms of the merger (or the bank merger). Although Carolina Trust and Clover do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Carolina Trust following the merger, any of which might have a material adverse effect on Carolina Trust following the merger. Carolina Trust is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any restriction or condition that, in Carolina Trust’s reasonable judgment, would so materially adversely affect the economic or business benefits of the merger that, had Carolina Trust known about such condition or restriction, it would not have entered into the merger agreement.

Clover directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Clover shareholders.

Executive officers of Clover negotiated the terms of the merger agreement with their counterparts at Carolina Trust, and Clover’s board of directors adopted and approved the merger agreement and recommended that Clover shareholders vote to approve the merger agreement on substantially the terms set forth in the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that certain of Clover’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Clover shareholders. The additional interests of Clover directors and executive officers may cause some of these persons to view the proposed merger differently than you may view it, as a shareholder. Clover’s board of directors was aware of these interests at the time it approved the merger and found them to be reasonable. See “The Merger—Clover’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

The tax consequences of the merger to a Clover shareholder will depend upon the merger consideration received.

The tax consequences of the merger to a Clover shareholder will depend upon the merger consideration the shareholder receives. A Clover shareholder generally will not recognize any gain or loss on the conversion of shares of Clover common stock solely into shares of Carolina Trust common stock. However, a Clover shareholder generally will be taxed if the shareholder receives cash in exchange for shares of Clover common stock or for any fractional shares of Carolina Trust common stock. For a more detailed discussion of the tax consequences of the merger to Clover shareholders generally, see “Material U.S. Federal Income Tax Consequences of the Merger” on page 143. Each Clover shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the Clover shareholder’s particular circumstances.

Termination of the merger agreement could negatively impact Clover or Carolina Trust.

If the merger agreement is terminated, there may be various consequences. For example, Clover’s or Carolina Trust’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Clover will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated under certain circumstances, Clover may be required to pay to Carolina Trust a termination fee of $900,000.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or NASDAQ rules, the merger will not occur or will be delayed and each of Carolina Trust and Clover may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page 139), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before Carolina Trust and Clover are obligated to complete the merger:

•	the merger agreement must be approved by Clover shareholders and Carolina Trust shareholders in the manner required by law;
•	all required regulatory approvals or consents must be obtained;

•	the absence of any law or order by a court or governmental authority that prohibits, restricts or makes illegal the merger; and
•	Carolina Trust’s registration statement on Form S-4 registering the shares of Carolina Trust common stock to be issued in the merger shall have been declared effective by the SEC.

The merger may distract management of Clover and Carolina Trust from their other responsibilities.

The merger could cause the respective management groups of Clover and Carolina Trust to focus their time and energies on matters related to the merger that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the merger agreement is approved and the merger takes place.

The unaudited pro forma financial information included in this joint proxy statement/prospectus is preliminary, and the combined company’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

The unaudited pro forma financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated.

Sales of substantial amounts of Carolina Trust common stock in the open market by former Clover shareholders could depress Carolina Trust’s stock price.

Shares of Carolina Trust common stock that are issued to shareholders of Clover will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of Carolina Trust. As of [•], 2018, Carolina Trust had approximately 7,156,987 shares of common stock outstanding. Carolina Trust would issue approximately 2,124,252 shares of Carolina Trust common stock in connection with the merger, based on Clover’s current shares outstanding. If the merger is completed and if Clover’s shareholders sell substantial amounts of Carolina Trust common stock in the public market following completion of the merger, the market price of Carolina Trust common stock may decrease. These sales might also make it more difficult for Carolina Trust to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Risks Related to Carolina Trust’s Business

The following sections discuss risks relating to Carolina Trust’s business, industry, and the regulatory environment in which it operates and includes risks Carolina Trust will continue to face after the merger. References in this subsection to “we” and “our” refer to Carolina Trust and its subsidiaries.

We may experience increased delinquencies and credit losses, which could have a material adverse effect on our capital, financial condition, and results of operations.

Like other lenders, we face the risk that our customers will not repay their loans. A customer’s failure to repay us is usually preceded by missed monthly payments. In some instances, however, a customer may declare bankruptcy prior to missing payments, and, following a borrower filing bankruptcy, a lender’s recovery of the credit extended is often limited. Since many of our loans are secured by collateral, we may attempt to seize the collateral if and when a customer defaults on a loan. However, the value of the collateral may not equal the amount of the unpaid loan, and we may be unsuccessful in recovering the remaining balance from our customer. The resolution of nonperforming assets, including the initiation of foreclosure proceedings, requires significant commitments of time from management, which can be detrimental to the performance of their other responsibilities, and exposes us to additional legal costs. Elevated levels of loan delinquencies and bankruptcies in our market area generally and among our customers specifically, can be precursors of future charge-offs and may require us to increase our allowance for loan and lease losses. Higher charge-off rates, delays in the foreclosure process or in obtaining judgments against defaulting borrowers or an increase in our allowance for loan losses may hurt our overall financial performance if we are unable to increase revenue to compensate for these losses, may increase our cost of funds, and could materially adversely affect our business, results of operations and financial condition.

Our allowance for loan and lease losses may prove to be insufficient to cover actual loan losses, which could have a material adverse effect on our financial condition and results of operations.

Our future success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that we will experience credit losses. The risk of loss will vary with, among other things, general economic conditions, including the current economic environment and real estate market, the type of loan, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan.

Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, we may experience significant loan losses, which could have a material adverse effect on our operating results. Our management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan and lease losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions, and other pertinent information.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and we may need to make adjustments to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance in the form of provisions for loan losses would materially decrease our net income. We expect our allowance to continue to fluctuate; however, given current and future market conditions, our allowance may not be adequate to cover future loan losses.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulators could have a negative effect on our operating results and could materially adversely affect our business, results of operations and financial condition.

We maintain a number of large borrowing relationships, any of which could have a material adverse effect on our results of operations if they were not to perform according to their terms.

We maintain a number of large borrowing relationships. Our ten largest borrowing relationships (which could include multiple loans and unfunded lines of credit) at June 30, 2018 range from $3.5 million to $5.8 million and averaged $4.2 million. The deterioration of one or more of these relationships could result in a significant increase in our non-performing loans and our provision for loan losses, which would negatively impact our results of operations and the value of our common stock. Our ten largest borrowing relationships represent approximately 9.35% of our total credit exposure.

We are subject to liquidity risk in our operations.

Liquidity risk is the possibility of being unable, at a reasonable cost and within acceptable risk tolerances, to pay obligations as they come due, to capitalize on growth opportunities as they arise, or to declare and pay dividends because of an inability to liquidate assets or obtain adequate funding on a timely basis. Liquidity is required to fund various obligations, including credit obligations to borrowers, loan originations, withdrawals by depositors, repayment of debt, dividends to shareholders, operating expenses, and capital expenditures. Our liquidity is derived primarily from customer deposits, principal and interest payments on loans and investment securities, net cash provided from operations, and access to other funding sources. Our largest customer deposit relationships represent a large portion of our deposit base and the loss of any one of these relationships could adversely affect Carolina Trust Bank’s liquidity position. Our access to funding sources in amounts adequate to finance our activities or at a reasonable cost could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could adversely affect our access to liquidity sources include a decrease in the level of our business activity due to a market downturn, the loss of one or more of our larger deposit relationships and adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption in the financial markets or negative views and expectations about the prospects for the financial services industry as a whole. Our access to borrowed funds could become limited in the future, and we may be required to pay above market rates for additional borrowed funds, if we are able to obtain them at all, which may adversely affect our business, results of operations and financial condition.

Our loan portfolio mix, which includes income-producing commercial real estate loans, could result in increased credit risk in a challenging economy.

Approximately 50.27% of our loan portfolio consists of income-producing commercial real estate and owner-occupied commercial business loans. These types of loans generally are viewed as carrying more risk of default than residential real estate loans or certain other types of loans or investments. In fact, the FDIC has issued pronouncements alerting banks of its concern about heavy loan concentrations in certain types of commercial real estate loans, including acquisition, construction and development loans, and heavy loan concentrations in certain geographic segments. Because a portion of our loan portfolio is composed of these types of higher-risk loans, we face an increased risk of nonperforming loans that could result in a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, any of which could have a material adverse impact on our business, results of operations and financial condition.

Any deterioration or downturn in the economies or real estate values in the markets we serve could have a material adverse effect on both borrowers’ ability to repay their loans and the value of the real property securing those loans. Our ability to recover on defaulted loans would then be diminished, and we would be more likely to suffer losses on defaulted loans. Any of these developments could materially adversely affect our business, financial condition, results of operations and prospects.

Changes in the interest rate environment could reduce our net interest income, which could reduce our profitability.

As a financial institution, our earnings depend on our net interest income, which is the difference between the interest income that we earn on interest-earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Additionally, changes in interest rates affect our ability to fund our operations with customer deposits, and the fair value of securities in our investment portfolio. Therefore, any change in general market interest rates affects us more than non-financial companies and can have a significant effect on our net interest income and results of operations. Further, because we have little noninterest income, any change in general market interest rates may affect our net income and results of operation more significantly than other financial institutions with higher amounts of noninterest income. Market interest rates are sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies, including the Federal Reserve’s policies that are implemented through open market operations and regulation of the discount rate and reserve requirements.

Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. In a rising interest rate environment, potential borrowers could seek to defer loans as they wait for interest rates to settle, borrowers of variable rate loans may be subject to increased interest rates, which could result in a greater rate of default, and we may have to pay higher interest on deposits before interest earned on our assets increases. Rising interest rates may also present additional challenges to our business that we have not anticipated. As a result, an increase or decrease in market interest rates could have material adverse effects on our net interest margin, noninterest income, and results of operations. Further, since 2008 we have operated in a period of historically low market interest rates, but prevailing interest rates have begun to increase and certain financial market measures are indicating the potential for further increases.

We depend primarily on net interest income for our earnings rather than noninterest income.

Net interest income is the most significant component of our operating income. For the year ended December 31, 2017, our net interest income totaled $14.0 million in comparison to our total noninterest income of $1.4 million earned during the same period. We do not rely on nontraditional sources of fee income utilized by some community banks, such as fees from sales of insurance, securities or investment advisory products or services. The amount of our net interest income is influenced by the overall interest rate environment, competition, and the amount of interest-earning assets relative to the amount of interest-bearing liabilities. In the event that one or more of these factors were to result in a decrease in our net interest income, we have limited sources of noninterest income to offset any decrease in our net interest income.

The fair value of our investment securities can fluctuate due to factors outside of our control.

As of June 30, 2018 and December 31, 2017, the fair value of our investment securities portfolio was approximately $29.2 million and $31.1 million, respectively. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments and realized or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the value of our common stock. The process for determining whether impairment of a security is other-than-temporary usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Our inability to accurately predict the future performance of an issuer or to efficiently respond to changing market conditions could result in a decline in the value of our investment securities portfolio, which could have a material and adverse effect on our business, results of operations and financial condition.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations.

We are a customer-focused and relationship-driven organization. We expect our future growth to be driven in a large part by the relationships maintained with our customers by our president and chief executive officer and other senior officers. The unexpected loss of any of our key employees could have an adverse effect on our business, results of operations and financial condition.

If we are not successful in addressing management succession issues and attracting and retaining qualified personnel, our business and operating results could be materially and adversely affected.

Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. We must successfully manage transition and replacement issues that may result from the departure or retirement of members of our executive management. Changes of management personnel in the future could cause disruption to our operations or customer relationships or a decline in our operating results.

We are also dependent on our ability to retain and motivate our existing highly qualified personnel, including Jerry L. Ocheltree, our president and chief executive officer. These personnel may terminate employment with us at any time with little or no advance notice. The replacement of Mr. Ocheltree likely would involve significant time and costs, and the loss of his services could significantly delay or prevent the achievement of our business objectives.

Competition for highly skilled personnel in our market areas is frequently intense. We may not be successful in attracting qualified personnel to fulfill our current or future needs. The loss of the services of any of our key personnel, the inability to attract or retain highly qualified personnel in the future or delays in hiring such personnel, particularly senior management, could materially and adversely affect our business and operating results.

Cyber-attacks or other security breaches could have a material adverse effect on our business.

As a financial institution, our operations rely heavily on the secure data processing, storage and transmission of confidential and other information on our computer systems and networks. Any failure, interruption or breach in security or operational integrity of these systems could result in failures or disruptions in our online banking system, customer relationship management, general ledger, deposit and loan servicing and other systems. The security and integrity of our systems and the technology we use could be threatened by a variety of interruptions or information security breaches, including those caused by computer hacking, cyber-attacks, electronic fraudulent activity or attempted theft of financial assets. We may fail to promptly identify or adequately address any such failures, interruptions or security breaches if they do occur. While we have certain protective policies and procedures in place, the nature and sophistication of the threats continue to evolve. We may be required to expend significant additional resources in the future to modify and enhance our protective measures.

The nature of our business may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The technology-based platform we use processes sensitive data from our borrowers and investors. While we have taken steps to protect confidential information to which we have access, our security measures and the security measures employed by the owners of the technology in the platform that we use could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential customer, borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the technology-based platform that we use are exposed and exploited, our relationships with borrowers, depositors and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we and our third-party providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause customers, borrowers and investors to lose confidence in the effectiveness of our data security measures. Our disclosure controls and procedures address cyber-security and include elements intended to ensure that there is an analysis of potential disclosure obligations arising from security breaches. We also maintain compliance programs to address the potential applicability of restrictions against trading while in possession of material, nonpublic information generally and in connection with a cyber-security breach. However, a breakdown in existing controls and procedures around our cyber-security environment may prevent us from detecting, reporting or responding to cyber incidents in a timely manner and could have a material adverse effect on our financial position and value of our common stock. Any security breach, whether actual or perceived, would harm our reputation and could cause us to lose customers, borrowers, investors and partners and adversely affect our business and operations.

Our business relies heavily on information technology and telecommunications systems; the failure of these systems could have a material adverse effect on our business.

Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party providers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could materially adversely affect our business, financial condition, results of operations and prospects, as well as the value of our common stock.

Our business concentration in North Carolina, specifically in the south central Piedmont region, imposes risks and may magnify the consequences of any regional or local economic downturn affecting North Carolina.

We conduct our operations almost exclusively in the Piedmont and Mountain regions of North Carolina. As of December 31, 2017, the substantial majority of the loans in our loan portfolio were made to borrowers who live and/or conduct business in North Carolina, and specifically, in this region, and the substantial majority of our secured loans were secured by collateral located in this region. Accordingly, we are exposed to risks associated with a lack of geographic diversification. The economic conditions in North Carolina, and specifically in the south central Piedmont region, are dependent on the manufacturing, information technology, and financial services sectors, among others. Any downturn or adverse development in these sectors could have a material adverse impact on our business, financial condition and results of operations, and future prospects. Adverse economic developments, among other things, could negatively affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans and reduce the value of our loans. Any regional or local economic downturn that affects North Carolina, our existing or prospective borrowers or property values in our market area may affect us and our profitability more significantly and more adversely than those of our competitors, who may have larger operations that are less geographically focused on our market area.

The amount of other real estate owned, or OREO, may increase significantly, resulting in additional losses, and costs and expenses that will negatively affect our operations.

In connection with our banking business, we take title to real estate collateral from time to time through foreclosure or otherwise in connection with efforts to collect debts previously contracted. Such real estate is referred to as other real estate owned, or OREO. As the amount of OREO increases, our losses, and the costs and expenses to maintain the real estate, likewise increase. The amount of OREO we hold may increase due to various economic conditions or other factors. Any additional increase in losses and maintenance costs and expenses due to OREO may have material adverse effects on our business, financial condition, and results of operations. Such effects may be particularly pronounced in a market of reduced real estate values and excess inventory, which may make the disposition of OREO properties more difficult, increase maintenance costs and expenses, and reduce our ultimate realization from any OREO sales. In addition, at the time of acquisition of the OREO we are required to reflect its fair market value in our financial statements. If the OREO declines in value subsequent to its acquisition but prior to its disposition, we are required to recognize a loss. As a result, declines in the value of our OREO will have a negative effect on our business, results of operations and financial condition.

Our utilization of time deposits, including out-of-market and brokered certificates of deposit, as a source of funds for loans and our other liquidity needs could have an adverse effect on our operating results.

We rely primarily on deposits for funds to make loans and provide for our other liquidity needs, including time deposits and brokered certificates of deposit. As of June 30, 2018, brokered deposits, excluding certain internet and Certificate of Deposit Account Registry Service deposits, or CDARS, represented approximately 8.20% of our total deposits. Such deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or we may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits or to keep or replace them as they mature would adversely affect our liquidity.

Additionally, we are regulated by the FDIC, which requires us to maintain certain capital levels to be considered “well capitalized.” If we fail to maintain these capital levels, we could lose our ability to obtain funding through brokered deposits. In addition, we may also be restricted from paying higher deposit rates to attract, keep or replace those deposits, which could have a negative effect on our operating results and the value of our common stock.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition.

Our strategy has been to increase the size of our company by pursuing business development opportunities. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with our growth strategy. Our inability to increase our volume of loans and deposits at acceptable risk levels, if at all, could have a material adverse effect on the value of our common stock. Furthermore, we may be required to curtail our future growth in order to comply with regulatory restrictions imposed by banking regulators. Our inability to sustain our historical rate of growth could have a material adverse effect on our results of operations and on the value of our common stock.

We are subject to environmental liability risk associated with our lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, results of operations and financial condition.

Our use of appraisals in deciding whether to make a loan secured by real property or how to value the loan in the future may not accurately describe the net value of the collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may experience changes in value in relatively short periods of time, especially given heightened economic uncertainty, this estimate might not accurately describe the net value of the real property collateral after the loan has been closed. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. In addition, we rely on appraisals and other valuation techniques to establish the value of our OREO and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of OREO, and our ALL may not reflect accurate loan impairments. The valuation of the properties securing the loans in our portfolio may negatively impact the continuing value of those loans and could materially adversely affect our business, results of operations and financial condition.

We could be subject to losses, regulatory action or reputational harm due to fraudulent and negligent acts on the part of loan applicants, our borrowers, our employees and vendors.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished by or on behalf of clients and counterparties, including financial statements, property appraisals, title information, employment and income documentation, account information and other financial information. We may also rely on representations of clients and counterparties as to the accuracy and completeness of such information and, with respect to financial statements, on reports of independent auditors. Any such misrepresentation or incorrect or incomplete information may not be detected prior to funding a loan or during our ongoing monitoring of outstanding loans. In addition, one or more of our employees or vendors could cause a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our loan documentation, operations or systems. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

We face strong competition from larger competitors.

The banking business in North Carolina in general, and in our market areas in particular, is highly competitive. Many of our competitors are larger and have greater resources than we do. We compete with these institutions both in attracting deposits and originating loans. We may not be able to attract customers away from our competition. We compete for loans and deposits with the following types of institutions:

•	other commercial banks	•	securities brokerage firms
•	savings banks	•	mortgage brokers
•	thrifts	•	insurance companies
•	trust companies	•	mutual funds
•	credit unions	•	industrial loan companies

Competitors that are not depository institutions are generally not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Other competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, greater advertising-marketing budgets or other factors.

We compete with these institutions both in attracting deposits and in making loans, primarily on the basis of the interest rates we pay and yield on these products. Many of our competitors are well-established, much larger financial institutions that already serve many of our targeted customers. While we believe we can and do successfully compete with these other financial institutions, we may face a competitive disadvantage as a result of our smaller size. In addition, many of our non-bank competitors have fewer regulatory constraints and may have lower cost structures. We expect competition to continue to intensify due to financial institution consolidation, legislative, regulatory and technological changes, and the emergence of alternative banking sources.

Our ability to compete successfully will depend on a number of factors, including, among other things:

•	our ability to build and maintain long-term customer relationships while ensuring high ethical standards and safe and sound banking practices;
•	the scope, relevance and pricing of products and services that we offer;
•	customer satisfaction with our products and services;
•	industry and general economic trends; and
•	our ability to keep pace with technological advances and to invest in new technology.

Increased competition could require us to increase the rates we pay on deposits or lower the rates we offer on loans, which could reduce our profitability. Our failure to compete effectively in our primary markets could cause us to lose market share and could have a material adverse effect our business, results of operations and financial condition.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds that historically would have been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. Additionally, our customer base of consumers and small businesses has increasing non-bank options for credit. With the advent of credit delivery through the internet, competition for small balance loans is expected to increase. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

We are limited in the amount we can lend to one borrower.

Our legal lending limit is determined by law and is 15% of our permitted capital accounts with an additional 10% available for certain loans meeting heightened collateral requirements. This means that the size of loans that we can offer our customers is smaller than the size of loans that our larger competitors are able to offer. Furthermore, we generally impose an internal limit that is more conservative than the legal maximum. This limit may affect, to some degree, our success in establishing relationships with the larger businesses in our market. We satisfy loan requests in excess of our lending limit through the sale of participations in such loans to other banks. However, we cannot assure you that we will be able to attract or maintain customers seeking larger loans or that we will be able to sell participations in such loans on terms we consider favorable. Our inability to attract and maintain these customers or our inability to sell loan participations on favorable terms could adversely impact our business, financial condition, results of operation, and the value of our common stock.

Our loan portfolio may be affected by deterioration in real estate markets, including declines in the performance of loans.

Deterioration in real estate markets could result in declining prices and excess inventories. As a result, developers may experience financial deterioration and banking institutions may experience declines in the performance of construction, development and commercial loans. We make credit and reserve decisions based on the current conditions of borrowers or projects combined with our expectations for the future. If conditions are worse than forecast, we could experience higher charge-offs and delinquencies than is provided in the allowance for loan losses, which could materially adversely affect our business, results of operations and financial condition.

Deterioration in the fiscal position of the U.S. federal government and downgrades in U.S. Treasury and federal agency securities could adversely affect us and our subsidiary’s banking operations.

The long-term outlook for the fiscal position of the U.S. federal government is uncertain. In addition to causing economic and financial market disruptions, any future downgrade, failure to raise the U.S. statutory debt limit, or deterioration in the fiscal outlook of the U.S. federal government, could, among other things, materially adversely affect the market value of the U.S. government and federal agency securities that we hold, the availability of those securities as collateral for borrowing, and our ability to access capital markets on favorable terms. In particular, it could increase interest rates and disrupt payment systems, money markets, and long-term or short-term fixed income markets, adversely affecting the cost and availability of funding, which could negatively affect our profitability. Also, the adverse consequences could extend to those to whom we extend credit and could adversely affect their ability to repay their loans. Any of these developments could materially adversely affect our business, results of operations and financial condition.

Deterioration in the commercial soundness of our counterparties could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could create another market-wide liquidity crisis similar to that experienced in late 2008 and early 2009 and could lead to losses or defaults by us or by other institutions. The deterioration or failure of our counterparties would have a material adverse effect on our business, results of operations and financial condition.

We have different lending risks than larger, more diversified banks.

Our ability to diversify our economic risks is limited and we may, therefore, be exposed to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories. Our middle market and small business customers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have limited operating histories. We attempt to manage our credit exposure through careful monitoring of loan applicants and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment and expectations regarding our borrowers, and the economies in which we and our borrowers operate, as well as the judgment of our regulators. This is an inherently uncertain process, and our loan loss reserves may not be sufficient to absorb future loan losses or prevent a material adverse effect on our business, results of operations and financial condition.

We have a continuing need for technological change, and we may not have the resources to effectively implement new technology, or we may experience operational challenges when implementing new technology.

The financial services industry is changing rapidly, and to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, at least in part, upon our ability to respond to future technological changes and the ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our products and service offerings. We may experience operational challenges as we implement these new technology enhancements or products, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.

These changes may be more difficult or expensive than we anticipate. Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to provide, which would put us at a competitive disadvantage. Accordingly, we may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

We are dependent upon the use of intellectual property owned by third parties, and any change in our ability to use, or the terms upon which we may use, this intellectual property could have a material adverse effect on our business.

We rely extensively on technology licensed from third-party vendors. We can offer no assurance that we will be able to renew or maintain such licenses on terms that are acceptable or at all. Termination of licenses or the reduction or elimination of our licensed rights may result in our having to negotiate new licenses with less favorable terms, or the inability to obtain access to such licensed technology at all. If we were to lose access to technology we require to operate our business, or were only able to access the technology on less favorable terms, we would not be able to offer our customers the services they seek from us and our business would be materially and adversely affected.

Our risk management framework may not be effective in mitigating risks and/or losses.

We have implemented a risk management framework to manage our risk exposure. This framework comprises various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial and other modeling methodologies which involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and it may fail to adequately mitigate risk or loss. If our framework is not effective, we could suffer unexpected losses and be subject to potentially adverse regulatory consequences, and our business, results of operations and financial condition could be materially and adversely affected.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting which would harm our business and the trading price of our securities.

If we identify material weaknesses in our internal control over financial reporting or are otherwise required to restate our financial statements, we could be required to implement expensive and time-consuming remedial measures and could lose investor confidence in the accuracy and completeness of our financial reports. We may also face regulatory enforcement or other actions, including the potential delisting of our securities from NASDAQ. This could have an adverse effect on our business, financial condition and results of operations, and could subject us to litigation.

Changes in accounting standards and management’s selection of accounting methods, including assumptions and estimates, could materially impact our financial statements.

From time to time the SEC and the Financial Accounting Standards Board, or FASB, change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings. In addition, management is required to use certain assumptions and estimates in preparing our financial statements, including determining the fair value of certain assets and liabilities, among other items. If the assumptions or estimates are incorrect, we may experience unexpected material adverse consequences that could negatively affect our business, results of operations and financial condition.

Risks Related to Carolina Trust’s Regulatory Environment

Our business, financial condition, results of operations and future prospects could be adversely affected by the highly-regulated environment and the laws and regulations that govern our operations, or changes in any of them.

We operate in a highly-regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including the declaration and payment of cash dividends to shareholders, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth and operations. Should we fail to comply with these regulatory requirements, federal and state regulators could impose additional restrictions on the activities of Carolina Trust and the Carolina Trust Bank, which could adversely affect our business, results of operations and financial condition.

The laws and regulations applicable to the banking industry may change, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our business, results of operations and financial condition.

Our financial condition and results of operations are also affected by credit policies of monetary authorities, particularly the Federal Reserve. Actions by monetary and fiscal authorities, including the Federal Reserve, could have an adverse effect on our deposit levels, loan demand, or business and earnings, as well as the value of the common stock.

We may be required to raise additional capital in the future, including to comply with minimum capital thresholds established by our regulators, but that capital may not be available when it is needed and could be dilutive to our existing shareholders.

In July 2013, the Federal Reserve, FDIC and Office of the Comptroller of the Currency approved final rules that establish an integrated regulatory capital framework that addresses shortcomings in certain capital requirements. The rules implement in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. For a description of these changes and the general regulatory capital requirements applicable to us, see “Information about Carolina Trust — Supervision and Regulation.”

In order to support the operations at Carolina Trust Bank and meet regulatory capital requirements, we may need to raise capital in the future. Our ability to raise capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control. Accordingly, we may be unable to raise capital, if needed, on terms acceptable to us if at all. If we cannot raise capital when needed, our ability to operate or further expand our operations could be materially impaired. In addition, if we decide to raise equity capital under such conditions, the interests of our shareholders could be diluted.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and IRS. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and limitations on our ability to engage in acquisition activities, such as the proposed merger. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have an adverse effect on our business, financial condition and results of operations.

The FDIC Deposit Insurance assessments that we are required to pay may increase in the future, which would have an adverse effect on our earnings.

As a member institution of the FDIC, we are assessed a quarterly deposit insurance premium. Our bank subsidiary’s regular deposit insurance assessments are based on its average consolidated total assets minus average tangible equity as well as by risk classification, which includes regulatory capital levels and the level of supervisory concern. Failed banks nationwide, particularly between 2008 and 2010, significantly depleted the DIF and reduced the ratio of reserves to insured deposits. In order to maintain a strong funding position and restore the reserve ratios of the DIF, the FDIC has, in the past, increased deposit insurance assessment rates and charged a special assessment to all FDIC-insured financial institutions. Further increased FDIC assessment premiums, due to our risk classification, emergency assessments, or implementation of a modified DIF reserve ratio, could have a material adverse effect on our business, results of operations and financial condition.

The Federal Reserve may require us to commit capital resources to support Carolina Trust Bank.

A bank holding company is required to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. The Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Under these requirements, in the future, we could be required to provide financial assistance to the Carolina Trust Bank if it experiences financial distress.

A capital injection may be required at times when our resources are limited and we may be required to borrow the funds to make the required capital injection. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s business, financial condition and results of operations.

Risks Related to Ownership of Carolina Trust Common Stock

This section discusses risks relating to an investment in Carolina Trust common stock.

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at a time or price that they find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. In addition to those described under “Cautionary Statement Regarding Forward-Looking Statements,” these factors include:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;
•	changes in financial estimates or recommendations by financial analysts;
•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;
•	fluctuations in the stock price and operating results of our competitors;
•	proposed or adopted regulatory changes or developments;
•	domestic and international economic and political factors unrelated to our performance; and
•	general market conditions and, in particular, developments related to the financial services industry.

Also, in recent years, the stock market has generally experienced significant price and volume fluctuations and the volatility has had a material impact on the market price of securities issued by many companies. These wide fluctuations may have an adverse impact on our stock price irrespective of our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

Trading in our common stock has been moderate which could cause shareholders to not be able to quickly and easily sell their common stock particularly in large quantities.

While our common stock is traded on the NASDAQ Capital Market and various brokers offer to make a market in our common stock, historical trading volume to date has been characterized by relatively low trading volume, and there can be no assurance that a more active and liquid market for our common stock will develop or can be maintained. As a result, shareholders may find it difficult to sell a significant number of shares of our common stock at the prevailing market price.

We do not plan to declare or pay cash dividends for the foreseeable future.

We do not expect to declare or pay cash dividends on our common stock in the foreseeable future, as we intend to retain any earnings to provide the capital necessary to fund our growth strategy. Our ability to declare and pay cash dividends will be dependent upon, among other things, restrictions imposed by the reserve and capital requirements of North Carolina and federal banking regulations, our income and financial condition, tax considerations, Carolina Trust Bank’s ability to declare and pay dividends and general business conditions. Investors should not purchase shares with a view for a current return on their investment in the form of cash dividends.

Holders should not expect us to redeem or repurchase outstanding shares of our common stock.

Our common stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and will not be redeemable at the option of the holders. Any decision we may make at any time to propose the repurchase or redemption of shares of our common stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity, general market conditions at that time and other factors we deem relevant. Our ability to redeem shares of our common stock is subject to regulatory restrictions and limitations, including those of the Federal Reserve.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect the rights of the holders of our common stock, which could depress the price of our common stock.

Our articles of incorporation authorize us to issue up to 1,000,000 shares of one or more series of preferred stock. Our board of directors, in its sole discretion, has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series, the designation of such series, and the dividend rate for each series, without any further vote or action by our shareholders. Our preferred stock may be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

Anti-takeover provisions could adversely affect our shareholders.

In some cases, shareholders would receive a premium for their shares if we were acquired by another company. However, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to acquire us without approval of our board of directors. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.

Our common stock is equity and is therefore subordinate to our outstanding indebtedness.

Shares of our common stock are equity interests in Carolina Trust and do not constitute indebtedness. As such, shares of our common stock rank junior to our outstanding subordinated notes and other indebtedness.

Offerings of debt, which would rank senior to our common stock upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or Carolina Trust Bank’s regulatory capital ratios fall below the required minimums, we or the Carolina Trust Bank could be forced to raise additional capital by making additional offerings of debt or equity securities, senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.

Our shares of common stock are not an insured deposit and, as such, are subject to loss of entire investment.

The shares of our common stock are not a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Carolina Trust, Clover and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Carolina Trust or Clover to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the merger;
•	the ability to complete the merger as expected and within the expected timeframe;
•	disruptions to customer and employee relationships and business operations caused by the merger;
•	the ability to implement integration plans associated with the merger, which integrtaion may be more difficult, time-consuming or costly than expected;
•	the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all;
•	changes in local and national economies, or market conditions;
•	changes in interest rates;
•	regulations and accounting principles;
•	changes in policies or guidelines;
•	loan demand and asset quality, including real estate values and collateral values;
•	deposit flow;
•	the impact of competition from traditional or new sources; and
•	other risks and factors identified in this joint proxy statement/prospectus under the heading“Risk Factors”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Carolina Trust or Clover or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Carolina Trust and Clover undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE CAROLINA TRUST SPECIAL MEETING

Date, Time and Place

Carolina Trust will hold a special meeting of its shareholders at [•] located at [•], [•], North Carolina at [•] local time on [•], 2018.

Purpose of the Special Meeting

At the special meeting, Carolina Trust shareholders will be asked to consider and vote upon proposals to:

•	approve the Agreement and Plan of Merger and Reorganization between Carolina Trust and Clover, including the issuance of shares of Carolina Trust common stock pursuant to the terms thereof, and the merger of Clover with and into Carolina Trust; and
•	authorize management to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement (which proposal we refer to as the “adjournment proposal”).

In accordance with applicable law, no other business may come before the special meeting, except for business that properly comes within the purposes described in the notice of meeting, which purposes are described above.

Recommendation of the Board of Directors of Carolina Trust

The Carolina Trust board of directors has determined that the merger is advisable and in the best interests of Carolina Trust and its shareholders and recommends that Carolina Trust shareholders vote “FOR” approval of the merger agreement, including the issuance of shares of Carolina Trust common stock pursuant to the terms thereof, and “FOR” the adjournment proposal.

Record Date; Shareholders Entitled to Vote

Shareholders of record at the close of business on [•], 2018, which the Carolina Trust board of directors has set as the record date, are entitled to notice of and to vote at the special meeting. As of the close of business on that date, there were outstanding and entitled to vote [•] shares of common stock, $2.50 par value per share, each of which is entitled to one vote.

Quorum

A majority of the outstanding shares of Carolina Trust common stock entitled to vote at the special meeting, present in person or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.

In general, with respect to shares held in street name, the holders of record have the authority to vote shares for which their customers do not provide voting instructions only on certain routine items. In the case of non-routine items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the special meeting, nominee record holders of Carolina Trust common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares; as a result, these shares will not be considered present at the special meeting and will not count towards the satisfaction of a quorum.

Vote Required

Approval of the merger agreement requires the affirmative vote of a majority of all shares of Carolina Trust common stock entitled to vote at the special meeting. The adjournment proposal will be approved if the votes cast at the special meeting, in person or by proxy, in favor of the proposal exceed the votes cast against the proposal.

Directors and executive officers of Carolina Trust and their affiliates, who beneficially own approximately [•]% of Carolina Trust common stock as of the record date, are expected to vote for approval of the merger agreement and for the adjournment proposal.

Abstentions and Failure to Vote

Abstentions and the failure to vote will have the same effect as a vote against the proposal to approve the merger agreement and the issuance of shares pursuant thereto. Abstentions and the failure to vote will have no effect on the outcome of the vote on the adjournment proposal.

Voting of Proxies

The enclosed appointment of proxy with respect to the Carolina Trust special meeting is solicited by the board of directors of Carolina Trust. The board of directors has selected [      ] and [      ] or either of them, to act as proxies with full power of substitution.

Whether or not you plan to attend the special meeting, you may submit a proxy to vote your shares via mail by marking your vote, signing your name exactly as it appears on your proxy card, dating your proxy card and returning it in the envelope provided. You may also vote by internet by following the instructions contained on the enclosed proxy card.

All proxies will be voted as directed by the shareholder on the proxy form. If you return an appointment of proxy but do not include instructions on how to vote your shares, your shares will be voted for you as follows:

•	FOR approval of the merger agreement; and
•	FOR approval of the proposal to authorize management to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related Carolina Trust proxy card, other than the matters set forth in the Notice of Special Meeting of Shareholders of Carolina Trust. In accordance with North Carolina law, business transacted at the Carolina Trust special meeting will be limited to those matters set forth in the notice. Nonetheless, if any other matter is properly presented at the Carolina Trust special meeting for consideration, proxies will be voted in the discretion of the proxies on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card (or follow the instructions to vote your shares electronically), whether or not you intend to attend the Carolina Trust special meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Carolina Trust or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of Carolina Trust common stock on behalf of their customers may not give a proxy to Carolina Trust to vote those shares without specific instructions from their customers.

If you are a Carolina Trust shareholder and you do not instruct your broker on how to vote your shares, your broker will not vote your shares at the special meeting and, accordingly, your failure to vote will effectively be a vote against the merger.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Carolina Trust special meeting in person.

Revocability of Proxies

A proxy is revocable at any time prior to or at the special meeting by written notice to Carolina Trust, by executing a proxy bearing a later date, or by attending the special meeting and voting in person. A written notice of revocation of a proxy should be sent to the Secretary, Carolina Trust BancShares, Inc., 901 East Main Street, Lincolnton, North Carolina 28092, and will be effective if received by the secretary prior to the special meeting. The presence of a shareholder at the special meeting alone will not automatically revoke such shareholder’s proxy.

If your shares are held in street name and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Solicitation of Proxies

Carolina Trust will pay the costs of soliciting proxies from Carolina Trust shareholders. These costs may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. Carolina Trust will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of Carolina Trust registered in the name of nominees.

In addition to solicitation by mail, officers and directors of Carolina Trust may solicit proxies personally or by telephone or other means of electronic communication. Carolina Trust will not specifically compensate these persons for soliciting such proxies, but may reimburse them for reasonable out-of-pocket expenses, if any.

Carolina Trust also intends to engage Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies and to provide related advice and information support. Carolina Trust will pay the proxy solicitor a fee for such services, which fee is not expected to exceed $12,000.

THE CAROLINA TRUST PROPOSALS

Proposal No. 1 – Approval of the Merger

At the Carolina Trust special meeting, Carolina Trust shareholders will be asked to approve the Agreement and Plan of Merger and Reorganization between Carolina Trust and Clover, including the issuance of shares of Carolina Trust common stock pursuant to the terms thereof, and the merger of Clover with and into Carolina Trust. Carolina Trust shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the board of directors of Carolina Trust, by a unanimous vote of all directors, approved the merger agreement and the merger, and determined that the merger was advisable and in the best interests of Carolina Trust and its shareholders. See “The Merger – Carolina Trust’s Reasons for the Merger and Recommendation of the Carolina Trust Board of Directors” for a more detailed discussion of the recommendation of the Carolina Trust Board.

The Carolina Trust board of directors unanimously recommends that Carolina Trust shareholders vote “FOR” approval of the Agreement and Plan of Merger and Reorganization, including the issuance of shares of Carolina Trust common stock pursuant to the terms thereof.

Proposal No. 2 – Adjournment of the Special Meeting

If Carolina Trust does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. Carolina Trust’s management does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve the merger agreement. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy and entitled to vote thereon, in favor of the proposal exceeds the votes cast against the proposal, whether or not a quorum is present.

The board of directors of Carolina Trust unanimously recommends that Carolina Trust shareholders vote “FOR” the proposal to authorize management to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

THE CLOVER SPECIAL MEETING

Date, Time and Place

Clover will hold a special meeting of its shareholders at the Clover Main Office located at 124 N. Main Street, Clover, South Carolina 29710, at [•] local time, on [•], 2018.

Purpose of the Special Meeting

At the special meeting, Clover’s shareholders will be asked to consider and vote upon proposals to:

•	approve the Agreement and Plan of Merger and Reorganization between Carolina Trust and Clover and the merger of Clover with and into Carolina Trust; and
•	authorize management to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement (which proposal we refer to as the “adjournment proposal”).

In accordance with applicable law, no other business may come before the special meeting, except for business that properly comes within the purposes described in the notice of meeting, which purposes are described above.

Recommendation of the Board of Directors of Clover

The Clover board of directors has determined that the merger is advisable and in the best interests of Clover and its shareholders and recommends that Clover’s shareholders vote “FOR” approval of the Agreement and Plan of Merger and Reorganization and “FOR” the adjournment proposal.

Record Date; Shareholders Entitled to Vote

Shareholders of record at the close of business on [•], 2018, which the Clover board of directors has set as the record date, are entitled to notice of and to vote at the Clover special meeting. As of the close of business on that date, there were outstanding and entitled to vote 863,776 shares of common stock, $0.01 par value per share, and 113,125 shares of preferred Stock, no par value per share, of Clover, each of which is entitled to one vote.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the special meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of Clover’s common stock and Clover preferred stock, taken together. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

Vote Required

Approval of the merger agreement requires the affirmative vote of two-thirds of all shares held by three separate voting groups of Clover shareholders entitled to vote at the Clover special meeting. The three separate voting groups are (i) holders of Clover common stock, (ii) holders of Clover preferred stock, and (iii) holders of Clover common stock and preferred stock, voting together as a single voting group. The adjournment proposal will be approved if the votes cast at the special meeting, in person or by proxy, in favor of the proposal exceed the votes cast against the proposal.

Certain directors and executive officers of Clover and their affiliates, who beneficially own approximately 5.13% of Clover common stock and 1.52% of Clover preferred stock as of the record date, are expected to vote for approval of the merger agreement.

Shareholder Support Agreements

As an inducement to and a condition of Carolina Trust’s willingness to enter into the merger agreement, each of the directors and executive officers of Clover and Clover Bank entered into a shareholder support agreement with Carolina Trust. Pursuant to the support agreements, these individuals agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the Agreement and Plan of Merger and Reorganization at the special meeting of the Clover shareholders and (ii) against any competing Acquisition Proposal (as defined in the merger agreement and as further described under “The Merger Agreement—Restrictions on Solicitation”). As of the record date, the directors and executive officers of Clover and Clover Bank who have executed support agreements beneficially owned approximately 44,318 shares of Clover common stock, or approximately 5.13% of the outstanding shares of Clover common stock, and 1,724 shares of Clover preferred stock, or approximately 1.52% of the outstanding shares of Clover preferred stock. A copy of the form of the shareholder support agreement is attached as Exhibit B to the merger agreement and is incorporated herein by reference. Clover shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the Clover special meeting is solicited by the board of directors of Clover. The board of directors has selected Lori M. Hudson and Kim A. Killian, or any of them, to act as proxies with full power of substitution.

Clover requests that you sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided. You may also vote by internet by following the instructions contained on the enclosed proxy card.

All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the merger agreement; and
•	FOR approval of the proposal to authorize Clover management to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related Clover proxy card, other than the matters set forth in the Notice of Special Meeting of Shareholders of Clover. If any other matter is properly presented at the Clover special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card as soon as possible regardless of whether you plan to attend the Clover special meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Clover or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of Clover common stock on behalf of their customers may not give a proxy to Clover to vote those shares without specific instructions from their customers.

If you are a Clover shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Your vote is important. Accordingly, please sign and return your broker’s voting instruction form regardless of whether you plan to attend the Clover special meeting in person.

Revocability of Proxies

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Gerald L. Bolin, corporate secretary of Clover, at Clover’s office at 124 North Main Street, Clover, South Carolina 29710, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the special meeting and announcing the shareholder’s intention to vote in person.

Solicitation of Proxies

Clover will pay the cost of preparing, assembling and mailing this joint proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by Clover’s officers, directors, and employees without additional compensation. Clover will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of Clover common stock and Clover preferred stock.

Proposal to Adjourn the Special Meeting

If Clover does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. Clover does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to authorize management to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Clover shareholders for approval, the approval requires that the number of votes cast at the special meeting, in person or by proxy and entitled to vote thereon, in favor of the proposal exceeds the votes cast against the proposal, whether or not a quorum is present.

The board of directors of Clover recommends that Clover shareholders vote “FOR” the proposal to authorize management to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

THE CLOVER PROPOSALS

Proposal No. 1 – Approval of the Merger

At the Clover special meeting, Clover shareholders will be asked to approve the Agreement and Plan of Merger and Reorganization between Carolina Trust and Clover and the merger of Clover with and into Carolina Trust. Clover shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the board of directors of Clover, by a unanimous vote of all directors, approved the merger agreement and the merger, and determined that the merger was advisable and in the best interests of Clover and its shareholders. See “The Merger – Clover’s Reasons for the Merger and Recommendation of the Clover Board of Directors.” for a more detailed discussion of the recommendation of the Clover Board.

The Clover board of directors unanimously recommends that Clover shareholders vote “FOR” approval of the Agreement and Plan of Merger and Reorganization.

Proposal No. 2 – Adjournment of the Special Meeting

If Clover does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. Clover’s management does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to authorize management to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Clover shareholders for approval, approval of the proposal requires that the number of votes cast at the special meeting, in person or by proxy and entitled to vote thereon, in favor of the proposal exceeds the votes cast against the proposal, whether or not a quorum is present.

The board of directors of Clover unanimously recommends that Clover shareholders vote “FOR” the proposal to authorize management to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

INFORMATION ABOUT CAROLINA TRUST

General

History and General Information.    Carolina Trust was incorporated under the laws of the State of North Carolina on February 29, 2016, at the direction of the board of directors of Carolina Trust Bank. Carolina Trust was formed for the purpose of serving as the bank holding company of Carolina Trust Bank. Effective August 16, 2016, shareholders of Carolina Trust Bank exchanged all of Carolina Trust Bank’s outstanding shares of common stock for shares of Carolina Trust’s common stock on a one-for-one basis, thereby making Carolina Trust the sole holder of Carolina Trust Bank’s common stock and its bank holding company. Carolina Trust is registered under the BHCA and is subject to the supervision and regulation of the Federal Reserve. Carolina Trust currently has no operations and conducts no business on its own other than owning Carolina Trust Bank.

Carolina Trust Bank is a North Carolina-chartered commercial bank with its deposits insured by the FDIC up to applicable limits. Carolina Trust Bank is not a member of the Federal Reserve System. Carolina Trust Bank was incorporated on December 5, 2000, and began operations on December 8, 2000. On October 15, 2009, Carolina Trust Bank acquired Carolina Commerce Bank, Gastonia, North Carolina, with Carolina Commerce Bank being merged into Carolina Trust Bank.

At June 30, 2018, Carolina Trust had consolidated total assets of approximately $470.9 million, total deposits of approximately $393.3 million, and shareholders’ equity of approximately $48.2 million.

The principal executive offices of Carolina Trust are located at 901 East Main Street, Lincolnton, North Carolina 28092. Carolina Trust’s telephone number is (704) 735-1104 and our website address is http://www.carolinatrust.com. The information on our website is not part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

Business of Carolina Trust Bank.    The primary purpose of Carolina Trust Bank is to serve the banking needs of individuals and businesses in Lincoln, Catawba, Gaston, Iredell, and Rutherford Counties and surrounding areas, with all decisions and product offerings to be in the best interest of its customers while providing an acceptable return for the shareholders of Carolina Trust. Carolina Trust Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage, and personal loans; safe deposit boxes; and other associated services. Carolina Trust Bank serves its customers through a network of automated teller machines and nine full-service offices located in the following North Carolina cities: Lincolnton (2), Denver, Forest City, Gastonia, Hickory, Lake Lure, Mooresville, and Vale. In addition, Carolina Trust Bank operates a loan production office in Salisbury, Rowan County, North Carolina.

Market Area and Competition.   Carolina Trust Bank’s market area is primarily located in the Piedmont region and extends into the Mountain region of North Carolina, with its branch footprint located to the west and north of Charlotte, North Carolina. While Lincoln and Rutherford Counties are largely rural, all or some portion of each of Lincoln, Gaston, Iredell, and Rowan Counties are located in the Charlotte-Concord-Gastonia, NC-SC metropolitan statistical area, which has seen significant growth and expansion over the last decade. Carolina Trust Bank’s market areas are served by or in close proximity to U.S. Interstate Highways 40, 85 and 77, and the Charlotte Douglas International Airport is accessible by its population base.

Commercial banking in North Carolina is extremely competitive due to the early adoption of state laws allowing statewide branching. Set forth in the table below is certain information regarding the North Carolina Counties in which Carolina Trust Bank has full-service offices and accept deposits, including information regarding the number of banks and other FDIC-insured institutions operating in each County, the number of branches, deposits in the County, and Carolina Trust Bank’s market share. All data is given as of June 30, 2017, which is the most recent date that deposit information is available from the FDIC:

NC County	No. of Banks / Institutions	No. of Branches in Market	Total Deposits in Market ($000s)	Carolina Trust Deposits in Market ($000s)	Carolina Trust Deposit Market Share
Lincoln	10	23	$1,158,228	$199,500	17.22%
Catawba	13	47	2,718,805	17,976	0.66%

NC County	No. of Banks / Institutions	No. of Branches in Market	Total Deposits in Market ($000s)	Carolina Trust Deposits in Market ($000s)	Carolina Trust Deposit Market Share
Gaston	14	49	2,419,505	79,390	3.28%
Iredell	20	54	2,856,618	4,881	0.17%
Rutherford	11	19	700,284	29,490	4.21%

As reflected in the foregoing table, Carolina Trust Bank faces significant competition in its market areas for deposits and loans from other depository institutions. Many of its competitors have substantially greater resources, broader geographic markets, and higher lending limits than Carolina Trust Bank and offer some services the bank does not provide. Carolina Trust Bank competes not only with financial institutions based in North Carolina, but also with out-of-state banks and financial institutions that have an established market presence in both the state as a whole and in the Counties in which we operate. Many of the financial institutions operating in North Carolina are engaged in local, regional, national, and international operations, and they have more assets and personnel than Carolina Trust Bank. Carolina Trust Bank competes with the major super-regional banks, which, because of their greater resources, are able to perform certain functions for their customers, including trust and investment banking services, that our bank is not equipped to offer directly. Carolina Trust Bank does, however, offer some of those services through its correspondent banks. The bank also competes with credit unions, insurance companies, money market mutual funds, and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as Carolina Trust Bank, in attracting deposits and making loans.

Other Information.   On June 14, 2018, Carolina Trust entered into the merger agreement with Clover. Carolina Trust’s management currently anticipates that the merger will close in the fourth quarter of 2018 or first quarter of 2019, subject to customary closing conditions, including regulatory and shareholder approval. This proposed combination with Clover would increase Carolina Trust’s presence in complementary market areas, including into the South Carolina market area that forms part of the Charlotte-Concord-Gastonia, NC-SC metropolitan statistical area.

Carolina Trust’s common stock is listed and traded on the NASDAQ Capital Market under the symbol “CART.”

Additional information about Carolina Trust is included in documents that Carolina Trust files with the SEC. See “Where You Can Find More Information” on page 164 for a description of where you can find this information.

Supervision and Regulation

Bank holding companies and state commercial banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect Carolina Trust and Carolina Trust Bank. This summary contains what management believes to be the material information related to the supervision and regulation of Carolina Trust but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation, and examination of Carolina Trust and its subsidiary bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders Carolina Trust. Carolina Trust cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of Carolina Trust may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations.

Federal Bank Holding Company Regulation.   As a registered bank holding company, Carolina Trust is subject to regulation under the BHCA and to the supervision, examination, and reporting requirements of the Federal Reserve System. Carolina Trust Bank is a North Carolina-chartered commercial bank and is subject to regulation, supervision, and examination by the FDIC and the North Carolina Commissioner of Banks (“NCCOB”).

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting securities of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting securities of the bank;
•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or
•	it may merge or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977 (“CRA”), both of which are discussed elsewhere in more detail.

Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities the Exchange Act; or
•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

The BHCA generally prohibits a bank holding company from engaging in activities other than banking, managing, or controlling banks or other permissible subsidiaries, and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under Federal Reserve policy codified by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, Carolina Trust is expected to act as a source of financial strength for Carolina Trust Bank and to commit resources to support the bank. This support may be required at times when Carolina Trust might not be inclined to provide it. In addition, any capital loans made by Carolina Trust to Carolina Trust Bank will be repaid only after its deposits and various other obligations are repaid in full.

Carolina Trust Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations and is supervised and examined by state and federal bank regulatory agencies. The FDIC and the NCCOB regularly examine the operations of Carolina Trust Bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. These agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Bank Merger Act.   Section 18(c) of the Federal Deposit Insurance Act, popularly known as the “Bank Merger Act,” requires the prior written approval of the federal banking regulators before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank.

The Bank Merger Act prohibits approval of any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the approval of a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if federal regulators find that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, federal banking regulators must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law.   Carolina Trust Bank is subject to extensive supervision and regulation by the NCCOB. The NCCOB oversees state laws that set specific requirements for bank capital and that regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The NCCOB supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and banks are required to make regular reports to the NCCOB describing in detail their resources, assets, liabilities, and financial condition. Among other things, the NCCOB regulates mergers and consolidations of state-chartered banks, capital requirements for banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

The NCCOB has extensive enforcement authority over North Carolina banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The NCCOB may also take possession of a North Carolina bank in various circumstances, including for a violation of a bank’s charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of a bank’s capital, and may appoint a receiver.

On October 1, 2012, the North Carolina Banking Law Modernization Act became effective and many of the state banking laws to which Carolina Trust Bank is subject were amended. Under the revised banking laws, the NCCOB continues to enforce specific requirements for bank capital, the payment of dividends, loans to officers and directors, record keeping, and types and amounts of loans and investments made by commercial banks.

Carolina Trust Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations and is supervised and examined by state and federal bank regulatory agencies. The FDIC and the NCCOB regularly examine the operations of Carolina Trust Bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions.

Payment of Dividends and Other Restrictions.   Carolina Trust is a legal entity separate and distinct from the bank it owns. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for Carolina Trust is dividends from its bank subsidiary, Carolina Trust Bank. The relevant federal and state regulatory agencies have authority to prohibit a state bank or bank holding company, which would include Carolina Trust and Carolina Trust Bank, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

North Carolina commercial banks, such as Carolina Trust Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Specifically, Carolina Trust Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve has also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if any of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Capital Adequacy.   Carolina Trust Bank is required to comply with the capital adequacy standards established by the FDIC, which are substantially identical to those issued by the Federal Reserve. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. Bank holding companies with at least $1 billion in assets must satisfy all applicable capital standards to be considered in compliance. Bank holding companies with consolidated assets of less than $1 billion and that meet certain other criteria qualify for the Federal Reserve Bank’s Small Bank Holding Company Policy are exempt under such policy statement from the risk-based capital and leverage rules. Carolina Trust qualifies for this exemption. Under the recently passed Economic Growth, Regulatory Relief, and Consumer Protection Act (May 2018), the Federal Reserve is required to raise the consolidated asset threshold from $1 billion to $3 billion, which will exempt a greater portion of small bank holding companies from the Federal Reserve’s consolidated capital requirements for bank holding companies.

The risk-based capital standards applicable to banking organizations are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure, and minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, federal banking regulators can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The Federal Deposit Insurance Act, or FDI Act, requires the federal regulatory agencies to take “prompt corrective action,” or PCA, if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total risk-based capital ratio, tier 1 risk-based capital ratio, common equity tier 1 ratio, and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	well capitalized” if it has a total risk-based capital ratio of 10% or greater, a tier 1 risk-based capital ratio of 8% or greater, a common equity tier 1 capital ratio of 6.5% or greater, and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a tier 1 risk-based capital ratio of 6% or greater, a common equity tier 1 capital ratio of 4.5% or greater, and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”
•	“undercapitalized” if it has a total risk-based capital ratio of less than 8%, a tier 1 risk-based capital ratio of less than 6%, a common equity tier 1 capital ratio of less than 4.5%, or a leverage ratio of less than 4% (3% in certain circumstances);
•	“significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a tier 1 risk-based capital ratio of less than 4%, a common equity tier 1 capital ratio of less than 3.0 percent; or a leverage ratio of less than 3%; and
•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

The regulatory capital framework under which Carolina Trust and Carolina Trust Bank operate changed in significant respects as a result of the Dodd-Frank Act, which was enacted in July 2010, and other regulations, including the separate regulatory capital requirements put forth by the Basel Committee on Banking Supervision, commonly known “Basel III.”

On July 2, 2013, the Federal Reserve approved a final rule that established an integrated regulatory capital framework to address perceived shortcomings in certain capital requirements. The rule implemented in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. This rule began to apply to Carolina Trust and Carolina Trust Bank effective January 1, 2015 with certain requirements phased in over the subsequent four-year period. Among other things, the rule implemented the new common equity tier 1 capital ratio and incorporated it into the existing PCA framework.

Under the 2013 capital rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements. This buffer is intended to help ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to RWA. Phase-in of the capital conservation buffer requirements began on January 1, 2016 and will be fully phased in beginning in 2019. A banking organization with a buffer greater than 2.5% would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5% would be subject to increasingly stringent limitations as the buffer approaches zero. The rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. When the rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the PCA well-capitalized thresholds.

Carolina Trust Bank was required to comply with the new rule beginning on January 1, 2015. Compliance by Carolina Trust Bank with these capital requirements affects its operations by increasing the amount of capital required to conduct operations.

Acquisitions.   Carolina Trust must comply with numerous laws related to any potential acquisition activity. Under the BHCA, and as described above, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. The acquisition of non-banking companies is also regulated by the Federal Reserve. Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Furthermore, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law. Additionally, since passage of the Dodd-Frank Act, a bank is now permitted to open a de novo branch in any state if that state would permit a bank organized in that state to open a branch.

FDIC Insurance Assessments.   All FDIC-insured institutions are required to pay assessments to the FDIC to fund the Deposit Insurance Fund, or DIF, which was established to help protect the depositors of insured banks and to resolve failed banks. A bank’s assessment is calculated by multiplying its assessment rate by its assessment base. A bank’s assessment base and assessment rate are determined each quarter. Carolina Trust Bank’s insurance assessments during 2017 and 2016 were $237,000 and $267,000, respectively.

By statute, assessment rates must be risk-based. From the beginning of the FDIC until 2010, a bank’s assessment base was about equal to its total domestic deposits. As required by the Dodd-Frank Act, however, the FDIC amended its regulations effective April 2011 to define a bank’s assessment base as its average consolidated total assets minus its average tangible equity. The method for determining a bank’s risked-based assessment rate differs for small banks and large banks. Small banks (generally, those with less than $10 billion in assets), which includes Carolina Trust Bank, are assigned an individual rate based on a formula using financial data and CAMELS ratings. A bank’s CAMELS ratings are assigned by its state and federal banking regulators based on such regulators’ periodic evaluation and rating of six essential components of an institution’s financial condition and operations. These component factors address the adequacy of capital (C), the quality of assets (A), the capability of management (M), the quality and level of earnings (E), the adequacy of liquidity (L), and sensitivity to market risk (S). For established small banks (those insured for five or more years, like Carolina Trust Bank), initial base assessment rates range from 3 to 30 basis points, with the initial assessment rates subject to adjustments that could increase or decrease the total base assessment rates. Possible adjustment to the initial assessment rates include: (1) a decrease of up to five basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt and subordinated debt; and (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment, or the DIDA.

The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation (the “FICO”). The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation.

Community Reinvestment Act.   The CRA requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The CRA regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s CRA performance and to review the institution’s CRA public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The CRA requires public disclosure of a financial institution’s written CRA evaluations. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act made various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory CRA rating in its latest CRA examination. Carolina Trust Bank received a “Satisfactory” rating in its last CRA examination, which was conducted as of May 16, 2016.

Consumer Protection Laws.   Carolina Trust Bank is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include, among others, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters.   The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), portions of which amended the Bank Secrecy Act, requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) mandates for public companies, such as Carolina Trust, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board (“PCAOB”), which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

Fiscal and Monetary Policy.   Banking is a business that depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the significant portion of a bank’s earnings. Thus, a bank’s earnings and growth will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on our business and results of operations cannot be predicted.

On February 3, 2017, President Trump signed Executive Order 13772 entitled “Presidential Executive Order on Core Principles for Regulating the United States Financial System.” The executive order requires the Secretary of the Treasury to consult with the heads of the member agencies of the Financial Stability Oversight Council (including the Federal Reserve) and report to the president within 120 days of the date of the executive order on the extent to which existing laws, regulations, and other policies promote the core principles outlined in the order. In response to the executive order, on June 12, 2017, October 6, 2017, October 26, 2017 and July 31, 2018, respectively, the U.S. Department of the Treasury issued four reports recommending a number of comprehensive changes in the current regulatory system for U.S. depository institutions, the U.S. capital markets, the U.S. asset management and insurance industries, and nonbank financial institutions. The extent to which this executive order may ultimately result in changes to financial services laws, regulations, and policies applicable to us is not currently known.

Current and future legislation and the policies established by federal and state regulatory authorities will affect our future operations. Banking legislation and regulations may limit our growth and the return to investors by restricting certain of our activities. Carolina Trust cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business and results of operations.

Federal Home Loan Bank System.   The FHLB System consists of 12 district Federal Home Loan Banks (“FHLBs”) subject to supervision and regulation by the Federal Housing Finance Agency (“FHFA”). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Atlanta, Carolina Trust Bank is required to acquire and hold shares of capital stock in the FHLB of Atlanta. Carolina Trust Bank was in compliance with this requirement with investment in FHLB of Atlanta stock of $337,500 at December 31, 2017. In addition to holding membership stock, Carolina Trust Bank is required to purchase stock based on the amount of its outstanding advances. This activity-based stock totaled $1,003,000 at the most recent year end. The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFA and the Board of Directors of the FHLB of Atlanta. Long-term advances may only be made for the purpose of providing funds for residential housing finance, small businesses, small farms and small agribusinesses.

Real Estate Lending Evaluations.   The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. Carolina Trust Bank’s loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations.   Lending operations of commercial banks may be subject to enhanced scrutiny by federal banking regulators based on a bank’s concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land (“C&D”) represent 100% or more of the institution’s total capital; or
•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more.

As of June 30, 2018, Carolina Trust Bank’s C&D concentration as a percentage of risk-based capital totaled 59.5% and Carolina Trust Bank’s CRE concentration, net of owner-occupied loans, as a percentage of risk-based capital totaled 263.3%.

Evolving Legislation and Regulatory Action.   In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implemented many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provided for the creation of the Financial Stability Oversight Council, which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provided for the creation of the Consumer Financial Protection Bureau, or CFPB, a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and those markets are fair, transparent and competitive. New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations.

More recently, legislation surrounding the banking industry has sought to repeal or pacify some of the regulation passed in response to the 2008 financial crisis, with specific focus on regulatory relief for institutions with less than $10 billion in assets. In 2017, both the House of Representatives and the Senate introduced legislation that would repeal or modify provisions of the Dodd-Frank Act and significantly impact financial services regulation. Although the bills varied in content, certain key aspects include revisions to rules related to mortgage loans, delayed implementation of rules related to the Home Mortgage Disclosure Act, and reform and simplifications of certain Volcker Rule requirements. On May 24, 2018, the Economic Growth, Regulatory Relief, and Consumer Protection Act became law. Among other things, this law changes certain of the regulatory requirements of the Dodd-Frank Act and includes provisions intended to relieve the regulatory burden on community banks.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act includes a number of provisions that impact Carolina Trust, including the following:

•	Tax Rate. The Tax Act replaces the graduated corporate tax rates applicable under prior law, which imposed a maximum tax rate of 35%, with a reduced 21% flat tax rate. Although the reduced tax rate generally should be favorable to Carolina Trust by resulting in increased earnings and capital, the immediate impact was a decrease in the value of its existing deferred tax assets, which affected financial results during the 2017 fiscal year.

•	Employee Compensation. A “publicly held corporation” is not permitted to deduct compensation in excess of $1 million per year paid to certain employees. The Tax Act eliminates certain exceptions to the $1 million limit applicable under prior law related to performance-based compensation, such as equity grants and cash bonuses that are paid only on the attainment of performance goals.
•	Interest Expense. The Tax Act limits a taxpayer’s annual deduction of business interest expense to the sum of (i) business interest income and (ii) 30% of “adjusted taxable income,” defined as a business’s taxable income without taking into account business interest income or expense, net operating losses, and, for 2018 through 2021, depreciation, amortization and depletion.

Properties

The following table sets forth the location of the main office, branch offices, and other non-branch business offices of Carolina Trust Bank, as well as certain information relating to these offices.

Office	Address	Year First Opened	Approximate Square Footage	Owned or Leased
Main Office/Headquarters	901 East Main Street Lincolnton, NC 28092	2000	11,011	Leased

Lincolnton West branch	799 Highway 27 West Lincolnton, NC 28092	2002	1,596	Leased

Vale branch	9584 N.C. Highway 10 West Vale, NC 28168	2003	1,824	Leased

Denver branch	1293 Highway 16 North Denver, NC 28037	2004	2,363	Owned

Gastonia branch	534 South New Hope Road Gastonia, NC 28054	2009	11,650	Owned

Forest City branch	142 N. Watkins Drive Forest City, NC 28043	2013	3,200	Leased

Hickory branch	11 13th Avenue NE Hickory, NC 28601	2015	3,600	Owned

Lake Lure branch	103 Arcade Street Lake Lure, NC 28746	2015	1,950	Leased

Mooresville branch	125-E Trade Court Mooresville, NC 28117	2017	1,056	Leased

Salisbury loan production office	350 Jake Alexander Boulevard, Suite 102 Salisbury, NC 28147	2017	1,200	Leased

Carolina Trust believes that its properties are maintained in good operating condition and are suitable and adequate for its operational needs. See Notes G and H to Carolina Trust’s audited consolidated financial statements that accompany this joint proxy statement/prospectus for additional information regarding Carolina Trust’s properties.

Legal Proceedings

In the ordinary course of its business, Carolina Trust and its subsidiary bank are at times involved in legal proceedings. In the opinion of management, at present there are no material pending legal proceedings to which Carolina Trust, or any of its subsidiaries, is a party, or of which any of their property is the subject.

Directors

Set forth below is certain biographical information of the current directors of Carolina Trust who all will continue as directors of Carolina Trust following the merger.

Name	Age	Director Since	Principal Occupations During the Past Five Years
Bryan Elliott Beal	60	2016	President and Chief Executive Officer since January 2013, prior to that, Chief Financial Officer, Carolina Mills, Inc., Maiden, NC (textile manufacturer), from 1998-2012.

Scott C. Davis	63	2016	President, Gaston Electronics; President, Gaston County Dyeing Machine Company (manufacturing); both of Stanley, NC.

Jerry L. Ocheltree	58	2016
President and Chief Executive Officer, Carolina Trust Bank since January 2014; prior to that, President and Chief Executive Officer, First Bank, Southern Pines, North Carolina, from 2005 until June 2013.

Johnathan L. Rhyne, Jr.	63	2016	Partner/Member, The Jonas Law Firm, P.L.L.C., Lincolnton, NC.

Frederick P. Spach, Jr.	55	2016	President and CEO, Carolina Brush Company (manufacturer of brushes for commercial and industrial use), Gastonia, NC.

Ralph N. Strayhorn III	63	2016	Managing Partner, Cape Point Advisory Partners, LLC (bank consulting firm), Charlotte, NC.

Jim R. Watson	64	2016
Associate Professor, College of Education, University of North Carolina at Charlotte, Charlotte, NC; President, WSRR Consulting Group, LLC and Managing Partner, Silo Investors, LLC; both of Lincolnton, NC; retired Superintendent, Lincoln County Schools.

Director Qualifications and Independence.   In evaluating a director candidate, the Carolina Trust Nominating Committee considers a variety of factors, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Nominating Committee desires to have represented on the Board; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any core competencies or technical expertise necessary to provide oversight to the company’s operations. In addition to fulfilling the above criteria, all of the current directors of Carolina Trust satisfy the independence requirements stated in the rules of NASDAQ, other than Mr. Ocheltree, who is an employee of Carolina Trust and its subsidiary bank. The Carolina Trust Nominating Committee believes that all of the current directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of Carolina Trust shareholders as a whole. Additionally, each member of Carolina Trust’s audit, compensation, and nominating committee meet the required independence standards under applicable NASDAQ rules.

Each current director also brings a strong and unique background and set of skills to the Carolina Trust board, giving the board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, construction, manufacturing, and marketing. Additionally, many of Carolina Trust’s directors have significant experience serving in leadership roles in community banks, whether on the board of directors or in management roles. The following discussion of each director’s specific experience, qualifications, attributions or skills led to the conclusion that he or she should serve as a director of the company.

Bryan Elliott Beal has extensive knowledge in corporate accounting having spent the majority of the last twenty-six years in various chief financial officer positions, which included experience in mergers and acquisitions, all of which qualify him to serve as Carolina Trust’s audit committee financial expert. He also holds positions with local civic and non-profit organizations.

Scott C. Davis has expertise in marketing, budgeting and management, which he brings to the Carolina Trust board of directors through his more than 31 years of experience in the manufacturing of textile electronic equipment.

Jerry L. Ocheltree has served in the banking industry for over 31 years, including leadership roles as president and chief executive officer for three banks. Prior to joining Carolina Trust Bank, he served as the president and chief executive officer of First Bancorp, the parent company of First Bank, Southern Pines, North Carolina with more than $3 billion in assets. Prior to that, he held chief executive positions with Premier South Bank and First Virginia Bank, both of Wytheville, Virginia. Mr. Ocheltree currently serves on the board of directors of the Charlotte branch of the Federal Reserve Bank of Richmond. He also previously served as Chair of the North Carolina Bankers Association for 2012-2013.

Johnathan L. Rhyne, Jr. is an attorney in Lincolnton. From 2009 to 2011, he was a member of the North Carolina General Assembly where he served as chairman of the House Banking Committee. He had previously served four terms in the General Assembly, from 1985 through 1992, which included service as the minority leader. Mr. Rhyne’s background as an attorney and a legislator gives him the leadership and consensus building skills to lead the board, which he has done since the incorporation of Carolina Trust Bank. He also has previous experience as a director for another bank in Lincoln County, which gives him a deep knowledge of the markets in which the company operates. Mr. Rhyne also serves on the board of directors of a public foundation and on the board of directors of one local non-profit organization. Mr. Rhyne also previously served (2015-2017) on the North Carolina State Banking Commission.

Frederick P. Spach, Jr. brings to the Carolina Trust board of directors a deep experience in managing change. As president and CEO of a family-owned business that was heavily reliant on the textile industry, he has reduced textile-related sales of the business to only 10% of revenue while nearly tripling total revenue under his leadership. In addition to the leadership role he plays at his family-owned business, Mr. Spach serves on the boards of directors of several civic and non-profit organizations in the Gaston County market as well as serving on the board of directors for an industry trade group in which his business operates.

Ralph N. Strayhorn III is the managing member of Cape Point Advisory Partners, LLC, a bank consulting firm based in Charlotte, North Carolina. Mr. Strayhorn has spent the last 36 years in the banking and related financial businesses since receiving his JD degree and his BA from the University of North Carolina at Chapel Hill. During 14 of the last 22 years, he has served as an executive officer and a board member of five community banks, including serving as president and CEO of four of these banks.

Jim R. Watson brings years of management experience to the Carolina Trust board of directors after managing 1,600 full and part-time employees and a budget of $100 million as the former Superintendent of Lincoln County Schools. Mr. Watson also currently serves in leadership positions for a number of local civic and non-profit organizations and has served in the past on many other boards, which has provided him greater leadership skills and local knowledge of the markets in which Carolina Trust operates.

Director Relationships.   No director or executive officer of Carolina Trust is related to another Carolina Trust director or executive officer.

Other Directorships.   Until May 2013, Mr. Ocheltree served as a director of First Bancorp, a bank holding company now headquartered in Southern Pines, North Carolina. Other than Mr. Ocheltree, no director is, or has served during the preceding 5 years as, a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act.

Director Compensation

During 2017, Carolina Trust paid its directors $600 for each board meeting attended ($850 for the chair) and $250 for each committee meeting attended ($400 for the chair). In addition, Carolina Trust paid its directors an annual retainer fee of $3,000. Carolina Trust’s directors were also paid cash fees by Carolina Trust Bank for meetings such directors attended in their capacity as directors of the bank. Carolina Trust Bank paid a similar fee structure, with the directors receiving $600 for each bank board meeting attended ($850 for the chair), $250 for each committee meeting attended ($400 for the chair), and an annual retainer fee of $3,000.

The following table sets forth certain information regarding the compensation earned by Carolina Trust directors during the fiscal year ended December 31, 2017 for services as director. The payments below include fees earned as both a director of Carolina Trust and of Carolina Trust Bank.

2017 DIRECTOR COMPENSATION TABLE(1)
Name	Fees Earned or Paid in Cash ($)	Total Compensation ($)
Bryan Elliott Beal	20,500	20,500
Scott C. Davis	21,750	21,750
Johnathan L. Rhyne, Jr.	37,400	37,400
Frederick P. Spach, Jr.	21,750	21,750
Ralph N. Strayhorn III	20,450	20,450
Jim R. Watson	23,650	23,650
(1)	Fees paid to Mr. Ocheltree as a director are included in his compensation disclosed in the summary compensation table for Carolina Trust’s named executive officers.

Executive Officers

Set forth below is certain biographical information regarding the current executive officers of Carolina Trust and Carolina Trust Bank, who will continue in such roles following the merger.

Name	Age	Principal Occupations During the Past Five Years
Jerry L. Ocheltree	58
President and Chief Executive Officer of Carolina Trust since March 2016; President and Chief Executive Officer, Carolina Trust Bank, since January 2014; prior to that, President and Chief Executive Officer, First Bank, Southern Pines, North Carolina, from 2005 until June 2013.

Edwin E. Laws	59
Executive Vice President and Chief Financial Officer of Carolina Trust and Carolina Trust Bank since March 2016; prior to that, Senior Vice President, Finance, First Bank, Southern Pines, North Carolina, from 2010 until 2016.

Richard M. Rager	61	Executive Vice President and Chief Credit Officer, Carolina Trust Bank, since September 2011.

Executive Compensation

Summary Compensation Table.   The following table sets forth certain information regarding the compensation earned by Carolina Trust’s chief executive officer, chief financial officer, and chief credit officer (our “named executive officers”) for the years indicated.

Name and Principal Position	Year	Salary	Bonus	Nonequity Incentive Plan Compensation(1)	Non-qualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total Compensation
Jerry L. Ocheltree President and CEO	2017	$278,409	$—	$107,784	—	$55,842	$442,035
	2016	270,300	—	70,035	—	52,280	392,615
Edwin E. Laws EVP and CFO	2017	145,195	—	47,183	—	16,701	209,079
	2016	110,323	—	23,792	—	8,773	142,888
Richard M. Rager EVP and CCO	2017	170,197	—	54,909	$2,874	17,887	245,867
	2016	165,240	—	35,678	—	15,866	216,784
(1)	The non-equity incentive awards were granted pursuant to Carolina Trust’s management incentive plan based on targets achieved. A description of the management incentive plan appears below.

(2)	Represents above-market interest earnings attributable to Mr. Rager in connection with his participation in Carolina Trust’s Supplemental Executive Retirement Plan. Interest on deferred compensation is above-market only if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding at the rate that corresponds most closely to the rate under Carolina Trust’s plan at the time the interest rate or formula is set. The retirement plan has a 5% rate.
(3)	For each of the named executive officers, “all other compensation” for 2017 includes Carolina Trust Bank’s matching contributions paid on behalf of the officer under the bank’s salary deferral plan under Section 401(k) of the Code, as amended (“401(k) Plan”), and medical, dental and life insurance premiums paid on the officer’s behalf. The 401(k) Plan matching contributions during 2017 for each of the officers were as follows: Mr. Ocheltree - $10,330; Mr. Laws - $6,759; and Mr. Rager - $7,667. The amount set forth for Mr. Ocheltree also includes the officer’s automobile allowance and country club dues paid on his behalf, and cash fees and retainers in the amount of $19,000 paid to him for his service during 2017 as a member of the board of directors of both Carolina Trust and Carolina Trust Bank.

Management Incentive Plan.   During 2017, each of Carolina Trust’s named executive officers participated in Carolina Trust Bank’s management incentive plan. Under the plan, each officer was eligible, subject to attainment of the applicable performance goals, for a cash incentive payout opportunity. Each participating officer had a target award (expressed as a percentage of last year’s base salary) and range that defined the incentive opportunity. Set forth below is each officer’s targeted award as a percentage of his 2017 base salary:

Named Executive Officer	Target Award as a Percentage of Salary
Jerry L. Ocheltree	30% of Salary
Edwin E. Laws	25% of Salary(1)
Richard M. Rager	25% of Salary
(1)	Salary for Edwin E. Laws was effective on April 1, 2017.

Under the plan, actual awards vary based on performance and range from 0% of target award (not achieving the threshold measure) to 150% of target award for exceptional performance (i.e., attainment of “stretch goal” described below).

In determining the cash payout under the incentive plan, Carolina Trust’s Compensation Committee evaluated the performance of the bank against six predetermined criteria, with each criteria being assigned an initial weight and a target goal. Those criteria, relative weights and target goals are set forth below:

Carolina Trust Bank Corporate Performance Measure	Performance Weight	Target Goal
2017 Net Income ($)	35%	$1,576,284
Year-Over-Year Loan Growth ($)	15%	$21,197,940
Year-Over-Year Deposit Growth ($)	15%	$25,522,912
Loans 30 Days or More Past Due(1) (%)	10%	2.0%
Classified Loans(2) (%)	10%	25.0%
Strategic Plan(3)	15%	N/A
Total	100%
(1)	Measure is the quarterly average of the ratio calculated by dividing the total of loans 30 days or more past due by total loans.
(2)	Measure is the quarterly average of the percentage result from dividing the bank’s classified loans by the sum of capital and the allowance for loan and lease losses.
(3)	Strategic plan measure is qualitative in nature and determined by evaluation of accomplishments versus strategic plan goals.

In addition to the target goal, both a threshold and stretch goal were established for each performance measure. For financial performance measures (such as net income, loan growth and deposit growth), the threshold goal equates to 80% of the target goal, and the stretch goal equates to 120% of the target goal. Failure to reach any one threshold goal for a particular performance measure did not disqualify the officers from the opportunity to achieve the overall award. Rather, if Carolina Trust Bank’s performance in any category is less than the “threshold goal” (i.e., 80% of the target goal in the case of financial measures), the result is a zero weighting for that particular performance measure. Actual payouts for each performance measure are based upon final performance between threshold and stretch levels. Actual payouts for each performance measure are pro-rated for any level of performance between threshold and stretch using interpolation to reward incremental results. The following table summarizes the various corporate performance targets at different thresholds, as well as the actual results under the plan for 2017:

		Performance Goals
Corporate Performance Measure	Weight	Threshold	Target	Stretch	Actual Result	Actual Weight
2017 Net Income(1) ($)	35%	$1,261,027	$1,576,284	$1,891,541	$2,097,649 (1)	52.50%
Year-Over-Year Loan Growth ($)	15%	$16,958,352	$21,197,940	$25,437,528	$40,187,081	22.50%
Year-Over-Year Deposit Growth ($)	15%	$20,418,330	$25,522,912	$30,627,495	$21,471,623	9.05%
30 Days or More Past Due (%)	10%	2.50%	2.0%	1.5%	1.29%	15.00%
Classified Loans (%)	10%	30.0%	25.0%	20.0%	11.97%	15.00%
Strategic Plan	15%	N/A	N/A	N/A	Target Met	15.00%
Total	100%					129.05%
(1)	Actual net income for this performance measure was adjusted to exclude the impact of the deferred tax asset (“DTA”) revaluation, which was required due to the December 2017 tax reform:
Actual 2017 net income	$1,169,625
DTA charge	928,024
2017 net income for management incentive plan	$2,097,649

Prior to calculating payouts under the plan, and as referenced above, the weight of each performance measure is multiplied by a percentage depending on whether the threshold goal, target goal or stretch goal was achieved for each particular performance measure. The percentage multipliers for each goal level achieved are as follows: threshold goal (50%), target goal (100%), and stretch goal (150%). Set forth below are the payout results under the incentive plan for 2017 for Carolina Trust’s named executive officers after applying the applicable weight:

	2017 Salary		Target Bonus (% of Salary)	Actual Award
Jerry L. Ocheltree	$278,409		$83,523	$107,784
Edwin E. Laws	$146,260	(1)	$36,563	$47,183
Richard M. Rager	$170,197		$42,549	$54,909
(1)	Salary for Edwin E. Laws was effective on April 1, 2017.

The non-equity incentive awards are included in the summary compensation table that appears above.

Outstanding Equity Awards at Fiscal Year-End.   The following tables contain information with respect to outstanding equity awards of Carolina Trust held by the named executive officers at and as of December 31, 2017.

	OPTION AWARDS AT DECEMBER 31, 2017
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option Expiration Date
Jerry L. Ocheltree	35,000	-0-		3.31	1/1/24
	8,000	-0-		4.91	8/18/24
	874	292	(1)	5.39	4/27/25

Edwin E. Laws	—	—		—	—

Richard M. Rager	2,000	-0-		12.25	3/10/18
	2,000	-0-		3.14	3/9/21
	2,000	-0-		3.06	3/19/23
	8,000	-0-		4.91	8/18/24
	874	292	(1)	5.39	4/27/25
(1)	Reflects option grants made on April 27, 2015. Shares underlying these option grants, subject to continued service requirement, vest in four approximately equal increments on April 27, 2015, 2016, 2017, and 2018.

Employment Agreements with Named Executive Officers during 2017 Fiscal Year.   During Carolina Trust’s most recently completed fiscal year, Carolina Trust Bank was party to an employment agreement with each of the named executive officers. Set forth below is a summary of the material terms of each officer’s employment agreement in effect during 2017, which is designed to provide additional context to the Summary Compensation Table set forth above.

On May 31, 2018, Carolina Trust entered into amended and restated employment agreements with each of Mr. Laws and Mr. Rager, which superseded and replaced the agreements in effect during the 2017 fiscal year and described below. See “– Amended and Restated Employment Agreements” in the section that follows for a description of the amended and restated agreements now if effect.

Ocheltree Employment Agreement.   During 2017, Carolina Trust Bank was party to an employment agreement with Mr. Ocheltree that governed the terms and conditions of his employment with the bank. Mr. Ocheltree earned an annual cash salary of $278,409 during the most recently completed fiscal year. His employment agreement has a contractual term that resets to two years on January 1 of each calendar year, unless written notice from Carolina Trust Bank or the officer is given to the other party at least 90 days prior to the annual anniversary date advising the other that the agreement shall not be further extended.

Mr. Ocheltree’s employment agreement also entitles him to:

•	participation in a defined contribution supplemental retirement plan funded at not less than 20% of his base salary (described below);
•	all fringe benefits that are generally provided by the bank for its employees;
•	a term life insurance policy with a death benefit up to two times his base salary under the agreement; and
•	a monthly car allowance and payment of membership dues at a country club in the Lincolnton, North Carolina area.

While employed by Carolina Trust Bank and for one year following termination of employment, his employment agreement prohibits him from competing with the bank. Similarly, while employed by the bank and for two years following termination of employment, Mr. Ocheltree is contractually prohibited from soliciting customers or employees of the bank to switch their respective banking or employment relationship, as applicable.

Potential Payments to Ocheltree upon Termination. Under the agreement, in the event Mr. Ocheltree’s employment is terminated by the bank without cause, the bank is obligated to pay him $20,000 for each full month remaining in the then current term of his employment agreement (“Severance Term”), a pro rata portion of any applicable bonus, and reimbursement of the premiums for the continuation of his group health insurance under applicable law for the Severance Term. Termination for cause includes: termination because of the officer's material neglect of the material duties of his position; the officer's conviction for any crime or offense involving property of the bank (other than a de minimis offense) or moral turpitude; the officer's conviction constituting a felony or which has a material adverse impact on the bank’s reputation or financial condition; the officer's breach of any material provision of the agreement; the officer's dishonesty in connection with the bank or appropriating assets or opportunities of the bank for his own benefit; or the officer's violation of a generally recognized lawful material policy of the bank.

Mr. Ocheltree may terminate his employment upon 90 days prior written notice to the bank. In the event of such a termination by Mr. Ocheltree, Carolina Trust Bank is not contractually obligated under the employment agreement to make any payment to him, except for base salary and expense reimbursement that may remain unpaid as of the effective date of his termination of his employment.

Potential Payments to Ocheltree following a Change in Control. Mr. Ocheltree’s employment agreement has what is commonly referred to as a “double trigger” change in control provision. Under the terms of the agreement, Mr. Ocheltree has the right to terminate his employment if he determines that, in connection with or within 24 months after a “change in control,” he has not been assigned duties, responsibilities, and status commensurate with his duties prior to such change in control, his salary has been reduced below the amount he would have received under his employment agreement or was otherwise receiving at the time of the transaction, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location. A “change in control” is defined to mean any of the following events:

•	Any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of Carolina Trust Bank, or acquires control of, in any manner, the election of a majority of the bank’s board of directors; or
•	Carolina Trust Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the bank is not the surviving corporation in such transaction; or
•	All or substantially all of the assets of the bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Upon such a termination of employment following a change in control, Mr. Ocheltree would be entitled to be paid an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). This compensation is payable in a lump sum. Additionally, his employment agreement calls for the acceleration of the vesting of his benefits under his supplemental executive retirement plan with the bank upon the change in control. Carolina Trust Bank has the right under the employment agreement to reduce any such accelerated benefits as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on Mr. Ocheltree or the disallowance of a tax deduction to Carolina Trust Bank.

Laws Employment Agreement.   Carolina Trust Bank is party to an employment agreement with Edwin E. Laws, who serves as Carolina Trust Bank’s Executive Vice President and Chief Financial Officer. Under the agreement in effect during 2017, Mr. Laws’s annual salary is reviewed not less often than annually by the bank’s board of directors. Additionally, if a change in control (as defined in the employment agreement) of Carolina Trust Bank should occur, the officer’s base salary will be increased not less than five percent annually during the remaining term of the agreement. The employment agreement has an initial two-year term that commenced on May 25, 2016 and is automatically extended for an additional year upon each anniversary of the agreement’s effective date, unless the bank notifies the officer of non-extension at least 90 days prior to the applicable anniversary date. Under the agreement, Mr. Laws is entitled to participate in the bank’s benefit plans available to similarly situated executive employees, and he has the opportunity to earn discretionary bonuses determined by the bank’s board of directors. Mr. Laws has also agreed to certain non-competition and confidentiality covenants under the employment agreement.

Potential Payments to Laws upon Termination.   If Carolina Trust Bank elects to terminate the agreement without cause (as defined in the agreement), Mr. Laws would be entitled to receive his base salary for the remaining term of the agreement. Mr. Laws is also entitled to terminate his own employment upon 60 days’ prior written notice to the bank; in the event of such a termination by him, he would be entitled to receive compensation through the effective date of his termination but would not otherwise be contractually entitled to severance pay under the agreement.

Potential Payments to Laws following a Change in Control. Mr. Laws’s employment agreement contains what is commonly referred to as a “double trigger” change in control provision. Under his employment agreement in effect during 2017, Mr. Laws would be entitled to a lump sum payment equal to 2.99 times his base salary in effect at the time of a change in control (as defined in his employment agreement) if within 24 months following the change in control:

•	his employment is terminated by the bank without cause or
•	he experiences a “termination event” and, within 90 days of the occurrence of such event, Mr. Laws notifies the bank of such event, the bank fails to cure such event within 30 days, and Mr. Laws terminates his own employment with the bank.

For purposes of Mr. Laws’s employment agreement, a “termination event” means the occurrence of any of the following events without his consent:

•	his employment is terminated by Carolina Trust Bank without cause or he is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status as such existed at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;
•	his annual base salary rate is reduced below the annual amount in effect as of the effective date of the change in control;
•	the benefits, insurance or related plans being provided by the bank to Mr. Laws as of the effective date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the bank who participated in such benefits prior to such change in control; or
•	Mr. Laws is transferred to a location that is an unreasonable distance from his current principal work location.

Mr. Laws’s employment agreement further provides that any payments to be made to or for his benefit that are deemed to be “parachute payments,” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary to avoid the imposition of excise taxes on Mr. Laws under Section 4999 of the Code or the disallowance of a deduction to the bank under Section 280(a) of the Code.

Rager Employment Agreement.   Carolina Trust Bank has entered into an employment agreement with Richard M. Rager, Executive Vice President and Chief Credit Officer of the bank. Under the agreement in effect during 2017, Mr. Rager receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Carolina Trust Compensation Committee. In addition, Mr. Rager is also entitled to all fringe benefits that are generally provided by the bank for its employees. The agreement has a two-year term and on each anniversary of the effective date, the term of the agreement is automatically extended for an additional one-year period beyond the then effective expiration date. The term of the agreement, however, will not be automatically extended if written notice from the bank or Mr. Rager is received 90 days prior to the anniversary date advising the other that the employment agreement will not be further extended. While employed by Carolina Trust Bank and for one year following termination of employment, the agreement prohibits Mr. Rager from competing with the bank. The foregoing one-year noncompete is not applicable, however, following a “for cause” termination of his employment by the bank or following certain terminations of employment by Mr. Rager following a change in control of the bank.

Potential Payments to Rager upon Termination. Under Mr. Rager’s employment agreement, in the event his employment is terminated by the bank without cause, the bank is obligated to pay Mr. Rager the compensation and benefits provided for in his agreement for the then remaining term of the agreement. Carolina Trust Bank is not obligated to pay such benefits, however, if the bank terminates his employment for cause. Under the agreement, termination for cause includes termination because of the officer's personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the employment agreement.

Mr. Rager has the option to terminate his employment upon sixty days’ written notice to the bank, in which case, except for certain terminations following a change in control, he would only be contractually entitled to compensation through the effective date of such termination.

Potential Payments to Rager following a Change in Control. Under the terms of Mr. Rager’s employment agreement, he has the right to terminate his employment if he determines that within 24 months after a “change in control,” he has not been assigned duties, responsibilities and status commensurate with his duties and/or responsibilities prior to such change in control, his salary has been reduced below the amount in effect as of the change in control, his benefits have been reduced or eliminated (unless such reduction or elimination applies to all salaried employees), or he has been transferred to a location that is an unreasonable distance from his then current principal work location (each of the foregoing constituting a “termination event”). A “change in control” under the agreement is defined to mean any of the following events:

•	Any person or group acquires beneficial ownership representing more than fifty percent (50%) of the fair market value or voting power of the bank’s securities;
•	During any twelve consecutive months, any person or group acquires ownership of Carolina Trust Bank stock constituting 30% or more of the total voting power of the bank’s common stock;
•	During any period of twelve consecutive months, any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the bank, or a majority of the bank’s board of directors is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority of the bank’s board of directors; or
•	During any period of twelve consecutive months, any person or group acquires more than forty percent (40%) of the assets of the bank.

If (A) Carolina Trust Bank does terminate Mr. Rager’s employment for a reason other than cause or, within 12 months of a termination event, Mr. Rager terminates his own employment and (B) in either case, such termination is within 24 months following a change in control, then the bank has agreed to pay the officer an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code. This compensation would be payable in a lump sum within 60 days of the qualifying termination. Carolina Trust Bank has the right under Mr. Rager’s employment agreement to reduce any such payments as necessary under the Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the bank.

Amended and Restated Employment Agreements.   Effective May 31, 2018, Carolina Trust Bank entered into amended and restated employment agreements with each of Mr. Laws and Mr. Rager. The agreements amend and supersede the bank’s previous employment agreements with these two officers (which were described above) and currently govern their contractual terms of employment with Carolina Trust Bank.

Laws Amended and Restated Employment Agreement.   Under his amended and restated agreement, Mr. Laws’s base salary is $170,000 per annum, which salary will be reviewed not less often than annually by the board of directors, and can be increased, but not decreased, during the term of the agreement. If a change in control (as defined in the amended and restated agreement) event should occur, Mr. Laws’s base salary will be increased not less than five percent annually during the remaining term of the agreement. Mr. Laws is entitled to participate in the bank’s benefit plans available to similarly situated executive employees, and he has the opportunity to earn discretionary bonuses determined by the bank’s board. The employment agreement has an initial two-year term and is automatically extended for an additional year upon each anniversary of the agreement’s effective date, unless Carolina Trust Bank notifies Mr. Laws of non-extension at least 90 days prior to the applicable anniversary date.

If Carolina Trust Bank elects to terminate the agreement without cause (as defined in the agreement), Mr. Laws would be entitled to receive his base salary for the remaining term of the agreement, subject to his execution of a general release of claims against the bank and with such separation pay payable in installments in accordance with the bank’s customary payroll procedures. However, if Carolina Trust Bank were to terminate his employment without cause at the time of or within 24 months following a change in control, then, instead of the foregoing separation pay, Mr. Laws would be entitled to receive a lump-sum payment of 2.50 times his “base amount” as defined in Section 280G(b)(3) of the Code. Mr. Laws would also be entitled to receive the same lump-sum payment if at the time of or within 24 months following a change in control, Mr. Laws terminates his own employment following a “termination event” (as defined in the agreement). A termination event generally will occur if, without his consent and following a change in control, Mr. Laws experiences a material reduction in his duties, responsibilities, or title, his annual base salary, or his benefits, or if he is transferred an unreasonable distance from his current work location. In order to be entitled to the lump sum payment, Mr. Laws would be required to notify the bank within 90 days of the occurrence of a termination event, and the bank would have 30 days to cure such event. If the bank fails to cure such event, then Mr. Laws could terminate employment and would be entitled to the change in control payment benefit. This change in control payment benefit is also conditioned on Mr. Laws’s execution and delivery of a release of claims in a form acceptable to Carolina Trust Bank.

If Carolina Trust Bank terminates Mr. Laws’s employment agreement with cause, Mr. Laws would be entitled to receive compensation through the effective date of such termination but not thereafter.

Under the agreement as amended and restated, Mr. Laws has also agreed to certain covenants pertaining to non-competition, non-solicitation of customers and employees, and confidentiality. Mr. Laws’s covenants pertaining to his agreement not to compete with Carolina Trust Bank and his agreement not to solicit certain customers and employees apply during the term of his employment and for a period of 12 months following any termination of his employment, except that the non-competition provisions will not apply following a termination if within 24 months following a change of control, Mr. Laws’s employment is terminated by the bank other than for cause, or Mr. Laws terminates his employment with the bank due to the occurrence of a termination event.

Rager Amended and Restated Employment Agreement.   Under his amended and restated employment agreement, Mr. Rager’s base salary is $174,452 per annum, which salary will be reviewed not less often than annually by the board of directors, and can be increased, but not decreased, during the term of the agreement. If a change in control (as defined in the employment agreement) event should occur, Mr. Rager’s base salary will be increased not less than five percent annually during the remaining term of the agreement. Mr. Rager is entitled to participate in the bank’s benefit plans available to similarly situated executive employees, and he has the opportunity to earn discretionary bonuses determined by Carolina Trust Bank’s board of directors. The employment agreement has an initial two-year term and is automatically extended for an additional year upon each anniversary of the agreement’s effective date, unless the bank notifies Mr. Rager of non-extension at least 90 days prior to the applicable anniversary date.

If Carolina Trust Bank elects to terminate the agreement without cause (as defined in the agreement), Mr. Rager would be entitled to receive his base salary for the remaining term of the agreement, subject to his execution of a general release of claims against the bank and with such separation pay payable in installments in accordance with the bank’s customary payroll procedures. However, if the bank were to terminate his employment without cause at the time of or within 24 months following a change in control, then, instead of the foregoing separation pay, Mr. Rager would be entitled to receive a lump-sum payment of 2.50 times his “base amount” as defined in Section 280G(b)(3) of the Code. Mr. Rager would also be entitled to receive the same lump-sum payment if at the time of or within 24 months following a change in control, Mr. Rager terminates his own employment following a “termination event” (as defined in the agreement). A termination event generally will occur if, without his consent and following a change in control, Mr. Rager experiences a material reduction in his duties, responsibilities, or title, his annual base salary, or his benefits, or if he is transferred an unreasonable distance from his current work location. In order to be entitled to the lump sum payment, Mr. Rager would be required to notify the bank within 90 days of the occurrence of a termination event, and the bank would have 30 days to cure such event. If the bank fails to cure such event, then Mr. Rager could terminate employment and would be entitled to the change in control payment benefit. This change in control payment benefit is also conditioned on Mr. Rager’s execution and delivery of a release of claims in a form acceptable to the bank.

If Carolina Trust Bank terminates Mr. Rager’s employment agreement with cause, Mr. Rager would be entitled to receive compensation through the effective date of such termination but not thereafter.

Under the agreement as amended and restated, Mr. Rager has also agreed to certain covenants pertaining to non-competition, non-solicitation of customers and employees, and confidentiality. Mr. Rager’s covenants pertaining to his agreement not to compete with the bank and his agreement not to solicit certain customers and employees apply during the term of his employment and for a period of 12 months following any termination of his employment, except that the non-competition provisions will not apply following a termination if within 24 months following a change of control, Mr. Rager’s employment is terminated by the bank other than for cause, or Mr. Rager terminates his employment with the bank due to the occurrence of a termination event.

Retirement Benefits.   During the most recently completed fiscal year, Carolina Trust Bank was party to agreements with each of Mr. Ocheltree and Mr. Rager that entitled the officer to certain supplemental retirement benefits. Set forth below is a description of each of the supplemental retirement agreements in effect between the bank and the applicable officer during 2017.

2014 Ocheltree Retirement Plan.   During 2014, the bank executed a Supplemental Executive Retirement Plan Agreement with Mr. Ocheltree (which is referred to herein as the “2014 Ocheltree SERP”). Because of federal tax code limitations on the amount of compensation that may be deferred by a highly compensated employee under Carolina Trust Bank’s 401(k) Plan, such a retirement agreement supplements the amount that the executive officer can defer until retirement. Similar plans are a common component of the compensation packages of the peer banks with which Carolina Trust Bank competes and of the financial institution industry generally. These retirement benefits are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code.

Under the 2014 Ocheltree SERP in effect during 2017, the bank annually accrues a liability retirement account benefit on Mr. Ocheltree’s behalf equal to not less than twenty percent (20%) of his base salary. The accrued balance in the retirement account will be paid to Mr. Ocheltree following his retirement in five equal annual installments. In accordance with Section 409A of the Code, the first payment may be delayed by six months under certain conditions. Mr. Ocheltree becomes vested in the accrued liability retirement account on January 1, 2019. In the event Mr. Ocheltree should die while actively employed by the bank at any time after the vesting but prior to him attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the bank will pay the accrued balance in one (1) lump sum to the person designated by Mr. Ocheltree. Accruals to the retirement account will be suspended during any period that Mr. Ocheltree has a qualified period of disability.

If after January 1, 2019 and prior to age 65, Mr. Ocheltree’s employment is terminated voluntarily by him or by the bank without cause, the accrued balance under the 2014 Ocheltree SERP shall be paid to Mr. Ocheltree in a lump sum thirty (30) days following his attainment of the age of sixty-five. In the event of a change in control of the bank (as defined in the 2014 Ocheltree SERP), and should Mr. Ocheltree’s employment be terminated without cause either 30 days prior to, or within 12 months after, the change in control, Mr. Ocheltree would be paid the accrued balance under the 2014 Ocheltree SERP in a lump sum thirty (30) days following the latter of the change in control or his termination of employment. The accrued liability balance in Mr. Ocheltree’s retirement account at December 31, 2017, was $210,741, which was a $55,152 increase from the balance at December 31, 2016.

Effective August 31, 2018, Carolina Trust Bank and Mr. Ocheltree entered into a first amendment to the 2014 Ocheltree SERP. The primary purpose of the amendment was to cease annual accruals and to freeze any future accruals under the 2014 agreement on behalf of Mr. Ocheltree into the 2014 agreement’s designated liability retirement account. The balance in the liability retirement account as of September 1, 2018, will be annually credited with earnings at a rate approved by Carolina Trust Bank’s compensation committee by the end of the preceding calendar year.

Rager 2007 Retirement Plan.   During 2017, Mr. Rager was a participant in a supplemental executive retirement plan that the bank established in 2007 for eligible participants chosen by the bank. The retirement benefits provided under the plan are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code. To offset the cost of future funding of the retirement benefits payable to participants under the 2007 retirement plan, the bank owns life insurance policies on the lives of certain current and former executive officers.

As a participant in the 2007 supplemental retirement plan, Mr. Rager would be provided an annual retirement benefit equal to fifteen percent (15%) of his average annual base salary during his final five years of employment. Absent an acceleration event, his benefit would be paid over the ten (10) years following his retirement. Mr. Rager became fully-vested in the benefits provided under the supplemental retirement plan in 2016 upon his ten-year anniversary as an employee of the bank. If Mr. Rager should die while employed by the bank, Carolina Trust Bank will pay the present value of the vested benefit to the officer’s beneficiary in a lump sum. If the officer dies while receiving the retirement benefit, the bank shall pay any remaining benefit to the officer’s beneficiary in the same amounts and manner that would have been paid to the officer had the officer survived.

Upon a termination of the employment of Mr. Rager following a “change in control” (the definition of “change in control” being substantially similar to the same term under his employment agreement), the full retirement benefit under the plan (calculated as of the termination of employment) is payable in a lump sum to the officer. As of December 31, 2017, the estimated payment that would be due under the retirement plan in such an event is $180,323, which reflects an $8,374 increase from the amount that would have been payable at December 31, 2016. In the event payment of the benefit to the officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Code, then the payments would be reduced (but not below zero) to the extent necessary to ensure that no portion of the payment will be subject to any excise tax.

If the employment of Mr. Rager with Carolina Trust Bank is terminated without cause prior to his normal retirement date, the vested retirement benefit under the retirement plan is payable in a lump sum. No benefit will be payable to Mr. Rager, however, if he is terminated for cause. Termination for cause includes termination of the officer’s employment because of (i) fraud, embezzlement, theft, or comparable dishonest activity committed by the officer; (ii) the officer’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude, (iii) the officer’s breach, neglect, refusal, or failure to materially discharge the officer’s duties or the officer’s failure to comply with the lawful directions of a senior managing officer of the bank (which failure is not timely cured), (iv) any willful misconduct by the officer which may cause substantial economic or reputation injury to the bank, including, but not limited to, sexual harassment, or (v) the willful destruction by the officer of bank property having a material value to the bank.

2018 Supplemental Executive Retirement Plan Agreements with Named Executive Officers.   On August 31, 2018, Carolina Trust Bank entered into a supplemental executive retirement plan agreement with each of Messrs. Laws, Ocheltree, and Rager (which we refer to, collectively, as the “2018 SERPs”). Subject to its terms and conditions, each agreement is intended to provide the officer with certain supplemental retirement benefits upon a separation of service due to a termination of employment (other than a termination with cause, as defined in the respective agreements). The amount and timing of payment of the supplement retirement benefits vary based on a number of factors, including, among others, the age of the officer, the reason for any separation from service, and whether the officer has met the vesting requirements set forth in the agreement at the time of any payment triggering event.

Account Balance Accruals. In connection with commencement of the 2018 SERPs for Mr. Laws and Mr. Rager, Carolina Trust Bank will accrue a one-time, initial contribution for each officer in an unfunded bookkeeping account, which contribution represents the initial account balance for the officer’s respective supplemental retirement plan. The initial contribution for Mr. Laws is $70,298 and for Mr. Rager is $71,020. This contribution, plus the annual earnings on the account at the rate approved (from time to time) by the bank’s compensation committee, is referred to in the aggregate as the “account balance.” Carolina Trust Bank retains authority under the agreements to make additional contributions in the future to the officers’ respective account balances provided such additional contributions are determined by the bank no later than the last day of the taxable year immediately preceding the year in which such additional contributions are accrued on the bank’s books. With respect to Mr. Ocheltree’s 2018 SERP, Carolina Trust Bank will annually accrue in an unfunded bookkeeping account an amount equal to not less than 32% of his base salary (as defined in the agreement) plus any additional amount the bank may determine in its sole discretion provided such additional amounts are determined by the bank no later than the last day of the taxable year immediately preceding the year in which such additional amounts are accrued on the bank’s books. Such annual accruals, together with the annual earnings credited to the account at a rate approved (from time to time) by Carolina Trust Bank’s compensation committee, is referred to in the aggregate as the “account balance” under Mr. Ocheltree’s plan.

Normal Retirement Benefit. Assuming the respective officer remains employed through his normal retirement age of 65 as set forth in the 2018 SERPs and that there is no intervening change in control, then the officer would be entitled to receive a benefit amount calculated as the amount that fully amortizes (over a period not to exceed 15 years, as determined by initial election of the officer on the agreement execution date) his vested account balance existing at the end of the month before the month in which he separates from service from Carolina Trust Bank (and taking into account interest between when he separates from service and the date full payment is made under the terms of the agreement). The benefit amount would be paid out either as a lump sum or as an up to 15-year annuity, based on the officer’s election at the time the agreement was executed. Such lump sum would be paid, or if annual payments are elected, would commence beginning on the first day of the year following the year in which the officer experiences a separation from service (as defined in section 409A of the Code), unless the officer is a “specified employee” (as defined in section 409A of the Code), in which case the benefit would be paid or commence on the latter of: (i) the first day of the year following the year in which the officer experiences a separation from service or (ii) the seventh month after the month in which the officer experiences a separation from service.

Vesting. Assuming the officers’ continued employment, Mr. Laws and Mr. Rager will become vested in their respective account balance in accordance with the following schedules:

Officer	Initial Vest Date	% of Account Balance that Vests on Initial Vest Date	% of Account Balance that Vests Annually following Initial Vest Date	Date Officer Will be Fully-Vested in Account Balance
Laws	Sept. 1, 2019	20.0%	20.0%	Sept. 1, 2023
Rager	Sept. 1, 2019	33.3%	33.3%	Sept. 1, 2021

In the case of Mr. Ocheltree, and assuming his continued employment through the applicable vesting date, Mr. Ocheltree became 80% vested in his account balance on September 1, 2018, and will become vested in the remaining 20% of the account balance on January 1, 2019.

Notwithstanding the foregoing vesting schedules, the officers’ respective vesting in their account balance will be accelerated if:

•	there is a change in control (as defined in the respective agreement) before the officer turns 65 and prior to the officer experiencing a separation from service;
•	the officer separates from service due to disability (as defined in the agreements); or
•	the officer dies before separating from service.

Early Termination Benefit. Under the 2018 SERPs, if the officer experiences a separation from service (other than due to death or a termination with cause) prior to attaining the age of 65, he will be entitled to a benefit amount calculated as the amount that fully amortizes (over 10 years) his vested account balance existing at the end of the month before the month in which he separates from service (and taking into account interest between when he separates from service and the date full payment is made under the agreement). If the separation from service is due to the officer’s disability, the officer will be fully vested in his account balance, notwithstanding any failure to meet the time-vesting requirements set forth in the agreement. The benefit amount would be paid in ten-equal annual installments, commencing on the first day of the year following the year in which the officer turns age 65, unless the officer is a “specified employee,” in which case the benefit would commence on the latter of: (i) on the first day of the year following the year in which the officer turns age 65 or (ii) the seventh month after the month in which the officer experiences a separation from service.

Change in Control Benefit. Should a change in control (as defined in the 2018 SERPs) occur prior to the officer both attaining his normal retirement age of 65 and prior to a separation from service, the officer would be paid his vested account balance calculated on the date of the change in control. This change in control benefit would be paid in a lump sum within 10 days following the change in control. Further, the officer would become fully vested in his account balance upon the change in control, notwithstanding any failure to meet the time-vesting requirements set forth in the respective agreement. Additionally, under each of the 2018 SERPs, the timing of the payment of Normal Retirement Benefits, Early Termination Benefits, or disability benefits under the agreement that have already commenced due to a prior separation from service or due to the officer reaching normal retirement age will also be accelerated to a single lump sum payment if a change in control event subsequently occurs. Such accelerated payment will be made on the day of the change in control in the case of an acceleration of the Normal Retirement Benefits or, in the case of an acceleration of the Early Termination Benefits or disability benefits, three days after the later of: (i) the effective date of the change in control or (ii) the seventh month after the month in which the officer experiences a separation from service.

Death Benefits. Under the 2018 SERPs, if the officer should die prior to experiencing a separation from service, the officer’s beneficiary (as designated under the agreement), will be entitled to be paid a benefit amount in cash equal to the officer’s vested account balance on the date of death. If the officer is not already fully vested in his account balance, the officer will become fully vested upon death. The benefit amount upon death prior to separation from service would be paid within 21 days of the date of the officer’s death. If the officer dies after separation from service, the officer’s beneficiary would be entitled to be paid a benefit amount in cash equal to the remaining account balance at the officer’s death. Such lump sum cash payment would be paid 90 days after the officer’s death.

Termination with Cause. Under 2018 SERPs, the officers would not be entitled to any retirement benefit if the respective officer experiences a separation from service due to a termination with cause (as defined in the respective agreement) of the officer’s employment with Carolina Trust Bank.

Transactions with Related Persons

Carolina Trust’s subsidiary bank expects to have banking transactions in the ordinary course of business with directors, executive officers and their associates. These transactions include deposit and lending relationships. All transactions with directors, executive officers and their associates will be made in the ordinary course of business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and will not involve more than normal risks of collectability or present other unfavorable features.

CAROLINA TRUST’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents Carolina Trust’s management’s discussion and analysis of Carolina Trust’s financial condition and results of operations and should be read in conjunction with the financial statements and related notes contained elsewhere in this joint proxy statement/prospectus. The discussion is provided to assist in the understanding and evaluation of Carolina Trust’s financial condition and its results of operations as of and for the periods indicated. Readers are directed to review the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” which is applicable to the following discussion. As used in the following discussion, the term “Company” refers to Carolina Trust BancShares, Inc. and the term “Bank” refers to Carolina Trust Bank.

Financial Condition at June 30, 2018 and December 31, 2017

During the period from December 31, 2017 to June 30, 2018, the Company’s total assets increased by approximately $64.2 million, or 15.80%. The increase, reflected primarily in interest-earning deposits with banks and loans, was funded by an increase in deposits and capital. Interest-earning deposits with banks, and securities available-for-sale at June 30, 2018 totaled $64.5 million compared to $34.8 million at December 31, 2017.

The Company’s investment securities portfolio as of June 30, 2018 totaled $28.9 million, a decrease of $2.2 million when compared to the $31.1 million reported at December 31, 2017. At June 30, 2018, the Company had a net unrealized loss on available-for-sale securities of $751,000, net of tax, as compared to a net unrealized loss of $732,000, net of tax, at December 31, 2017. On January 1, 2018 the Company adopted the FASB ASU 2016-01 in which there was an initial reclassification from accumulated other comprehensive income in the amount of $443,000 recorded to retained earnings for the loss on equity investments.

At June 30, 2018, net loans constituted 78.62% of the Company’s total assets. Net loans increased by $25.1 million from December 31, 2017 to June 30, 2018. Of all of the portfolio segments that increased during the first six months of 2018, commercial real estate experienced the largest amount of growth at $25.4 million or 11.93%. Management’s continued goal is to grow the loan portfolio to provide maximum income proportionate with acceptable risks.

As part of the ongoing monitoring of credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the local, state and national economic outlook, (ii) concentrations of credit, (iii) interest rate movements, (iv) volume, mix and size of loans, and (v) delinquencies. The Company also has an internal Loan Review Officer that monitors risk grades on an on-going basis. Furthermore, the Company employs a third party contractor to perform an annual loan review. The scope of the review is typically 50 – 60% of the loan portfolio.

At June 30, 2018 and December 31, 2017 impaired loans, which consisted primarily of troubled debt restructurings and non-accrual loans, were $4.6 million and $6.4 million, respectively. Impaired loans of $1.7 million and $1.8 million had related allowances for loan losses totaling $249,000 and $248,000 at June 30, 2018 and December 31, 2017, respectively. There were $2.9 million and $4.6 million of impaired loans without a specific allowance at June 30, 2018 and December 31, 2017, respectively. Impaired loans at June 30, 2018 and December 31, 2017 consisted primarily of commercial real estate, commercial and industrial and residential mortgage loans. At June 30, 2018, there were eleven loans amounting to approximately $4.0 million, which were restructured to facilitate the borrowers’ ability to repay the outstanding balance. These eleven restructured loans are considered troubled debt restructurings at June 30, 2018 and have specific reserves amounting to approximately $249,000. Of these eleven loans, nine loans totaling $3.3 million were accruing interest at June 30, 2018. At December 31, 2017, there were ten loans totaling $4.2 million which were restructured to facilitate the borrowers’ ability to repay the outstanding balance, and of these ten loans, nine loans totaling $3.4 million were accruing interest. Reserves for loans not considered impaired were approximately $3.6 million and $3.4 million at June 30, 2018 and December 31, 2017, respectively. The allowance for loan losses at both June 30, 2018 and December 31, 2017 was 1.03% of gross loans outstanding.

The Company records provision for loan losses based upon known problem loans and estimated probable losses in the existing loan portfolio. The Company’s methodology for assessing the appropriateness of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a model estimating probable losses for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio, trends in portfolio credit quality, including delinquency and charge-off rates and current economic conditions that may affect a borrower's ability to repay. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Non-interest earning assets consisting of cash and due from banks, bank premises, equipment and software, foreclosed assets and other assets increased to $25.1 million at June 30, 2018 compared to $15.6 million at December 31, 2017. The increase is attributed mostly to the increase in cash and due from banks of $8.4 million, or 155.20% and to an increase in foreclosed assets of $1.2 million or 149.83%. At June 30, 2018, foreclosed assets consisted of six properties valued at $2.0 million. At December 31, 2017, foreclosed assets consisted of five properties valued at $789,000.

Deposit accounts represent the Company’s primary funding source and consist of non-interest bearing demand deposits, interest-bearing demand deposits, savings accounts and time deposits. Total deposits increased by approximately $52.6 million, or 15.45%, for the six months ended June 30, 2018. The growth is due to the increases in noninterest-earning demand deposits of $17.6 million, or 35.76%, interest-earning demand deposits of $10.7 million, or 9.28%, savings deposits of $1.5 million or 7.00%, and time deposits of $22.8 million or 14.79%.

Federal Home Loan Bank advances totaled $16.1 million at June 30, 2018, a decrease of $7.5 million over the $23.6 million advanced at December 31, 2017.

On March 29, 2018, the Company entered into a Term Loan Agreement and a Security Agreement with, and executed and delivered a Promissory Note to Community Bankers’ Bank, Midlothian, Virginia (the “Lender”). These documents provide for a $3 million secured term loan to the Company. The term loan accrues interest at the Wall Street Journal prime rate, which was 4.75% on the Promissory Note date, with a maximum rate of 18.0%. The Company will make 12 interest payments beginning on April 29, 2018, and on the 29th day of each month thereafter. Beginning on April 29, 2019, and on the 29th day of each month thereafter, the Company will make 84 payments of principal and interest of the lesser of $41,798.65, or accrued interest and so much of the $3,000,000 Promissory Note amount as has been advanced. Changes to the scheduled payments will be made to reflect changes, if any, in the interest rate. There is no penalty for voluntary prepayment of the Promissory Note, and on April 27th, the Company repaid the outstanding balance.

Stockholders’ equity amounted to $48.2 million, or 10.24% of total assets at June 30, 2018, compared to $29.1 million, or 7.16% of total assets at December 31, 2017.

Results of Operations for the Three- and Six-Month Periods Ended June 30, 2018 and 2017

For the three months ended June 30, 2018 and 2017

Net Income and Net Income Available to Common Shareholders

Net income for the three months ended June 30, 2018 was $510,000 compared to $196,000 for the second quarter of 2017, an increase of $314,000. Diluted earnings per common share was $0.08 for the three months ended June 30, 2018 compared to $0.04 for the second quarter of 2017. The increase in net income is primarily due to an increase in interest income on loans of $830,000 as average loans increased by $54 million from the second quarter of 2017 to the second quarter of 2018. The interest income was partially offset by an increase in interest expense of $309,000 due to an increase in total deposits outstanding and merger expenses of $323,000 relating to the proposed acquisition of Clover Community Bankshares, Inc.

Net Interest Income

Net interest income is the primary source of earnings for the Company. Net interest income is the difference between interest income on earning assets (primarily loans and investment securities) and the interest expense on deposits and other interest bearing liabilities. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin is the ratio of net interest income to average assets for the period. Changes in net interest income result from changes in interest rates and the volume and mix of earning assets and interest-bearing liabilities.

Net interest income for the quarter ended June 30, 2018 totaled $4,043,000 compared to $3,420,000 for the quarter ended June 30, 2017. The Company’s net interest spread was approximately 3.52% and 3.64% for the quarters ended June 30, 2018 and 2017, respectively. Net interest margin on average interest earning assets was 3.76% and 3.80% for the quarters ended June 30, 2018 and 2017, respectively. Net interest spread decreased by 12 basis points, and net interest margin decreased by 4 basis points. The decreases in net interest spread and net interest margin are due primarily to increase in the cost of funds.

Provision for Loan Losses

The Company recorded a provision for loan losses of $88,000 and $64,000 for the quarters ended June 30, 2018 and 2017. This increase of $22,000 in the provision for loan losses is due to an increase in the amount of loans outstanding. The ratio of the allowance for loan and lease losses as a percentage of total loans increased from 0.99% at June 30, 2017 to 1.03% at June 30, 2018. The increase in this percentage is due to increase in the qualitative factor for nature and volume of the portfolio for Residential and Commercial acquisition, development and construction (“ADC”) loans, Commercial Real Estate loans and Commercial and Industrial loans used in the model. The provision for loan losses is charged to operations to bring the allowance to a level deemed appropriate based on management’s evaluation of the adequacy of the allowance for loan losses.

The following table sets forth information with respect to the asset quality of our loan portfolio as of the dates indicated.

	Loans Outstanding	Non- Performing Loans	Net Charge-offs (Recoveries)	Allowance for Loan Losses
		(Dollars in thousands)
June 30, 2018	$374,026	$1,105	$95	$3,844
March 31, 2018	367,039	1,125	71	3,780
December 31, 2017	348,679	2,746	(26)	3,599
September 30, 2017	340,038	2,142	130	3,423
June 30, 2017	324,349	2,896	322	3,213
March 31, 2017	311,609	2,937	73	3,471
December 31, 2016	308,492	2,875	(303)	3,393
September 30, 2016	301,420	3,579	56	3,687
June 30, 2016	293,157	1,739	(20)	3,541
March 31, 2016	297,746	2,100	122	3,521
December 31, 2015	292,362	2,164	2	3,723
September 30, 2015	286,469	2,079	(109)	3,825

Non-interest Income

Non-interest income for the quarter ended June 30, 2018 totaled $366,000, an increase of $110,000 over the $256,000 reported for the quarter ended June 30, 2017. The primary factors contributing to the overall increase were the increase in overdraft fees on deposits of $47,000 for the quarter ended June 30, 2018 when compared to the same period in 2017 and the unrealized gain on equity securities of $50,000 for the quarter ended June 30, 2018. On January 1, 2018 the net unrealized loss on equity securities was reclassified from accumulated other comprehensive income to retained earnings and from that date forward will be recorded on the income statement.

Interchange fees, or “swipe” fees, are charges that merchants pay to the Bank and other card-issuing banks for processing electronic payment transactions. Interchange fees consist of income from check card usage, point of sale income from PIN-based debit card transactions and ATM service fees. With the adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, in 2018, interchange fees are reported net of related costs. See Note 2 – Recent Accounting Pronouncements, to Carolina Trust’s unaudited condensed consolidated interim financial statements that accompany this joint proxy statement/prospectus. Previously, such costs were reported as check card expense. Interchange fees for the three months ended June 30, 2018 and June 30, 2017 reported on a net basis totaled $52,000 and $42,000, respectively.

Non-interest Expense

Non-interest expenses for the June 30, 2018 and 2017 quarters totaled $3,620,000 and $3,327,000, respectively. The $293,000 increase was due in part to Merger expenses of $323,000 relating to the proposed acquisition of Clover Community Bank and an increase of foreclosed asset expenses in the amount of $80,000 due to the valuation adjustment of one property. Slightly offsetting these increases was a $81,000 or 29.95% decrease in data processing expenses. During the second quarter of 2017, data processing expenses were higher due to the conversion of our core processing system that was complete in April of that year.

Income Tax Expense

The Company recorded income tax expense of $191,000 for the three-months ended June 30, 2018 resulting in an effective tax rate of 27%. For the same period in 2017, the Company recorded income tax expense of $89,000 with an effective tax rate of 31%. The Company’s federal income tax rate was lowered from 34% to 21% due to the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017. For 2018, the effective tax rate is higher than the statutory rate mainly due to the $131,000 in merger expenses that are non-deductible.

In June 2017, the North Carolina corporate tax rate was lowered from 3% to 2.5%, effective in 2019. Management has determined initially that the impact of the rate change on deferred tax assets is not material and will continue to monitor the impact until the new tax rate is effective in 2019.

For the six months ended June 30, 2018 and 2017

Net Income and Net Income Available to Common Shareholders

Net income for the six months ended June 30, 2018 was $1,091,000 compared to $407,000 for the six months ended June 30, 2017, an increase of $684,000. Diluted earnings per common share was $0.19 for the six months ended June 30, 2018 and $0.09 for the six months ended June 30, 2017.

Net Interest Income

Net interest income for the six months ended June 30, 2018 totaled $7,810,000 compared to $6,674,000 for the six months ended June 30, 2017. The Company’s net interest spread was approximately 3.57% and 3.60% for the six months ended June 30, 2018 and 2017, respectively. Net interest margin on average interest earning assets was 3.78% and 3.76% for the six months ended June 30, 2018 and 2017, respectively. The decrease in net interest spread was 0.03% and the increase in net interest margin was 0.02%, respectively.

Provision for Loan Losses

The Company recorded provision for loan losses of $340,000 and $215,000 for the six months ended June 30, 2018 and 2017, respectively. This increase in the provision for loan losses is due to an increase in the amount of loans outstanding. The provision for loan losses is charged to operations to bring the allowance to a level deemed appropriate based on management’s evaluation of the adequacy of the allowance for loan losses.

Non-interest Income

Non-interest income for the six months ended June 30, 2018 and 2017 totaled $696,000 and $450,000, respectively. The increase of $246,000 is comprised of overdraft fees on deposits and the unrealized gain on equity securities. Overdraft fees on deposits increased by $103,000 or 58.15% and the unrealized gain on equity securities was $88,000.On January 1, 2018 the net unrealized loss on equity securities was reclassified from accumulated other comprehensive income to retained earnings and from that date forward will be recorded on the income statement.

Interchange fees, or “swipe” fees, are charges that merchants pay to the Bank and other card-issuing banks for processing electronic payment transactions. Interchange fees consist of income from check card usage, point of sale income from PIN-based debit card transactions and ATM service fees. With the adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, in 2018, interchange fees are reported net of related costs. See Note 2 – Recent Accounting Pronouncements, to Carolina Trust’s unaudited condensed consolidated interim financial statements that accompany this joint proxy statement/prospectus. Previously, such costs were reported as check card expense. Interchange fees for the six months ended June 30, 2018 and June 30, 2017 reported on a net basis totaled $98,000 and $63,000, respectively.

Non-interest Expense

Non-interest expenses for the six months ended June 30, 2018 and 2017 totaled $6,716,000 and $6,304,000, respectively. The $412,000 increase was due in part to $323,000 of merger expenses for the proposed acquisition of Clover Community Bank and a $180,000, or 5.13%, increase in compensation expense due to salary and wage increases. The increase in salaries and wages was attributable to annual raises and performance bonuses. Slightly offsetting these increases was a $147,000 or 27.30% decrease in data processing expenses. During the first quarter of 2017, data processing expenses were higher due to the conversion of our core processing system that was complete in April of that year.

Income Tax Expense

The Company recorded income tax expense of $359,000 for the six months ended June 30, 2018 resulting in an effective tax rate of 25%. For the same period in 2017, the Company recorded income tax expense of $198,000 with an effective tax rate of 33%. The Company’s federal income tax rate was lowered from 34% to 21% due to the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017. For 2018, the effective tax rate is higher than the statutory rate mainly due to the $131,000 in merger expenses that are non-deductible.

In June 2017, the North Carolina corporate tax rate was lowered from 3% to 2.5%, effective in 2019. Management has determined initially that the impact of the rate change on deferred tax assets is not material and will continue to monitor the impact until the new tax rate is effective in 2019.

Liquidity

The Company’s liquidity is a measure of its ability to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost effective manner. The Company’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid assets, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Liquid assets, which consist of cash and due from banks, interest-earning deposits with banks, certificates of deposit with banks, investment securities classified as available-for-sale, and equity securities represented 16.95% and 10.25% of total assets at June 30, 2018 and December 31, 2017, respectively.

Should the need arise, management believes the Company would have the capability to sell securities classified as available-for-sale or to borrow funds as necessary to meet the Company’s cash flow demands. At June 30, 2018, the Bank had established credit lines with other financial institutions to purchase up to $15.5 million in federal funds and to borrow up to $10 million under a reverse repurchase agreement. There were no borrowings outstanding against these credit lines at June 30, 2018. The Company has also established a credit line with the Federal Home Loan Bank of Atlanta. The credit line is secured by a portion of the Company’s loan portfolio that qualifies under FHLB guidelines as eligible collateral. Total availability, based on collateral pledged at June 30, 2018 was $74.9 million, of which $16.1 million was advanced and $7 million was securing a letter of credit.

Total deposits were $393.3 million and $340.7 million at June 30, 2018 and December 31, 2017, respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate sensitive. Time deposits represented 44.95% and 45.20% of total deposits at June 30, 2018 and December 31, 2017, respectively. At June 30, 2018 and December 31, 2017, the Company had brokered time deposits of $19.2 million and $23.3 million, respectively. The Company also obtains time accounts by connecting with institutional depositors through an online listing service. At June 30, 2018 and December 31, 2017, respectively, the deposits attributed to the listing service were $13.0 million and $14.3 million, respectively. Management accepts time deposits from outside the Bank’s local market area when such funding sources are necessary to fund growth and the rates paid are comparable to rates offered to retail customers or lower. Management believes most time deposits are relationship-oriented. While the Company will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Company anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

Management believes that the Company's current sources of funds provide adequate liquidity for its current cash flow needs.

Capital Resources

Future growth and expansion of the Company are dictated by the ability to create capital, which is generated principally by retained earnings. Adequacy of the Company's capital is also monitored to ensure compliance with regulatory requirements. One of management’s primary objectives is to maintain a strong capital position in order to warrant confidence from customers, investors, bank regulators and stockholders. A measure of capital position is capital adequacy, defined as the amount of capital needed to maintain future asset growth and absorb unforeseen losses. Regulators consider a variety of factors in determining an institution’s capital adequacy, including quality and stability of earnings, asset quality, guidance, expertise and liquidity. Regulatory guidelines place an emphasis on stockholders’ equity in relationship to total assets adjusted for risk.

In July 2013, the Federal Reserve issued final rules to include technical changes to its market risk capital rules to align them with the Basel III regulatory capital framework and meet certain requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The final rules require the Bank to comply with the following minimum capital ratios: (i) a common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets; (iii) a total capital ratio of 8.0% of risk-weighted assets; and (iv) a leverage ratio of 4.0% of total assets. The rules also require the Bank to maintain a capital conservation buffer. The capital conservation buffer requirement began January 1, 2016, at 0.625% of risk-weighted assets, and will increase by the same amount each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

When fully phased in on January 1, 2019, the rules will require the Bank to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.

Management considers the Bank to be well-capitalized and expects to be able to meet future needs caused by growth and expansion, as well as capital requirements implemented by the regulatory agencies.

The Bank calculates regulatory capital under the U.S. Basel III Standardized Approach. As a small bank holding company with less than $1 billion in total assets, the risk-based capital guidelines of the Federal Reserve do not apply to the Company on a consolidated basis.

The table below presents the regulatory capital ratios for the Bank at June 30, 2018.

	At June 30, 2018
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement
Common equity tier 1 capital ratio	12.16%	4.50%	6.50%
Total risk-based capital ratio	13.14%	8.00%	10.00%
Tier 1 risk-based capital ratio	12.16%	6.00%	8.00%
Tier 1 leverage ratio	10.45%	4.00%	5.00%

Financial Condition and Results of Operations as of and for the Years ended December 31, 2017 and 2016

CRITICAL ACCOUNTING POLICIES

General

The Company’s financial statements are prepared in accordance with U.S. generally accepted accounting principles “GAAP” and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates, which in the case of the determination of our allowance for loan losses, deferred tax assets, and foreclosed assets have been critical to the determination of our financial position and results of operations.

Management considers accounting estimates to be critical to reported financial results if (i) the accounting estimate requires management to make assumptions about matters that are highly uncertain and (ii) different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on the Company’s financial statements.

Allowance for Loan and Lease Losses

The most critical estimate concerns the Company’s allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated probable losses in the existing loan portfolio. The Company’s methodology for assessing the appropriateness of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

The Company considers the allowance for loan and lease losses of $3,599,000 appropriate to cover losses inherent in the loan and lease portfolio as of December 31, 2017. However, no assurance can be given that the Company will not, in any particular period, sustain loan and lease losses that exceed the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions, the Company’s ongoing credit review process or regulatory requirements, will not require significant changes in the allowance for loan and lease losses. Among other factors, a prolonged economic slowdown and/or a decline in commercial or residential real estate values in the Company’s market area may have an adverse impact on the current adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss.

The total allowance for loan and lease losses is generally available to absorb losses from any segment of the portfolio. The allocation of the Company’s allowance for loan and lease losses disclosed in the asset quality table presented in this report is subject to change based on the changes in criteria used to evaluate the allowance and is not necessarily indicative of the trend or future losses in any particular portfolio.

The discussion and analysis included in this section contains detailed information regarding the Company’s allowance for loan and lease losses, net charge-offs, non-performing assets, past due loans and leases and potential problem loans and leases. Included in this data are numerous portfolio ratios that must be carefully reviewed in relation to the nature of the underlying loan and lease portfolios before appropriate conclusions can be reached regarding the Company or for purposes of making comparisons to other companies. Most of the Company’s non-performing loans and past due loans are secured by real estate. Given the nature of these assets and the related mortgage foreclosure and property sale, it can take 12 months or longer for a loan to migrate from initial delinquency to final disposition. This resolution process generally takes much longer for loans secured by real estate than for unsecured loans or loans secured by other property primarily due to state real estate foreclosure laws.

Deferred Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance may be established.

Management considers the determination of this valuation allowance to be a critical accounting policy due to the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if we project lower levels of future taxable income. If such a valuation allowance is deemed necessary in the future, it would be established through a charge to income tax expense that would adversely affect our operating results.

Foreclosed Assets

Foreclosed assets represent properties and equipment acquired through foreclosure or physical repossession. Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value, less selling costs, at the time of transfer to foreclosed assets are charged to the allowance for loan losses. Subsequent to foreclosure, we periodically evaluate the value of foreclosed assets held for sale and record an impairment charge for any subsequent declines in fair value less selling costs. Subsequent declines in value are charged to operations. Fair value is based on our assessment of information available to us at the end of a reporting period and depends upon a number of factors, including our historical loss experience, economic conditions, and issues specific to individual properties. Our evaluation of these factors involves subjective estimates and judgments that may change.

FINANCIAL CONDITION AT DECEMBER 31, 2017 AND 2016

At December 31, 2017, the Company’s total assets were $406,618,000, total loans stood at $348,679,000, total investment securities were $31,112,000, total deposits were $340,653,000 and total shareholders’ equity was $29,119,000. Compared with December 31, 2016, total assets increased $31,701,000 or 8.5%, total loans increased $40,187,000 or 13.0%, total investment securities increased $4,049,000 or 15.0%, total deposits increased $21,988,000 or 6.9% and total shareholders’ equity attributable to common shareholders increased $86,000 or 0.3%.

Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital ratios monitored by state and federal regulators. As of December 31, 2017, the Bank’s common equity tier 1 capital ratio and tier 1 risk-based capital ratio were both 10.10%; total risk-based capital ratio was 11.08%; and the tier 1 leverage ratio was 9.22%.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

The Company reported net income available to common shareholders of $404,000, or $0.09 per diluted common share for the year ended December 31, 2017, a decrease of $715,000 or 63.9% as compared to the year ended December 31, 2016. Excluding the increase in income tax expense of $936,000 due to the revaluation of our deferred tax asset necessitated by the enactment of the Tax Cuts and Jobs Act on December 22, 2017, which lowered the federal corporate income tax rate from 34% to 21%, net income available to common shareholders, as adjusted was $1,340,000 or $0.28 per diluted common share for the year ended December 31, 2017. Pre-tax net income decreased $220,000 or 9.9% for the year ended December 31, 2017 as compared to the same prior year period. Return on average total assets was 0.10% and return on average shareholders’ equity was 1.36% for the year ended December 31, 2017.

Select financial highlights for 2017:

•	Increase in total loans outstanding of $40,187,000 or 13.0% over the prior year.
•	Increase in total deposits outstanding of $21,988,000 or 6.9%.
•	Increase in net interest income of $620,000 or 4.6% as compared to the prior year.
•	Total nonperforming assets (“NPAs”) decreased $351,000 from $3,886,000 at December 31, 2016 to $3,535,000 at December 31, 2017. This resulted in a 17 basis point reduction in the Bank’s NPAs as a percentage of total assets, from 1.04% at December 31, 2016 to 0.87% at December 31, 2017.
•	The ratio of Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.10% at December 31, 2016 to 1.03% at December 31, 2017 due to continued improvement in credit quality as demonstrated by the reduction in NPAs.

Net Interest Income

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from the loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of non-interest-bearing liabilities and capital.

Net interest income was $13,970,000 for the year ended December 31, 2017, an increase of $620,000 or 4.6% as compared to December 31, 2016. Average interest-earning assets for 2017 were $366,581,000; an increase of $15,619,000 from 2016. For 2017, loans and investment securities represented 88.96% and 7.75% respectively of average total interest earning assets for the year. Comparatively, 2016 loans and investment securities represented 85.08% and 7.82% respectively of average total interest-earning assets for the year. The average yield on total interest-earning assets increased by 14 basis points to 4.76% in 2016 compared to 4.62% for 2016 and the average rate of interest paid on interest-bearing liabilities increased by 14 basis points to 1.11% in 2017, compared to 0.97% in 2016. For the years ended December 31, 2017 and December 31, 2016, the net interest spread was 3.65%. The net interest margin was 3.81% for the year ended December 31, 2017 compared to 3.80% for the year ended December 31, 2016, an increase of 1 basis point.

Asset Quality

We continue to make improvement in our nonperforming and classified loan categories which has allowed us to reduce the balance of our overall allowance for loan and lease losses during the fiscal years ended December 31, 2017 and 2016. The Company’s ratio of non-performing assets as a percentage of total assets decreased 17 basis points to 0.87% as compared to the 1.04% reported at December 31, 2016. In comparison to the prior year, nonaccrual loans increased $36,000, accruing loans 90 days or more past due decreased by $165,000, and foreclosed assets decreased $222,000. There were net loan charge-offs of $498,000 and $303,000 in 2017 and 2016, respectively.

The Bank recorded a $704,000 provision for loan losses in 2017 as compared to a recovery of loan losses of $27,000 in 2016. The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.10% at December 31, 2016 to 1.03% at December 31, 2017. The $731,000 increase in the provision was due to an increase in the amount of loans outstanding and to expanding the period for calculating the historical loss factors that are applied to pools of performing loans in 2017. The ratios of net charge-offs (recoveries) to average gross loans were 0.15%, 0.10% and 0.00% for 2017, 2016, and 2015, respectively.

At December 31, 2017, the Bank’s total reserves amounted to $3,599,000; of which $248,000 are specific reserves on impaired loans and $3,351,000 are general reserves to cover inherent risks in the loan portfolio. Comparatively, at December 31, 2016, the total reserves amounted to $3,393,000, including specific reserves of $914,000 and general reserves of $2,479,000. Total reserves represented 135% of non-accrual loan balances as of December 31, 2017 as compared to 129% reported at December 31, 2016.

Noninterest Income

For the year ended December 31, 2017, noninterest income was $1,376,000, a $147,000 or 12.0% increase when compared to the prior year. Income from bank owned life insurance increased $146,000 or 276.8% due to the purchase of $5.5 million in additional bank owned life insurance in February of 2017. Interchange fee income increased $39,000 or 8.8% as a result of deposit growth and promotions related to debit card usage. Overdraft fees on deposits increased $36,000 or 9.1% year over year. Slightly offsetting the improvements seen in non-interest income was a change in the income from the sales of investment securities. The Bank recorded a $55,000 gain on the sale of an investment security in 2016. The Bank did not sell any investment securities for gains in 2017. Management remains focused on business development efforts to generate additional sources of non-interest income.

Noninterest Expense

Noninterest expense for the year ended December 31, 2017 totaled $12,644,000, up $256,000 or 2.1% as compared to the $12,388,000 recorded for the year ended December 31, 2016. Specific items to note are as follows:

•	Compensation expense increased $249,000 or 3.6% in comparison to 2016 as the result of staff additions over the past 12 months, merit increases and performance incentive award increases.
•	Data processing expense increased $139,000 or 17.2% due to an increase in the number of customer accounts and also due to expenses for conversion of our core products that was completed in the second quarter of 2017.
•	Net foreclosed asset expenses declined by $212,000 or 43.0% in comparison to 2016. The decrease is due to the decrease in write-downs on foreclosed real estate properties in 2017.

Provision for Income Taxes

The Company recorded income tax expense of $1,594,000 in 2017 resulting in an effective tax rate of 79.8%, as compared to an income tax expense of $877,000 in 2016 which represented an effective tax rate of 39.5%. The effective tax rate for 2017 was elevated due to additional tax expenses totaling $936,000 when deferred tax assets were revalued. The revaluation was attributed to the Tax Cuts and Jobs Act of 2017, enacted on December 22, 2017, that decreased the Company’s federal income tax rate from 34% to 21%.The Company also had a reduction of approximately $80,000 in the deferred tax asset in 2016 due to the State of North Carolina reducing its corporate tax rate to 3%. We expect the 2018 effective tax rate to be approximately 22% based on current 2018 projections. The actual effective tax rate for 2018 will depend upon the tax effects of transactions made and also the nature and amount of future income and expenses.

NET INTEREST INCOME

Average Balances and Average Rates Earned and Paid. The following table sets forth, for the years ended December 31, 2017, 2016 and 2015, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Non-accrual loans have been included in determining average loans and did not have a material impact on net interest income.

	For the Years Ended December 31,
	# Average Balance	Interest Income/ Expense	Average Interest Rate(1)	# Average Balance	Interest Income/ Expense	Average Interest Rate(1)	# Average Balance	Interest Income/ Expense	Average Interest Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans(2)	$326,103	$16,534	5.07%	$298,600	$15,213	5.09%	$271,404	$13,897	5.12%
Investment securities available for sale	28,419	783	2.76%	27,447	815	2.97%	24,358	948	3.89%
Other interest-earning assets	12,059	132	1.09%	24,915	194	0.78%	4,379	60	1.37%
Total interest-earning assets	366,581	17,449	4.76%	350,962	16,222	4.62%	300,141	14,905	4.97%
Other assets	24,266			18,324			20,813
Total Assets	$390,847			$369,286			$320,954

Interest-bearing liabilities
Deposits:
Interest-earning demand deposits and savings	$131,072	$442	0.34%	$110,981	$278	0.25%	$95,899	$210	0.22%
Time deposits $250,000 or more	31,106	443	1.42%	39,041	567	1.45%	36,348	479	1.32%
Other time deposits	122,329	1,596	1.30%	127,581	1,665	1.31%	108,801	1,437	1.32%
Capital lease obligation	240	17	7.08%	299	21	7.02%	352	25	7.10%
Other interest-bearing liabilities	27,817	981	3.53%	18,250	341	1.87%	13,958	160	1.15%
Total interest-bearing liabilities	312,564	3,479	1.11%	296,152	2,872	0.97%	255,358	2,311	0.91%

	For the Years Ended December 31,
	# Average Balance	Interest Income/ Expense	Average Interest Rate(1)	# Average Balance	Interest Income/ Expense	Average Interest Rate(1)	# Average Balance	Interest Income/ Expense	Average Interest Rate(1)
	(Dollars in thousands)
Non-interest bearing deposits	45,362			38,662			30,428
Other liabilities	3,183			3,102			4,616
Stockholders' equity	29,738			31,370			30,552
Total liabilities and stockholders' equity	$390,847			$369,286			$320,954

Net interest income andinterest rate spread(3)		$13,970	3.65%		$13,350	3.65%		$12,594	4.06%
Net yield on average interest-earning assets(4)			3.81%			3.80%			4.20%
Ratio of interest-earning assets to interest-bearing liabilities	117.28%			118.51%			117.54%
(1)	All rates/yields are annualized based on average daily balances.
(2)	Interest income on loans and average rates are affected by accretion of fair value discounts in each period reported.
(3)	Represents the difference between the yield on total average earning assets and the cost of total interest-bearing liabilities.
(4)	Represents the ratio of net interest-earnings to the average balance of interest earning assets.

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate. Interest income on loans is affected by accretion of fair value discounts in 2017 and 2016.

	Years Ended December 31, 2017 vs. 2016
	Increase (Decrease) Due to
In thousands	Volume	Rate	Net
Interest income:
Loans	$1,401	$(80)	$1,321
Investment securities	29	(61)	(32)
Other interest-earning assets	(100)	38	(62)
Total interest income	1,330	(103)	1,227

Interest expense:
Deposits:
Savings, NOW and money market deposits	50	114	164
Time deposits $250,000 or more	(115)	(9)	(124)
Other time deposits	(69)	—	(69)
Capital lease obligation	(4)	—	(4)
Other interest-bearing liabilities	179	461	640
Total interest expense	41	566	607
Net interest income increase (decrease)	$1,289	$(669)	$620

INTEREST RATE SENSITIVITY

The Company’s results of operations depend substantially on its net interest income. Like most financial institutions, the Company’s interest income and cost of funds are affected by general economic conditions and by competition in the marketplace.

The purpose of asset/liability management is to provide stable net interest income growth by protecting the Company’s earnings from undue interest rate risk, which arises from changes in interest rates and the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. The Company maintains, and has complied with, a board-approved asset/liability management policy that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analyses: liquidity, equity, volatile-liability dependence, portfolio maturities, maturing assets and maturing liabilities. The Company’s policy is to control the exposure of its earnings to changing interest rates by generally endeavoring to maintain a position within a narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

When suitable lending opportunities are not sufficient to utilize available funds, the Company has generally invested such funds in securities, primarily securities issued by governmental agencies and government sponsored enterprises. The securities portfolio contributes to the Company’s profits and plays an important part in overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits.

In reviewing the needs of the Company with regard to proper management of its asset/liability program, the Company’s management estimates its future needs, taking into consideration estimated loan and deposit increases (due to increased demand through marketing) and forecasted interest rate changes.

The analysis of an institution’s interest rate gap (the difference between the re-pricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2017, which are projected to re-price or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period, except for those loans that have set repricing dates, which are included in the period in which they adjust. Included in adjustable rate loans are loans currently at floor rates. These floored loans will not have rate adjustments until the floor plus the index (e.g. Wall Street Journal prime rate) exceed the floor rates. For example, an adjustable rate loan with a rate index based on prime, currently 4.50%, plus a spread of 0.50% would normally have a current rate of 5.00% and would adjust when the prime rate adjusts. However, if the loan agreement includes a 5.50% floor rate, the prime rate would have to increase from 4.50% to 5.00% before that loan rate would be able to adjust above the current rate, 5.50%. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate re-pricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments, which will be received throughout the lives of mortgage-backed investment securities. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

The following table presents the Bank’s interest sensitivity gap between interest-earning assets and interest-bearing liabilities for the period indicated.

	Terms to repricing at December 31, 2017
Dollars in thousands	Within 3 Months	4 to 12 Months	1 Year to 5 Years	Over 5 Years	Total
INTEREST-EARNING ASSETS:
Loans receivable:
Adjustable rate	$101,763	$451	$28,437	$2,849	$133,500
Fixed rate	6,012	9,744	172,093	27,330	215,179
Investment securities available for sale	1,657	2	7,135	22,318	31,112
Interest-earning deposits in other banks	3,647	—	—	—	3,647
Certificate of deposit with banks	—	—	748	750	1,498
Stock in FHLB of Atlanta	—	—	—	1,341	1,341
Total interest-earning assets	$113,079	$10,197	$208,413	$54,588	$386,277

INTEREST-BEARING LIABILITIES:
Deposits:
Interest-earning demand deposits and savings	$137,462	$—	$—	$—	$137,462
Time deposits $250,000 or more	3,514	16,952	18,750	—	39,216
Other time deposits	22,380	34,004	58,392	—	114,776
Capital lease obligation	16	50	141	—	207
Long Term – Subordinated Debt	—	—	9,676	—	9,676
Advances from FHLB	9,500	—	12,100	2,000	23,600
Total interest-bearing liabilities	$172,872	$51,006	$99,059	$2,000	$324,937
Interest sensitivity gap per period	$(59,793)	$(40,809)	$109,354	$52,588	$61,340
Cumulative interest sensitivity gap	$(59,793)	$(100,602)	$8,752	$61,340	$61,340
Cumulative gap as a percentage of total interest-earning assets	(52.88%)	(81.61%)	2.64%	15.88%	15.88%
Cumulative interest-earning assets as a percentage of interest-bearing liabilities	65.41%	55.06%	102.71%	118.88%	118.88%

CAPITAL RESOURCES

Management considers the Company and the Bank to be well-capitalized and expects to be able to meet future needs caused by growth and expansion, as well as capital requirements implemented by the regulatory agencies. In the course of its ongoing capital management, the Company evaluates regularly any potential need for additional capital both at the Company and subsidiary Bank. The Company considers various alternatives such as debt or equity issued by the Company, from which proceeds may be invested in the Bank to support asset growth and to increase regulatory capital ratios.

The Company and the Bank calculate regulatory capital under the U.S. Basel III Standardized Approach.

The table below presents the regulatory capital ratios for the Bank as of December 31, 2017.

	At December 31, 2017
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement
Common equity tier 1 capital ratio	10.10%	4.50%	6.50%
Total risk-based capital ratio	11.08%	8.00%	10.00%
Tier 1 risk-based capital ratio	10.10%	6.00%	8.00%
Tier 1 leverage ratio	9.22%	4.00%	5.00%

LIQUIDITY

The Company’s liquidity is a measure of its ability to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost-effective manner. The Company’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid assets, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Liquid assets, which consist of cash and due from banks, interest-earning deposits with banks, certificates of deposits with banks, federal funds sold and investment securities classified as available for sale, represented 10.25% and 14.59% of total assets at December 31, 2017 and December 31, 2016, respectively.

Should the need arise, management believes the Bank would have the capability to sell securities classified as available for sale or to borrow funds as necessary. At December 31, 2017, the Bank had established credit lines with other financial institutions to purchase up to $14 million in federal funds and to borrow up to $10 million under a reverse repurchase agreement. There were no borrowings outstanding against these credit lines at December 31, 2017 or at December 31, 2016. The Bank has also established a credit line with the Federal Home Loan Bank of Atlanta. The credit line is secured by a portion of the Bank’s loan portfolio that qualifies under FHLB guidelines as eligible collateral. Total availability, based on collateral pledged at December 31, 2017 was $68.3 million, of which $23.6 million was advanced and $5.0 million is used for a letter of credit.

Total deposits were $340,653,000 and $318,665,000 at December 31, 2017 and December 31, 2016 respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate-sensitive. Time deposits represented 45.20% and 50.19% of total deposits at December 31, 2017 and December 31, 2016 respectively. Time deposits of $250,000 or more represented 11.51% and 11.47% of the Bank’s total deposits at December 31, 2017 and December 31, 2016, respectively. At December 31, 2017 and December 31, 2016 the Bank had brokered time deposits of $23,579,000 and $25,439,000 respectively. Management accepts time deposits from outside the Bank’s local market areas when such funding sources are useful to supplement funding and to add liquidity. Management believes most time deposits are relationship-oriented. While the Bank expects it will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Bank anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

The principal source of cash revenues for the Company is dividends from the Bank. The relevant federal and state regulatory agencies have authority to prohibit a state bank or bank holding company, which would include the Company and the Bank, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Specifically, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if any of the holding company’s bank subsidiaries are classified as undercapitalized.

ASSET QUALITY

Summary of Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Company’s loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Company’s loan analysis and grading program. Provisions for loan losses are made to maintain the balance of the allowance for loan losses at a level that is appropriate in light of the risk inherent in the Company’s loan portfolio. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for potential losses inherent in the loan portfolio.

As part of the on-going monitoring of credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the local, state and national economic outlook, (ii) concentrations of credit, (iii) interest rate movements, (iv) volume, mix and size of loans and (v) delinquencies. The Company also has an internal Loan Review Officer that monitors risk grades on an on-going basis. Furthermore, the Company employs a third party contractor to perform an annual loan review. The scope of the review is typically 50 - 60% of the loan portfolio.

The Company recorded loan loss provisions totaling $704,000 for the year ended December 31, 2017 and recorded a recovery of loan loss totaling $27,000 for the year ended December 31, 2016. More recent improved loss experience as shown in the table below reduced the required reserve for performing loans. Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income. Based on its best judgment, evaluation, and analysis of the loan portfolio, management believes the level of the allowance for loan losses to be appropriate in light of the risk inherent in the Company’s loan portfolio for the reporting periods.

The following table represents the Company’s activity in its allowance for loan losses for the period presented:

Analysis of the Allowance For Loan Losses

Dollars in thousands	2017	2016	2015	2014	2013
Balance at January 1	$3,393	$3,723	$4,002	$4,066	$4,773
Recoveries:
Commercial real estate	153	95	141	276	112
Commercial	50	17	95	23	43
Residential mortgage	18	—	—	1	34
Consumer and home equity lines	16	25	12	6	8
Total Recoveries	237	137	248	306	197
Charged-off loans:
Commercial real estate	(208)	(71)	(108)	(226)	(1,331)
Commercial	(369)	(301)	—	(18)	(1,546)
Residential mortgage	(66)	—	(132)	—	(62)
Consumer and home equity lines	(92)	(68)	(17)	(46)	(250)
Total Charge-offs	(735)	(440)	(257)	(290)	(3,189)
Net charge-offs	(498)	(303)	(9)	16	(2,992)
Provision for (recovery of) loan losses	704	(27)	(270)	(80)	2,285
Balance at December 31	$3,599	$3,393	$3,723	$4,002	$4,066

Ratio of allowance to total loans outstanding at end of year	1.03%	1.10%	1.27%	1.64%	1.82%
Ratio of net charge-offs to average loans outstanding during the period	0.15%	0.10%	0.00%	(0.01%)	1.36%

The allowance as a percentage of loans decreased during 2017 when compared to 2016 due to the following:

•	Decrease in classified loans.
•	Decrease in loans 30-89 days past due.
•	Strong loan growth in 2017.

Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the ability of an obligor to continue to comply with repayment terms, because of the obligor’s potential operating or financial difficulties. Management monitors these loans closely and reviews their performance on a regular basis. These loans do not meet the standards for, and are therefore not included in, non-performing assets. A summary of potential problem loans as of the dates indicated follows:

Potential Problem Loans

Category	December 31, 2017		December 31, 2016
Dollars in thousands	Number	Balance	Number	Balance
Commercial real estate	12	$2,663	15	$3,492
Commercial	10	639	3	22
Residential mortgage	7	472	14	2,121
Consumer and home equity lines	14	1,727	14	1,765
Total	43	$5,501	46	$7,400

The following table summarizes the allocation for loan losses for the past five years ended December 31. The percentage in the table below refers to the percentage of loans outstanding in each category to total loans at the years ended, which is provided as a means to compare whether the allocation for loan losses for a category of loans is consistent with that category’s share of total loans.

	2017		2016		2015		2014		2013
Dollars in thousands	$	%	$	%	$	%	$	%	$	%
Commercial real estate*	2,260	61.18	1,607	58.55	2,302	56.66	2,456	53.14	2,498	51.15
Commercial	634	14.01	1,171	14.19	570	14.78	705	15.21	517	14.09
Residential mortgage	505	14.07	427	14.49	505	16.21	464	18.48	546	20.27
Home equity lines	177	9.66	175	11.38	336	10.97	361	11.70	501	12.62
Consumer – other	23	1.08	13	1.39	10	1.38	16	1.46	4	1.87
Balance at December 31	3,599	100.00	3,393	100.00	3,723	100.00	4,002	100.00	4,066	100.00

*Note: Commercial real estate loans in the table above include construction loans and multi-family housing loans.

Non-Performing Assets (“NPAs”)

Non-performing assets include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets. A loan will be placed on nonaccrual status when collection of all principal or interest is deemed unlikely. A loan will be placed on nonaccrual status automatically when principal or interest is past due 90 days or more, unless the loan is both well-secured and in the process of being collected. In this case, the loan will continue to accrue interest despite its past due status.

Foreclosed assets represent properties and equipment acquired through foreclosure or physical possession. Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value at the time of transfer to foreclosed assets are charged to the allowance for loan losses.

Under generally accepted accounting standards for receivables, a loan is impaired when, based on current information and events, it is likely that a creditor will be unable to collect all amounts due, including both principal and interest, according to the contractual terms of the loan agreement.

The Company’s ratio of NPAs to total assets decreased 17 basis points to 0.87% at December 31, 2017 as compared to 1.04% reported at December 31, 2016. In comparison to the prior year, nonaccrual loans increased $36,000, loans past due 90 days or more and still accruing interest decreased $165,000 and foreclosed assets decreased $222,000.

Non-performing assets for the five years ended December 31, 2017 are detailed as follows:

Dollars in thousands	2017	2016	2015	2014	2013
Nonaccrual loans	$2,664	$2,628	$2,047	$3,991	$3,286
Past due 90 days and accruing interest	82	247	117	175	517
Total non-performing loans	$2,746	$2,875	$2,164	$4,166	$3,803
Foreclosed assets	789	1,011	1,994	2,048	3,908
Total non-performing assets	$3,535	$3,886	$4,158	$6,214	$7,711

Non-performing assets to total assets	0.87%	1.04%	1.24%	2.12%	2.89%

Interest income recognized on non-performing loans	$22	$64	$42	$134	$145
Interest income foregone on non-performing loans	$200	$127	$93	$214	$215

Troubled Debt Restructurings

A restructured loan is a loan in which the original contract terms have been modified due to a borrower’s financial condition or there has been a transfer of assets in full or partial satisfaction of the loan. A modification of original contractual terms is generally a concession to a borrower that a lending institution would not normally consider. One troubled debt restructuring in the amount of $765,000 is included in the loans on nonaccrual status for 2017 and one troubled debt restructuring in the amount of $376,000 is included in the loans on nonaccrual status for 2016.

Accruing troubled debt restructurings for the five years ending December 31, 2017 are as follows:

Dollars in thousands	2017	2016	2015	2014	2013
Accruing troubled debt restructurings	$3,398	$4,616	$4,725	$4,242	$2,840

Loan Portfolio

The Company's total gross loans were $348,679,000 at December 31, 2017, an increase of $40,187,000 or 13.03% from the $308,492,000 reported one year earlier. The loan portfolio primarily consists of real estate (including real estate term loans, construction loans and other loans secured by real estate), commercial, and loans to individuals for household, family and other consumer purposes. We adjust the mix of lending and the terms of our loan programs according to economic and market conditions, asset/liability management considerations and other factors. Loans typically are made to businesses and individuals within our primary market area, most of whom maintain deposit accounts with the Bank. As of December 31, 2017, there was no concentration of loans exceeding 10% of total loans that is not disclosed in the Carolina Trust audited financial statements and the notes to the audited financial statements that accompany this joint proxy statement/prospectus or discussed below.

The following table summarizes the loan portfolio by category for the five years ended December 31, 2017:

Dollars in thousands	2017	2016	2015	2014	2013
Commercial real estate	$213,322	$180,617	$165,662	$130,015	$114,514
Commercial	48,867	43,780	43,207	37,202	31,554
Residential mortgage	49,059	44,698	47,388	45,217	45,393
Home equity lines of credit	33,672	35,119	32,083	28,632	28,251
Consumer	3,759	4,278	4,022	3,580	4,179
Total loans	$348,679	$308,492	$292,362	$244,646	$223,891

The following table presents maturity information (based upon interest rate repricing dates) on the loan portfolio based upon scheduled repayments at December 31, 2017.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Commercial real estate	$43,425	$141,769	$28,128	$213,322
Commercial	25,210	22,563	1,094	48,867
Residential real estate	13,481	34,676	902	49,059
Home equity lines of credit	33,672	—	—	33,672
Consumer - other	2,182	1,522	55	3,759
Total	$117,970	$200,530	$30,179	$348,679

The following table presents maturity information based upon contractual terms and scheduled repayments at December 31, 2017.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Fixed	$15,756	$172,093	$27,330	$215,179
Variable	29,110	30,215	74,175	133,500
Total	$44,866	$202,308	$101,505	$348,679

The following table sets forth information with respect to the asset quality of our loan portfolio.

Asset Quality – Loan Portfolio Analysis

	As of December 31, 2017
Dollars in thousands	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	ALLL to Loans Outstanding
Commercial real estate:
Residential ADC	$7,242	$—	0.00%	$62	0.86%
Commercial ADC	24,364	5	0.02%	210	0.86%
Farmland	5,392	—	0.00%	7	0.13%
Multifamily	11,967	—	0.00%	46	0.38%
Owner occupied	84,808	2,031	2.39%	977	1.15%
Non-owner occupied	79,549	28	0.04%	958	1.20%
Total commercial real estate	213,322	2,064	0.97%	2,260	1.06%
Commercial:
Commercial and industrial	47,032	25	0.05%	631	1.34%
Agriculture	415	—	0.00%	1	0.24%
Other	1,420	—	0.00%	2	0.14%
Total commercial	48,867	25	0.05%	634	1.30%
Residential mortgage:
First lien, closed-end	47,936	86	0.18%	424	0.88%
Junior lien, closed-end	1,123	455	40.52%	81	7.21%
Total residential mortgage	49,059	541	1.10%	505	1.03%
Home equity lines	33,672	34	0.10%	177	0.53%
Consumer – other	3,759	—	0.00%	23	0.61%
Total gross loans	$348,679	$2,664	0.76%	$3,599	1.03%

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2017 and 2016:

In thousands	December 31, 2017	December 31, 2016
Balance, beginning of period	$1,011	$1,994
Additions	520	609
Proceeds from sales	(523)	(1,165)
Valuation adjustments	(195)	(373)
Losses from sales	(24)	(54)
Balance, end of period	$789	$1,011

OFF-BALANCE SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of financial instruments whose contract amounts represent the Company’s exposure to off-balance sheet credit risk for the periods indicated is as follows:

Dollars in thousands	December 31, 2017	December 31, 2016
Undisbursed lines of credit	$67,109	$49,853
Commercial letters of credit	609	697
Total	$67,718	$50,550

The Company did not have any outstanding commitments to any classified borrowers at December 31, 2017.

INVESTMENT ACTIVITIES

The Company’s portfolio of investment securities, all of which are available for sale, consists of U.S. Government and federal agency, mortgage-backed securities, municipal securities, and equity securities.

Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders’ equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks.

The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of investment securities as of the dates indicated:

Dollars in thousands	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2017
U.S. Government and federal agency	$11,424	$11	$(159)	$11,276
Mortgage-backed securities*	19,142	61	(288)	18,915
Municipal securities	297	—	(2)	295
Equity securities	1,204	—	(578)	626
	$32,067	$72	$(1,027)	$31,112

December 31, 2016
U.S. Government and federal agency	$6,664	$17	$(138)	$6,543
Mortgage-backed securities*	18,841	101	(284)	18,658
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(92)	1,112
	$27,459	$118	$(514)	$27,063

December 31, 2015
U.S. Government and federal agency	$15,935	$17	$(409)	$15,543
Mortgage-backed securities*	5,391	212	(1)	5,602
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(166)	1,038
	$23,280	$229	$(576)	$22,933
*	All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government sponsored enterprises FNMA or FHLMC.

The following table summarizes the amortized cost and recorded market values of investment securities (excluding marketable equity securities) at December 31, 2017, by contractual maturity groups:

Dollars in thousands	Amortized Cost	Fair Value	Book Yield
U.S. Government Sponsored
Mortgage-backed Securities
Due within one year	$3	$3	2.57%
Due after one but within five years	236	241	2.49%
Due after five but within ten years	2,446	2,437	2.21%
Due after ten years	16,457	16,234	2.33%
	19,142	18,915	2.32%
U.S. Government Sponsored
Agency Securities
Due within one year	—	—	—
Due after one but within five years	6,977	6,894	1.93%
Due after five but within ten years	4,447	4,382	2.40%
Due after ten years	—	—	—
	11,424	11,276	2.11%

Municipal Securities
Due within one year	—	—	—
Due after one but within five years	—	—	—
Due after five but within ten years	297	295	3.18%
Due after ten years	—	—	—
	297	295	3.18%

Total investment securities
Due within one year	3	3	2.57%
Due after one but within five years	7,213	7,135	1.95%
Due after five but within ten years	7,190	7,114	2.37%
Due after ten years	16,457	16,234	2.33%
	$30,863	$30,486	2.25%

DEPOSIT ACTIVITIES

The Bank provides a range of deposit services, including non-interest bearing checking accounts, interest bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and the desire to increase or decrease certain types or maturities of deposits.

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2017 the Company had $27,368,000 in brokered deposits. Brokered deposits are available to banks that are well capitalized under regulatory guidelines. Historically, we have not placed much emphasis on municipal deposits which can be very rate sensitive and require pledging assets or letters of credit to collateralized amounts exceeding the deposit insurance limit. In the fourth quarter of 2017, after thoughtful analysis, we developed deposit products to offer to local government units in our market area. We plan to begin promoting these products in early 2018.

The Bank offers a variety of deposit programs to individuals and to small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. The following table sets forth the average balances and rates for each of the deposit categories for the periods indicated:

	For the Years Ended December 31,
	2017		2016		2015
Dollars in thousands	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate
Savings, NOW and money market deposits	$131,072	0.34%	$110,981	0.25%	$95,899	0.22%
Time deposits $250,000 or more	31,106	1.42%	39,041	1.45%	36,348	1.32%
Other time deposits	122,329	1.30%	127,581	1.31%	108,801	1.32%
Total interest bearing deposits	284,507	0.87%	277,603	0.90%	241,048	0.88%
Demand and other non-interest bearing deposits	45,362	—	38,662	—	30,428	—
Total average deposits	$329,869	0.75%	$316,265	0.79%	$271,476	0.78%

The following table indicates the amount of the Bank’s certificates of deposit by interest rate and by time remaining until maturity as of December 31, 2017.

Dollars in thousands	Three months or less		More than three months to six months		More than six months to one year		More than one year		Total
Certificates of $100,000 or greater	$20,606	1.19%	$13,916	1.18%	$23,425	1.33%	$56,350	1.63%	$114,297	1.43%
Certificates of less than $100,000	5,288	0.91%	3,472	0.94%	10,143	1.10%	20,792	1.35%	39,695	1.19%
Total	$25,894	1.13%	$17,388	1.13%	$33,568	1.26%	$77,142	1.56%	$153,992	1.37%

BORROWINGS

Borrowed funds consist of advances from the Federal Home Loan Bank of Atlanta (“FHLB”), federal funds purchased, obligations under a capitalized lease for the Company’s main office facility, and long term subordinated debt. The following table summarizes balance and rate information for borrowed funds as of the dates and for the periods indicated.

	December 31, At or for the Year Ended
Dollars in thousands	2017	2016	2015
AMOUNTS OUTSTANDING AT END OF PERIOD:
Advances from the FHLB
Amount	$23,600	$14,100	$13,000
Weighted average rate	1.32%	1.19%	0.72%

Federal Funds Purchased and Repurchase Agreements
Amount	—	—	2,335
Weighted average rate	—	—	1.25%

Capital lease obligation
Amount	207	268	326
Weighted average rate	7.09%	7.09%	7.09%

Long Term Subordinated Debt
Amount	9,676	9,605	—
Weighted average rate	7.91%	7.91%	—

MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH-END:
Advances from the FHLB	23,600	26,000	23,000
Federal Funds Purchased and Repurchase Agreements	—	240	2,355
Capitalized lease obligation	263	321	369
Long Term Subordinated Debt	9,676	9,605	—

AVERAGES DURING THE PERIOD:
Advances from the FHLB
Average balance	18,088	16,072	13,757
Weighted average rate	1.22%	1.08%	1.15%

Federal Funds Purchased and Repurchase Agreements
Average balance	91	62	201
Weighted average rate	1.43%	1.59%	0.93%

Capitalized lease obligation
Average balance	240	299	351
Weighted average rate	7.12%	7.10%	7.10%

Long Term Subordinated Debt
Average balance	9,638	2,115	—
Weighted average rate	7.88%	7.87%	—

Pursuant to collateral agreements with the FHLB, advances are secured by all of the Bank’s FHLB stock and a blanket lien on qualifying loans. This agreement with the FHLB provides for a line of credit up to 25% of the Bank’s assets. The unused portion of the lendable collateral value of pledged loans was $39.7 million as of December 31, 2017.

The Bank also had unused lines of credit totaling $14.0 million from correspondent banks at December 31, 2017.

CONTRACTUAL OBLIGATIONS

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2017.

	Payments due by period
In thousands	On demand or less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years	Total
Advances from FHLB	$9,500	$12,100	$—	$2,000	$23,600
Long term – subordinated debt	—	—	10,000	—	10,000
Capital lease obligation	66	141	—	—	207
Operating leases	226	220	34	—	480
Total contractual obligations, excluding deposits	9,792	12,461	10,034	2,000	34,287
Deposits	263,511	57,990	19,152	—	340,653
Total contractual obligations, including deposits	$273,303	$70,451	$29,186	$2,000	$374,940

It has been the experience of the Company that deposit withdrawals are generally replaced with new deposits, thus not requiring any material long-term net cash outflow. Based on that assumption, management believes that it can meet its contractual cash obligations from normal operations.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note B to Carolina Trust's audited consolidated financial statements that accompany this joint proxy statement/prospectus for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

INFORMATION ABOUT CLOVER

General

Clover Community Bankshares, Inc. was incorporated under the laws of the State of South Carolina on March 4, 1998, to serve as a one-bank holding company of Clover Bank. On April 20, 1998, the shareholders of Clover Bank approved a reorganization agreement and plan of exchange under which, effective June 5, 1998, Clover Bank became a wholly-owned subsidiary of Clover, which was organized for that purpose. Pursuant to the reorganization, Clover issued shares of its common stock in exchange for all of the outstanding common shares of Clover Bank.

Clover Bank was incorporated under the laws of the State of South Carolina as a state-chartered bank on August 18, 1987, and commenced operations on October 1, 1987. Clover Bank’s deposits are insured by the FDIC up to applicable limits. Clover Bank engages in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized business and professional concerns in its primary service area, and offers a full range of deposit services and short to medium-term commercial and other loans, as well as various other services from two offices in York County, South Carolina. Clover Bank’s corporate headquarters, which is also the location of its main branch, is located at 124 North Main Street, Clover, South Carolina 29710.

Clover’s only business at this time is ownership of Clover Bank and its primary source of income is any dividends that are declared and paid by Clover Bank on its common stock. Throughout this section of the joint proxy statement/prospectus, results of operations will relate to Clover Bank’s operations, unless a specific reference is made to Clover and its operating results other than through Clover Bank’s business and activities. The terms “we” and “ours” will be used throughout this section of the joint proxy statement/prospectus when discussing our operations except in circumstances where a reference is specific to either Clover and/or Clover Bank.

Clover is registered as a bank holding company with the Federal Reserve under the BHCA and the bank holding company laws of South Carolina. Clover Bank operates under the rules and regulations of, and is subject to examination by, the FDIC and the South Carolina Board of Financial Institutions. Clover Bank is also subject to certain regulations of the Federal Reserve governing the reserves to be maintained against deposits and other matters.

Deposits are the primary source of funds for Clover Bank’s lending and other investing activities. Clover Bank attracts both short-term and long-term deposits from the general public by offering a variety of accounts and rates and offer statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, noninterest-bearing accounts, and fixed interest rate certificates with varying maturities. Deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition, and other factors. Clover Bank’s primary sources of revenue are interest and fee income from its lending and investing activities.

Our business strategy is to focus on organic growth, primarily in the Charlotte MSA, generated by small businesses, professionals, and non-profit organizations. We execute this strategy by concentrating our efforts on commercial banking (loans and deposits), treasury management, and select ancillary lines of business. Our retail efforts are focused on the owners and employees of small businesses and on the retail consumer.

On June 14, 2018, Clover entered into the Agreement and Plan of Merger and Reorganization with Carolina Trust. We anticipate that the merger will close in the fourth quarter of 2018 or early in the first quarter of 2019, subject to customary closing conditions, including regulatory and shareholder approval.

At June 30, 2018, Clover had consolidated total assets of $129.5 million, and Clover Bank had 30 full-time equivalent employees. None of Clover’s or Clover Bank’s employees are represented by any unions or similar groups, and they have not experienced any type of strike or labor dispute. Clover and Clover Bank consider their relationships with employees to be good.

Competition and Market Area

Clover Bank’s current primary market area includes the Clover community in York County, South Carolina. York County is located in the north central portion of South Carolina about 75 miles north of Columbia, South Carolina and just southwest of Charlotte, North Carolina. The county is bounded by North Carolina to the north, by Lancaster County to the east, by Cherokee County to the west, and by Chester County to the south. Clover is near the North Carolina line in the northwest corner of the county. Clover Bank serves this market through two offices in York County.

Clover Bank generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. South Carolina law permits statewide branching by banks and savings institutions, and many financial institutions in the state have branch networks.

Commercial banking in South Carolina is extremely competitive. Clover Bank competes in and around its market area with some of the largest banking organizations in the Carolinas and the country. Many of these competing banks have capital resources and legal lending limits substantially in excess of those available to Clover Bank. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than Clover Bank and offer certain services that Clover Bank does not currently provide. In addition, many of these banking competitors have numerous branch offices located throughout the extended market area of Clover Bank which may provide these competitors with an advantage in geographic convenience that Clover Bank does not have at present. Many of Clover Bank’s competitors are also able to provide more services and make greater use of media advertising. Therefore, in its market area, Clover has significant competition for deposits and loans from other depository institutions. As of June 30, 2017, data provided by the FDIC Deposit Market Share Report indicated that, within Clover’s market area of York County, South Carolina, there were 45 offices of other banks or savings institutions, excluding offices of Clover.

Other financial institutions such as consumer finance companies, credit unions, insurance companies, brokerage companies, small loan companies and other financial institutions with varying degrees of regulatory restrictions compete vigorously for a share of the financial services market. Credit unions have been permitted to expand their membership criteria and expand their loan services to include such traditional bank services as commercial lending. These entities pose an increasing challenge to our efforts to serve the markets traditionally served by banks. Clover expects competition to continue to be significant.

Regulatory Considerations

Bank holding companies and commercial banks, such as Clover and Clover Bank, are subject to extensive supervision and regulation by federal and state agencies. Certain material elements of this regulatory environment, including minimum capital requirements and significant features of recent financial reform legislation, are discussed in “Clover’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” that follows. Additional discussion of the regulatory environment in which Carolina Trust, Clover, and the combined institution (following the merger) operate is provided under “Information about Carolina Trust–Supervision and Regulation.”

Properties

The following table sets forth the location of the main and branch offices of Clover Bank, as well as certain information relating to these offices.

Office Location	Year Opened	Approximate Square Footage	Owned or Leased
Clover Main Office 124 N. Main Street Clover, SC 29710	1987	9,000	Owned

Lake Wylie Office 5196 Charlotte Highway Lake Wylie, SC 29710	2002	3,000	Owned

Common and Preferred Stock

Clover’s outstanding shares of common stock were held by approximately 296 holders of record (excluding shares held in street name) as of the record date. Clover’s outstanding shares of preferred stock were held by 420 holders of record (excluding shares held in street name) as of the record date.

Market for the Common and Preferred Stock

Neither Clover common stock nor Clover preferred stock is quoted on any securities exchange.

Legal Proceedings

In the opinion of Clover’s management, neither Clover nor Clover Bank are parties to, nor are any of their properties the subject of, any other material pending legal proceedings incidental to their businesses.

CLOVER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents discussion and analysis by Clover’s management of Clover’s financial condition and results of operations and should be read in conjunction with Clover’s financial statements and related notes included with this joint proxy statement/prospectus. In this section, “we,” and “our” refer to Clover rather than Carolina Trust. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors including but not limited to many of the factors described more fully in “Risk Factors”. The following discussion is intended to assist in understanding the financial condition and results of operations of Clover and Clover Bank. Clover has no material operations other than its ownership of Clover Bank. For the purpose of this management’s discussion and analysis, balance sheet information has been expressed as period-end balances, unless otherwise noted, and loans have been disclosed net of unearned income.

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operation are based on our financial statements, which are prepared in conformity with GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies below to be significant accounting policies. The estimates and assumptions we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances.

Allowance for Loan Losses.   The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For loans that are also classified as impaired, an allowance is established when the discounted cash flows of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.

Income Taxes.   Clover accounts for income taxes in accordance with a financial accounting standard that requires that deferred tax assets and liabilities be recognized for the expected future tax consequences or events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Effective January 1, 2018, the corporate federal income tax rate was reduced from a maximum of 35% to a flat 21% rate.

Results of Operations for the Six Months Ended June 30, 2018 and 2017

Overview.   Clover reported net income of $533,171, or $0.62 basic earnings per share, for the six-month period ended June 30, 2018, compared to net income of $596,006, or $0.69 basic earnings per share, for the same period in 2017.

Net Interest Income.   Net interest income, which is our primary source of earnings, is the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities. Net interest income after provision for loan losses decreased $63,785, or 2.5%, to $2.48 million for the six months ended June 30, 2018 compared to the same period in 2017.

Total interest income decreased $70,488, or 2.7%, from $2.6 million for the six months ended June 30, 2017 to $2.58 million for the six months ended June 30, 2018. The decrease was primarily the result of a $3.3 million decrease in gross loans to $68.7 million as of June 30, 2018 compared to the same period in 2017.

Total interest expense decreased $6,703, or 6.9%, from $97,679 for the six months ended June 30, 2017 to $90,976 for the six months ended June 30, 2018. The decrease was primarily the result of a $2.5 million decrease in money market demand accounts and a $2.9 million decrease in time deposits at June 30, 2018.

Provision for Loan Losses.   Clover has established an allowance for loan losses through a provision charged as an expense on our statement of operations. We review our loan portfolio periodically to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt. We analyze loans individually by classifying the loans as to credit risk on at least a quarterly basis.

There was no provision for loan losses during either time period. The allowance for loan losses was $1.33 million at June 30, 2018 compared to $1.35 million at December 31, 2017. Clover management has deemed this amount as adequate at that date based on its best estimate of probable known and inherent loan losses at that date.

Nonperforming loans increased $88,230 from $2.29 million at December 31, 2017 to $2.38 million at June 30, 2018. Nonperforming loans consist of loans that are 90 days or more past due and troubled debt restructurings, which are loans that have been restructured from their original contractual terms. No additional interest is accrued on loans balances of nonperforming loans until the collection of both principal and interest becomes reasonably certain.

Net charge-offs were $19,674 for the six months ended June 30, 2018 compared to net recoveries of $39,964 for the same period in 2017. Charge-offs totaling $30,074 were recorded during the six months ended June 30, 2018, which included a charge-off of a home equity loan and a commercial equipment loan. In addition, a recovery, in the amount of $10,000 was collected in the six months ended June 30, 2018, from a prior year mortgage loan charge-off.

Noninterest Income.   Our noninterest income is primarily derived from service charges on deposit accounts. Noninterest income increased $59,690, or 9.4%, to $693,109 for the six months ended June 30, 2018 compared to the same period in 2017, primarily due to a $90,860 one-time gain on the sale of an OREO property for the six-month period ended June 30, 2018 offset by a decrease in gain on sales of investment securities available for sale of $51,585 for the six-month period ended June 30, 2017.

Noninterest Expense.   Noninterest expense increased $128,244, or 5.3%, to $2.53 million for the six months ended June 30, 2018 compared to the same period in 2017. The primary factors effecting the change were increases in salary and employee benefits expense and increases in professional service fees due to merger-related expenses.

Income Tax Expense.   Income tax expense is comprised of both state and federal income tax expense. Clover had an income tax expense of $116,654 for the six-month period ended June 30, 2018 as compared to $186,158 for the same period in 2017. The decrease in income tax expense was due primarily to a reduction in the federal tax rate from 34% to 21%, which became effective on January 1, 2018.

Total Comprehensive Income.   Total comprehensive income (loss) for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive loss was $77,746 for the six-month period ended June 30, 2018 compared to total comprehensive income of $916,834 for the six-month period ended June 30, 2017. The primary reason for the decrease is the change in position of the unrealized losses of $810,721 on securities available for sale experienced during the six months ended June 30, 2018.

Comparison of Financial Condition at June 30, 2018 and December 31, 2017

Assets.   Total assets, which consist primarily of cash and cash equivalents, investment securities and loans, increased from $127.8 million at December 31, 2017 to $129.5 million at June 30, 2018.

Cash and Cash Equivalents.   Total cash and cash equivalents increased $4.2 million, or 59.4%, from $7.1 million at December 31, 2017 to $11.3 million at June 30, 2018. This is due to a $0.8 million increase in cash, a $1.6 million increase in deposits in other banks and a $1.8 million increase in federal funds sold.

Securities.   Our investment portfolio consists of government-sponsored securities, municipal securities and mortgage-backed securities. Securities decreased $0.9 million, or 2.2%, from $39.3 million at December 31, 2017 to $38.4 million at June 30, 2018, primarily due to changes in market value. At June 30, 2018, we had $37.2 million in securities available for sale compared to $38.1 million at December 31, 2017. At June 30, 2018 and December 31, 2017, we had $1.0 million in securities held to maturity.

Loans.   Net loans receivable decreased $3.3 million, or 4.7%, from $70.7 million at December 31, 2017 to $67.3 million at June 30, 2018, primarily as a result of pay-offs of construction loans, 1-4 family residential loans and home equity loans. Loans secured by real estate, consisting of commercial or residential property, are the principal components of our loan portfolio.

Liabilities.   Total liabilities, which consist primarily of deposits and borrowings, increased from $114.4 million at December 31, 2017 to $116.1 million at June 30, 2018.

Deposits.   Total deposits increased $2.0 million, or 1.8%, from $112.8 million at December 31, 2017 to $114.8 million at June 30, 2018. The primary reason for the increase in deposits was an increase in demand accounts and savings accounts.

Borrowings.   There were no FHLB borrowings during the quarter. During the six months ended June 30, 2018, we made payments of $215,522 on an outstanding note payable, to a correspondent bank (the proceeds of which were utilized to redeem a series of preferred stock) decreasing the outstanding principal balance from $436,705 at December 31, 2017 to $221,183 at June 30, 2018. The note payable matures on January 1, 2019.

Shareholders’ Equity.   Shareholders’ equity decreased $77,746, or 0.58%, from $13.44 million at December 31, 2017 to $13.37 million at June 30, 2018. The primary reason for the change was a decrease in accumulated other comprehensive income (loss) of $610,917 recognized during the six months ended June 30, 2018 as a result of unrealized losses on securities available for sale (net of taxes).

Liquidity and Capital Resources

Liquidity Management.    Liquidity is the ability to meet current and future financial obligations of a short-term nature. Clover Bank's primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Atlanta. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Clover Bank regularly adjusts its investments in liquid assets based upon an assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objectives of its asset/liability management policy.

Clover Bank's most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on Clover Bank's operating, financing, lending and investing activities during any given period. At June 30, 2018, cash and cash equivalents totaled $11.3 million. At June 30, 2018, securities classified as available-for-sale less amounts pledged to secure public funds deposits, which amounted to $31.1 million, provide an additional source of liquidity. In addition, at June 30, 2018, Clover Bank had the ability to borrow a total of approximately $32.4 million from the Federal Home Loan Bank of Atlanta, subject to pledging of additional collateral.

Clover Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. Historically, it has been able to retain a significant amount of its deposits as they mature.

Clover is a separate legal entity from Clover Bank and must provide for its own liquidity. In addition to its operating expenses, Clover, on a stand-alone basis, is responsible for paying any dividends declared to its shareholders. Clover’s primary source of income is dividends received from Clover Bank. As a South Carolina chartered bank, Clover Bank is subject to limitations on the amount of dividends that it is permitted to pay.

Unless otherwise instructed by the South Carolina Board of Financial Institutions, Clover Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions. The FDIC also has the authority under federal law to enjoin a bank from engaging in what, in the opinion of the FDIC, constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances.

Capital Management.   Clover Bank is required to maintain specific amounts of capital pursuant to federal regulatory requirements. As of June 30, 2018, it was in compliance with all regulatory capital requirements, which were effective as of such date, with common equity tier 1, tier 1 risk-based capital, total risk-based capital and leverage ratios of 15.55%, 15.55%, 16.81% and 10.13%, respectively. The regulatory requirements at that date were 4.5%, 6.0%, 8.0%, and 4.0%, respectively. At June 30, 2018, Clover Bank was considered “well-capitalized” under applicable regulatory guidelines.

Dividends.   Clover Bank did not pay any dividends to its shareholder during the six months ended June 30, 2018.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit.

For the six months ended June 30, 2018, Clover did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

Results of Operations for the Years Ended December 31, 2017 and 2016

Overview.   Clover reported net income of $1.0 million, or $1.13 basic earnings per share, for the year ended December 31, 2017, compared to net income of $1.2 million, or $1.39 basic earnings per share, for the year ended 2016.

Net Interest Income.   Net interest income, which is our primary source of earnings, is the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities. Net interest income after provision for loan losses increased $341,432, or 7.1%, to $5.16 million for the year ended December 31, 2017 compared to the year ended 2016.

Total interest income increased $349,008, or 7.0%, from $5.02 million for the year ended December 31, 2016 to $5.36 million for the year ended December 31, 2017. The increase was primarily the result of an increase in loan fees and interest on investment securities.

Total interest expense increased $7,576, or 3.9%, from $194,310 for the year ended December 31, 2016 to $201,886 for the year ended December 31, 2017. The increase was primarily a result of a special 17-month certificate of deposit promotion that began in February 2017.

Provision for Loan Losses.   We have established an allowance for loan losses through a provision charged as an expense on our statement of operations. We review our loan portfolio periodically to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt. We analyze loans individually by classifying the loans as to credit risk on at least a quarterly basis.

There was no provision for loan losses recognized in either of the years ended December 31, 2017 or 2016. The allowance for loan losses was $1.35 million at December 31, 2017 compared to $1.31 million at December 31, 2016. Clover management has deemed this amount as adequate at that date based on its best estimate of probable known and inherent loan losses at that date.

Nonperforming loans increased $2.0 million, from $1.8 million at December 31, 2016 to $3.8 million at December 31, 2017. Nonperforming loans consist of loans that are 90 days or more past due and troubled debt restructurings (TDRs), which are loans that have been restructured from their original contractual terms. No additional interest is accrued on loan balances of nonperforming loans until the collection of both principal and interest becomes reasonably certain.

Net recoveries were $38,950 for the twelve months ended December 31, 2017 compared to net charge-offs of $693,136 for the same period in 2016. Charge-offs totaling $1,517 were recorded during the year ended December 31, 2017. In addition, recoveries were collected from prior year loan charge-offs in the amount of $40,467.

Noninterest Income.   Our noninterest income is primarily derived from service charges on deposit accounts. Noninterest income increased $12,364, or 1.0%, to $1.27 million for the year ended December 31, 2017 compared to the year ended 2016.

Noninterest Expense.   Noninterest expense increased $374,452, or 8.4%, to $4.86 million for the year ended December 31, 2017 compared to the year ended 2016. The primary factors effecting the change were increases in costs for salary and employee benefits and contract labor.

The increase in salary and benefits expense increased primarily due to cost of living adjustments and increased cost for benefit programs. In addition, Clover Bank utilized contract labor to assist with data processing for the twelve months ended December 31, 2017.

Income Tax Expense.   Income tax expense is comprised of both state and federal income tax expense. Clover had income tax expense of $563,501 for the year ended December 31, 2017 as compared to $382,263 for the year ended 2016. The increase in income tax expense was due primarily to a reduction in the federal tax rate from 34% to 21%, which required Clover to revalue the balance of deferred tax assets and recognize the adjustment in current year earnings.

Total Comprehensive Income.   Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $1.13 million for the year ended December 31, 2017 compared to total comprehensive income of $637,741 for the year ended December 31, 2016. The increase primarily resulted from unrealized holding gains on securities available for sale for the twelve-month period ended December 31, 2017.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Assets.   Total assets, which primarily consist of cash and cash equivalents, investment securities and loans, increased from $127.0 million at December 31, 2016 to $127.8 million at December 31, 2017.

Cash and Cash Equivalents.   Total cash and cash equivalents increased $4.1 million, or 135.3%, from $3.0 million at December 31, 2016 to $7.1 million at December 31, 2017. This change is due primarily to a $0.7 million increase in deposits in other banks, a $0.7 million increase in federal funds sold and a $2.6 million decrease in bank term deposits, which Clover Bank allowed to mature and held in liquid cash at December 31, 2017.

Securities.   Clover’s investment portfolio consists of government-sponsored securities, municipal securities and mortgage-backed securities. Securities decreased $620,636, or 1.6%, from $39.9 million at December 31, 2016 to $39.3 million at December 31, 2017, primarily due to changes in market value. At December 31, 2017, we had $38.1 million in securities available for sale compared to $38.7 million at December 31, 2016. At December 31, 2017 and 2016, we had $1.0 million in securities held to maturity.

Loans.   Net loans receivable increased $353,070, or 0.5%, from $70.3 million at December 31, 2016 to $70.7 million at December 31, 2017, primarily as a result of $1.5 million of growth in the consumer and other loans classification, offset by a decrease of $970,502 in aggregate real estate loans. Loans secured by real estate, consisting of commercial or residential property, are the principal components of our loan portfolio.

Liabilities.   Total liabilities, which primarily consist of deposits and borrowings, remained unchanged from December 31, 2016 at $114.4 million at December 31, 2017.

Deposits.   Total deposits increased $1.2 million, or 1.1%, from $111.6 million at December 31, 2016 to $112.8 million at December 31, 2017. The increase primarily resulted from an increase in demand deposits.

Borrowings.   There were no balances of borrowings at December 31, 2017 or 2016. Clover Bank borrowed $3.0 million from the Federal Home Loan Bank in Atlanta during the first quarter of 2017, to help fund increased loan production. With the special certificate of deposit promotion, the deposits increased, which allowed Clover Bank to repay the FHLB Advance in July 2017. There were no other borrowings activities for the year ended December 31, 2017. During the twelve months ended December 31, 2017, we made payments of $447,980 on the outstanding note payable to the correspondent bank, decreasing the outstanding principal balance from $853,525 at December 31, 2016 to $436,705 at December 31, 2017. The note payable matures on January 1, 2019.

Shareholders’ Equity.   Shareholders’ equity increased $842,235, or 6.7%, from $12.6 million at December 31, 2016 to $13.4 million at December 31, 2017. The primary reason for the increase was $1.0 million in net income recognized for the year ended December 31, 2017, offset by aggregate dividends of $294,768 paid to preferred and common shareholders.

Liquidity and Capital Resources

Liquidity Management.   Liquidity is the ability to meet current and future financial obligations of a short-term nature. Clover Bank's primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Atlanta. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Clover Bank regularly adjusts its investments in liquid assets based upon an assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objectives of its asset/liability management policy.

Clover Bank's most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on its operating, financing, lending and investing activities during any given period. At December 31, 2017, cash and cash equivalents totaled $10.1 million. At December 31, 2017, securities classified as available-for-sale less amounts pledged to secure public funds deposits, which amounted to $30.3 million, provide an additional source of liquidity. In addition, at December 31, 2017, Clover Bank had the ability to borrow a total of approximately $33.3 million from the Federal Home Loan Bank of Atlanta, subject to pledging of additional collateral.

Clover Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. Historically, Clover Bank has been able to retain a significant amount of its deposits as they mature.

Clover is a separate legal entity from Clover Bank and must provide for its own liquidity. In addition to its operating expenses, Clover, on a stand-alone basis, is responsible for paying any dividends declared to its shareholders. Clover’s primary source of income is dividends received from Clover Bank. As a South Carolina chartered bank, Clover Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the South Carolina Board of Financial Institutions, Clover Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions. The FDIC also has the authority under federal law to enjoin a bank from engaging in what, in the opinion of the FDIC, constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances.

Capital Management.   Clover Bank is required to maintain specific amounts of capital pursuant to federal regulatory requirements. As of December 31, 2017, Clover Bank was in compliance with all regulatory capital requirements, which were effective as of such date, with common equity tier 1, tier 1 risk-based capital, total risk-based capital and leverage ratios of 15.38%, 15.38%, 16.64%, and 9.91%, respectively. The regulatory requirements at that date were 4.5%, 6.0%, 8.0%, and 4.0%, respectively. At December 31, 2017, Clover Bank was considered “well-capitalized” under applicable regulatory guidelines.

Dividends.   Clover paid dividends to shareholders totaling $294,768 during the year ended December 31, 2017 compared to dividend payments of $103,140 for the year ended December 31, 2016. The increase in dividend payments was the result of a special dividend amount paid during 2017 in association with Clover Bank’s thirtieth anniversary.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit.

For the twelve months ended December 31, 2017, Clover did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

THE MERGER

Background of the Merger

As part of its consideration and assessment of Clover’s long-term alternatives, prospects and strategies, the Clover board of directors has periodically discussed and reviewed strategic opportunities to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution, growing internally, establishing loan production offices, or affiliating with another institution.

With an understanding that size and scale may provide increased long-term shareholder value, management and the Clover board of directors continued to evaluate strategic options, including a possible merger or other strategic combination with another financial institution. A potential merger or strategic combination would likely achieve economies of scale to absorb increased regulatory compliance costs and additional operating costs. From time to time over the past few years, Clover had been approached by larger banks and by investment groups looking to enter or expand in and around the Charlotte, North Carolina market. Until the post-November 2016 increase in valuation for community bank stocks and increasing desire for stock liquidity from an aging shareholder base, Clover had determined to build value by remaining independent.

To assist the Clover board of directors in its continuing review of strategic alternatives, on February 28, 2018, Clover interviewed FIG Partners, LLC, a nationally known and experienced investment banking firm, for consideration in providing assistance and financial advice to Clover and its board of directors. At a special meeting of the Clover board of directors held on February 28, 2018, management was authorized by the Clover board of directors to retain FIG Partners for the purpose of pursuing a merger with another bank, and an agreement to retain FIG Partners was entered into between Clover and FIG Partners on March 13, 2018. The agreement with FIG Partners contemplated the issuance of a fairness opinion by FIG Partners in the event that a sale, merger or other business combination transaction was entered into by Clover.

The Carolina Trust board of directors, as part of its ongoing oversight and management of Carolina Trust, also periodically reviews and assesses the company’s long-term strategic goals and opportunities, and considers ways to enhance the company’s performance and prospects, all with the goal of enhancing shareholder value. These reviews have included periodic discussions with respect to strategic alternatives, including potential business combinations, acquisitions, and divestitures. In 2017, Carolina Trust commenced a dialogue with Raymond James regarding potential business combinations and acquisitions. Raymond James’s analysis considered an acquisition of Clover, among other potential business combinations. The Carolina Trust board initially considered the prospects of a potential acquisition of Clover at its meeting held on January 18, 2018. Subsequently, and following discussions with Raymond James regarding the prospective terms of a potential non-binding offer at a Carolina Trust board meeting held on April 13, 2018, the Carolina Trust board authorized management to continue exploring the prospects of a potential acquisition of Clover. The formal engagement of Raymond James as financial advisor in connection with the potential acquisition of Clover was executed on April 10, 2018.

At its meeting held on February 28, 2018, the Clover board of directors directed executive management, in coordination with FIG Partners, to prepare a preliminary version of a confidential information memorandum that could be used to provide information about Clover to potential merger partners and to populate an online data room to facilitate the performance of due diligence by potential merger partners, provided that the confidential information memorandum would not be distributed, nor would any access to the data room be granted, to any potential merger partners without further action by the Clover board of directors. The Clover board of directors also noted that it was not under any obligation to proceed with a transaction should the distribution of the confidential information memorandum not generate the desired results in terms of valuation and other factors that it determined to be in the best interests of Clover and its shareholders. Also at that meeting, FIG Partners identified a universe of financial institutions that could be potential candidates for a strategic transaction with Clover. Following that and subsequent discussions, FIG Partners was instructed to contact 15 financial institutions. Of those initial 15 institutions, 14 candidates entered into confidentiality agreements and then obtained access to a virtual data room containing extensive financial and operating information on Clover. Five of those parties, including Carolina Trust and another institution referred to as Institution A, submitted non-binding indications of interest to Clover on April 18, 2018.

A special meeting of the Clover Board was held on April 24, 2018, with representatives of FIG Partners present and with representatives from the law firm Nelson Mullins Riley & Scarborough, LLP, or Nelson

Mullins, legal counsel for Clover, also present, to review the indications of interest. The Clover Board reviewed proposals in detail with extensive discussion regarding the history of the interested parties and their stock performance, pro-forma analysis of the combined companies, and opportunities and risks for Clover shareholders under each of the five proposals. All of the proposals consisted of mixed cash and stock consideration, with percentages ranging from 50 percent stock to 90 percent stock and with per share consideration ranging from $21.30 to $22.25. The Carolina Trust proposal consisted of an 80/20 stock/cash mix, and the Institution A proposal contained a 60/40 stock/cash mix. The Carolina Trust proposal valued Clover at approximately $21.49 million to $21.74 million, or $21.75 to $22.25 per share, and the Institution A proposal valued Clover at approximately $21.49 million, or $22.00 per share.

The Clover board of directors considered at length the merits of stock versus cash and percentages of mixed consideration, and the risks and benefits of continuing the process with only one or two parties. Because the Clover board of directors felt that Carolina Trust’s and Institution A’s indications of interest represented the best combinations of highest valuation and lowest execution risk relative to the other proposals submitted by potential candidates, these two candidates were invited to perform a more detailed and comprehensive due diligence process on Clover and were requested to provide a mark-up of a draft merger agreement prepared by Nelson Mullins along with their final indications of interest.

From April 25, 2018, to May 22, 2018, Carolina Trust and Institution A conducted a comprehensive due diligence review of Clover, including meetings with executive management of Clover and Clover Bank to discuss various matters. As it reviewed the findings of its diligence, Carolina Trust determined that it had a willingness to move forward with the transaction. Following discussion at Carolina Trust board meetings held on May 15, 2018 and May 21, 2018, Carolina Trust management presented an updated proposal on May 23, 2018 for $22.00 per share (based on then-current trading prices of Carolina Trust common stock), with an 80/20 stock/cash mix consideration and a fixed exchange ratio. Institution A also reiterated its willingness to move forward with the transaction with a proposal on May 23, 2018 for $22.50 per share, with a 60/40 stock/cash mix and a floating exchange ratio (subject to a collar on the amount of shares of Institution A to be issued as consideration). Both institutions also provided a mark-up of the draft merger agreement. The Clover board of directors discussed at length which proposal and merger agreement draft represented the better combination of high valuation and low execution risk relative to the other proposal. It also discussed at length the potential increase in value for the Carolina Trust offer due to fixed exchange ratio and the lack of a collar on the value of the Carolina Trust common shares to be issued to Clover shareholders. At a meeting held on May 29, 2018, the Clover board of directors voted to grant Carolina Trust a 60-day period of exclusivity to conduct additional due diligence and negotiate a definitive merger agreement with Clover.

During the period from May 29, 2018 through June 11, 2018, the parties and their legal counsel, including the law firm of Wyrick Robbins Yates & Ponton LLP, or Wyrick, legal counsel for Carolina Trust, exchanged comments and negotiated changes to the draft merger agreement. During this time, management of the parties and their respective financial advisors continued discussions and additional due diligence was performed. The parties also provided drafts of their respective disclosure schedules to the merger agreement and discussed other aspects of the proposed transaction and merger integration issues.

On the afternoon of June 11, 2018, Carolina Trust and Carolina Trust Bank held a joint board meeting at which the potential merger with Clover was discussed. The purpose of the meeting was to provide the Carolina Trust and Carolina Trust Bank boards with an opportunity to review, consider, and discuss the potential merger. Representatives from Raymond James and Wyrick also joined this meeting and provided an update on the status of merger discussions. Raymond James presented a financial analysis of the proposed merger supporting its fairness opinion and reviewed a preliminary draft of its fairness opinion with respect to the merger. Wyrick reviewed the proposed merger agreement in detail with the boards. The Carolina Trust and Carolina Trust Bank boards, with the assistance of Raymond James and Wyrick, engaged in extensive discussion of the proposed merger.

On June 12, 2018, the Clover board of directors held a special meeting to discuss the draft merger agreement and related issues. Also present telephonically, in addition to the directors, were representatives of FIG Partners and Nelson Mullins. Nelson Mullins representatives discussed the purpose for the meeting and the legal standards and responsibilities of the directors with regard to matters before them. Nelson Mullins representatives reviewed the definitive merger agreement and related ancillary documents with the Clover board of directors and responded to questions, and engaged in discussion, regarding various transaction terms, including the circumstances under which the Clover board of directors would have the right to entertain superior third-party offers prior to the closing of the merger, the termination fee that would be payable by Clover if the merger agreement were terminated under certain circumstances, and the affirmative and negative covenants that would be applicable to Clover and Clover Bank prior to the closing of the merger. A FIG Partners representative reviewed with the Clover board of directors the background of the process which had been undertaken to that point, and presented a financial analysis of Carolina Trust and of the proposed merger consideration. FIG Partners delivered to the Clover board of directors its oral opinion, which was subsequently confirmed in writing, that, based on and subject to the assumptions, limitations, qualifications and conditions set forth in FIG Partners’ written opinion, as of that date, the merger consideration to be received in the merger by Clover shareholders was fair, from a financial point of view, to such holders. Nelson Mullins representatives then requested and received confirmation from the directors that each of the directors present had reviewed the draft merger agreement, resolutions and other ancillary material provided to the directors prior to the special meeting, and addressed additional questions. The Nelson Mullins representatives also reiterated that pursuant to the merger agreement, the directors would need to sign shareholder support agreements, which would require them to vote their shares in favor of the merger. Thereafter, the board received and considered resolutions concerning the transaction. The members of the Clover board of directors unanimously approved the merger agreement and transactions set forth therein and authorized Ms. Gwen Thompson, Clover’s president and chief executive officer, to execute and deliver the merger agreement and take the other actions necessary to effect the transaction.

On June 13, 2018, the Carolina Trust and Carolina Trust Bank boards met and further considered the proposed merger with Clover. Representatives of Raymond James and Wyrick also joined the meeting. Raymond James reviewed updates to the financial analysis supporting its fairness opinion that had been made since the June 11, 2018 board meeting. Based on this analysis, Raymond James stated it was prepared to deliver a written opinion stating that the consideration to be paid by Carolina Trust pursuant to the merger agreement is fair to Carolina Trust from a financial point of view. Following extensive review and discussion, including consideration of the factors described under “The Merger—Carolina Trust’s Reasons for the Merger and Recommendation of the Carolina Trust Board of Directors” beginning on page 101, and consideration of the presentations from Raymond James and Wyrick, the Carolina Trust and Carolina Trust Bank boards unanimously voted to approve the merger agreement with Clover and directed Carolina Trust’s management to finalize and execute a definitive merger agreement on the terms presented at the meeting.

Clover and Carolina Trust executed the merger agreement the evening of June 14, 2018 and publicly announced the transaction on the morning of June 15, 2018.

Carolina Trust’s Reasons for the Merger and Recommendation of the Carolina Trust Board of Directors

The Carolina Trust board of directors believes that the completion of the merger presents a unique opportunity for Carolina Trust to further its strategic plan to broaden its geographic market area by expanding its franchise and banking operations into complementary market areas.

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of Carolina Trust and Clover. In reaching its decision to approve the merger, the Carolina Trust board of directors consulted with its legal advisors regarding the terms of the transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the merger consideration, and with management of Carolina Trust. In approving the entry into the merger agreement, the Carolina Trust board of directors considered the following material factors:

•	Clover’s financial condition, earnings, business operations, asset quality, and prospects, taking into account the results of Carolina Trust’s due diligence investigation of Clover;
•	the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, and the likely effect of the foregoing factors on Carolina Trust with and without the merger;
•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;
•	the attractive locations of Clover’s branches in South Carolina and the potential for expansion and diversification of Carolina Trust’s market footprint;

•	the reports of Carolina Trust management and the financial presentation of Carolina Trust’s financial advisor concerning the operations and financial condition of Clover and the pro forma financial impact of the merger;
•	the common business vision and commitment to their respective clients, shareholders, employees and other constituencies shared by Clover and Carolina Trust’s management teams;
•	the belief of Carolina Trust’s management that the merger will be accretive to Carolina Trust’s earnings under generally accepted accounting principles, or GAAP, including potential cost savings;
•	the potential increase Carolina Trust’s visibility and potential for improved access to debt and equity capital markets;
•	the potential for increased liquidity of Carolina Trust’s common stock as a result of the increase in shares outstanding;
•	management’s believe that the combined organization will be better positioned to acquire other community banks in the future, if desired; and
•	The potential for operating efficiencies and revenue enhancements.

The Carolina Trust board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the following:

•	The challenges of integrating Clover’s business, operations and workforce with those of Carolina Trust;
•	the potential risks of diverting management attention and resources from the operation of Carolina Trust’s business and towards the completion of the merger;
•	the potential negative impact on Carolina Trust’s stock price;
•	the need to obtain shareholder and regulatory approvals in order to complete the transaction; and
•	the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The Carolina Trust board of directors considered all of these factors as a whole and, on balance, the Carolina Trust board of directors believes that the opportunities created by the merger to increase the value of the Carolina Trust franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by the Carolina Trust board of directors is not exhaustive, but includes the material factors considered by the Carolina Trust board of directors. In view of the wide variety of factors considered by the Carolina Trust board of directors in connection with its evaluation of the merger and the complexity of these matters, the Carolina Trust board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Carolina Trust board of directors may have given different weights to different factors.

The foregoing explanation of Carolina Trust’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

On the basis of these considerations, including the fairness opinion rendered to the Carolina Trust board of directors by Raymond James, Carolina Trust’s entry into the merger agreement was approved by the Carolina Trust board of directors on June 13, 2018.

The Carolina Trust board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Carolina Trust and its shareholders. Accordingly, the Carolina Trust board of directors approved the merger and the merger agreement and recommends that Carolina Trust shareholders vote “FOR” approval of the Agreement and Plan of Merger and Reorganization.

Clover’s Reasons for the Merger and Recommendation of the Clover Board of Directors

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Clover board of directors consulted with Clover management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	the review undertaken by the Clover board of directors and management with respect to the strategic alternatives available to Clover;
•	the business strategy of Clover and its prospects for the future as an independent institution, including the risks inherent in successful execution of its strategic plan, its projected financial results, and expectations relating to the proposed merger with Carolina Trust;
•	a review of the challenges facing Clover in the current competitive, economic, financial and regulatory climate, and the potential benefits of aligning Clover with a larger organization;
•	the consistency of the merger with Clover’s long-term strategic plan to seek profitable future expansion, leading to opportunities for growth in overall shareholder value and enhanced liquidity for Clover shareholders;
•	a review of the historical financial statements and condition of Clover and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of Clover;
•	a review of the historical financial statements and condition of Carolina Trust and certain other information, primarily financial in nature, relating to the business, earnings and financial condition of Carolina Trust and its ability to successfully complete the merger;
•	a review and discussions with Clover management and its advisors concerning the due diligence examination by Carolina Trust;
•	the fact that the merger would combine two established banking franchises to create a bank that is expected to have over $600 million in assets;
•	the complementary nature of the businesses of Clover and Carolina Trust and the anticipated improved opportunities for Clover customers and communities served by Clover;
•	the financial strength of Carolina Trust based on Carolina Trust’s historical earnings and its capital position;
•	the financial and other terms of the merger agreement, including the exchange ratio, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;
•	the fact that the transaction value would be approximately $21.5 million, with a price per share of Clover common shares of approximately $22.00;
•	the form and amount of the merger consideration, including the ability of Clover shareholders who desire to do so to participate in the future performance of the combined company and the potential synergies resulting from the merger;
•	the ability of Carolina Trust to complete a merger transaction from a financial and regulatory perspective;
•	the fact that Carolina Trust had recently completed a public offering of Carolina Trust common stock;
•	the greater liquidity in the trading market for Carolina Trust common stock relative to the trading market for Clover common stock, including the fact that Carolina Trust is a NASDAQ-listed company;
•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;
•	the anticipated effect on Clover’s customers and the communities served by Clover; and

•	the opinion of FIG Partners delivered to the Clover board of directors on June 14, 2018, that, as of that date, and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the merger consideration to be received in the merger by Clover shareholders was fair, from a financial point of view, to such holders.

The Clover board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the fact that Clover would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that, while it was not viewed as precluding other proposals, the $900,000 termination fee payable to Carolina Trust upon the termination of the merger agreement under certain circumstances could potentially discourage certain other potential acquirers from making a competing offer to acquire Clover;
•	Clover will lose the autonomy and local strategic decision-making capability associated with being an independent financial institution;
•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;
•	the fact that Clover’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Clover shareholders. See “Clover’s Directors and Executive Officers Have Financial Interests in the Merger” beginning on page 122;
•	the possibility that the merger and the integration process could result in employee attrition and have a negative effect on business and customer relationships;
•	the fact that, while Clover expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the closing of the merger, might not be obtained, and as a result, the merger may not be completed;
•	while the merger is pending, Clover’s officers and employees will have to focus extensively on actions required to complete the merger, which could divert their attention from Clover’s business, and Clover will incur substantial costs even if the merger is not consummated;
•	while the merger is pending, Clover will be subject to certain customary restrictions on the conduct of its business as described under “Conduct of Business Pending the Merger,” which may delay or prevent it from pursuing business opportunities that may arise, or preclude it from taking actions that would be advisable if it was to remain independent;
•	the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risk and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships; and
•	the possibility of litigation in connection with the merger.

The foregoing discussion of the information and factors considered by the Clover board of directors is not intended to be exhaustive, but includes the material factors considered by the Clover board of directors. In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Clover board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Clover board of directors considered all these factors as a whole, including discussion with, and questioning of, Clover’s management and Clover’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the board of directors of Clover has unanimously approved the merger agreement as advisable and in the best interests of Clover and its shareholders and recommends that the shareholders of Clover vote “FOR” the proposal to approve the merger agreement.

Opinion of Clover’s Financial Advisor

By letter dated March 1, 2018, the Board of Directors of Clover retained FIG Partners, LLC to act as financial advisor to Clover’s Board of Directors in connection with Clover’s consideration of a possible business combination. FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Clover’s Board of Directors selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the Merger.

FIG Partners acted as financial advisor in connection with the proposed transaction and provided a fairness opinion to the Board of Directors of Clover At the June 14, 2018 meeting at which Clover’s Board of Directors considered and discussed the terms of the merger agreement and the merger, FIG Partners delivered to Clover’s Board of Directors its oral opinion, which was subsequently confirmed in writing on June 14, 2018, to the effect that, as of such date, the exchange ratio was fair to the holders of Clover common and preferred stock from a financial point of view. The full text of FIG Partners’ opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FIG Partners in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Clover common and preferred stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

FIG Partners’ opinion speaks only as of the date of the opinion. The opinion was directed to Clover’s Board of Directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Clover common and preferred stock. FIG Partners’ opinion does not constitute a recommendation to any shareholder of Clover as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger or any other matter. It does not address the underlying business decision of Clover to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Clover or the effect of any other transaction in which Clover might engage. FIG Partners did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of Clover’s officers, directors or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by Clover’s common and preferred shareholders. FIG Partners’ opinion was approved by FIG Partners’ fairness opinion committee.

In connection with rendering its opinion, FIG Partners, among other things:

(i)	reviewed the Agreement;
(ii)	reviewed certain historical, publicly available business and financial information concerning Clover and Carolina Trust including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation;
(iii)	participated in discussions with each of Carolina Trust and Clover management regarding the following: financial condition; asset quality and regulatory standing; capital position; historical and current earnings; and future financial performance (provided, however, such discussions did not include Carolina Trust management providing FIG with specific earnings projections);
(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that FIG Partners considered relevant; and
(v)	performed such other analyses and considered such other factors as FIG Partners have deemed appropriate.

FIG Partners also discussed with certain representatives and members of senior management of Clover the business, financial condition, results of operations and prospects of Clover.

In performing its review, FIG Partners relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Clover and Carolina Trust (provided, however, such discussions did not include Carolina Trust management providing FIG with specific earnings projections), or their respective representatives, or that was otherwise reviewed by it, and FIG Partners assumed such accuracy and completeness for purposes of preparing its opinion. FIG Partners further relied on the assurances of the management of Clover and Carolina Trust that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. FIG Partners was not asked to and did not undertake an independent verification of any such information and FIG Partners did not assume any responsibility or liability for the accuracy or completeness thereof. FIG Partners did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Clover or Carolina Trust, or any of their respective subsidiaries, nor were they furnished with any such evaluations or appraisals. FIG Partners rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Clover or Carolina Trust FIG Partners did not make an independent evaluation of the adequacy of the allowance for loan losses of Clover, Carolina Trust or the combined entity after the merger and FIG Partners did not review any individual credit files relating to Clover or Carolina Trust FIG Partners assumed, with Clover’s consent, that the respective allowances for loan losses for both Clover and Carolina Trust were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

FIG Partners used in its pro forma analyses certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, a core deposit intangible asset, among other assumptions. With respect to the foregoing information, the respective representatives of senior management of Clover confirmed to FIG Partners that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Clover and Carolina Trust, respectively, and FIG Partners assumed that such performance would be achieved. FIG Partners expressed no opinion as to such information or the assumptions on which such information was based. FIG Partners assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Clover or Carolina Trust since the date of the most recent financial data made available to FIG Partners. FIG Partners also assumed in all respects material to its analysis that Clover and Carolina Trust would remain as going concerns for all periods relevant to its analyses.

FIG Partners also assumed that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Clover, Carolina Trust or the merger or any related transaction, (iii) the merger would be consummated without Clover’s rights under the merger agreement having been triggered, and (iv) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Clover’s consent, FIG Partners relied upon the advice that Clover received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

FIG Partners’ analyses and the views expressed in its opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to FIG Partners as of the date of its opinion. Events occurring after that date could materially affect FIG Partners’ views and FIG Partners did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. FIG Partners expressed no opinion as to the trading values of Clover common stock or Carolina Trust common stock at any time or what the value of Carolina Trust common stock would be once it is actually received by the holders of Clover common stock.

In rendering its opinion, FIG Partners performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying FIG Partners’ opinion or the presentation made by FIG Partners to Clover’s Board of Directors, but is a summary of all material analyses performed and presented by FIG Partners. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. FIG Partners believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in FIG Partners’ comparative analyses described below is identical to Clover or Carolina Trust and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Clover and Carolina Trust and the companies to which they are being compared. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor that it considered. Rather, FIG Partners made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, FIG Partners made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, FIG Partners also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Clover, Carolina Trust and FIG Partners. The analyses performed by FIG Partners are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. FIG Partners prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Clover’s board of directors at its June 14, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, FIG Partners’ analyses do not necessarily reflect the value of Clover common stock or the prices at which Clover common stock or Carolina Trust common stock may be sold at any time. The analyses of FIG Partners and its opinion were among a number of factors taken into consideration by Clover’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Clover’s board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.   FIG Partners reviewed the financial terms of the proposed transaction. Using Carolina Trust’s June 12, 2018 ten-day average closing stock price of $8.09, and based upon Clover’s 113,125 shares of Series A preferred stock and 863,776 common shares outstanding, preferred and common shareholders will receive equal treatment creating a total of 976,901 shares outstanding, FIG Partners calculated an aggregate implied transaction value of approximately $21.5 million, or a transaction price per share of $22.00. Based upon financial information for Clover as or for the last twelve months (“LTM”) ended March 31, 2018, unless otherwise noted, FIG Partners calculated the following implied transaction metrics:

Transaction Price / LTM Net Income(1):	22.7	X
Transaction Price / Tangible Book Value Per Share(2):	163.2%
Tangible Book Premium/Core Deposits(3):	7.76%
Transaction Price / Total Assets(4):	16.5%
(1)	Based on Clover 3/31/18 LTM earnings of $947 thousand
(2)	Based on Clover 3/31/18 Tangible Book Value per share of $13.48
(3)	Based on 3/31/18 Core Deposits of $107.3 million
(4)	Based on Clover 3/31/18 Total Assets of $130.4 million

Contribution Analysis.   FIG Partners prepared a contribution analysis demonstrating percentage contributions of: total assets; total loans; total deposits; tangible common equity; and projected net income for 2018, 2019 and 2020 for both Clover and Carolina Trust to the combined company on a pro forma basis, and compared such contribution results to the per share and total merger consideration to be received by Clover shareholders. For projected net income, FIG Partners used earnings estimates derived from discussions with both respective management teams and their representatives (provided, however, such discussions did not include Carolina Trust management providing FIG with specific earnings projections).

Clover Contribution to Carolina Trust
Total assets	21.8%
Total loans	15.9%
Total deposits	23.6%
Total tangible common equity	21.1%
2018 Est. Net Income	24.5%
2019 Est. Net Income	25.9%
2020 Est. Net Income	21.7%
Clover Pro Forma Ownership	22.9%

Comparable Company Analysis - National.   FIG Partners used publicly available information to perform a national peer comparison analysis for Carolina Trust and a group of financial institutions as selected by FIG Partners for the Carolina Trust National Peer Group. The Carolina Trust Peer Group consisted of holding companies, banks and thrifts whose securities are traded on the NASDAQ market with total assets between $250 million and $750 million, last twelve months return on average assets between 0.00% and 1.00% and non-performing assets to assets less than 2.0%. The Carolina Trust National Peer Group consisted of the following companies:

Ticker	Institution	State	Exchange	Market Cap ($M)	Price/ Book (%)	Price/ Tg. Book (%)	Price/ LTM EPS (X)	Core Dep. Prem. (%)	LTM Return (%)
HMNF	HMN Financial	MN	NASDAQ	$91.0	108.4%	109.9%	20.8x	1.38%	14.3%
AMRB	American River Bankshares	CA	NASDAQ	$91.8	128.2%	165.7%	29.6x	6.83%	16.3%
FBSS	Fauquier Bankshares Inc.	VA	NASDAQ	$78.5	138.6%	138.6%	23.6x	4.06%	12.7%
SFBC	Sound Financial Bancorp	WA	NASDAQ	$94.3	143.6%	146.0%	18.3x	7.10%	28.7%
BOTJ	Bank of the James Finl Grp.	VA	NASDAQ	$67.4	130.5%	130.5%	20.5x	3.26%	4.4%
IROQ	IF Bancorp Inc.	IL	NASDAQ	$81.8	107.2%	107.2%	45.0x	1.30%	14.5%
SSBI	Summit State Bank	CA	NASDAQ	$97.4	163.0%	175.6%	23.6x	11.10%	28.0%
HMTA	HomeTown Bankshares	VA	NASDAQ	$74.2	145.4%	145.4%	25.6x	5.90%	30.7%
CFBK	Central Federal Corp.	OH	NASDAQ	$55.2	133.9%	133.9%	33.7x	4.46%	4.9%
UBCP	United Bancorp Inc.	OH	NASDAQ	$69.5	164.5%	164.5%	17.2x	7.51%	20.7%
CZFC	Citizens First Corp.	KY	NASDAQ	$67.7	145.8%	160.4%	16.0x	7.87%	27.6%
HFBL	Home Fedl Bncp Inc. LA	LA	NASDAQ	$57.3	130.8%	130.8%	17.8x	5.90%	28.9%
BCTF	Bancorp 34 Inc.	NM	NASDAQ	$46.1	103.1%	103.6%	53.9x	0.83%	16.1%
FSBC	FSB Bancorp Inc.	NY	NASDAQ	$33.6	109.3%	109.3%	NM	1.88%	18.6%
HVBC	HV Bancorp Inc	PA	NASDAQ	$32.0	104.9%	104.9%	43.1x	0.70%	5.5%

The analysis compared financial information for Carolina Trust with the corresponding publicly available data for the Carolina Trust National Peer Group as of or for the twelve months ended March 31, 2018 (unless otherwise noted) with pricing data as of June 12, 2018. The table below sets forth the data for Carolina Trust and the high, low, median and mean data for the Carolina Trust National Peer Group.

Carolina Trust National Comparable Company Analysis

	Carolina Trust		Carolina Trust Peer Group Median		Carolina Trust Peer Group Mean		Carolina Trust Peer Group High		Carolina Trust Peer Group Low
Market Capitalization ($M)(1)	$58.5		$69.5		$69.2		$97.4		$32.0
Price/ Book Value(2)	122.3%		130.8%		130.5%		164.5%		103.1%
Price/ Tangible Book Value(2)	122.5%		133.9%		135.1%		175.6%		103.6%
Price/ LTM EPS(2)	17.0	x	23.6	x	27.8	x	53.9	x	16.0	x
Price/ Assets(3)	13.1%		13.5%		13.2%		16.9%		10.3%
Core Deposit Premium	3.3%		4.5%		4.7%		11.1%		0.7%
LTM Return	12.4%		16.3%		18.1%		30.7%		4.4%
(1)	Based on 7,156,987 shares outstanding
(2)	Adjusted for capital raise of $18 million
(3)	Based on CART 3/31/18 Total Assets of $447 million

Note: Financial data for the institutions in the Carolina Trust National Peer Group is not pro forma for any publicly announced and pending transactions.

Comparable Company Analysis - Regional.   FIG Partners used publicly available information to perform a regional peer comparison analysis for Carolina Trust and a group of financial institutions as selected by FIG Partners for the Carolina Trust Regional Peer Group. The Carolina Trust Peer Group consisted of holding companies, banks and thrifts whose securities are traded on the NYSE, NASDAQ or OTC markets headquartered in NC, SC or VA with total assets between $250 million and $750 million, tangible common equity to tangible assets between 7.0% and 12.0% and last twelve months return on average assets greater than 0.00%. The Carolina Trust Regional Peer Group consisted of the following companies:

Ticker	Institution	State	Exchange	Market Cap ($M)	Price/ Book (%)	Price/ Tg. Book (%)	Price/ LTM EPS (X)	Core Dep. Prem. (%)	LTM Return (%)
FMBM	F & M Bank Corp.	VA	OTCQX	$128.3	151.9%	158.0%	16.4x	9.11%	38.1%
UBNC	Union Bank	NC	OTCQX	$98.9	134.6%	172.3%	24.3x	8.20%	18.0%
GRRB	GrandSouth Bancorp	SC	OTCQB	$85.5	169.0%	171.5%	44.2x	7.89%	30.6%
CABF	CAB Financial Corp.	SC	OTCQX	$90.3	116.3%	124.4%	18.9x	3.63%	6.3%
FBSS	Fauquier Bankshares Inc.	VA	NASDAQ	$78.5	138.6%	138.6%	23.6x	4.06%	12.7%
BOTJ	Bank of the James Finl Grp	VA	NASDAQ	$67.4	130.5%	130.5%	20.5x	3.26%	4.4%
VABK	Virginia National Bkshs.	VA	OTCQX	$115.7	173.2%	175.6%	15.3x	11.23%	46.7%
HMTA	HomeTown Bankshares	VA	NASDAQ	$74.2	145.4%	145.4%	25.6x	5.90%	30.7%
PKKW	Parkway Acquisition Corp.	VA	OTCQX	$65.5	114.1%	118.2%	24.1x	2.14%	30.7%
FDVA	Freedom Bank of Virginia	VA	OTCQX	$81.9	149.4%	149.5%	34.9x	8.80%	0.4%
SABK	South Atlantic Bancshares	SC	OTCQX	$95.9	150.7%	150.7%	24.3x	7.43%	10.0%
PPBN	Pinnacle Bankshares Corp.	VA	OTCQX	$46.2	116.6%	118.3%	15.5x	1.88%	7.9%
PTRS	Virginia Partners Bank	VA	OTCQX	$46.2	129.6%	129.6%	NA	5.50%	NA

The analysis compared financial information for Carolina Trust with the corresponding publicly available data for the Carolina Trust Regional Peer Group as of or for the twelve months ended March 31, 2018 (unless otherwise noted) with pricing data as of June 12, 2018. The table below sets forth the data for Carolina Trust and the high, low, median and mean data for the Carolina Trust Regional Peer Group.

Carolina Trust Regional Comparable Company Analysis

	Carolina Trust		Carolina Trust Peer Group Median		Carolina Trust Peer Group Mean		Carolina Trust Peer Group High		Carolina Trust Peer Goup Low
Market Capitalization ($M)(1)	$58.5		$81.9		$82.6		$128.3		$46.2
Price/ Book Value(2)	122.3%		138.6%		140.0%		173.2%		114.1%
Price/ Tangible Book Value(2)	122.5%		145.4%		144.8%		175.6%		118.2%
Price/ LTM EPS(2)	17.0	x	23.9	x	24.0	x	44.2	x	15.3	x
Price/ Assets(3)	13.1%		13.2%		13.8%		18.5%		9.9%
Core Deposit Premium	3.3%		5.9%		6.1%		11.2%		1.9%
LTM Return	12.4%		15.4%		19.7%		46.7%		0.4%
(1)	Based on 7,156,987 shares outstanding
(2)	Adjusted for capital raise of $18 million
(3)	Based on CART 3/31/18 Total Assets of $447 million

Note: Financial data for the institutions in the Carolina Trust Regional Peer Group is not pro forma for any publicly announced and pending transactions.

Analysis of Selected Merger Transactions - National.   FIG Partners reviewed a group of selected merger and acquisition transactions or the National Transactions group. The National Transactions group consisted of nationwide holding company, bank and thrift transactions with disclosed deal value and target total assets between $100 million and $250 million, non-performing assets to assets less than 3.5% and last twelve months return on average assets between 0.75% and 1.25% announced between January 1, 2017 and June 12, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The National Transactions group was composed of the following transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Dep. Prem.
05/23/18	Timberland Bancorp Inc.	WA	South Sound Bank	WA	154.9%	27.3x	19.7%	8.7%
03/14/18	Plains Bancshares Inc.	KS	Sixth Bancshares Inc.	KS	166.3%	29.0x	13.8%	9.2%
02/22/18	Bank of Southern California	CA	Americas United Bk	CA	146.0%	24.5x	19.4%	NA
01/29/18	Guaranty Bancshares Inc.	TX	Westbound Bank	TX	191.7%	21.6x	15.5%	12.3%
12/22/17	Community Bancorp Inc.	KS	Shelbank Corp.	MO	158.6%	20.4x	11.9%	6.0%
12/18/17	Equity Bancshares Inc.	KS	Adams Dairy Bancshares Inc.	MO	158.4%	16.5x	12.7%	8.0%
12/12/17	SmartFinancial Inc.	TN	Tennessee Bancshares Inc.	TN	153.2%	14.8x	13.0%	8.9%
07/31/17	Bank of Marin Bancorp	CA	Bank of Napa	CA	176.1%	25.3x	20.9%	12.2%
06/27/17	Entegra Financial	NC	Chattahoochee Bank of GA	GA	154.3%	23.8x	17.8%	10.5%
04/24/17	National Commerce Corp.	AL	Patriot Bank	FL	162.2%	25.0x	20.1%	11.8%
03/17/17	Piedmont Bancorp Inc.	GA	Mountain Valley Bcshs Inc.	GA	138.4%	18.9x	12.9%	4.7%
03/08/17	Investar Holding Corp.	LA	Citizens Bancshares Inc.	LA	128.4%	21.2x	18.7%	6.9%

Using the latest publicly available information prior to the announcement of the relevant transaction, FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the National Transactions group.

Clover/ Carolina Trust	National Transactions Median	National Transactions Mean	National Transactions High	National Transactions Low
Deal Value ($M)	$21.5	$33.0	$32.1	$51.5	$14.4
Transaction price/Tangible book value per share:(1)	163.2%	156.7%	157.4%	191.7%	128.4%
Transaction price/ LTM Earnings per share(2)	22.7	x	22.7	x	22.4	x	29.0	x	14.8	x
Transaction price/Total assets(3)	16.5%	16.6%	16.4%	20.9%	11.9%
Core deposit premium(4)	7.8%	8.9%	9.0%	12.3%	4.7%
Target Total Assets ($M)	$130.4	$199.7	$192.6	$246.1	$104.9
Target NPAs/Assets(5)	3.49%	0.32%	0.53%	1.53%	0.00%
Target TCE/TA	10.14%	10.70%	11.05%	14.51%	8.61%
Target LTM ROAA	0.77%	0.81%	0.84%	1.06%	0.75%
(1)	Based on Clover 3/31/18 Tangible Book Value per share of $13.48
(2)	Based on Clover 3/31/18 LTM earnings of $947 thousand
(3)	Based on Clover 3/31/18 Total Assets of $130.4 million
(4)	Based on 3/31/18 Core Deposits of $107.3 million
(5)	NPAs/Assets for Clover adjusted for $258k OREO sale since 3/31/18

Analysis of Selected Merger Transactions - Regional.   FIG Partners reviewed a group of selected merger and acquisition transactions or the Regional Transactions group. The Regional Transactions group consisted of holding company, bank and thrift transactions with disclosed deal value in which the target company was headquartered in AL, AR, FL, GA, LA, MS, NC, SC or TN with total assets between $100 million and $350 million, non-performing assets to assets less than 3.5% and last twelve months return on average assets between 0.75% and 1.25% announced between January 1, 2016 and June 14, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The Regional Transactions group was composed of the following transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Dep. Prem.
12/12/17	SmartFinancial Inc.	TN	Tennessee Bancshares Inc.	TN	153.2%	14.8x	13.0%	8.9%
06/27/17	Entegra Inc.	NC	Chattahoochee Bank of GA	GA	154.3%	23.8x	17.8%	10.5%
04/24/17	National Commerce Corp.	AL	Patriot Bk	FL	162.2%	25.0x	20.1%	11.8%
03/17/17	Piedmont Bancorp Inc.	GA	Mountain Valley Bcshs Inc.	GA	138.4%	18.9x	12.9%	4.7%
03/08/17	Investar Holding Corp.	LA	Citizens Bancshares Inc.	LA	128.4%	21.2x	18.7%	6.9%
02/14/17	Progress Financial Corp.	AL	First Partners Financial Inc.	AL	159.9%	15.1x	15.3%	10.1%
07/22/16	Citco Community Bcshs.	TN	Amer. Trust Bk of East TN	TN	111.1%	14.2x	14.0%	2.4%
07/01/16	Pinnacle Financial Corp.	GA	Independence Bank of GA	GA	126.1%	17.7x	16.1%	5.0%
05/10/16	Sunshine Bancorp Inc.	FL	FBC Bancorp Inc.	FL	137.3%	17.6x	13.4%	4.3%

Using the latest publicly available information prior to the announcement of the relevant transaction, FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the Precedent Transactions group.

Clover/ Carolina Trust	Regional Transactions Median	Regional Transactions Mean	Regional Transactions High	Regional Transactions Low
Deal Value ($M)	$21.5	$31.8	$33.6	$45.8	$19.8
Transaction price/Tangible book value per share:(1)	163.2%	138.4%	141.2%	162.2%	111.1%
Transaction price/ LTM Earnings per share(2)	22.7	x	17.7	x	18.7	x	25.0	x	14.2	x
Transaction price/Total assets(3)	16.5%	15.3%	15.7%	20.1%	12.9%
Core deposit premium(4)	7.8%	6.9%	7.2%	11.8%	2.4%
Target Total Assets ($M)	$130.4	$202.5	$216.7	$302.2	$141.0
Target NPAs/Assets(5)	3.49%	0.58%	0.74%	1.91%	0.00%
Target TCE/TA	10.14%	11.50%	11.53%	14.51%	8.61%
Target LTM ROAA	0.77%	0.87%	0.91%	1.20%	0.75%
(1)	Based on Clover 3/31/18 Tangible Book Value per share of $13.48
(2)	Based on Clover 3/31/18 LTM earnings of $947 thousand
(3)	Based on Clover 3/31/18 Total Assets of $130.4 million
(4)	Based on 3/31/18 Core Deposits of $107.3 million
(5)	NPAs/Assets for Clover adjusted for $258k OREO sale since 3/31/18

Net Present Value Analyses. FIG Partners performed an analysis that estimated the net present value per share of Clover common stock. To approximate the terminal value of a share of Clover common stock at December 31, 2022, FIG Partners applied price to 2022 estimated earnings multiples ranging from 20.0x to 24.0x and multiples of December 31, 2022 tangible book value ranging from 150% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Clover common stock As illustrated in the following tables, the analysis indicated an imputed range of values per share of Clover common stock of $16.53 to $21.59 when applying multiples of earnings and $16.25 to $22.40 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	20.0x	21.0x	22.0x	23.0x	24.0x
11.0%	$18.00	$18.90	$19.79	$20.69	$21.59
11.5%	$17.62	$18.50	$19.38	$20.26	$21.14
12.0%	$17.24	$18.11	$18.97	$19.83	$20.69
12.5%	$16.88	$17.73	$18.57	$19.42	$20.26
13.0%	$16.53	$17.36	$18.19	$19.01	$19.84

Tangible Book Value Multiples

Discount Rate	150%	160%	170%	180%	190%
11.0%	$17.69	$18.87	$20.05	$21.23	$22.40
11.5%	$17.31	$18.47	$19.62	$20.78	$21.93
12.0%	$16.95	$18.08	$19.21	$20.34	$21.47
12.5%	$16.60	$17.70	$18.81	$19.91	$21.02
13.0%	$16.25	$17.33	$18.42	$19.50	$20.58

In connection with its analyses, FIG Partners considered and discussed with the Clover board of directors how the present value analyses would be affected by changes in the underlying assumptions. FIG Partners noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Franchise Value Analysis.   FIG Partners used a franchise value analysis to estimate the value of Clover’s preferred and common stock based on the composition of its balance sheet at March 31, 2018. The franchise value analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. FIG Partners made certain adjustments to tangible common equity to calculate Clover’s net asset value. FIG Partners identified $369 thousand of net potential fair-market value adjustments (net of 21% taxes). FIG Partners also assessed an additional mark to bring the Tier 1 common regulatory ratio to 8%, this represents the extra capital commitment a buyer would make to bring the capital level to 8%. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquirer.

FIG Partners selected premiums of 0% for certificates of deposit, 6% for savings and money market accounts, 8% for NOW accounts, and 10% for noninterest-bearing deposits. The overall deposit premium for Clover was 6.44%, or $7.446 million. FIG Partners noted that deposit premiums paid in bank merger transactions vary, therefore FIG Partners selected a range of deposit premiums from 6% to 8%. The franchise value analysis suggested an overall range of value of $20.21 to $22.58 per share for Clover preferred and common stock. The value suggested by a 6.44% deposit premium was $20.73 per share.

Pro Forma Merger Analysis.   FIG Partners analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the last calendar quarter of 2018, and all outstanding shares of Clover common and preferred stock are converted into Carolina Trust common stock at the exchange ratio. In performing this analysis, FIG Partners utilized the following information: (i) earnings estimates and guidance provided by representatives and management of Clover as well as historical performance-based assumptions for Clover’s earnings estimates in the years 2019 – 2021.; (ii) earnings estimates for Carolina Trust derived from discussion with respective management and their representatives, as well as, from FIG’s general knowledge of the banking industry; and (iii) certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, as provided by representatives of the senior management of Clover The analysis indicated that the merger could be immediately accretive to Carolina Trust’s earnings per share in 2019 and dilutive to Carolina Trust’s estimated tangible book value per share at close, with around three-year tangible book value payback period based upon the crossover method of payback period calculation. From a Clover shareholder perspective, the merger will be immediately accretive to Clover’s earnings per share, as well as, their tangible book value per share.

In connection with this analysis, FIG Partners considered and discussed with the Clover board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

FIG Partners’ Relationship.   FIG Partners has acted as financial advisor to Clover in connection with the merger and received a $50,000 fee upon rendering its fairness opinion to the Clover Board of Directors. In addition to the fairness fee, upon the successful completion of the merger FIG will be paid a success fee equal to the greater of $200,000 or 1.0% of the merger consideration. Clover has also agreed to indemnify FIG Partners and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the two years preceding the date of FIG Partners’ opinion, FIG Partners has not received compensation from Clover for its Investment Banking Services. Also, FIG Partners has not received compensation from Carolina Trust for its Investment Banking Services in the two years preceding the opinion.

Opinion of Carolina Trust’s Financial Advisor

Carolina Trust retained Raymond James as financial advisor on April 10, 2018. Pursuant to that engagement, the Carolina Trust board of directors requested that Raymond James evaluate the fairness to Carolina Trust, from a financial point of view, of the merger consideration to be paid by Carolina Trust in the merger pursuant to the merger agreement.

At the June 13, 2018 meeting of the Carolina Trust board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Carolina Trust board of directors dated and as of June 13, 2018, as to whether the merger consideration to be paid by Carolina Trust in the merger pursuant to the merger agreement was fair, from a financial point of view, to Carolina Trust, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix D to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Carolina Trust shareholders are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the Carolina Trust board of directors (solely in each director’s capacity as a director) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be paid by Carolina Trust in the merger pursuant to the merger agreement was fair, from a financial point of view, to Carolina Trust as of June 13, 2018. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Carolina Trust board of directors, the Carolina Trust shareholders, the Clover board of directors, the Clover shareholders or any other person or entity as to how such director, board of directors, shareholder or other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Carolina Trust’s common stock, either until or following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Carolina Trust at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger and Reorganization by and between Carolina Trust and Clover dated as of June 11, 2018 (which we refer to in this section as the “merger agreement”);
•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Clover and Carolina Trust made available to Raymond James by Carolina Trust, including, but not limited to, financial projections prepared by the management of Carolina Trust relating to Clover for the periods ending September 30, 2018 through December 31, 2023, as approved for Raymond James’s use by Carolina Trust (which we refer to in this section as the “Projections”);
•	reviewed the Carolina Trust’s recent public filings and certain other publicly available information regarding Carolina Trust;
•	reviewed Clover Bank’s recent Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation and certain other publicly available information regarding Clover Bank;
•	reviewed financial, operating and other information regarding Clover, Carolina Trust and the industry in which they operate;
•	reviewed the financial and operating performance of Clover and Carolina Trust and those of other selected public companies that Raymond James deemed to be relevant;
•	considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;
•	reviewed the current and historical market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;
•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;
•	reviewed a certificate, dated June 13, 2018, addressed to Raymond James from a member of senior management of Carolina Trust regarding, among other things, the accuracy of financial information and data provided to, or discussed with, Raymond James by or on behalf of Carolina Trust; and
•	discussed with members of the senior management of Carolina Trust certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Carolina Trust’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Carolina Trust or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Clover or Carolina Trust, nor has Raymond James been furnished with any such evaluations or appraisals. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan and lease losses; accordingly, it assumed that such allowances are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Carolina Trust’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Carolina Trust, and Raymond James relied upon Carolina Trust to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. The Projections related to Clover that Raymond James was directed by Carolina Trust management to use reflect differences from the forecasts, projections and estimates that were prepared by Clover and provided to Carolina Trust. Accordingly, with Carolina Trust’s consent, in rendering this Opinion, Raymond James relied upon Carolina Trust management as to the reasonableness and achievability of such information, including reliance upon the judgments and assessments of Carolina Trust and Carolina Trust management with respect to such differences. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft merger agreement reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, Clover or Carolina Trust that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Carolina Trust pursuant to the merger agreement. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Carolina Trust board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Carolina Trust, on the fact that Carolina Trust was assisted by legal, accounting and tax advisors, and, with the consent of Carolina Trust relied upon and assumed the accuracy and completeness of the assessments by Carolina Trust and its advisors, as to all legal, accounting and tax matters with respect to Carolina Trust and the merger including, without limitation, that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

In formulating its opinion, Raymond James considered only the merger consideration to be paid by Carolina Trust pursuant to the merger agreement, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Clover or Carolina Trust, or such class of persons, in connection with the merger whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Carolina Trust, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Carolina Trust’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of Carolina Trust or such other party’s security holders or other constituencies. Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Carolina Trust or Clover or the ability of Carolina Trust or Clover to pay their respective obligations when they come due.

Material Financial Analysis

The following summarizes the material financial analyses reviewed by Raymond James with the Carolina Trust board of directors at its meeting on June 13, 2018, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Carolina Trust, Clover or the contemplated merger.

Selected Companies Analysis.   Raymond James analyzed the relative valuation multiples of ten publicly-traded equity securities that satisfied the following criteria: (i) headquartered in North Carolina, South Carolina, Virginia, Georgia, and Tennessee; (ii) have total assets between $100 million and $250 million; (iii) have last twelve month (which is referred to herein as “LTM”) return on average assets between 0.50% and 1.50%; (iv) have a tangible common equity to tangible assets ratio between 6.0% and 14.0%; and (v) have positive trading volume over the three months ended May 31, 2018; this group excluded mutual holding companies and targets of announced mergers. The selected companies and resulting data are below:

•	The Farmers Bank of Appomattox
•	Oak View National Bank
•	Security Bancorp Inc.
•	United Tennessee Bankshares
•	blueharbor bank
•	Pioneer Bankshares Inc.
•	United National Bank
•	Virginia Bank Bankshares Inc.
•	Peoples Bankshares Inc.
•	First Community Corp.

Raymond James calculated various financial multiples for each company, including (i) price to tangible book value per share; (ii) price to pre-tax LTM earnings per share; and (iii) price to LTM adjusted earnings per share, which assumes 2017 Q4 pre-tax earnings are adjusted at the average 2017 Q1-Q3 effective tax rate on a per company basis (which is referred to herein as “LTM adjusted earnings per share”). All financial multiples greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Clover implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Carolina Trust/ Clover		Mean		Median		25th Percentile		75th Percentile
Tangible Book Value per Share	163%		103%		105%		80%		123%
LTM Pre-Tax Earnings per Share	14.7	x	10.6	x	11.0	x	8.2	x	12.6	x
LTM Adjusted Earnings per Share	18.0	x	14.1	x	13.0	x	10.8	x	17.9	x

Selected Transaction Analysis.   Raymond James analyzed publicly available information relating to selected regional transactions announced since November 8, 2016 involving targets headquartered in North Carolina, South Carolina, Virginia, Georgia, and Tennessee with (x) assets between $100 million and $250 million; (y) LTM return on average assets between 0.50% and 1.50%; and (z) a tangible common equity to tangible assets ratio between 6.0% and 14.0%. Raymond James also analyzed publicly available information relating to selected national transactions announced since November 8, 2016 involving targets headquartered in the U.S. with (i) assets between $100 million and $250 million; (ii) LTM return on average assets between 0.50% and 1.50%; and (iii) a tangible common equity to tangible assets ratio between 6.0% and 14.0%. Financial data for the selected targets were based on the most recent twelve-month period reported as of June 12, 2018. Both regional and national selected transactions excluded (i) transactions without publicly disclosed deal value or sufficient financial information; (ii) mergers of equals; (iii) transactions in which less than 85% of equity ownership was acquired; and (iv) transactions in which the target reported a negative tax benefit. The selected transactions (with respective transaction announcement dates shown) used in the analyses included:

Selected Regional Transactions

•	Acquisition of Regional Bankshares Inc. by Citizens Bancshares Corp. (05/18/18)
•	Acquisition of Peoples Bank by First US Bancshares Inc. (04/17/18)
•	Acquisition of Chattahoochee Bank of Georgia by Entegra Financial (06/27/17)
•	Acquisition of Resurgens Bancorp by Charter Financial Corp. (06/01/17)
•	Acquisition of Cornerstone Bancorp by First Community Corporation (04/12/17)
•	Acquisition of Mountain Valley Bancshares Inc. by Piedmont Bancorp Inc. (03/17/17)

Selected National Transactions

•	Acquisition of City Bank and Trust Company by Equity Bancshares, Inc. (06/12/18)
•	Acquisition of Gideon Bancshares Co. by Southern Missouri Bancorp, Inc. (06/12/18)
•	Acquisition of Mercersburg Financial Corporation by Orstown Financial Services, Inc. (05/31/18)
•	Acquisition of Community First Bancorp Inc. by Emclaire Financial Corp (05/25/18)
•	Acquisition of South Sound Bank by Timberland Bancorp Inc. (05/23/18)
•	Acquisition of Regional Bankshares Inc. by Citizens Bancshares Corp. (05/18/18)
•	Acquisition of First Bank of Charleston Inc. by Premier Financial Bancorp Inc. (04/19/18)
•	Acquisition of Clarke County State Bank by Ames National Corp. (04/19/18)
•	Acquisition of People Bank by First US Bancshares Inc. (04/17/18)
•	Acquisition of Westbound Bank by Guaranty Bancshares Inc. (01/29/18)
•	Acquisition of Adams Dairy Bancshares Inc. by Equity Bancshares Inc. (12/18/17)
•	Acquisition of BOJ Bancshares Inc. by Investar Holding Corp. (08/07/17)
•	Acquisition of Bank of Napa by Bank of Marin Bancorp (07/31/17)
•	Acquisition of County First Bank by Community Financial Corporation (07/31/17)
•	Acquisition of Castle Rock Bank Holding Co. by Guaranty Bancorp (07/19/17)
•	Acquisition of Chattahoochee Bank of Georgia by Entegra Financial Corp. (06/27/17)
•	Acquisition of First Southern Bancshares Inc. by FSB LLC (06/27/17)
•	Acquisition of Resurgens Bancorp by Charter Financial Corp. (06/01/17)
•	Acquisition of Town & Country Bank Inc. by People’s Utah Bancorp (05/31/17)
•	Acquisition of Lafayette Community Bancorp by Horizon Bancorp (05/23/17)

•	Acquisition of Folsom Lake Bank by Central Valley Community Bancorp (04/27/17)
•	Acquisition of Patriot Bank by National Commerce Corp. (04/24/17)
•	Acquisition of Cornerstone Bancorp by First Community Corporation (04/12/17)
•	Acquisition of CenterPointe Community Bank by Northwest Bancorp (03/23/17)
•	Acquisition of Mountain Valley Bancshares Inc. by Piedmont Bancorp Inc. (03/17/17)
•	Acquisition of Blanco National Holdings Inc. by Texas State Bankshares Inc. (11/29/16)
•	Acquisition of RB Bancorp by Trustmark Corp. (11/14/16)

Raymond James examined valuation multiples for each transaction, including (i) price to tangible book value per share; (ii) price to LTM pre-tax earnings per share; (iii) price to LTM adjusted earnings per share; and (iv) premium to core deposits (total deposits less time deposits greater than $100,000). All financial multiples greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Clover implied by the merger consideration.

The results of the selected transactions analysis are summarized below:

Regional Transactions	Carolina Trust/ Clover		Mean		Median		25th Percentile		75th Percentile
Tangible Book Value per Share	163%		148%		146%		138%		160%
LTM Pre-Tax Earnings per Share	14.7	x	13.8	x	12.8	x	11.7	x	14.6	x
LTM Adjusted Earnings per Share	18.0	x	20.5	x	18.4	x	17.2	x	22.6	x
Premium to Core Deposits	7.8%		7.3%		7.6%		5.1%		9.9%
National Transactions	Carolina Trust/ Clover		Mean		Median		25th Percentile		75th Percentile
Tangible Book Value per Share	163%		156%		157%		139%		168%
LTM Pre-Tax Earnings per Share	14.7	x	13.6	x	12.2	x	10.5	x	17.0	x
LTM Adjusted Earnings per Share	18.0	x	21.2	x	20.3	x	16.7	x	25.0	x
Premium to Core Deposits	7.8%		7.4%		7.5%		5.8%		9.8%

Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis of Clover based on the Projections, including certain potential pro forma effects of the merger, provided to Raymond James and approved for its use by Carolina Trust. Consistent with the periods included in the Projections, Raymond James used calendar year 2023 as the final year for the analysis and applied multiples, ranging from 14.0x to 16.0x, to calendar year 2023 earnings in order to derive a range of terminal values for Clover in 2023. Raymond James selected a range of terminal price-to-earnings multiples based upon the long-term average of the price-to-earnings multiple of selected banking indexes and current multiples for similar public companies.

Raymond James used discount rates ranging from 11.0% to 15.0%. Raymond James arrived at its discount range by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the 2017 Duff & Phelps Valuation Handbook. Raymond James calculated a range of implied per share values indicated by the discounted cash flow analysis for Clover. The results of the discounted cash flow analysis are summarized in the table below:

Clover Equity Value/ Per Share
Minimum	$46.59
Maximum	$61.49
Merger consideration	$22.00

Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Clover.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Carolina Trust. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Carolina Trust board of directors (solely in each director’s capacity as a director) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Carolina Trust of the merger consideration to be paid by Carolina Trust in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Carolina Trust board of directors in making its determination to adopt and approve the merger agreement. Neither Raymond James’s opinion nor the analyses described above should be viewed as determinative of the Carolina Trust board of directors’ or Carolina Trust management’s views with respect to Carolina Trust, Clover or the merger. Raymond James provided advice to Carolina Trust with respect to the proposed merger. Raymond James did not, however, determine the specific amount of consideration, recommend any specific amount of consideration to the Carolina Trust board of directors or recommend that any specific merger consideration constituted the only appropriate consideration for the merger. Carolina Trust placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on and as of June 12, 2018, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Clover or Carolina Trust since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’s written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Clover. During the two years preceding the date of Raymond James’s written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Carolina Trust (other than any amounts that were paid to Raymond James under the engagement letter described in this joint proxy statement/prospectus pursuant to which Raymond James was retained as a financial advisor to Carolina Trust to assist in reviewing strategic alternatives).

For services rendered in connection with the delivery of its opinion, Carolina Trust paid Raymond James a customary investment banking fee of $150,000 upon delivery of its opinion. Carolina Trust will also pay Raymond James a customary fee for advisory services in connection with the merger of 1.4% of the implied value of the merger (less the fee paid upon delivery of the opinion, the amount of which shall be deducted), all which is contingent upon the closing of the merger. Carolina Trust also agreed to reimburse Raymond James for its expenses incurred, up to $25,000, in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Carolina Trust for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Carolina Trust, Clover or other participants in the merger in the future, for which Raymond James may receive compensation.

Clover’s Unaudited Prospective Financial Information

Clover does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with the proposed merger, (1) Clover management prepared certain projections of Clover’s future financial performance, which contain unaudited prospective financial information with respect to Clover on a standalone, pre-merger basis, and which were made available to Carolina Trust and Raymond James and (2) Carolina Trust management applied certain adjustments to the Clover-provided unaudited prospective pro forma financial information that was relied upon by Raymond James in rendering its opinion to the Carolina Trust board of directors described above.

The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of Carolina Trust, Clover, Raymond James, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. None of Carolina Trust, Clover, or their respective affiliates assume any responsibility for the accuracy of the unaudited prospective financial information. This information was not prepared with a view toward complying with GAAP, published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. None of Carolina Trust’s independent auditors, Clover’s independent auditors, or any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections or expressed any opinion or other form of assurance on such information or its achievability.

The unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market, and financial conditions and other future events, as well as matters specific to Clover’s business, all of which are difficult to predict and many of which are beyond Clover’s control. The unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The information reflects subjective judgment in many respects and this is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the unaudited prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information. The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. None of Carolina Trust, Clover, any of their advisors or affiliates intends to, and each of them disclaims any obligation to, update, revise, or correct such information. The inclusion of such information should not be deemed an admission or representation by Carolina Trust or Clover that it is viewed by Carolina Trust or Clover as material information, particularly in light of the inherent risks and uncertainties associated with such information.

In light of the foregoing, and considering that the Clover special meeting and the Carolina Trust special meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Carolina Trust and Clover shareholders are cautioned not to place unwarranted reliance on such information, and Carolina Trust and Clover urge all Carolina Trust and Clover shareholders to review Carolina Trust’s and Clover’s historical consolidated financial statements and other information contained elsewhere in this joint proxy statement/prospectus for a description of Carolina Trust’s and Clover’s business and financial results.

The following table presents selected items of the unaudited prospective financial information:

	2018E	2019E	2020E	2021E	2022E
Balance Sheet
Total assets	$134,648	$141,388	$148,661	$156,323	$164,397
Gross loans	$72,210	$75,820	$79,661	$83,592	$87,771
Total deposits	$119,729	$125,716	$132,001	$138,602	$145,532
Income Statement
Net interest income	$5,150	$5,456	$5,699	$5,925	$6,183
Provision for loan losses	3.00	101	124	129	135
Noninterest income	1,216	1,228	1,241	1,253	1,266
Noninterest expense	5,001	5,126	5,254	5,386	5,520
Provision for income taxes	212	226	242	259	278
Net income	$1,150	$1,231	$1,320	$1,414	$1,516
Earnings per share	$1.18	$1.26	$1.35	$1.45	$1.55

Carolina Trust developed, through numerous discussions with Clover management, certain adjustments to Clover’s unaudited prospective financial information, which adjustments are reflected in the projected financial information provided above. These adjustments included, but were not limited to, the expectation that the application of Carolina Trust’s broader resources would enable Clover to achieve an accelerated pace of annual loan and deposit growth, compared to Clover’s own internal forecast, of approximately 5%. Additionally, Carolina Trust, in consultation with Clover management, reduced Clover’s projected non-interest expense based on the expectation that certain anticipated new additional executive hires and infrastructure investments projected in Clover’s own internal forecast would not be necessary assuming a combination with Carolina Trust. Such reductions to Clover’s non-interest expense were not considered part of the cost saves assumed in the merger. The aforementioned adjustments resulted in higher projected asset growth and net income compared to Clover’s own internal forecast, and the adjusted Clover unaudited prospective financial information was utilized by Raymond James in rendering its opinion to the Carolina Trust board of directors.

Board of Directors and Management of Carolina Trust Following Completion of the Merger

The board of directors of Carolina Trust immediately prior to the merger will continue to be the board of directors of Carolina Trust immediately following the merger. See “Information about Carolina Trust – Directors” for additional information about the current members of the Carolina Trust board of directors.

Effective upon completion of the merger, Carolina Trust currently expects to take certain actions to appoint to the Carolina Trust Bank board of directors three individuals currently serving as directors of Clover, with such appointments effective immediately following closing. Additionally, Carolina Trust has agreed to nominate for election by shareholders one of these bank directors to the Carolina Trust board of directors at its next regularly scheduled annual shareholders’ meeting occurring following completion of the merger. See “The Merger Agreement – Governance of the Combined Company following the Merger” for additional discussion.

Carolina Trust does not anticipate any changes to its current executive officers in connection with the merger. For additional information on the executive officers of Carolina Trust and its bank subsidiary, see “Information about Carolina Trust – Executive Officers” appearing earlier in this joint proxy statement/prospectus.

Shareholder Support Agreements

Each of Clover’s directors and executive officers, in their capacities as shareholders of Clover, entered into a support agreement with Carolina Trust pursuant to which they each have agreed to vote their shares of Clover common stock and Clover preferred stock, and to use reasonable efforts to cause all shares owned by such director or executive officer jointly with any other person over which such director or executive officer has shared voting control to be voted, in favor of the merger agreement and against any acquisition proposal by a third party. As of [•], 2018, Clover directors and executive officers who have executed support agreements were entitled to vote 44,318 shares, or approximately 5.13%, of Clover common stock outstanding; 1,724 shares, or approximately 1.52%, of Clover preferred stock outstanding; and 46,042 shares, or approximately 4.71%, of the aggregate outstanding shares of Clover common and preferred stock.

Clover’s Directors and Officers Have Financial Interests in the Merger

Interests of Directors and Executive Officers of Clover

In considering the recommendation of the Clover board of directors that Clover shareholders vote to approve the merger on the terms set forth in the merger agreement, you should be aware that some of Clover’s directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, those of Clover’s shareholders generally. The Clover board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. The Clover board of directors determined these interests to be reasonable.

Share Ownership.    As of [•], 2018, the record date for the Clover special meeting, the directors and executive officers of Clover may be deemed to be the beneficial owners of 44,318 shares of Clover common stock, representing 5.13% of the outstanding shares of Clover common stock, and 1,724 shares of Clover preferred stock, representing 1.52% of the outstanding shares of Clover preferred stock. See “Beneficial Ownership of Clover Voting Securities.”

Anticipated Severance Payments to Executive Officers under Employment and Severance Agreements.    Clover and Clover Bank are parties to existing employment agreements with each of Gwen Thompson, Gerald Bolin and Frank Gadsden, and are parties to severance agreements with each of Steve Sannella, Lori Hudson, Mary Stewart, Kim Killian, Tonya Sanders and Sheila Goss. Under the terms of these agreements, each of the officers may be entitled to certain lump-sum, cash benefit payments under certain circumstances if the merger is consummated. With the exception of Ms. Thompson’s payment, which would become payable upon consummation of the merger, the payments to the other officers listed above would be payable only upon a termination of the officer’s employment without cause, or a termination by the officer of his or her respective employment for good reason (in each case, as defined in the respective agreement), within 24 months following consummation of the merger. In connection with consummation of the merger, the following change in control benefit payments could be payable to the officers: Ms. Thompson–$534,966, Mr. Bolin–$288,564, Mr. Gadsden–$204,602, Mr. Sannella–$255,386, Ms. Hudson–$82,393, Ms. Stewart–$71,008, Ms. Killian–$67,773, Ms. Sanders–$56,875 and Ms. Goss–$48,186.

In addition, the employment agreements for Ms. Thompson, Mr. Bolin and Mr. Gadsden provide for payment of continuing medical and hospitalization insurance coverage for the executive and his or her dependents (to the same level as was done prior to the transaction), for up to 12 months or until age 65. Ms. Thompson is ineligible for this benefit due to her age, but each of Mr. Bolin and Mr. Gadsden may receive up to $6,647 in continuing medical insurance co-payments under this provision.

Anticipated Severance Payments to Executive Officers under Salary Continuation and Endorsement Split Dollar Agreements.   Ms. Thompson, Mr. Bolin, and Mr. Gadsden entered into Salary Continuation Agreements on April 1, 2008 with Clover Bank that entitle them to receive certain benefits upon attaining the age of 65. Ms. Thompson will turn 65 years old on September 15, 2018, and will begin to receive monthly payments at that time. If the merger occurs after her attaining the age of 65, she will already be fully vested in her retirement benefits and will receive her remaining benefits, payable in a lump sum payment of approximately $755,115. Mr. Gadsden and Mr. Bolin will not be 65 years old at the time of the merger and will receive a lump sum payment of their previously vested benefits in the amounts of $123,353 and $203,182, respectively, if within 24 months after the merger, such officer’s employment is terminated by Carolina Trust (as successor to Clover Bank) without cause or such officer terminates his own employment for good reason (in each case, as defined in his salary continuation agreement). The exact amount of such benefit payments will vary based on the date of employment termination.

Ms. Thompson, Mr. Bolin, and Mr. Gadsden entered into Endorsement Split Dollar Life Insurance Agreements with Clover Bank on May 1, 2008, which provide that their beneficiaries will receive the applicable death benefit at their death if a merger occurs while they are employed and have not yet attained age 65. Because Ms. Thompson will be 65 at the time of the merger, her beneficiaries will not receive any additional payments under her agreement at her death. For Mr. Bolin and Mr. Gadsden, their beneficiaries will receive $377,183 upon their respective deaths assuming such officer remains employed through the closing date of the merger.

Consulting and Non-Competition Agreement with Gwen Thompson.   Ms. Thompson, who will no longer be employed by the surviving bank following the closing of the merger, has also entered into a consulting and non-competition agreement with Carolina Trust and Carolina Trust Bank that will be effective at closing for a term of 12 months. Assuming Ms. Thompson fulfills her 12-month consulting obligations and complies with her non-competition covenants contained in the agreement, Ms. Thompson would be eligible to receive monthly payments that would aggregate $76,800.

Carolina Trust and Carolina Trust Bank Board Seats.   Effective upon completion of the merger, Carolina Trust Bank expects to appoint three non-management individuals currently serving as members of the board of directors of Clover Bank to serve on the Carolina Trust Bank board of directors. In addition, Carolina Trust will nominate one non-management representative from the Clover board of directors for election to the Carolina Trust board of directors at the Carolina Trust 2019 annual shareholder meeting. Other than any fees received for their future services rendered as directors or advisory board members of Carolina Trust and Carolina Trust Bank and except for the compensation being paid to Ms. Thompson in connection with the merger as described above, the members of the Clover board of directors will not receive any compensation separate from those of non-director Clover shareholders. See also “The Merger Agreement – Governance of the Combined Company following the Merger” for further information.

Clover Director and Officer Indemnification and Insurance.   Carolina Trust has agreed to indemnify the directors and officers of Clover and Clover Bank following the merger against certain liabilities arising from their acts or omissions before the merger. Carolina Trust has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of Clover and Clover Bank for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such directors and officers in their capacities as such.

Carolina Trust’s Dividend Policy

General. Carolina Trust anticipates that its future earnings, if any, will be retained to finance its growth and that it will not pay cash dividends for the foreseeable future.

Any determination to pay future dividends to shareholders will be dependent upon Carolina Trust operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions and any other factors deemed appropriate by Carolina Trust’s board of directors.

Legal and Regulatory Considerations Affecting Dividends. Carolina Trust is organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, Carolina Trust would not be able to pay its debts as they become due in the usual course of business or Carolina Trust total assets would be less than the sum of our total liabilities plus the amount that would be needed, if Carolina Trust were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, because Carolina Trust is a bank holding company, the Federal Reserve may impose restrictions on cash dividends paid by Carolina Trust. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past four quarters, net of any dividends previously paid during that period, is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the bank holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if any of the holding company’s bank subsidiaries are classified as undercapitalized.

Carolina Trust’s ability to declare and pay dividends is largely dependent upon the amount of cash dividends that Carolina Trust Bank pays to Carolina Trust, which distributions are restricted under North Carolina banking laws and regulations. Carolina Trust Bank may make distributions only to the extent that Carolina Trust Bank remains adequately capitalized. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. The NCCOB and the FDIC also are authorized to prohibit the payment of dividends by a bank under certain circumstances. Such requirements and policies may limit our ability to obtain dividends from Carolina Trust Bank for our cash needs, including payment of dividends to our shareholders and the payment of operating expenses.

Public Trading Markets

Carolina Trust common stock is listed on the NASDAQ Capital Market under the symbol “CART”.

Regulatory Approvals Required for the Merger

Bank holding companies, such as Carolina Trust and Clover, and their respective depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. For detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried, see “Information about Carolina Trust – Supervision and Regulation.” Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

Federal Reserve Approval. The merger is subject to approval, or other non-objection, by the Federal Reserve under the BHCA. In considering the approval of a transaction such as the merger, the BHCA requires the Federal Reserve to review, with respect to the bank holding companies and the banks concerned, the financial condition and future prospects, including capital positions and managerial resources, the effect of the merger on competition in the relevant markets and the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act. The Federal Reserve also is required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anticompetitive consequences to the merger, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

FDIC Approval. The bank merger of Clover Bank with and into Carolina Trust Bank is also subject to the approval of the FDIC under the Bank Merger Act (see “Information about Carolina Trust – Supervision and Regulation” for additional information regarding approvals under such Act) and Section 44 of the FDI Act, which governs merger transactions between banks that are chartered in different states. In addition to the factors that must be considered under the Bank Merger Act, the FDIC will only approve the bank merger if each bank involved in the merger is adequately capitalized and if the FDIC determines that the resulting bank from the merger will be well capitalized and well managed upon consummation of the transaction.

State Regulatory Approvals. Each of the merger and the bank merger must be approved by the NCCOB and the SCBFI. The NCCOB will process the requisite applications for approval to consummate the mergers pursuant to the applicable provisions of Articles 7 and 10 of Chapter 53C and Article 17B of Chapter 53 of the North Carolina General Statutes. The SCBFI will process the requisite applications for approval to consummate the mergers under the applicable provisions of the South Carolina Banking and Branching Efficiency Act of 1996 (S.C. Code Ann. §§ 34-25-10 to 310).

It is currently contemplated that the bank merger will be consummated immediately following the merger of Clover with and into Carolina Trust. Approval or non-objection to the merger and bank merger by the parties’ regulators does not constitute an endorsement of such transactions or a determination that the terms of the merger are fair to Clover or Carolina Trust shareholders. Carolina Trust and Clover are currently in the process of filing the required applications and notifications related to the merger with the respective regulatory agencies.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Clover as of the effective date of the merger will be recorded at their respective fair values and added to those of Carolina Trust. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of Carolina Trust issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Clover before the merger date.

Clover Shareholders Have Dissenters’ Rights

Under Chapter 13 of the South Carolina Business Corporation Act of 1988, or the SCBCA, Clover shareholders will be entitled to dissent from the merger and to obtain payment in cash of the fair value of such holders’ shares of Clover stock. The following summarizes the material terms of the statutory procedures to be followed by a Clover shareholder in order to dissent from the merger and perfect dissenters’ rights under the SCBCA. However, the following summary does not create any rights. The rights of dissenting shareholders are only those provided by Chapter 13 of the SCBCA, a copy of which is attached as Appendix B to this joint proxy statement/prospectus. Holders of both Clover common stock and preferred stock have the right to exercise dissenters’ rights with respect to the merger. In so far as the discussion below refers to holders of Clover common stock, it includes holders of Clover preferred stock whose shares will automatically convert to Clover common stock immediately prior to the merger, if the merger is consummated.

If a Clover shareholder elects to exercise dissenters’ rights, the shareholder must satisfy each of the following conditions:

(a)	the shareholder must give Clover and Clover must actually receive, before the vote at the Clover special meeting on approval or disapproval of the merger is taken, written notice of the shareholder’s intent to demand payment for such holder’s shares if the proposed merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the SCBCA); and
(b)	the shareholder must not vote in favor of the merger. A failure to vote or a vote against the merger will satisfy this requirement. If the shareholder notifies Clover that the shareholder intends to dissent, a vote cast in favor of the merger by the holder of a proxy solicited by Clover will not disqualify the shareholder from demanding payment for its shares.

If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, a Clover shareholder will not be entitled to payment for such holder’s shares under the provisions of Chapter 13 of the SCBCA.

If a Clover shareholder desires to assert dissenter’s rights, any written notice should be addressed to Clover Community Bankshares, Inc., 124 North Main Street, Clover, South Carolina 29710, Attention: Gwen Thompson, President and Chief Executive Officer. The notice should be executed by the Clover shareholder desiring to assert dissenters’ rights. A beneficial owner may assert dissenters’ rights only if the beneficial owner dissents with respect to all shares of Clover stock of which the shareholder is the beneficial owner or over which such beneficial owner has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on such owner’s behalf must notify Clover in writing of the name and address of the record shareholder of the Clover shares, if known to the beneficial owner.

A record shareholder of Clover stock must assert dissenters’ rights with respect to all shares registered in such holder’s name, unless such holder is the record shareholder for multiple beneficial owners. A record shareholder, such as a broker, who holds shares of Clover stock as a nominee for others may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Clover shares beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the beneficial shareholder who is objecting to the merger and demanding payment for such person’s shares.

If a Clover shareholder properly dissents from the merger and the merger is approved at the Clover special meeting, Clover will mail a written dissenters’ notice to the dissenting shareholder not later than 10 days after the date the merger is approved at the Clover shareholder meeting. The dissenters’ notice will:

•	state where the dissenting shareholder’s payment demand must be sent, and where and when such shareholder’s Clover stock certificates must be deposited;

•	supply a form for demanding payment that includes the date of the first announcement to news media or to Clover shareholders of the terms of the proposed merger and requires that the person asserting dissenters' rights certify whether or not such shareholder or, if such shareholder is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date of first announcement;
•	set a date by which Clover must receive the dissenting shareholder’s payment demand (such date to be not fewer than 30 days nor more than 60 days after the date Clover’s dissenters’ notice is delivered to the shareholder); and
•	include a copy of Chapter 13 of the SCBCA.

If a dissenting shareholder receives a dissenters’ notice, such shareholder must demand payment, certify whether the shareholder (or the beneficial shareholder on whose behalf the holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date of first public announcement of the terms of the proposed merger, and deposit the shareholder’s share certificates in accordance with the terms of the dissenters’ notice. If a dissenting Clover shareholder demands payment and deposits such shareholder’s share certificates, the shareholder will retain all other rights of a Clover shareholder until these rights are canceled or modified by the consummation of the merger. If a dissenting shareholder does not demand payment or deposit such shareholder’s share certificates where required, each by the dates set in the Clover dissenters’ notice, the shareholder will not be entitled to payment for the shareholder’s shares under Chapter 13 of the SCBCA.

As soon as the merger is consummated, or upon receipt of a payment demand, Clover will pay to each dissenting shareholder who complied with the requirements set forth above the amount Clover estimates to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•	Clover’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
•	a statement of Clover’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;
•	an explanation of how the interest was calculated;
•	a statement of the dissenter’s right to demand additional payment;
•	and a copy of Chapter 13 of the SCBCA.

If Clover does not consummate the proposed merger within 60 days after the date set for demanding payment and depositing Clover share certificates, Clover, within the same 60-day period, must return the deposited certificates and release the transfer restrictions imposed on any uncertificated shares.

If (i) a dissenting shareholder believes the amount paid or offered is less than fair value of the shareholder’s shares or that the interest due is calculated incorrectly, (ii) Clover fails to make payment or offer payment within 60 days after the date set for demanding payment, or (iii) the merger has not been consummated and Clover fails to return the deposited certificates or release transfer restrictions imposed on any uncertificated shares within 60 days after the date set for demanding payment, the dissenting shareholder may notify Clover in writing of the shareholder’s own estimate of fair value of the Clover shares and amount of interest due and demand payment of such shareholder’s estimate (less the payment already received) or reject Clover’s offer and demand payment of the fair value of the shareholder’s shares and interest due. However, a dissenting shareholder waives such shareholder’s right to demand additional payment if the shareholder fails to notify Clover of the shareholder’s demand in writing within 30 days after Clover made or offered payment for the dissenting shareholder’s shares.

If a demand for additional payment remains unsettled, Clover will commence a court proceeding within 60 days after receiving the demand for additional payment and petition the court to determine the fair value of the Clover shares and the accrued interest. If Clover does not commence the proceeding within the 60-day period, Clover shall pay each dissenter whose demand remains unsettled the amount demanded. The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs against Clover, except the court may access costs against some or all of the dissenting shareholders, in amounts the court finds equitable, to the extent the dissenting shareholders acted arbitrarily, vexatiously, or not in good faith in demanding additional payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable (a) against Clover (or Carolina Trust as legal successor in the merger) if the court finds that the corporation did not comply substantially with Chapter 13 of the SCBCA or (b) against Clover (or Carolina Trust as legal successor) or the dissenting shareholders if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Clover, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

Exercise of dissenters’ rights by holders of Clover stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

The summary set forth above does not purport to be a complete statement of the provisions of the South Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the South Carolina Business Corporation Act, which are included as Appendix B to this joint proxy statement/prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

Carolina Trust shareholders are not entitled to appraisal rights in connection with the merger.

Restrictions on Sales of Shares by Certain Affiliates

All shares of Carolina Trust common stock to be issued in the merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of Carolina Trust as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with Carolina Trust and may include significant shareholders of Carolina Trust.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is included as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Carolina Trust and Clover encourage you to read the merger agreement carefully in its entirety before making any decisions regarding the merger as it is the legal document governing the merger and related transactions.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Carolina Trust or Clover. Carolina Trust and Clover are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Carolina Trust or Clover contained in this joint proxy statement/prospectus or Carolina Trust’s or Clover’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Carolina Trust or Clover contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Carolina Trust and Clover are qualified and subject to important limitations agreed to by Carolina Trust and Clover in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 164.

General

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the NCBCA and the SCBCA, Clover will be merged with and into Carolina Trust, the separate corporate existence of Clover will cease, and Carolina Trust will be the surviving corporation of the merger. As of the effective time of the merger, the articles of incorporation of the surviving corporation will be the articles of incorporation of Carolina Trust as in effect immediately prior to the effective time, and the bylaws of Carolina Trust as in effect immediately prior to the effective time will be the bylaws of the surviving corporation.

Governance of the Combined Company following the Merger

Prior to the effective time, Carolina Trust Bank expects to appoint three non-employee members of Clover’s board of directors to the board of directors of Carolina Trust Bank. Carolina Trust Bank will select these directors, and their appointment will be effective immediately following the effective time of the merger. Carolina Trust will nominate one of these directors for election to the Carolina Trust board at Carolina Trust’s 2019 annual meeting of shareholders. From the effective time of the merger until Carolina Trust’s 2019 annual meeting of shareholders, Carolina Trust will grant board observation rights to one of these former Clover directors. Board observation rights include the right to attend Carolina Trust board meetings and receive the same type of information received by Carolina Trust’s directors, except for information that Carolina Trust is legally prohibited from sharing with non-board members.

It is anticipated that the Clover directors in office immediately prior to the effective time who are not appointed to the board of Carolina Trust Bank or Carolina Trust will be invited to serve as Carolina Trust Bank’s local advisory board and will be entitled to receive advisory board fees consistent with Carolina Trust Bank’s standard compensation policies for at least two years.

The officers of Carolina Trust in office immediately prior to the effective time of the merger will remain in office after the effective time in accordance with Carolina Trust’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Effective Time of the Merger

If the merger agreement is approved by the requisite vote of the shareholders of Carolina Trust and Clover and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will become effective when articles of merger have been filed with the Secretary of State of South Carolina and with the North Carolina Department of the Secretary of State or at such later time as may be mutually agreed upon by Carolina Trust and Clover and specified in the articles of merger. The parties will use their reasonable best efforts to cause the effective time to occur within five business days of the last of the following dates to occur: (a) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger or the bank merger, (b) the date on which the shareholders of Clover approve the merger agreement, (c) the date on which the shareholders of Carolina Trust approve the merger agreement, or (d) the satisfaction or, to the extent applicable, waiver of the conditions precedent specified in the merger agreement. If the effective time would otherwise occur in the last 15 days of any fiscal quarter of Carolina Trust, Carolina Trust may postpone the effective time until the first business day of the next calendar month.

Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be made effective during the fourth quarter of 2018 or early in the first quarter of 2019.

Conversion of Clover Common Stock

The merger agreement provides that, at the effective time of the merger, each share of Clover common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (a) $22.00 cash, less any applicable withholding taxes, or the “cash consideration”, or (b) 2.7181 shares of Carolina Trust common stock, or the “stock consideration.” We refer to the cash consideration and the stock consideration together as the “merger consideration.” Upon this conversion, such shares of Clover common stock will no longer be outstanding and all rights with respect to such shares will cease to exist, except for the right to receive the merger consideration (and cash in lieu of fractional shares) or payment in connection with the proper exercise of dissenter’s rights under the SCBCA.

Shares of Clover common stock that are owned by Carolina Trust, Clover, or their subsidiaries (other than shares held on behalf of third parties or as a result of debts previously contracted) will be cancelled and retired without payment of any consideration and will cease to exist as of the effective time. Shares of Clover common stock that are owned by holders of Clover common stock properly exercising their dissenter’s rights under the SCBCA will not receive the merger consideration but will be paid cash for the fair value of their shares of Clover common stock in accordance with the SCBCA.

No fractional shares of Carolina Trust common stock will be issued in connection with the merger. Instead, cash will be paid for any fraction of a share of Carolina Trust common stock to which any Clover shareholder would otherwise be entitled upon completion of the merger. The cash paid will be an amount equal to the fraction of a share of Carolina Trust common stock otherwise issuable upon conversion multiplied by the average of the closing sale prices of Carolina Trust common stock on the NASDAQ stock market for the 20 consecutive trading days ending on the trading day immediately prior to the closing date of the merger.

After the effective time of the merger, there will be no further transfers on the stock transfer books of Clover of shares of Clover common stock that were outstanding immediately prior to the effective time of the merger.

Clover Preferred Stock

Each share of Clover preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically convert into one share of Clover common stock immediately prior to the effective time in accordance with Clover’s articles of incorporation. At the effective time, such converted shares will be treated as shares of Clover common stock under the agreement, including with respect to payment of the merger consideration and the shareholder election rights provided under the merger agreement and described below.

Merger Consideration

Under the merger agreement, Clover shareholders will receive one of the following forms of payment of merger consideration in exchange for each of their shares of Clover common stock (subject to the limitations and adjustments discussed below):

•	$22.00 in cash, less any applicable withholding taxes – the cash consideration;
•	2.7181 shares of Carolina Trust common stock – the stock consideration; or
•	A combination of cash consideration and stock consideration in such proportions as requested by the shareholder – the mixed consideration.

The merger agreement provides that, as nearly as possible, Carolina Trust will issue shares of Carolina Trust common stock for 80% of the number of shares of Clover common stock outstanding immediately prior to the effective time and will pay cash for the remaining 20% of the shares of Clover common stock outstanding. Clover shareholders are entitled to elect to receive the cash consideration, the stock consideration, or the mixed consideration, in whole share increments, with respect to the holders’ shares of Clover common stock. In other words, by promptly completing and timely delivering the election form, you can elect to receive cash for your shares of Clover common stock, shares of Carolina Trust common stock for your shares of Clover common stock, or cash and shares of Carolina Trust common stock in such proportions as you choose for your shares of Clover common stock. As discussed below, however, you may not receive the type of merger consideration you elect.

If shareholders of Clover in the aggregate elect the form of consideration so that either cash would be paid as merger consideration for more than 20% of the outstanding shares of Clover common stock or shares of Carolina Trust common stock would be issued as merger consideration for more than 80% of the outstanding shares of Clover common stock, the merger agreement provides a method to reallocate cash or stock so that the merger consideration will not exceed either threshold. For a description of the reallocation method, see “Allocation of the Merger Consideration” below. Accordingly, you may receive less cash and more shares, or more shares and less cash than you elect. Either of these events is likely to result in different tax consequences from those that would have resulted had you received the exact form of merger consideration you elected.

Neither Clover nor Carolina Trust (or their respective boards of directors and financial advisors) make any recommendation as to whether you should choose the cash consideration, stock consideration, or mixed consideration for your shares of Clover common stock. You should consult with your own financial and tax advisors about this decision.

Shares of Carolina Trust common stock are listed for trading on the NASDAQ Capital Market under the symbol “CART.” On June 14, 2018, which was the last trading day before the announcement of the merger, the price of a share of Carolina Trust common stock closed at $8.1485 per share, and on [•], 2018, the latest practicable date before mailing out this joint proxy statement/prospectus, the price of a share of Carolina Trust common stock closed at $[•] per share. You should be aware that the market value of shares of Carolina Trust common stock will fluctuate, and neither Carolina Trust nor Clover can give you any assurance as to what the price of shares of Carolina Trust common stock will be when the merger becomes effective. We urge you to obtain information on the market value of shares of Carolina Trust common stock that is more recent than that provided in the joint proxy statement/prospectus. See “Summary—Market Price and Dividend Information, Related Shareholder Matters” on page 14.

Illustration of Allocation of the Merger Consideration

The following table illustrates calculations of consideration at different prices for Carolina Trust common stock that would be received by a holder of 100 shares of Clover common stock depending on whether the shareholder elected the cash consideration, the stock consideration, or a mixed consideration. These calculations do not take into consideration the effects of taxation. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 143.

The assumed closing values of the shares of Carolina Trust common stock set forth in the table have been included for representative purposes only and are based on the high and low closing values for the shares of Carolina Trust common stock from April 2, 2018 to June 29, 2018 and the closing values for the shares of Carolina Trust common stock on June 14, 2018, the last trading day prior to the announcement of the merger. The closing value at the time the merger becomes effective may be less than $8.1485 or more than $8.1485. We cannot predict what the closing value for shares of Carolina Trust common stock will be or what the value of the shares of Carolina Trust common stock to be issued in the merger will be at or following the merger becoming effective.

Estimating the Value of 100 Shares of Clover Common Stock
(Assuming various cash/share elections and Carolina Trust common stock closing value)

	Mixed Election (80/20 Stock- Cash)	All Stock Election	All Cash Election
Assuming an $8.1485 closing value
(last trading day prior to announcement of merger agreement)
Value of Cash Consideration Received	$440.00	—	$2,200.00
Value of Stock Consideration Received	$1,771.88	$2,214.84	—
Value of Total Consideration Received	$2,211.88	$2,214.84	$2,200.00

Assuming a $9.4281 closing value
(high closing value during second quarter of 2018)
Value of Cash Consideration Received	$440.00	—	$2,200.00
Value of Stock Consideration Received	$2,050.12	$2,562.65	—
Value of Total Consideration Received	$2,490.12	$2,562.65	$2,200.00

Assuming a $7.85 closing value
(low closing value during second quarter of 2018)
Value of Cash Consideration Received	$440.00	—	$2,200.00
Value of Stock Consideration Received	$1,706.97	$2,133.71	—
Value of Total Consideration Received	$2,146.97	$2,133.71	$2,200.00

Assuming an $8.24 closing value
(June 29, 2018)
Value of Cash Consideration Received	$440.00	—	$2,200.00
Value of Stock Consideration Received	$1,791.77	$2,239.71	—
Value of Total Consideration Received	$2,231.77	$2,239.71	$2,200.00

Election of the Form of Payment of the Merger Consideration

Promptly after the effective time of the merger, Carolina Trust will deposit the cash consideration and the stock consideration with its exchange agent, along with cash sufficient for payment in lieu of fractional shares.

Within five days of the effective time of the merger, Carolina Trust will cause its exchange agent to mail election forms and transmittal materials to the former shareholders of Clover. These materials will include instructions for making an election as to the form of merger consideration preferred to be received by the shareholder, subject to the allocation procedures described below. Upon receipt of the election form, each Clover shareholder should complete, date, and sign the election form and return it promptly as provided with the election form. To be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern Time, on such date as the parties may mutually agree. Such date will not be more than 45 calendar days following the effective time of the merger. For Clover shareholders who do not make an election or do not properly complete and return an election form, Clover will have the authority to determine the type of consideration to be exchanged for such shareholder’s shares of Clover common stock, subject to the allocation procedures described below.

Elections will be properly made if the election form is accompanied by one or more certificates representing the shares of Clover common stock covered by the election form. Elections may be revoked or changed upon written notice to the exchange agent before the election deadline.

The exchange agent will have reasonable discretion to determine whether any election, revocation, or change has been properly made and to disregard immaterial defects in the election form, and any good faith decision of the exchange agent regarding such matters will be conclusive and binding. Neither Carolina Trust nor the exchange agent is obligated to notify any person of any defect in an election form.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of Clover common stock has been lost, mutilated, stolen or destroyed, the exchange agent will deliver the applicable merger consideration and any cash in lieu of any fractional shares payable with respect to the shares formerly represented by such certificate if the shareholder asserting the claim of a lost, mutilated, stolen or destroyed certificate has delivered an affidavit of that fact to the exchange agent and has posted a bond through the exchange agent in such amount as Carolina Trust or the exchange agent may reasonably direct as indemnity against any claim that may be made against the exchange agent with respect to such lost, mutilated, stolen or destroyed Clover certificate.

Allocation of the Merger Consideration

Per the terms of the merger agreement, the number of whole shares of Clover common stock to be converted into the right to receive the cash consideration will be equal as nearly as possible to 20% of the number of shares of Clover common stock outstanding immediately prior to the effective time of the merger and the number of whole shares of Clover common stock to be converted into the right to receive the stock consideration will be equal as nearly as possible to 80% of the number of shares of Clover common stock outstanding immediately prior to the effective time.

If the amount of cash consideration elected by Clover shareholders exceeds 20% of the number of shares of Clover common stock outstanding immediately prior to the effective time, then shareholders choosing stock consideration and shareholders who did not make an election will receive the stock consideration, and each shareholder who chose the cash consideration will receive (a) the cash consideration in exchange for the number of shares equal to the product of (1) the number of shares for which such shareholder elected cash and (2) a fraction, the numerator of which is 20% of the number of shares of Clover common stock issued and outstanding immediately prior to the effective time and the denominator of which is the aggregate number of shares of Clover common stock elected by all Clover shareholders to be converted into cash, and (b) the stock consideration for the remaining amount of shares of Clover common stock held by the shareholder.

If the amount of stock consideration elected by Clover shareholders exceeds 80% of the number of shares of Clover common stock outstanding immediately prior to the effective time, then shareholders choosing cash consideration and shareholders who did not make an election will receive the cash consideration, and each shareholder who chose the stock consideration will receive (a) the stock consideration in exchange for the number of shares equal to the product of (1) the number of shares for which such shareholder elected stock and (2) a fraction, the numerator of which is 80% of the number of shares of Clover common stock issued and outstanding immediately prior to the effective time and the denominator of which is the aggregate number of shares of Clover common stock elected by all Clover shareholders to be converted into stock, and (b) the cash consideration for the remaining amount of shares of Clover common stock held by the shareholder.

If the stock consideration elected by the Clover shareholders in the aggregate does not exceed 80% of the number of shares of Clover common stock outstanding immediately prior to the effective time and the cash consideration elected by the Clover shareholders in the aggregate does not exceed 20% of the number of shares of Clover common stock outstanding immediately prior to the effective time, then shareholders electing the stock consideration will receive all stock in exchange for their shares of Clover common stock, shareholders electing the cash consideration will receive all cash in exchange for their shares of Clover common stock, and shareholders electing the mixed consideration will receive a combination of cash consideration and stock consideration. Shareholders making no election will receive either the cash consideration, stock consideration, or mixed consideration such that the aggregate number of shares of Clover common stock to be exchanged for cash is equal as nearly as possible to 20% of the number of shares of Clover common stock outstanding immediately prior to the effective time and the aggregate number of shares of Clover common stock to be exchanged for stock is equal as nearly as possible to 80% of the number of shares of Clover common stock outstanding immediately prior to the effective time.

Dividends and Distributions

No dividends or other distributions with respect to Carolina Trust common stock with a record date on or after the effective time of the merger will be paid to the holder of any unsurrendered certificate that represented Clover common stock immediately prior to the effective time of the merger until the holder of such certificate surrenders such certificate in accordance with the instructions received from the exchange agent. Following such surrender, there will be paid, without interest, with respect to whole shares of Carolina Trust common stock that shares of Clover common stock represented by the certificate has been converted into: (1) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the effective time of the merger and on or prior to the date of such surrender and (2) at the appropriate payment date, the amount of any dividends or other distributions with a record date on or after the effective time of the merger and prior to the date of such surrender and a payment date subsequent to the date of such surrender.

Representations and Warranties Made by Carolina Trust and Clover in the Merger Agreement

Carolina Trust and Clover have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. If either party materially breaches any of its representations or warranties and fails to cure such breach, the other party may terminate the merger agreement.

Resale of Carolina Trust Common Stock

The shares of Carolina Trust common stock to be issued to shareholders of Clover under the merger agreement will be freely tradable by such shareholders without restriction, except that if any Clover shareholders are deemed to be affiliates of Carolina Trust, they must abide by certain transfer restrictions under the Securities Act.

Conduct of Business Pending the Merger

Under the merger agreement, both parties have agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

•	operate its business only in the usual, regular, and ordinary course;
•	use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;
•	use commercially reasonable efforts to cause its representations and warranties to be correct at all times; and
•	take no action which would be reasonably likely to (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of Carolina Trust, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement such that, had Carolina Trust known of such condition or restriction, it would not have entered into the merger agreement, or (2) adversely affect the ability of either party to perform its covenants and agreements under the merger agreement.

In addition, Clover has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of Carolina Trust, to:

•	consult with Carolina Trust prior to entering into or making any loans or other transactions with a value equal to or exceeding $375,000 other than residential mortgage loans for which Clover has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of the merger agreement; and
•	consult with Carolina Trust prior to entering into or making any loans that exceed regulatory loan-to-value guidelines.

In addition, Clover has agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of Carolina Trust. Such actions include the following:

•	amending the articles of incorporation, bylaws, or other governing corporate instruments;
•	incurring any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, or allowing the imposition of a lien on any material asset, with certain exceptions;
•	repurchasing, redeeming, or otherwise acquiring or exchanging any shares (or securities convertible into any shares) of capital stock or declaring or paying any dividend or making any other distribution in respect of Clover’s capital stock, other than dividends from wholly owned subsidiaries to Clover;
•	except for the merger agreement, issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Clover common stock, any other capital stock of any Clover entity, or any right;
•	adjusting, splitting, combining, or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of Clover common stock, or selling, leasing, mortgaging, or otherwise disposing of any shares of capital stock of any Clover subsidiary or assets other than in the ordinary course for reasonable and adequate consideration;
•	purchasing any securities or making any material investments, except in the ordinary course of business consistent with past practice, either by purchasing stock or securities, contributing to capital, transferring assets, or purchasing any assets, in any person other than a wholly owned Clover subsidiary or otherwise acquiring direct or indirect control over any person other than in connection with foreclosures of loans in the ordinary course of business;
•	except as contemplated by the merger agreement or required by an existing Clover benefit plan, (a) granting any bonus or increase in compensation or benefits to employees, officers, or directors (except in accordance with past practice for employees that are not directors or executive officers and provided that Clover gives advance notice to Carolina Trust and that no bonus or increase may be given to any employee contractually entitled to a change in control benefit); (b) committing or agreeing to pay any severance or termination pay (other than in the ordinary course of business consistent with past practice) or any stay or other bonus to any Clover director, officer, or employee; (c) entering into or amending any severance agreements; (d) changing any fees or other compensation or other benefits to directors; (e) waiving any stock repurchase rights, accelerating, amending, or changing the exercisability period of any right or restricted stock, repricing rights granted under Clover benefit plans or authorizing cash payments in exchange for any rights; or (f) increasing, accelerating, vesting, or committing or agreeing to increase, accelerate or vest any amounts, benefits, or rights, provided that Clover may continue to make annual merit salary increases consistent with past practice on or after January 1, 2019, and pay all earned bonuses and incentive compensation consistent with past practice on or after December 1, 2018;
•	entering into or amending (unless required by law) any employment contract that does not have the unconditional right to terminate without certain liability, except in the case of amendments to comply with tax laws;

•	subject to certain exceptions, adopting any new employee benefit plan or terminating or withdrawing from or materially changing any existing plan or program;
•	making any change in tax or accounting methods or systems of internal accounting controls, except for any change required by law, regulatory accounting requirements, or generally accepted accounting principles;
•	commencing any litigation other than in accordance with past practice or settling any litigation for material money damages or restrictions on operations;
•	entering into, modifying, amending, or terminating any material contracts except in the ordinary course of business consistent with past practice;
•	except in the ordinary course of business consistent with past practice, making, renegotiating, renewing, increasing, extending, modifying, or purchasing any loan, lease, advance, credit enhancement or other extension of credit, or making any commitment in respect of any of the foregoing;
•	except in the ordinary course of business consistent with past practice, making or increasing any loans or other extensions of credit or the commitment to do so to any director or executive officer of Clover or Clover Bank or any entity controlled by a director or executive officer, other than renewals of existing loans or commitments;
•	restructuring or materially changing its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
•	making any capital expenditures in excess of $50,000 other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;
•	establishing or committing to establish any new branch or office facility or filing any application to relocate or terminate the operation of any banking office unless otherwise requested by Carolina Trust;
•	knowingly taking any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of the merger agreement;
•	implementing or adopting any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
•	knowingly taking, or failing to take, any action that would prevent or impede, or reasonably be expected to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	agreeing to take, making any commitment to take, or adopting any resolutions of its board of directors in support of any actions prohibited by any of these covenants;
•	maintaining Clover Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices; or
•	taking any action that is intended to, or would or would be reasonably likely to result in any of the conditions to the parties’ obligations to consummate the merger not being satisfied or preventing or materially delaying the consummation of the merger, except as may be required by law.

Carolina Trust has also agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of Clover. Such actions include the following:

•	other than amending its articles of incorporation to increase the number of authorized shares of Carolina Trust common stock, amending its or its subsidiaries’ articles of incorporation or bylaws in a manner that changes any material term or provision of the Carolina Trust common stock or that otherwise would materially and adversely affect the economic benefits of the merger to Clover’s shareholders or would materially impede Carolina Trust’s ability to consummate the merger;
•	knowingly taking, or failing to take, any action that would prevent or impede, or reasonably be expected to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	adjusting, splitting, combining or reclassifying any capital stock or other interest, setting any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interests or making, declaring or paying any dividend or distribution (except for dividends paid in the ordinary course of business by any wholly owned subsidiary to Carolina Trust or any other wholly owned subsidiary and dividends in respect of outstanding trust preferred securities or making any other distribution on any shares of its capital stock or other equity interest), or selling, leasing, transferring, mortgaging, encumbering or otherwise disposing of any capital stock in any material subsidiary;
•	taking any action that is intended to, or would or would be reasonably likely to result in any of the conditions to the parties’ obligations to consummate the merger not being satisfied or preventing or materially delaying the consummation of the merger, except as may be required by law; or
•	agreeing to or making any commitment to, taking or adopting any resolutions of its board of directors in support of, any of the foregoing actions.

Restrictions on Solicitation

Except as described below, Clover has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, it will not, and will use its reasonable best efforts to cause its affiliates and representatives not to, directly or indirectly: (1) solicit or initiate, or knowingly encourage, induce or facilitate, the making, submission, or announcement of any proposal that constitutes an “acquisition proposal” (as defined below); (2) participate in any discussions or negotiations regarding, or disclosing or providing any non-public information with respect to, or knowingly facilitating any inquiries or the making of any proposal that constitutes an acquisition proposal; (3) enter into any agreement relating to an “acquisition transaction” (as defined below); or (4) propose or agree to do any of the foregoing. Clover will, and has agreed to use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, and representatives to cease all activities, discussions, or negotiations with any person that may be ongoing with respect to any acquisition proposal, and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any acquisition proposal.

An “acquisition proposal” means any proposal, whether communicated to Clover or publicly announced to Clover’s shareholders, by any person other than Carolina Trust or any of its affiliates for an “acquisition transaction.” An “acquisition transaction” means any transaction or series of related transactions (other than the merger) involving: (1) any acquisition or purchase from Clover by any person or group (other than Carolina Trust or any of its affiliates) of 25% or more in interest of the total outstanding voting securities of Clover, or any tender offer or exchange offer that if consummated would result in any person or group (other than Carolina Trust or any of its affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Clover, or any merger, consolidation, business combination or similar transaction involving Clover pursuant to which the shareholders of Clover immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (2) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty-five percent (25%) or more of the consolidated assets of Clover and its subsidiaries, taken as a whole; or (3) any liquidation or dissolution of Clover.

Notwithstanding the restrictions described above, Clover may furnish non-public information regarding itself to, or enter into a confidentiality agreement or discussions or negotiations with a third party in response to a bond fide, unsolicited written acquisition proposal submitted by such third party if the following conditions are met: (1) the acquisition proposal did not result from a breach of the nonsolicitation provisions of the merger agreement by any Clover entity or representative or affiliate thereof (other than any breach that is unintentional or immaterial and did not result or contribute to the submission of such acquisition proposal), (2) Clover’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal constitutes or is reasonably likely to result in a “superior proposal” (as defined below), (3) Clover’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law to Clover and its shareholders, (4) (A) Clover gives Carolina Trust prompt notice within 24 hours (i) of Clover’s receipt of the acquisition proposal (which notice shall include the identity of the third party making the acquisition proposal) and (ii) of Clover’s furnishing nonpublic information to, or entering into discussions or negotiations with, the third party, and (B) Clover receives from the third party an executed confidentiality agreement containing terms no less favorable to Clover than the confidentiality terms of the mutual non-disclosure agreement entered into by Clover and Carolina Trust, and (5) contemporaneously with or promptly after furnishing any such nonpublic information to the third party, Clover furnishes such nonpublic information to Carolina Trust (to the extent such nonpublic information has not been previously furnished by it to Carolina Trust). In addition to the foregoing, Clover agrees to keep Carolina Trust reasonably informed on a prompt basis of the status and material terms of any acquisition proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

A “superior proposal” is any acquisition proposal (1) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, the Clover entities and (2) with respect to which the board of directors of Clover (A) determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person or group making the acquisition proposal, and (B) determines in its good faith judgment to be more favorable to Clover’s shareholders than the merger with Carolina Trust, taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Clover, the person or group making such acquisition proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to the merger agreement that may be proposed by Carolina Trust in response to such acquisition proposal).

Efforts to Obtain Required Shareholder Approvals

Each party has agreed to hold its special meeting, as soon as reasonably practicable, for the purpose of seeking the required approvals of its shareholders related to the merger agreement and the merger.

Changes in Board Recommendations

The board of directors of Clover has agreed, subject to certain exceptions discussed below, not to (1) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Carolina Trust, its recommendation that Clover’s shareholders approve the merger agreement; or (2) approve or recommend an acquisition proposal, or propose publicly to approve or recommend an acquisition proposal.

Notwithstanding the restrictions described above, prior to obtaining the approval of Clover’s shareholders for the merger, Clover’s board is permitted to approve or recommend an acquisition proposal (1) if a material development or material change in circumstance occurs or arises after the date of the merger agreement and Clover’s board of directors determines in good faith, after consultation with Clover’s outside counsel, that in light of such intervening event change in recommendation is required in order for Clover’s board of directors to comply with its fiduciary obligations to Clover’s shareholders under applicable law, or (2) if the following conditions are met:

(A)	Clover’s board of directors determines in good faith that it has received an acquisition proposal (that did not result from a knowing and material breach of the merger agreement) that is a superior proposal;
(B)	Clover’s board of directors determines in good faith that a failure to change its recommendation to Clover’s shareholders would be inconsistent with Clover’s board of directors’ fiduciary duties to Clover or its shareholders under applicable law;

(C)	Clover’s board of directors provides written notice to Carolina Trust of its receipt of the superior proposal and its intent to announce a change of its recommendation to Clover’s shareholders on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the superior proposal;
(D)	after providing such notice, Clover will negotiate in good faith with Carolina Trust (if requested by Carolina Trust) and provide Carolina Trust reasonable opportunity during the subsequent three business day period to make such adjustments in the terms and conditions of the merger agreement as would enable Clover’s board of directors to proceed without changing its recommendation to Clover’s shareholders (provided, however, that Carolina Trust is not required to propose any such adjustments); and
(E)	Clover’s board of directors, following such three business day period, again determines in good faith that the acquisition proposal nonetheless continues to be a superior proposal and that failure to take such action would violate their fiduciary duties to Clover and its shareholders under applicable law.

If the board of directors of Carolina Trust determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to recommend or continue to recommend that its shareholders approve the merger agreement and the issuance of Carolina Trust common stock in connection with the merger, then the board of directors of Carolina Trust may withdraw or modify or qualify in a manner adverse to Clover its recommendation to its shareholders that they approve the foregoing. In the event the Carolina Trust board takes such action, it must (1) give Clover at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (2) at the end of such notice period, take into account any amendment or modification to the merger agreement proposed by Clover and determine in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to recommend or continue to recommend that Carolina Trust’s shareholders approve the merger agreement and the issuance of Carolina Trust common stock in the merger.

Efforts to Complete the Merger

Carolina Trust and Clover have each agreed to use, and to cause their subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make the merger effective as soon as reasonably practicable after the date of the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, the following covenants:

•	each party will hold and treat in confidence all information received from the other party in connection with the merger agreement or the merger;
•	except as otherwise provided in the merger agreement, all employees of Clover or any Clover subsidiary immediately prior to the effective time of the merger will automatically become employees of Carolina Trust or Carolina Trust Bank on the same terms and conditions as similarly situated employees of Carolina Trust Bank and will be eligible to participate in Carolina Trust’s employee benefit plans with full credit for prior service with Clover solely for the purposes of eligibility and vesting;
•	each party will give prompt notice to the other party of any fact or occurrence (i) having or reasonably likely to have a material adverse effect on such party, or (ii) that such party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement;
•	whether or not the merger is consummated, except as otherwise expressly provided in the merger agreement, each party will pay all of its costs and expenses in connection with the merger; and
•	the parties will consult with each other and agree as to the form and substance of any press release, communication with shareholders, or other public disclosure materially related to the merger.

Conversion Bonus Plan

To facilitate the successful integration of Clover into Carolina Trust and the conversion of the systems of Clover to Carolina Trust, Carolina Trust will establish a stay bonus/conversion bonus pool in the aggregate amount up to $30,000 (or such greater amount as Carolina Trust shall determine) to be allocated and paid to non-director employees of Clover who continue in the employ of Carolina Trust at the expiration of four months after the effective time of the merger. The specific amount to be allocated and paid to each such non-director employee who continues in the employ of Carolina Trust will be determined by Carolina Trust prior to the effective time, after consultation with the Clover’s chief executive officer.

Conditions to Completion of the Merger

The obligations of Carolina Trust and Clover to consummate the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by two-thirds of all shares held by three separate voting groups of Clover shareholders ((i) holders of Clover common stock, (ii) holders of Clover preferred stock, and (iii) holders of Clover common stock and preferred stock, voting together as a single voting group);
•	the approval of the merger agreement by a majority of the outstanding shares of Carolina Trust common stock and the approval of the issuance of Carolina Trust common stock in the merger by a majority of the shares voted on such proposal;
•	all consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired, and no consent obtained from any regulatory authority which is necessary to consummate the merger shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Carolina Trust would so materially adversely affect the economic or business benefits of the merger that, had such condition or requirement been known, Carolina Trust would not, in its reasonable judgment, have entered into the merger agreement;
•	each party shall have obtained any and all non-governmental third-party consents required for consummation of the merger or for the preventing of any default under any contract or permit of such party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on such party; no consent so obtained which is necessary to consummate the merger shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Carolina Trust would so materially adversely affect the economic or business benefits of the merger that, had such condition or requirement been known, Carolina Trust would not, in its reasonable judgment, have entered into the merger agreement;
•	the registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the registration statement;
•	no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by the merger agreement; and
•	Carolina Trust shall have filed with NASDAQ a notification form for the listing of all shares of Carolina Trust common stock to be delivered as merger consideration, and NASDAQ shall not have objected to the listing of such shares of Carolina Trust common stock.

In addition, the obligations of Clover to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	Carolina Trust’s representations and warranties with respect to organization, good standing, and power; corporate authority with respect to the merger; absence of conflict with governing documents; capital stock; and employment of brokers and finders in connection with the merger being true and correct except for inaccuracies with are de minimis in amount or effect;

•	Without giving effect to any limitation as to “materiality,” “material adverse effect” or “knowledge” contained in such representations and warranties, there being no inaccuracies in Carolina Trust’s representations and warranties, such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on Carolina Trust;
•	Carolina Trust having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;
•	Carolina Trust having delivered to Clover a certificate, dated as of the closing date, executed on behalf of Carolina Trust by its chief executive officer and chief financial officer certifying as to the satisfaction of certain conditions to the merger;
•	Carolina Trust having delivered a certificate, dated as of the closing date, of the Secretary of Carolina Trust certifying all organizational documents of Carolina Trust and Carolina Trust Bank, including, among other things, the incumbency of officers of Carolina Trust executing documents in connection with the merger, its articles of incorporation, and its bylaws along with certificates of existence and good standing;
•	the absence of any change, state of facts, event, development or effect since December 31, 2017 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Carolina Trust; and
•	the receipt of an opinion of Clover’s legal counsel, dated as of the closing date, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Carolina Trust and Clover will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, the obligations of Carolina Trust to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	Clover’s representations and warranties with respect to organization, good standing, and power; corporate authority with respect to the merger; absence of conflict with governing documents; capital stock; and employment of brokers and finders in connection with the merger being true and correct except for inaccuracies with are de minimis in amount or effect;
•	without giving effect to any limitation as to “materiality,” “material adverse effect” or “knowledge” contained in such representations and warranties, there being no inaccuracies in Clover’s representations and warranties, such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on Clover;
•	Clover having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;
•	Clover having obtained all required third-party consents for the merger that, if not obtained, would result or be reasonably likely to result in any Clover entity (or any legal successor), Carolina Trust, Carolina Trust Bank, or any Carolina Trust entity having any liability to any person in excess of $25,000;
•	the receipt of an opinion of Carolina Trust’s legal counsel, dated as of the closing date, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Carolina Trust and Clover will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and
•	as of the closing date, the holders of no more than 10% of the Clover common stock (including holders of Clover preferred stock whose shares convert to Clover common stock at the effective time) that is issued and outstanding shall have taken the actions required under the SCBCA to qualify their Clover common stock as dissenter shares.

Indemnification and Insurance

For six years after the effective time, Carolina Trust will indemnify, defend, and hold harmless the present and former directors and executive officers of Clover or its subsidiaries against all liabilities arising out of actions or omissions arising out of their service or services as directors, officers, employees, or agents of Clover or, at Clover’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the effective time (including the transactions contemplated by the merger agreement) to the fullest extent permitted by law and Clover’s governing documents.

Prior to the effective time or the merger, Carolina Trust will purchase, or will direct Clover to purchase, an extended reporting period endorsement under Clover’s existing directors’ and officers’ liability insurance coverage for acts or omissions occurring prior to the effective time by such directors and officers currently covered by Clover’s similar policies. The directors and officers of Clover will take all reasonable actions required by the insurance carrier necessary to procure such endorsement. The endorsement will provide such directors and officers with coverage for six years following the effective time of the merger.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Carolina Trust pursuant to the provisions discussed above, Carolina Trust has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment, Waiver, and Termination

The merger agreement may be amended by the parties either before or after the receipt of the Clover shareholder approval or the Carolina Trust shareholder approval. However, following the approval of Clover’s shareholders, there can be no amendments that reduce or modify in any respect the consideration to be received by Clover shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of Carolina Trust and Clover.

Prior to or at the effective time of the merger, either Clover or Carolina Trust may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual written agreement of Carolina Trust and Clover. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either Clover or Carolina Trust if:

•	the other party breaches any representation or warranty in the merger agreement which cannot be or is not cured within 30 days of notice of such breach, provided, that such breach is reasonably likely, in the opinion of the non-breaching party, to permit such party to refuse to consummate the transactions contemplated by the merger agreement;
•	any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action or if any action taken by such regulatory authority is not appealed within the time limit for appeal;
•	any law or order permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger has become final and nonappealable;
•	Clover’s shareholders fail to approve the merger agreement;
•	Carolina Trust’s shareholders fail to approve the merger agreement and the issuance of Carolina Trust common stock in the merger; or
•	the merger has not been consummated by March 31, 2019, if the failure to consummate is not caused by any breach of the merger agreement by the party electing to terminate.

Assuming Carolina Trust is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement, Carolina Trust may terminate the merger agreement if:

•	the Clover board of directors withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to Carolina Trust, its recommendation that the Clover shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend, any acquisition proposal by a third party;

•	the Clover board of directors fails to reaffirm its recommendation that the Clover shareholders approve the merger agreement within 10 business days after Carolina Trust requests such reaffirmation at any time following the public announcement of an acquisition proposal by a third party; or
•	Clover fails to comply in all material respects with its obligations with respect to shareholder approval and nonsolicitation of third-party acquisition proposals in the merger agreement.

If Carolina Trust terminates the merger agreement for any of the reasons in the preceding paragraph, then Clover must pay a $900,000 termination fee to Carolina Trust.

Provided that Clover complies in all material respects with its obligations with respect to shareholder approval and nonsolicitation of third-party acquisition proposals, Clover may terminate the merger agreement prior to receipt of the approval of Clover’s shareholders in order to enter into a superior proposal. If Clover terminates the merger agreement for this reason, it must pay a $900,000 termination fee to Carolina Trust.

In addition, if, (1) after the date of the merger agreement, an acquisition proposal with respect to Clover shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of Clover, or any person has publicly announced an intention to make an acquisition proposal with respect to Clover, and such acquisition proposal has not been withdrawn, (2) thereafter the merger agreement is terminated (A) by Clover or Carolina Trust because the merger has not been consummated by March 31, 2019 (if the approval of Clover’s shareholders has not theretofore been obtained), (B) by Carolina Trust due to Clover’s breach of its representations and warranties under the merger agreement, or (C) by Clover or Carolina Trust due to the failure of Clover’s shareholders to approve the merger agreement, and (3) within 12 months of the date of such termination Clover consummates, or enters into a definitive agreement to consummate, an acquisition transaction with a third party, then Clover must pay to Carolina Trust the $900,000 termination fee on the earlier of the date such definitive agreement is entered into or such acquisition transaction is consummated, as applicable.

Governing Law

The merger agreement is governed by the laws of North Carolina.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any other person other than Carolina Trust and Clover any rights or remedies, it provides limited exceptions for (1) Clover’s and its subsidiaries’ directors and officers to continue to have indemnification and liability insurance coverage after the completion of the merger, and (2) holders of Clover common stock after the effective time of the merger to properly convert their shares of common stock pursuant to the merger agreement.

ACCOUNTING TREATMENT

The merger will be accounted for under the acquisition method of accounting in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Clover as of the effective date of the merger will be recorded at their respective fair values and added to those of Carolina Trust. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of Carolina Trust issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Clover before the merger date.

Material U.S. Federal Income tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Clover common stock. The following summary is based upon the Code, existing and proposed U.S. Treasury regulations thereunder, and published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, federal laws other than those pertaining to income tax, and federal laws applicable to alternative minimum taxes are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of Clover common stock who hold their Clover common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Clover common stock in light of their individual circumstances or to holders of Clover common stock who are subject to special rules, such as

•	financial institutions;
•	investors in pass-through entities;
•	insurance companies;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons holding Clover stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	real estate investment trusts;
•	persons whose “functional currency” is not the U.S. dollar;
•	persons who are not citizens or residents of the United States; and
•	holders who acquired their shares of Clover common stock through the exercise of an employee stock option or otherwise as compensation.

If an entity that is taxed as a partnership for federal income tax purposes holds Clover common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Clover shareholders that are taxable as a partnership and their owners should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Carolina Trust or Clover. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming such tax treatment, and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences from the merger will generally be as follows:

•	Carolina Trust and Its Shareholders – No gain or loss will be recognized by Carolina Trust, Carolina Trust shareholders, or Clover as a result of the merger.
•	Exchange Solely for Carolina Trust Common Stock – No gain or loss will be recognized by U.S. holders who hold their Clover common stock as a capital asset within the meaning of Section 1221 of the Code and exchange all of their Clover common stock solely for Carolina Trust common stock pursuant to the merger.
•	Exchange Solely for Cash – Subject to the discussion below regarding dividend recharacterization, U.S. holders who exchange all of their shares of Clover common stock solely for cash will generally recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis in the shares of Clover common stock surrendered. Such gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and any gain or loss generally will be long-term capital gain or loss for any Clover shares the U.S. holder has held for more than one year as of the merger date.
•	Exchange for Carolina Trust Common Stock and Cash – For a U.S. holder who exchanges shares of Clover common stock for a combination of Carolina Trust common stock and cash, the U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash received in exchange for the Clover common stock in the merger (excluding any cash received in lieu of fractional shares of Carolina Trust common stock) and (ii) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Clover common stock in the merger (excluding any cash received in lieu of fractional shares of Carolina Trust common stock) plus the fair market value (determined when the merger occurs) of Carolina Trust common stock (including the fair market value of any fractional share) received in the merger, over (b) the U.S. holder’s income tax basis in the Clover common stock exchanged. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain generally will be long-term capital gain for shares of Clover common stock the U.S. holder has held for more than one year as of the merger date. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Clover shareholder’s ratable share of accumulated earnings and profits as calculated for Carolina Trust’s federal income tax purposes. See “—Potential Recharacterization of Gain as a Dividend” below.
•	Fractional Shares – Cash received by a U.S. holder in lieu of a fractional share of Carolina Trust common stock generally will be treated as received in redemption of the fractional share. Except as described under “—Potential Recharacterization of Gain as a Dividend” below, taxable gain or, in certain cases, loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis of the shares of Clover common stock surrendered allocable to the fractional share.
•	Basis in Carolina Trust Shares – The aggregate tax basis of the shares of Carolina Trust common stock received by a U.S. holder of Clover common stock in the merger (including any fractional share of Carolina Trust common stock deemed to be received in the merger) will be the same as the basis of the shares of Clover common stock for which they are exchanged, minus the amount of cash received in exchange for such Clover common stock (excluding any cash received in lieu of a fractional share of Carolina Trust common stock), plus the amount of gain, if any, recognized in the merger (excluding any gain or loss recognized upon the deemed receipt and exchange of a fractional share of Carolina Trust common stock).

•	Holding Period – The holding period of Carolina Trust common stock received in exchange for shares of Clover common stock will include the holding period of the Clover common stock for which it is exchanged.

If a U.S. holder of Clover common stock acquired different blocks of Clover common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Clover common stock, and the shares of Carolina Trust common stock received generally will be allocated pro rata to each such block of stock. U.S. holders should consult their own tax advisors with regard to identifying the bases or holding periods of the particular shares of Carolina Trust common stock received in the merger.

The U.S. federal income tax consequences to each U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise number of Carolina Trust common shares, any amount of cash received in lieu of Carolina Trust fractional shares, and the amount of any cash in exchange for Clover shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by each of Carolina Trust and Clover of a legal opinion from its legal counsel, dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger (i) will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) Clover and Carolina Trust will each be a “party” to that reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on certain assumptions and on representation letters provided by Clover and Carolina Trust to be delivered at the time of closing. The tax opinions will not be binding on the IRS. Neither Carolina Trust nor Clover intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the IRS determines that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code, Clover shareholders may be responsible for payment of U.S. income taxes related to the Carolina Trust common stock they receive in the merger. For additional information, see “Risk Factors – Risks Related to the Merger” beginning on page 17.

Taxation of Capital Gain

Except as described under “—Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of cash consideration in lieu of fractional shares of Carolina Trust common stock, that U.S. holders of Clover common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their Clover common stock for more than one year as of the date of the merger. For noncorporate U.S. holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20% under current law. In addition, an unearned income Medicare contribution tax of 3.8% could apply to some to all of the capital gain of a noncorporate U.S. holder, depending on the U.S. holder’s level of modified adjusted gross income (or adjusted gross income in the case of a trust or estate) and the applicable other provisions of Code Section 1411.

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Clover common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of Carolina Trust. This could happen, for example, because of ownership of additional shares of Carolina Trust common stock by such holder, ownership of shares of Carolina Trust common stock by a person related to such holder, or a share repurchase by Carolina Trust from other holders of Carolina Trust common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder who owns a small number of shares in a publicly and widely held corporation and who exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. If a U.S. holder’s proceeds from the merger are treated in whole or part as being a dividend, the U.S. holder might be limited in how much, if any, of the basis in the relinquished Clover stock can be used to reduce the amount of taxable income recognized from such proceeds. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Clover common stock, including the application of certain constructive ownership rules, holders of Clover common stock should consult their own tax advisors regarding the potential tax consequences of the merger and any possible dividend treatment to them.

Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of Clover stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships, or other entities in which the holder holds an interest. Because the constructive ownership provisions are complex, holders of Clover common stock should consult their individual tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of Clover common stock who receives Carolina Trust common stock as a result of the merger will be required to retain records pertaining to the merger. If a U.S. holder of Clover common stock (i) is required to file a U.S. federal income tax return, (ii) is a “significant holder” and (iii) receives Carolina Trust common stock in the merger, the U.S. holder will be required to file a statement with such U.S. holder’s U.S. federal income tax return for the year of the merger in accordance with U.S. Treasury regulations Section 1.368-3 setting forth (i) the name and employer identification number of each of Clover and Carolina Trust, (ii) the date of the merger, and (iii) the fair market value and such holder’s basis in all of the Clover common stock surrendered in the merger. A “significant holder” is a holder of Clover common stock owning, immediately before the merger, (i) at least 1% of the outstanding stock of Clover or (ii) securities of Clover with a basis for federal income tax purposes of at least $1 million.

Exercise of Dissenters’ Rights

The discussion above does not apply to Clover shareholders who exercise dissenters’ rights with respect to the merger. A U.S. holder who exercises dissenters’ rights with respect to the merger and receives cash for shares of Clover stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the holder’s basis in those shares, provided that the payment is treated as a redemption pursuant to Section 302 of the Code, and not otherwise equivalent to a dividend. A sale of all Clover shares held by a U.S. holder, based on an exercise of dissenters’ rights or otherwise, will not be treated as a dividend if the U.S. holder exercising dissenters’ rights owns no shares of Clover or Carolina Trust immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Clover shares surrendered is more than one year. If a U.S. holder exercising dissenters’ rights will own shares in Carolina Trust immediately following the merger (after taking into account the constructive ownership rules), the U.S. holder should consult the U.S. holder’s own tax advisers as to the tax consequences to the U.S. holder of the merger.

Backup Withholding

A noncorporate U.S. holder may be subject to backup withholding at a rate of 24% on proceeds, if any, received in connection with the merger (other than Carolina Trust common stock), including upon the exercise of dissenters’ rights. Backup withholding will not apply, however, to a U.S. holder who provides the holder’s taxpayer identification number (“TIN”), certifies that such number is correct (or properly certifies that it is awaiting a TIN) and that the U.S. holder is not subject to backup withholding for failure to report interest and dividends, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder who does not furnish a required TIN or who does not otherwise establish a basis for an exemption from backup withholding also may be subject to a penalty imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 (or Substitute Form W-9) included as part of the transmittal materials to be provided by the exchange agent, so as to provide the information and certification necessary to avoid backup withholding.

If backup withholding applies to a U.S. holder, 24% of any payments to the U.S. holder will be required to be withheld. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the U.S. holder, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return with the IRS in a timely manner.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Clover common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your own tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Carolina Trust and Clover and have been prepared to illustrate the effects of the merger involving Carolina Trust and Clover under the acquisition method of accounting with Carolina Trust treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Clover, as of the effective date of the merger, will be recorded by Carolina Trust at their respective fair values and the excess of the merger consideration over the fair value of Clover’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined financial information combines the historical financial information of Carolina Trust and Clover as of and for the six-month period ended June 30, 2018 and for the year ended December 31, 2017, and has been derived from and should be read in conjunction with Carolina Trust’s audited and unaudited financial statements and related notes included with this joint proxy statement/prospectus and Clover’s audited and unaudited financial statements and related notes included in this joint proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if the merger had been consummated on June 30, 2018. The unaudited pro forma consolidated statements of income dated as of June 30, 2018 and December 31, 2017 give effect to the merger as if the merger had been consummated on January 1, 2017.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Clover’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of Carolina Trust’s stock varies from the assumed value per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Carolina Trust BancShares, Inc. and Clover Community Bankshares, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets
As of June 30, 2018
($ in thousands, except share and per share data)

	Carolina Trust BancShares, Inc.	Clover Community Bankshares, Inc.	Pro Forma Before Adjustments	Pro Forma Purchase Accounting Adjustments		Adjustments for Merger and Transactional Costs		Pro Forma Combined

ASSETS
Cash and due from banks	$13,804	$6,495	$20,299	$(1,075)	A	$(717)	A	$18,507
Interest-earning deposits in other banks	35,600	4,849	40,449	(3,223)	A	(2,149)	A	35,077
Cash and cash equivalents	49,404	11,344	60,748	(4,298)		(2,866)	A	53,584
Certificates of deposits	1,498	4,778	6,276	—		—		6,276
Securities available for sale, at fair value	28,202	37,206	65,408	—		—		65,408
Securities held to maturity	—	1,000	1,000	—		—		1,000
Equity securities	713	—	713	—		—		713
Nonmarketable equity securities	1,050	182	1,232	—		—		1,232
Loans	374,026	68,685	442,711	(1,246)	B	—		441,465
Allowance for loan losses	(3,844)	(1,333)	(5,177)	1,333	C	—		(3,844)
Net loans	370,182	67,352	437,534	87		—		437,621
Accrued interest receivable	1,140	523	1,663	—		—		1,663
Bank premises, equipment and software	6,258	1,950	8,208	921	D	—		9,129
Foreclosed assets	1,971	960	2,931	(117)	E	—		2,814
Goodwill	—	—	—	6,257	F	2,471	A	8,728
Core deposit intangible	56	—	56	1,456	G	—		1,512
Bank owned life insurance	7,295	3,467	10,762	—		—		10,762
Other assets	3,085	723	3,808	—		541	A	4,349
Total Assets	$470,854	$129,485	$600,339	$4,306		$146		$604,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$66,793	$26,812	$93,605	$—		$—		$93,605
Interest-bearing	326,486	87,970	414,456	(225)	H	—		414,231
Total deposits	393,279	114,782	508,061	(225)		—		507,836
Borrowings	16,274	—	16,274	—		—		16,274
Notes payable	—	221	221	—		—		221
Subordinated notes and debentures	9,713	—	9,713	—		—		9,713
Other liabilities	3,387	1,117	4,504	604	I	752	A	5,860
Total liabilities	422,653	116,120	538,773	379		752		539,904
Preferred stock	—	1	1	(1)	J	—		—
Common stock warrant	426	—	426	—		—		426
Common stock	17,892	9	17,901	5,302	J, K	—		23,203
Additional paid-in capital	25,214	2,684	27,898	9,297	J, K	—		37,195
Retained earnings	5,420	11,169	16,589	(11,169)	J	(606)	A	4,814
Accumulated other comprehensive income	(751)	(498)	(1,249)	498	J	—		(751)
Total stockholders’ equity	48,201	13,365	61,566	3,927		(606)		64,887
Total Liabilities and Stockholders’ Equity	$470,854	$129,485	$600,339	$4,306		$146		$604,791

Carolina Trust BancShares, Inc. and Clover Community Bankshares, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Six Months Ended June 30, 2018
($ in thousands, except per share data)

	Carolina Trust BancShares, Inc.	Clover Community Bankshares, Inc.	Pro Forma Before Adjustments	Adjustments		Pro Forma Combined
INTEREST INCOME
Interest on investment securities and cash	$601	$610	$1,211	$—		$1,211
Interest and fees on loans	9,424	1,832	11,256	161	C	11,417
Total interest income	10,025	2,442	12,467	161		12,628
INTEREST EXPENSE
Interest expense non-maturity deposits	312	43	355	—		355
Interest expense time deposits	1,310	40	1,350	—		1,350
Interest expense borrowed funds	190	—	190	—		190
Interest expense capital lease	7	—	7	—		7
Interest expense debt	14	8	22	—		22
Interest expense subordinated debt	382	—	382	—		382
Total interest expense	2,215	91	2,306	—		2,306
NET INTEREST INCOME	7,810	2,351	10,161	161		10,322
Loan loss provision	340	—	340	—		340
Net interest income after loan loss provision	7,470	2,351	9,821	161		9,982

NONINTEREST INCOME
Service charges on deposit accounts	312	256	568	—		568
Interchange fee income, net	98	143	241	—		241
Unrealized gain on equity securities	88	—	88	—		88
Other service fees and income	198	224	422	—		422
Total noninterest income	696	623	1,319	—		1,319

NONINTEREST EXPENSE
Salaries & benefits expense	3,697	1,356	5,053	—		5,053
Occupancy and equipment	724	298	1,022	12	E	1,034
Data processing expense	390	104	494	—		494
Office supplies expense	41	63	104	—		104
Professional fees	223	78	301	—		301
Advertising and marketing	59	26	85	—		85
Foreclosed asset expense, net	326	(74)	252	—		252
Directors fees and expenses	140	38	178	—		178
Core deposit intangible amortization expense	17	—	17	73	F	90
Merger expense	323	97	420	—		420
Other operating expense	776	338	1,114	—		1,114
Total noninterest expense	6,716	2,324	9,040	85		9,125
INCOME BEFORE INCOME TAXES	1,450	650	2,100	76		2,176
Income tax expense	359	117	476	18	L	494
NET INCOME	$1,091	$533	$1,624	$58		$1,682

NET INCOME PER COMMON SHARE
Basic	$0.19	$0.09				$0.20
Diluted	$0.19	$0.09				$0.20
Weighted average common shares outstanding	5,667,619	863,776		1,791,539	J, K	8,322,934
Weighted average diluted common shares outstanding	5,763,824	976,901		1,678,414	J, K	8,419,139

Carolina Trust BancShares, Inc. and Clover Community Bankshares, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Twelve Months Ended December 31, 2017
($ in thousands, except per share data)

	Carolina Trust BancShares, Inc.	Clover Community Bankshares, Inc.	Pro Forma Before Adjustments	Adjustments		Pro Forma Combined
INTEREST INCOME
Interest on investment securities and cash	$915	$1,125	$2,040	$—		$2,040
Interest and fees on loans	16,534	3,971	20,505	351	C	20,856
Total interest income	17,449	5,096	22,545	351		22,896
INTEREST EXPENSE
Interest expense non-maturity deposits	442	82	524	—		524
Interest expense time deposits	2,039	76	2,115	225	G	2,340
Interest expense borrowed funds	222	12	234	—		234
Interest expense capital lease	17	—	17	—		17
Interest expense debt	—	31	31	—		31
Interest expense subordinated debt	759	—	759	—		759
Total interest expense	3,479	201	3,680	225		3,905
NET INTEREST INCOME	13,970	4,895	18,865	126		18,991
Loan loss provision	704	—	704	—		704
Net interest income after loan loss provision	13,266	4,895	18,161	126		18,287

NONINTEREST INCOME
Service charges on deposit accounts	487	566	1,053	—		1,053
Interchange fee income, net	139	348	487	—		487
Gain on sale of investment securities	—	52	52	—		52
Other service fees and income	407	421	828	—		828
Total noninterest income	1,033	1,387	2,420	—		2,420

NONINTEREST EXPENSE
Salaries & benefits expense	7,071	2,642	9,713	—		9,713
Occupancy and equipment	1,444	618	2,062	23	E	2,085
Data processing expense	948	275	1,223	—		1,223
Office supplies expense	81	113	194	—		194
Professional fees	473	155	628	—		628
Advertising and marketing	132	53	185	—		185
Foreclosed asset expense, net	281	6	287	—		287
Directors fees and expenses	256	77	333	—		333
Core deposit intangible amortization expense	44	—	44	146	F	190
Other operating expense	1,571	766	2,337	—		2,337
Total noninterest expense	12,301	4,705	17,006	169		17,175
INCOME BEFORE INCOME TAXES	1,998	1,577	3,575	(43)		3,532
Income tax expense	1,594	564	2,158	(10)	L	2,148
NET INCOME	404	1,013	1,417	(33)		1,384
Preferred stock dividends	—	36	36	(36)	M	—
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$404	$977	$1,381	$3		$1,384

NET INCOME PER COMMON SHARE
Basic	$0.09	$1.13				$0.19
Diluted	$0.09	$1.00				$0.19
Weighted average common shares outstanding	4,655,369	863,776		1,791,539		7,310,684
Weighted average diluted common shares outstanding	4,737,874	976,901		1,678,414		7,393,189

Cash dividends per common share	$—	$0.30				$0.04

Notes to Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting. Balance sheet data is presented as of June 30, 2018 and assumes the merger involving Carolina Trust BancShares, Inc. (“Carolina Trust”) and Clover Community Bankshares, Inc. (“Clover”) was completed on that date. Income statement data is presented to give effect to the merger as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at the beginning of the period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to current presentation. The merger, which is expected to be completed on approximately January 1, 2019, provides that the merger consideration to be paid by Carolina Trust will consist of a mixture of Carolina Trust common stock and cash, with 195,380 shares, or 20% of Clover’s common stock expected to be outstanding on the merger date being converted to the per share cash consideration of $22.00 and the balance of Clover’s stock being converted into Carolina Trust common stock at the 2.7181 stock exchange ratio. Each of the 113,125 shares of Clover preferred stock will convert to one share of Clover common stock prior to the exchange of Clover common stock for the merger consideration. The merger is subject to both shareholder and regulatory approval.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of Clover at their respective fair values and represents Carolina Trust management’s estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Clover’s tangible and identifiable intangible assets and liabilities as of the merger date. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts and other items of Clover as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Clover’s stockholders’ equity including results of operations from January 1, 2018 through the date the merger is completed will also change the amount of goodwill that would be recorded.

Note 2. Accounting Policies and Financial Statement Classifications

The accounting policies of both Carolina Trust and Clover have been reviewed and management has determined that there are no material additional conforming adjustments or financial statement reclassifications needed. There are currently no material transactions between Carolina Trust and Clover in relation to the unaudited pro forma condensed combined financial information.

Note 3. Merger Related Charges

The estimated transaction costs related to the merger are approximately $3.5 million ($3.0 million net of tax). This cost is included in the unaudited Pro Forma Condensed Combined Balance Sheets. These estimated transactions costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where Carolina Trust and Clover may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of the merger-related charges is in the following table (dollars in thousands).

	Carolina Trust	Clover	Total
Professional fees	$315	$300	$615
Employee benefit expenses	—	1,827	1,827
Data processing	355	678	1,033
Other noninterest expense	50	93	143
Total noninterest expense	720	2,898	3,618
Tax benefit	114	427	541
Net merger related expenses	$606	$2,471	$3,077

Note 4. Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of 2,124,252 shares of Carolina Trust common stock totaling approximately $17.3 million plus cash of approximately $4.3 million. The merger will be accounted for using the acquisition method of accounting; accordingly Carolina Trust’s cost to acquire Clover will be allocated to the assets (including identifiable intangible assets) and liabilities of Carolina Trust at their respective fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table (dollars in thousands).

Common equity capital of Clover as of June 30, 2018(1)		$13,365
Estimated Clover related expenses, net of tax		(2,471)
Common equity capital of Clover as of June 30, 2018, adjusted		10,894
Less estimated fair value adjustments:
Allowance for loan losses	$1,333
Loan fair value	(1,246)
Loans, net	87
Foreclosed assets	(117)
Bank premises, equipment and software	921
Core deposit intangible	1,456
Time deposits	225
Related tax expense for above	(604)
Total fair value adjustments		1,968
Net assets (Equity capital less fair value adjustments)		12,862
Total consideration paid to Clover shareholders(2)		21,590
Goodwill		$8,728
(1)	Note: Stockholders’ equity reported here includes preferred equity of $1 that will convert to common equity prior to the share exchange.
(2)	Note: The purchase price is based on estimated total consideration of $21.6 million. This includes the issuance of approximately $17.3 million in stock consideration, or 2,124,252 shares of Carolina Trust common stock with an estimated value of $8.14 per share (based on Carolina Trust’s 10-day volume weighted average closing price as of September 10, 2018).

Note 5. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

A	Cash was adjusted to reflect payment of estimated merger-related expenses of $2.1, which includes $1.5 million for Clover and $0.6 million for Carolina Trust. Additional merger-related expenses of $1.4 million are expected to be accrued, which includes $1.4 million for Clover and $0.1 million for Carolina Trust. The impact of these cash and accrued expenses would be offset partially by $0.5 million in tax benefits. The expenses, net of tax, incurred by Clover would reduce the net assets acquired by Carolina Trust by an estimated $2.5 million, which would result in an increase to goodwill. The expenses, net of tax, incurred by Carolina Trust would reduce retained earnings by $0.6 million.

Cash was adjusted for Clover’s payment of accrued supplemental executive retirement plan expenses of $0.8 million, which would reduce other liabilities.

Based on the 976,901 outstanding shares of Clover common stock and preferred stock, Carolina Trust expects to pay aggregate cash consideration of $4.3 million, which reflects the $22.00 per share cash consideration payable pursuant to the merger agreement for 20% of the outstanding shares of Clover common stock at merger consummation.

B	Carolina Trust identified $1.2 million in net preliminary estimated fair value adjustments to Clover’s loan portfolio. This net decrease to the fair value of loans reflects Carolina Trust’s estimates related to credit quality totaling $2.4 million, a positive adjustment related to current market interest rates of $1.3 million and a negative adjustment to eliminate deferred fees and costs totaling $0.1 million. The net fair value adjustment will be accreted using the level yield methodology over the 5.1 year estimated remaining life of the acquired loan portfolio. The accretions would increase interest income for the six months ended June 30, 2018 and the year ended December 31, 2017 by approximately $0.2 million and $0.4 million, respectively.
C	Clover’s existing allowance for loan losses of $1.3 million was eliminated in accordance with generally accepted accounting principles.
D	Premises and equipment were adjusted higher by $0.9 million to reflect estimated fair value for real property, with the allocation being $0.6 million to land and $0.3 million to buildings. The adjustment to buildings would be depreciated over an estimated life of 15 years, resulting in depreciation expense of $12,000 for the six months ended June 30, 2018 and $23,000 for the year ended December 31, 2017.
E	Foreclosed properties were adjusted by $0.1 million based on Carolina Trust’s estimates of the market value of these assets.
F	The estimated amount of goodwill arising from pro forma purchase accounting adjustments is $6.3 million, in addition to the goodwill adjustment discussed with merger and transaction costs in paragraph 5.A above. The final allocation of purchase price will be determined after the merger is completed and all purchase accounting adjustments are finalized, which may change the amount allocated to goodwill.
G	Other intangible assets were adjusted to reflect a core deposit intangible of $1.5 million. A core deposit intangible arises from a financial institution having a funding base derived from stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits are typically at lower interest rates and can be expected to be retained on a long-term basis. This core deposit intangible reflects Carolina Trust management’s estimate of the market premium associated with these core deposits. The amortization period is estimated at ten years, resulting in expense of approximately $73,000 for the six months ended June 30, 2018 and $146,000 for the year ended December 31, 2017.
H	Time deposits were adjusted lower by an estimated $0.2 million for fair value adjustments based on higher current market rates for similar products. This adjustment will be amortized as an increase to interest expense over the 0.7 year estimated remaining life of the time deposits. The amortization is estimated at $0 for the six-month period ended June 30, 2018 and $0.2 million for the twelve-month period ended December 31, 2017.

I	Other liabilities were adjusted higher by $0.6 million for the estimated deferred tax liability arising from the fair value adjustments and based on an estimated combined federal and state tax rate of 23.5%.
J	Clover’s historical stockholders’ equity would be eliminated as a result of the merger when Clover stockholders’ shares would be exchanged for a combination of cash and Carolina Trust common stock.
K	The Carolina Trust stock exchanged for Clover stock will be 2,124,252 shares, $2.50 par value per share, and the estimated market price per share for this adjustment is $8.14, which price reflects Carolina Trust’s 10-day volume weighted average closing price on NASDAQ as of September 10, 2018. The market value of Carolina Trust common stock could be different when the merger is completed and may result in a different adjustment amount for additional paid-in capital.
L	The tax effect of adjustments on the pro forma statement of operations is calculated based on an estimated combined federal and state income tax rate of 23.5%.
M	The Clover preferred dividend is eliminated as an adjustment because the preferred stock would be converted to Clover common stock prior to exchanging Clover common stock for Carolina Trust common stock.

DESCRIPTION OF CAROLINA TRUST CAPITAL STOCK

The following is a brief description of the terms of Carolina Trust’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, Carolina Trust’s articles of incorporation, and Carolina Trust’s bylaws. Copies of Carolina Trust’s articles of incorporation and bylaws have been filed with the SEC and are also available upon request from Carolina Trust.

Authorized Capital Stock

Carolina Trust’s articles of incorporation authorize it to issue 11,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of preferred stock with such rights, privileges, and preferences as may be determined by its board of directors. Shares of Carolina Trust capital stock represent equity interests in Carolina Trust. They are not bank deposits or savings accounts and are not insured or guaranteed by the FDIC or any other governmental agency or by Carolina Trust Bank.

Common Stock

Voting Rights.   Except as described below, each share of Carolina Trust common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. In addition, in the election of directors, each holder of Carolina Trust common stock has the right to vote the number of shares owned by such holder on the record date for as many persons as there are directors to be elected. Cumulative voting is not available with respect to the election of directors.

The North Carolina Control Share Acquisition Act, in general, provides that shares of voting stock of a corporation (to which the Act applies) acquired in a “control share acquisition,” or Control Shares, will have no voting rights unless those rights are granted by resolution adopted by the holders of at least a majority of the outstanding shares of the corporation entitled to vote in the election of directors, excluding shares held by the person who has acquired or proposes to acquire the Control Shares and excluding shares held by any officer or director who is also an employee of the corporation. “Control Shares” are defined as shares of a corporation that are acquired by any person and which, when added to any other shares already owned by that person, would entitle that person (except for the application of the Act) to voting power in the election of directors equal to or greater than (1) one-fifth of all voting power, (2) one-third of all voting power, or (3) a majority of all voting power. “Control share acquisition” means the acquisition by any person of beneficial ownership of Control Shares with certain exceptions, including an acquisition pursuant to certain agreements of merger or consolidation to which the corporation is a party, and purchases of shares directly from the corporation. The Control Share Acquisition Act applies to Carolina Trust.

Dividend Rights.   Holders of shares of Carolina Trust common stock are entitled to dividends when, as, and if declared by Carolina Trust’s board of directors from funds legally available therefor, whether in cash or in stock. Carolina Trust payment of dividends is subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such dividend distribution or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain preferential liquidation rights. Further, Carolina Trust’s ability to pay dividends on its common stock may be limited by the terms of one or more series of preferred stock that may be authorized by its board of directors in the future. Carolina Trust’s board of directors is not required to seek shareholder approval before issuing such newly authorized series of preferred stock.

Since the source of funds for the payment of dividends to Carolina Trust’s shareholders and Carolina Trust other separate obligations will be dividends Carolina Trust receive from Carolina Trust Bank (as its sole common shareholder), Carolina Trust ability to pay dividends will depend on factors which affect Carolina Trust Bank’s ability to pay dividends. FDIC regulations and North Carolina banking laws restrict Carolina Trust Bank from paying dividends if, after paying such dividends, Carolina Trust Bank’s capital ratios would be below the level necessary to categorize Carolina Trust Bank as “adequately capitalized” under the FDIC’s prompt corrective action regulations. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank.

Liquidation Rights.   In the event of Carolina Trust liquidation, dissolution, or winding up, the holders of Carolina Trust common stock will be entitled to receive, after payment of all debts and liabilities and the liquidation preference on any preferred securities that may be outstanding at the time of such liquidation, all remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution, or winding up of Carolina Trust Bank, Carolina Trust, as the holder of all shares of Carolina Trust Bank’s common stock, would be entitled to receive, after payment of all debts and liabilities of Carolina Trust Bank (including all deposits and accrued interest thereon) and the liquidation preference on any preferred securities of Carolina Trust Bank that may be outstanding at the time of such liquidation, all remaining assets of Carolina Trust Bank available for distribution in cash or in kind.

Preemptive Rights; Redemption.   Holders of shares of Carolina Trust common stock are not entitled to preemptive rights with respect to any shares that may be issued. Carolina Trust common stock is not subject to call or redemption.

Charter Amendments.   With certain exceptions, an amendment to Carolina Trust’s articles of incorporation, including a provision to increase Carolina Trust authorized capital stock or to authorize an additional class of capital stock, may be effected if the amendment is recommended to Carolina Trust shareholders by its board of directors and if the votes cast by shareholders in favor of the amendment exceed the votes cast against it.

Merger, Share Exchange, Sale of Assets, and Dissolution.   In general, North Carolina law requires that any merger, share exchange, voluntary liquidation, or transfer of substantially all the assets (other than in the ordinary course of business) of or involving Carolina Trust be recommended to shareholders by Carolina Trust board of directors and be approved by the affirmative vote of at least a majority of all outstanding shares of Carolina Trust common stock.

The North Carolina Shareholder Protection Act requires the affirmative vote of the holders of 95% of the outstanding shares of common stock (excluding shares owned by an “interested shareholder”) of a corporation (to which the Act applies) to approve certain business combinations between that corporation and an entity which owns more than 20% of the corporation’s voting shares. The Shareholder Protection Act applies to Carolina Trust.

Preferred Stock

Carolina Trust’s articles of incorporation authorize the issuance of 1,000,000 shares of preferred stock with such rights, privileges, and preferences as may be determined by its board of directors, in its sole discretion. Carolina Trust’s board of directors also has the authority to fix the number of shares constituting any series, the designation of such series, and the dividend rate for each series of preferred stock, without any further vote or action by its shareholders. Carolina Trust’s preferred stock may be issued with voting, liquidation, dividend and other rights superior to the rights of Carolina Trust common stock. The potential issuance of preferred stock may delay or prevent a change in control of Carolina Trust, discourage bids for Carolina Trust common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of Carolina Trust common stock.

Warrant

In February 2009, Carolina Trust Bank issued a warrant to purchase up to 86,957 shares of its common stock at an exercise price of $6.90 per share to the U.S. Department of the Treasury in connection with its prior participation in the Treasury’s TARP Capital Purchase Program. The Treasury subsequently sold the warrant to a private investor on June 12, 2013. The warrant expires on February 6, 2019. In connection with the reorganization of the Carolina Trust Bank into the holding company form of organization, the warrant was automatically converted into a warrant to acquire up to 86,957 shares of Carolina Trust common stock at the same per share exercise price and with the same expiration date and other terms as the Carolina Trust Bank-level warrant.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General.   The following is a summary of the material provisions of Carolina Trust’s articles of incorporation and bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by Carolina Trust board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders.

Filling Vacancies.   Except for vacancies occurring as a result of an increase in the size of the board of directors, vacancies occurring on Carolina Trust board of directors may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum. Vacancies resulting from an increase in the size of Carolina Trust board of directors generally can only be filled by shareholders at a duly called meeting of shareholders. The shareholders, at any meeting thereof, may authorize not more than two (2) additional directorships, which may be left unfilled by the shareholders at such meeting to be filled in the discretion of Carolina Trust’s board of directors during the interval between meetings of the shareholders.

No Cumulative Voting.   Cumulative voting allows a shareholder to vote a portion or all of its shares for one or more candidates for seats on a board of directors. Without cumulative voting, a minority shareholder may not be able to gain as many seats on Carolina Trust’s board of directors as the shareholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on Carolina Trust’s board of directors to influence its board of directors’ decision regarding a takeover. Under the NCBCA, by virtue of its date of incorporation and the fact that Carolina Trust’s articles of incorporation do not give its shareholders the right to cumulate their votes, Carolina Trust shareholders are not entitled to cumulate their votes.

Amendment of Bylaws.   Subject to certain restrictions, either a majority of Carolina Trust’s board of directors or Carolina Trust shareholders may amend or repeal its bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended, or repealed by Carolina Trust board of directors. Generally, Carolina Trust shareholders may adopt, amend, or repeal the bylaws in accordance with the North Carolina Business Corporation Act.

Special Meetings of Shareholders.   Carolina Trust’s bylaws provide that only the chairman of the board, the president, the secretary, or the Carolina Trust board of directors may call a special meeting of shareholders. These provisions may make a change in control of Carolina Trust’s business more difficult by delaying shareholder actions to elect directors until the next annual shareholder meeting.

Authorized but Unissued Stock.   Carolina Trust’s articles of incorporation authorize the issuance of a significant number of shares of common stock and preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of Carolina Trust board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of Carolina Trust. This possibility may encourage persons seeking to acquire control of Carolina Trust to negotiate first with its board of directors.

Carolina Trust’s authorized but unissued shares of preferred stock could also have anti-takeover effects. Under certain circumstances, any or all of the preferred stock could be used as a method of discouraging, delaying or preventing a change in control or management of Carolina Trust. For example, Carolina Trust’s board of directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock, or with rights and preferences that include special voting rights to veto a change in control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Carolina Trust’s board of directors is able to implement a shareholder rights plan without further action by its shareholders.

Use of Carolina Trust preferred stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors or the assumption of control by shareholders, even if these actions would be beneficial to Carolina Trust shareholders. In addition, the existence of authorized but unissued shares of preferred stock could discourage bids for Carolina Trust even if such bid represents a premium over Carolina Trust’s then-existing trading price.

Requirements for Advance Notification of Shareholder Nominations and Proposals.   Carolina Trust’s bylaws provide for advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Carolina Trust’s board of directors or a committee of its board of directors. Pursuant to these provisions, to be timely, a shareholder’s notice must meet certain requirements with respect to its content and be received at Carolina Trust’s principal executive offices, addressed to the secretary of Carolina Trust, within the following time periods:

•	In the case of an annual meeting, on a day which is at least forty-five (45) calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders; and
•	In the case of a special meeting, on a day which is at least three (3) business days and not more than sixty (60) days prior to the date of the meeting.

For the proposal to be considered for inclusion in the Carolina Trust proxy statement for its annual meeting of shareholders, the notice must be received at the principal office of Carolina Trust on a day which is at least one hundred and twenty (120) calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders and the proposing shareholder must satisfy the qualification requirements of the rules adopted pursuant to the Securities Exchange Act of 1934, as amended. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Carolina Trust.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING CLOVER SHAREHOLDERS

The current rights of Clover shareholders are governed by South Carolina law, including the SCBCA, and Clover’s articles of incorporation and bylaws. Upon consummation of the merger, those Clover shareholders who elect to receive or are allocated under the merger agreement Carolina Trust common stock as merger consideration will become holders of Carolina Trust common stock. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Carolina Trust, together with the NCBCA.

The following is a summary of material differences between the rights of holders of Carolina Trust common stock and the rights of holders of Clover common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of Carolina Trust common stock and the rights of holders of Clover common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to South Carolina law, North Carolina law, and the governing corporate documents of Carolina Trust and Clover, to which the shareholders of Clover are referred.

Authorized Capital

Clover.   Clover is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, and up to 15,000,000 shares of preferred stock, no par value per share.

Carolina Trust.   Carolina Trust’s articles of incorporation currently authorize the issuance of 10,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of preferred stock, with such voting powers, designations, preferences, limitations and relative rights as Carolina Trust’s board of directors may determine from time to time.

Annual Meetings of Shareholders

Clover.   The Clover bylaws provide that an annual meeting of holders of Clover common stock must be held on the third Tuesday in July of each year, if not a legal holiday, but if a legal holiday, then on the next Tuesday not a legal holiday. If the annual meeting is not held on such date or within 30 days thereafter, then the bylaws permit the calling of a substitute annual meeting of shareholders, which will be treated as the annual meeting and may be called in the same manner permitted for special meeting of shareholders (which is described below).

Carolina Trust.   Carolina Trust’s bylaws provide that an annual meeting of shareholders will be held within 150 days of the close of its fiscal year on such date determined by its board of directors for the purpose of the election of directors and for the transaction of such other business as may be properly brought before the meeting. If the annual meeting of shareholders is not held by the 150th day following the close of the fiscal year, a substitute annual meeting may be called in the same manner provided for the calling of special meeting of shareholders and such substitute meeting shall be treated for all purposes as the annual meeting of shareholders of Carolina Trust.

Special Meetings of Shareholders

Clover.   Pursuant to the Clover bylaws, special meetings of the shareholders may be called by the chairman of the Clover board of directors, the president, a majority of the Clover board of directors, or at least ten percent (10%) of the holders of Clover common stock.

Carolina Trust.   Carolina Trust’s bylaws permit a special meeting of the shareholders to be called at any time by Carolina Trust’s president, its chairman, its secretary, or its board of directors.

Shareholder Nomination of Directors

Clover.   Nomination of directors may be made by the Clover board of directors or by any holder of Clover common stock. Nominations other than those made by or on behalf of the existing management of Clover Bank must be made in writing and be delivered to the president or secretary of Clover Bank not less than ten (10) days prior to any meeting of shareholders at which directors are to be chosen. The notification must contain the following information to the extent known to the notifying shareholders: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; and (iii) the name and address of the notifying shareholder.

Carolina Trust.   Carolina Trust’s bylaws provide that shareholders may make nominations of directors if such nominations are made in writing and delivered to Carolina Trust at its main office, no later than 45 calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders. Each such notice of nomination must set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) a representation that such shareholder is a holder of record of Carolina Trust shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) as to each person to be nominated (i) such person’s name and address, employment history for the past five years, affiliations, if any, with Carolina Trust and other corporations, the number of shares of the Carolina Trust that are owned of record or beneficially by such person and information concerning any transactions in such shares within the prior 60 days, whether such person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) within the past five years and the details thereof, whether such person has been a party to any proceeding or subject to any judgment, decree, or final order with respect to violations of federal or state securities laws within the past five years and the details thereof, and the details of any contract, arrangement, understanding or relationships with any person with respect to any Carolina Trust securities; (ii) such person’s written consent to being named as a nominee and to serving as a director if elected; and (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

Number of Directors

Clover.   The Clover articles of incorporation and bylaws provide that the number of Clover directors will be not less than seven (7) nor more than twenty-five (25), with the actual number of directors fixed by a majority vote of the Clover shareholders at an annual meeting and with the directors divided into three classes (with approximately one-third of the directors serving in each class and with directors serving for three-year terms). The Clover board of directors currently consists of eight (8) directors.

Carolina Trust.   The Carolina Trust bylaws provide that number of directors shall be not less than five (5) nor more than thirty (30). The exact number of directors, within the minimum and maximum limitations of the preceding sentence, shall be fixed from time to time by the Carolina Trust board pursuant to a resolution adopted by a majority of the entire board prior to the annual meeting of shareholders at which such directors are to be elected. In addition to the foregoing relating to the determination of the number and election of directors, the shareholders, at any meeting thereof, may authorize not more than two (2) additional directorships, which may be left unfilled by the shareholders at such meeting to be filled in the discretion of the directors during the interval between meetings of the shareholders. The Carolina Trust board of directors currently consists of seven (7) directors.

Director Qualifications

Clover.   The Clover bylaws provide that each director must hold unencumbered and unpledged shares of Clover common stock having an aggregate par value of at least five hundred dollars.

Carolina Trust.   The Carolina Trust bylaws provide that each director shall be the owner and holder of shares of stock in the company representing not less than $1,000 in book value as of the last business day of the calendar year immediately prior to the election of that director. Every director is required to hold his qualifying shares in his own name unpledged and unencumbered in any way. Carolina Trust’s bylaws provide that at least three-fourths of its directors must be residents of the state of North Carolina.

Classification of Directors

Clover.   So long as Clover has six or more directors, the directors are divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If Clover has fewer than six directors, then each director would be elected to a term ending at the next succeeding annual meeting.

Carolina Trust.   Carolina Trust does not have a classified board structure. Pursuant to its bylaws, all directors are elected annually at the annual meeting of shareholders.

Removal of Directors

Clover.   Clover’s bylaws provide that Clover directors may be removed from office any time with or without cause, by a vote of a majority of the shares of Clover common stock then entitled to vote in an election of directors, subject to the provisions of the SCBCA.

Carolina Trust.   Carolina Trust’s bylaws provide that a director may be removed from office at any time with or without cause by either (i) a two-thirds (2/3) vote of all the directors or (ii) a vote of shareholders whenever the number of votes cast in favor of removal of the director exceeds the number of votes cast against such removal. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Shareholders Proposals

Clover.   Clover’s bylaws do not contain specific provisions governing the submission of shareholder proposals at a Clover meeting of shareholders.

Carolina Trust.   Carolina Trust’s bylaws provide that for a shareholder to bring business before a meeting of shareholders, the shareholder must give timely notice in writing to Carolina Trust’s corporate secretary. To be timely for consideration at the annual meeting of shareholders, a shareholder’s notice must be received at Carolina Trust’s principal office on a day which is at least forty-five (45) calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders. For the proposal to be considered for inclusion in the proxy statement for the annual meeting of shareholders, the notice must be received at Carolina Trust’s principal office on a day which is at least one hundred and twenty (120) calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders and the proposing shareholder must satisfy the qualification requirements of the rules adopted pursuant to the Securities Exchange Act of 1934, as amended. To be timely for a special meeting of shareholders, a shareholder’s notice must be received at Carolina Trust’s principal office on a day which is at least three (3) business days and not more than sixty (60) days prior to the date of the meeting. Notice of actions to be brought before a meeting by a record shareholder of Carolina Trust must set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; (ii) the name and address of each shareholder proposing such business as they appear on the company’s books; (iii) the number of shares of Carolina Trust that are owned of record and beneficially by such shareholder; and (iv) any material interest of such shareholder in such business other than his or her interest as a shareholder of Carolina Trust.

Voting Rights

Amendment of Articles

Clover.   The SCBCA provides that a South Carolina corporation’s articles of incorporation generally may be amended only upon approval by (i) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong and (ii) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment. Clover’s articles of incorporation do not change the amendment standard set by the SCBCA.

Carolina Trust.   Carolina Trust’s articles of incorporation may be amended in accordance with the provisions of the NCBCA. With limited exceptions, Carolina Trust’s articles of incorporation may only be amended upon (i) adoption of the proposed amendment by the board of directors and (ii) approval of the proposed amendment by shareholders entitled to vote thereon at a duly convened meeting of shareholders. Generally, for such amendment to be approved, the votes cast by shareholders approving the amendment must exceed the votes cast against the amendment. However, if an amendment to Carolina Trust’s articles would create appraisal rights under Chapter 13 of the NCBCA, then, for such amendment to be approved, a majority of the votes entitled to be cast on the amendment must approve the amendment. An example of an amendment that would create appraisal rights is an amendment that reduces the number of shares of a class or series owned by a shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created.

Amendment of Bylaws

Clover.   Pursuant to the Clover bylaws, the Clover board of directors may adopt, amend or repeal bylaws, subject to the right of the Clover shareholders to adopt, amend, or repeal bylaws at any annual or special meeting and to the limitations and exceptions provided in the Clover bylaws. No bylaw shall be adopted by the Clover board of directors which: (i) requires for action by the Clover shareholders any quorum or vote which is greater than that which is permitted by law or the articles of incorporation, (ii) provides for the management of Clover otherwise than by the Clover board of directors or its executive committee, (iii) classifies or staggers the election of directors, or (iv) denies, limits or impairs the power of Clover shareholders to alter, amend or repeal bylaws or adopt new bylaws.

Carolina Trust.   Carolina Trust’s bylaws provide that the bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the directors then holding office at any regular or special board meeting. The Carolina Trust board does not have power to adopt a bylaw: (a) requiring more than a majority of the voting shares for a quorum at a shareholders’ meeting or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; or (b) providing for the management of the company other than by Carolina Trust’s board or executive committee. The shareholders may make, alter, amend or repeal Carolina Trust’s bylaws at any annual meeting or at a special meeting called for such purpose, and bylaws adopted by the board of directors may be altered or repealed by the shareholders. No bylaw adopted or amended by the shareholders may be altered or repealed by the Carolina Trust board, unless specific authority to do so is provided to the board by the shareholders.

Voting on Mergers or Shares Exchanges

Clover.   Under the SCBCA, unless a South Carolina corporation’s articles of incorporation or its board of directors requires a greater vote, for a merger or statutory share exchange to be approved by shareholders, such plan of merger or share exchange must be approved by: (i) two-thirds of the votes entitled to be cast on the plan, regardless of the class or voting group to which the shares belong, and (ii) two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. Clover’s articles of incorporation do not contain any special or heightened voting requirements for mergers or share exchanges, other than specifying that holders of its Series A preferred stock shall vote together with the holders of its common stock as a single class.

Carolina Trust.   Under the NCBCA, unless a North Carolina corporation’s articles of incorporation, a bylaw adopted by its shareholders, or its board of directors requires a greater vote, for a merger or statutory share exchange to be approved, the plan of merger or share exchange must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group. Carolina Trust’s articles of incorporation and bylaws do not contain heightened vote requirements for mergers and statutory share exchanges, and, therefore, the default rules under the NCBCA apply to Carolina Trust.

Beneficial Ownership of CAROLINA TRUST Voting Securities

As of August 21, 2018, no shareholder known to management beneficially owned more than 5% of Carolina Trust’s common stock, except as disclosed in the following table.

Name and Address of Shareholder	Shares currently Owned		Percent of shares owned(1)
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	551,294	(2)	7.70%
Southside Capital, LLC c/o Scott Carmel 437 Madison Avenue, 21st Floor New York, New York 10022	370,704	(3)	5.18%
(1)	The ownership percentages of each individual shareholder listed above is calculated based on the total of 7,156,987 shares of common stock issued and outstanding at August 21, 2018.
(2)	Share ownership is based on a Form 13F and associated Information Table filed by Banc Funds Co LLC with the SEC on August 13, 2018.
(3)	Share ownership is based on Schedule 13G filed by Southside Capital, LLC on April 27, 2018 with the SEC. Southside Capital shares voting and investment power over the listed shares with its managing member, Mr. Scott Carmel. Southside Capital is an investment adviser.

As of August 21, 2018, the beneficial ownership of Carolina Trust’s common stock, by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

Name (position) and Address	Shares currently owned(1)	Percent of shares owned(2)
Bryan Elliott Beal (director) Lincolnton, NC	15,528	*
Scott C. Davis (director) Lincolnton, NC	34,884	*
Edwin E. Laws (EVP and Chief Financial Officer) Statesville, NC	5,075	*
Jerry L. Ocheltree (President, CEO and director) Hickory, NC	73,606	1.02%
Richard M. Rager (EVP and Chief Credit Officer) Gastonia, NC	20,871	*
Johnathan L. Rhyne, Jr. (director and Chairman) Gastonia, NC	162,415	2.27%
Frederick P. Spach, Jr. (director) Gastonia, NC	11,742	*
Ralph N. Strayhorn III (director) Charlotte, NC	12,565	*
Jim R. Watson (director) Lincolnton, NC	27,544	*
Directors and executive officers as a group (9 persons)	368,230	5.10%
*	Owns less than one percent of the outstanding shares of Carolina Trust common stock.
(1)	For each director and executive officer listed above, this column includes the following number of shares of common stock capable of being issued within 60 days of August 21, 2018, upon the exercise of stock options held by the named individual: Beal – 1,187 shares; Davis – 1,810 shares; Ocheltree – 44,166 shares; Rager – 13,166 shares; Rhyne – 4,161 shares; Spach – 1,066 shares; Watson – 1,257 shares; and all directors and executive officers as a group – 66,813 shares. To Carolina Trust’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares of common stock for which the individual indicates that the holder shares voting and/or investment power: Davis – 1,732 shares; Spach – 2,187 shares; Watson – 19,027 shares; and all directors and executive officers as a group – 22,946 shares.

(2)	The ownership percentage of each individual is calculated based on the total of 7,156,987 shares of common stock issued and outstanding at August 21, 2018 plus the number of shares that can be issued to that individual within 60 days of August 21, 2018, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of August 21, 2018, upon the exercise of all stock options held by the group.

Beneficial Ownership of CLOVER Voting Securities

As of [•], 2018, no shareholder known to management beneficially owned more than 5% of Clover’s common and preferred stock combined.

As of [•], 2018, the beneficial ownership of Clover’s common stock, by directors and executive officers individually, and by directors and executive officers as a group, is set forth in the following table. The business address of each of the beneficial owners identified is 124 N. Main Street, Clover, South Carolina 29710.

Name (position) and Address	Shares of Common Stock currently owned	Percent of common shares owned(1)	Shares of Preferred Stock currently owned	Percent of preferred shares owned(1)
Paul Basha (director) York, SC	250	*	—	—
Gerald L. Bolin (EVP and Chief Operating Officer) Gastonia, NC	250	*	700		*
Rose Cummings (director) Lake Wylie, SC	285	*	—	—
Dave A. Cyphers (director) Clover, SC	14,344	1.66%	206		*
Frank M. Gadsden (EVP and Chief Information Officer) Clover, SC	100	*	112		*
Lori M. Hudson (SVP & Controller) York, SC	—	—	10		*
William D. Jackson (director) Clover, SC	2,366	*	—	—
Ronald W. Montgomery (director) Lake Wylie, SC	14,179	1.64%	—	—
James H. Owen, Jr. (director) Clover, SC	10,400	1.20%	53		*
Gwen M. Thompson (President, CEO and director) Smyrna, SC	1,344	*	243		*
James C. Young (director) Clover, SC	800	*	400		*
Directors and executive officers as a group (11 persons)	44,318	5.13%	1,724	1.52%
*	Owns less than one percent of the outstanding shares of common and preferred stock.
(1)	The ownership percentage of each individual is calculated based on the total of 863,776 shares of common and 113,125 shares of preferred stock issued and outstanding at [•], 2018. The ownership percentage of the group is based on the total shares of each class outstanding.

LEGAL MATTERS

The validity of the Carolina Trust common stock to be issued in connection with the merger will be passed upon for Carolina Trust by Wyrick Robbins Yates & Ponton LLP.

Certain matters pertaining to the federal income tax consequences of the merger have been passed upon for Carolina Trust and Carolina Trust Bank by Wyrick Robbins Yates & Ponton LLP and for Clover and Clover Bank by Nelson Mullins Riley & Scarborough LLP.

EXPERTS

The consolidated financial statements of Carolina Trust as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 appearing in this joint proxy statement/prospectus have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as indicated in its related audit report, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Clover and its subsidiary as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 included herewith, have been audited by Elliott Davis, LLC, an independent auditor, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Carolina Trust Annual Meeting

How to submit a shareholder proposal for possible inclusion in Carolina Trust’s next Annual Meeting Proxy Statement. To be considered for inclusion in the proxy materials for Carolina Trust’s next annual meeting in 2019, shareholder proposals must be received at Carolina Trust’s principal office (currently: Carolina Trust BancShares, Inc., P.O. Box 308, Lincolnton, North Carolina 28093-0308) not later than November 30, 2018. In order for a proposal to be included in Carolina Trust’s proxy materials for the next annual meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of the shares of common stock entitled to be voted on that proposal at the next annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the next annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Exchange Act or related SEC regulations. The Carolina Trust board of directors will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after November 30, 2018.   Proposals submitted after November 30, 2018 will not be included in the proxy materials for the next Carolina Trust annual meeting. However, if a shareholder wishes to have a proposal considered at the next annual meeting as other business, the Carolina Trust’s bylaws require that any such proposals must be received in writing at Carolina Trust’s principal office no later than February 13, 2019. If notice of the proposal is not received by February 13, 2019, pursuant to the company’s bylaws, such notice will be considered untimely for consideration at the next annual meeting.

Content of Proposals.   Carolina Trust’s bylaws provide that any notice of action to be brought before the annual meeting must set forth the following as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business before the annual meeting; (ii) the name and address of each shareholder proposing such business as they appear on Carolina Trust’s records; (iii) the number of shares that are owned of record and beneficially by such shareholder; and (iv) any material interest of such shareholder in such business other than his or her interest as a shareholder of Carolina Trust. The presiding officer of the annual meeting may declare that the proposal is not properly brought before the annual meeting if the proposal is not made in compliance with the foregoing procedures.

Nominations of directors.   Carolina Trusts’s bylaws provide that shareholders may make nominations of directors if such nominations are made in writing and delivered to the company at its main office, no later than 45 calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders. For the 2019 annual meeting of shareholders, the deadline for such shareholder nominations is February 13,

2019. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) a representation that such shareholder is a holder of record of Carolina Trust shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) as to each person to be nominated (i) such person’s name and address, employment history for the past five years, affiliations, if any, with Carolina Trust and other corporations, the number of Carolina Trust shares that are owned of record or beneficially by such person and information concerning any transactions in such shares within the prior 60 days, whether such person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) within the past five years and the details thereof, whether such person has been a party to any proceeding or subject to any judgment, decree or final order with respect to violations of federal or state securities laws within the past five years and the details thereof, and the details of any contract, arrangement, understanding or relationships with any person with respect to any Carolina Trust securities; (ii) such person’s written consent to being named as a nominee and to serving as a director if elected; and (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Clover Annual Meeting

If the merger is completed, then Clover will not have a 2018 annual meeting of shareholders. However, if the merger is not completed, Clover currently expects that its next annual meeting would be held during December 2018. Any proposal of a Clover shareholder intended to be presented for action at that annual meeting would have to be received by Clover in accordance with the provisions of Clover’s bylaws and other applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Carolina Trust has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the shares of Carolina Trust common stock to be issued in the merger to Clover shareholders. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including attached exhibits and schedules, contains additional relevant information about Carolina Trust and its common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this joint proxy statement/prospectus.

Carolina Trust (File No. 000-55683) files annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any materials that Carolina Trust files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website (http://www.sec.gov) that contains the reports, proxy statements and other information that Carolina Trust files electronically with the SEC.

You may obtain copies of the documents that Carolina Trust files with the SEC, free of charge, by going to the Investor Relations section of Carolina Trust’s website (www.carolinatrust.com) or by written or telephonic request to 901 East Main Street, Lincolnton, North Carolina 28092, Tel: (704) 735-1104.

Clover is not subject to the informational reporting requirements of the Exchange Act. Therefore, Clover does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the FDIC. Clover Bank does file unaudited, periodic reports of income and condition, or Call Reports, with the FDIC. Both Carolina Trust Bank and Clover Bank’s respective Call Reports can be accessed through the Federal Financial Institutions Examination Council, or FFIEC’s, website (https://cdr.ffiec.gov/public/). Reference to the Call Reports is for informational purposes only, and such reports are not incorporated by reference into this joint proxy statement/prospectus.

The web addresses of the SEC and Carolina Trust are included as inactive textual references only. Information contained on those websites is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites to be part of this joint proxy statement/prospectus or any supplement thereto.

All information concerning Carolina Trust and its subsidiaries contained in this joint proxy statement/prospectus has been furnished by Carolina Trust, and all information concerning Clover and its subsidiaries has been furnished by Clover.

Index to Financial Statements

Page
Carolina Trust Bancshares, Inc.

Unaudited Condensed Consolidated Interim Financial Statements
Condensed Consolidated Balance Sheets June 30, 2018 and December 31, 2017	F-2
Condensed Consolidated Statements of Operations Three Months Ended June 30, 2018 and 2017	F-3
Condensed Consolidated Statements of Operations Six Months Ended June 30, 2018 and 2017	F-4
Condensed Consolidated Statements of Comprehensive Income Three Months Ended June 30, 2018 and 2017	F-5
Condensed Consolidated Statements of Comprehensive Income Six Months Ended June 30, 2018 and 2017	F-6
Condensed Consolidated Statements of Changes in Stockholders’ Equity Six Months Ended June 30, 2018 and 2017	F-7
Condensed Consolidated Statements of Cash Flows Six Months Ended June 30, 2018 and 2017	F-8
Notes to Condensed Consolidated Financial Statements	F-9

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-32
Consolidated Balance Sheets Year Ended December 31, 2017 and 2016	F-33
Consolidated Statements of Operations Years Ended December 31, 2017 and 2016	F-34
Consolidated Statements of Comprehensive Income Years Ended December 31, 2017 and 2016	F-35
Consolidated Statements of Changes in Stockholders’ Equity Years Ended December 31, 2017 and 2016	F-36
Consolidated Statements of Cash Flows Years ended December 31, 2017 and 2016	F-37
Notes to Condensed Consolidated Financial Statements Years Ended December 31, 2017 and 2016	F-38

Clover Community Bancshares, Inc. and Subsidiary

Unaudited Consolidated Interim Financial Statements
Consolidated Balance Sheets as of June 30, 2018 (Unaudited) and December 31,2017	F-73
Consolidated Statements of Operations As of June 30, 2018 (Unaudited) and December 31,2017	F-74
Consolidated Statements of Comprehensive Income as of June 30, 2018 (Unaudited) and December 31,2017 Consolidated Statements of Changes in Stockholders’ Equity as of June 30, 2018 (Unaudited) and December 31,2017
F-76
Consolidated Statements of Cash Flows as of June 30, 2018 (Unaudited) and December 31,2017 Notes to Condensed Consolidated Financial Statements as of June 30, 2018 (Unaudited) and December 31,2017	F-77
Notes to Unaudited Consolidated Interim Financial Statements	F-78

Audited Consolidated Financial Statements
Independent Auditor’s Report	F-88
Consolidated Balance Sheets For the years ended December 31, 2017 and 2016	F-89
Consolidated Statements of Operations For the years ended December 31, 2017 and 2016	F-90
Consolidated Statements of Comprehensive Income For the years ended December 31, 2017 and 2016	F-91
Consolidated Statements of Changes in Stockholders’ Eqity For the years ended December 31, 2017 and 2016	F-92
Consolidated Statements of Cash Flows For the years ended December 31, 2017 and 2016	F-93
Notes to Condensed Consolidated Financial Statements For the years ended December 31, 2017 and 2016	F-94

CAROLINA TRUST BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share and per share data)

	June 30, 2018	December 31, 2017*
Assets
Cash and due from banks	$13,804	$5,409
Interest-earning deposits with banks	35,600	3,647
Cash and cash equivalents	49,404	9,056

Certificates of deposit with banks	1,498	1,498
Investment securities available for sale, at fair value (amortized cost $29,182 and $32,067)	28,202	31,112
Equity securities	713	—
Federal Home Loan Bank stock, at cost	1,050	1,341
Loans	374,026	348,679
Less: Allowance for loan and lease losses	(3,844)	(3,599)
Net Loans	370,182	345,080

Bank-owned life insurance	7,295	7,197
Accrued interest receivable	1,140	1,078
Bank premises, equipment and software	6,258	6,466
Foreclosed assets	1,971	789
Core deposit intangible, net of accumulated amortization of $728 and $711 at June 30, 2018 and December 31, 2017, respectively	56	73
Other assets	3,085	2,928
Total Assets	$470,854	$406,618

Liabilities and Stockholders’ Equity
Noninterest-earning demand deposits	$66,793	$49,199
Interest-earning demand deposits	126,108	115,396
Savings	23,610	22,066
Time deposits	176,768	153,992
Total deposits	393,279	340,653

Capital lease obligation	174	207
Federal Home Loan Bank advances	16,100	23,600
Long term subordinated debt	9,713	9,676
Accrued interest payable	360	292
Other liabilities	3,027	3,071
Total liabilities	422,653	377,499

Common stock warrant	426	426
Common stock, $2.50 par value; 10,000,000 shares authorized; 7,156,987 and 4,657,880 shares issued and outstanding	17,892	11,645
Additional paid-in capital	25,214	13,008
Retained earnings	5,420	4,772
Accumulated other comprehensive loss	(751)	(732)
Total stockholders’ equity	48,201	29,119
Total Liabilities and Stockholders’ Equity	$470,854	$406,618
*	Derived from Carolina Trust BancShares, Inc.’s audited financial statements included in its 2017 Annual Report on Form 10-K

See accompanying notes to Condensed Consolidated Financial Statements.

CAROLINA TRUST BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,
	2018	2017
Interest Income
Interest on investment securities and cash	$352	$250
Interest and fees on loans	4,846	4,016
Total interest income	5,198	4,266

Interest Expense
Interest expense non-maturity deposits	166	105
Interest expense time deposits	702	498
Interest expense borrowed funds	80	51
Interest expense capital lease	3	4
Interest expense debt	13	—
Interest expense on subordinated debt	191	188
Total interest expense	1,155	846
Net interest income	4,043	3,420
Loan loss provision	88	64
Net interest income after loan loss provision	3,955	3,356

Noninterest income
Overdraft fees on deposits	141	94
Interchange fee income, net	52	42
Service charges on deposits	16	11
Mortgage fee income	27	25
Customer service fees	14	14
ATM income	7	7
Bank-owned life insurance income	49	55
Unrealized gain on equity securities	50	—
Other income	10	8
Total noninterest income	366	256

Noninterest expense
Salaries & benefits expense	1,834	1,774
Occupancy expense	186	220
Furniture, fixture & equipment expense	153	153
Data processing expense	188	269
Office supplies expense	21	23
Professional fees	112	136
Advertising and marketing	27	36
Insurance	92	73
Foreclosed asset expense, net	300	221
Loan expense	58	54
Stockholder expense	35	54
Directors fees and expenses	66	69
Telephone expense	69	76
Core deposit intangible amortization expense	8	11
Merger expenses	323	—
Other operating expense	148	158
Total noninterest expense	3,620	3,327
Pre-tax income	701	285
Income tax expense	191	89
Net income	$510	$196
Earnings per share
Basic earnings per common share	$0.08	$0.04
Diluted earnings per common share	$0.08	$0.04
Weighted average common shares outstanding	6,583,719	4,654,880
Diluted average common shares outstanding	6,671,626	4,722,607

See accompanying notes to Condensed Consolidated Financial Statements.

CAROLINA TRUST BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except share and per share data)

	Six Months Ended June 30,
	2018	2017
Interest Income
Interest on investment securities and cash	$601	$467
Interest on loans	9,424	7,876
Total interest income	10,025	8,343

Interest Expense
Interest expense non-maturity deposits	312	180
Interest expense time deposits	1,310	1,006
Interest expense borrowed funds	190	96
Interest expense capital lease	7	9
Interest expense debt	14	—
Interest expense on subordinated debt	382	378
Total interest expense	2,215	1,669
Net interest income	7,810	6,674
Loan loss provision	340	215
Net interest income after loan loss provision	7,470	6,459

Noninterest income
Overdraft fees on deposits	281	178
Interchange fee income, net	98	63
Service charges on deposits	31	25
Mortgage fee income	42	41
Customer service fees	29	27
ATM income	13	13
Bank-owned life insurance income	98	91
Unrealized gain on equity securities	88	—
Other income	16	12
Total noninterest income	696	450

Noninterest expense
Salaries & benefits expense	3,697	3,517
Occupancy expense	414	424
Furniture, fixture & equipment expense	310	293
Data processing expense	390	537
Office supplies expense	41	43
Professional fees	223	242
Advertising and marketing	59	71
Insurance	186	146
Foreclosed asset expense, net	326	261
Loan expense	86	91
Stockholder expense	69	112
Directors fees and expenses	140	139
Telephone expense	140	146
Core deposit intangible amortization expense	17	23
Merger expenses	323	—
Other operating expense	295	259
Total noninterest expense	6,716	6,304
Pre-tax income	1,450	605
Income tax expense	359	198
Net income	$1,091	$407
Earnings per share
Basic earnings per common share	$0.19	$0.09
Diluted earnings per common share	$0.19	$0.09
Weighted average common shares outstanding	5,667,619	4,654,635
Diluted average common shares outstanding	5,763,824	4,728,495

See accompanying notes to Condensed Consolidated Financial Statements.

CAROLINA TRUST BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,
	2018	2017
Net income	$510	$196

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities:
Unrealized holding gains (losses) arising during period	(163)	12
Deferred income tax benefit (expense)	38	(5)
Total other comprehensive income (loss)	(125)	7
Total comprehensive income	$385	$203

See accompanying notes to Condensed Consolidated Financial Statements.

CAROLINA TRUST BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Net income	$1,091	$407

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities:
Unrealized holding gains (losses) arising during period	(603)	178
Deferred income tax benefit (expense)	141	(66)
Total other comprehensive income (loss)	(462)	112
Total comprehensive income	$629	$519

See accompanying notes to Condensed Consolidated Financial Statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
(Dollars in thousands)

	2018 Shares Outstanding	June 30, 2018	2017 Shares Outstanding	June 30, 2017
Common stock warrant		$426		$426

Common stock, $2.50 par value
Balance, beginning of year	4,657,880	$11,645	4,650,808	$11,627
Exercise of stock options	3,107	7	738	2
Restricted stock vesting	—	—	3,334	8
Sale of common stock	2,496,000	6,240	—	—
Balance, end of period	7,156,987	$17,892	4,654,880	$11,637

Additional paid-in capital
Balance, beginning of year		$13,008		$12,988
Stock-based compensation		1		18
Exercise of stock options		7		1
Restricted stock vesting		—		(8)
Sale of common stock		12,198		—
Balance, end of period		$25,214		$12,999

Retained earnings
Balance, beginning of year		$4,772		$4,241
Net income		1,091		407
Reclassification of loss on equity securities		(443)		—
Balance, end of period		$5,420		$4,648

Accumulated other comprehensive income (loss)
Balance, beginning of year		$(732)		$(249)
Reclassification of loss on equity securities		443		—
Other comprehensive income (loss)		(462)		112
Balance, end of period		$(751)		$(137)

Total stockholders’ equity		$48,201		$29,573

See accompanying notes to Condensed Consolidated Financial Statements.

CAROLINA TRUST BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$1,091	$407
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Provision for loan losses	340	215
Depreciation and amortization of bank premises, equipment and software	231	213
Accretion of loan fair value adjustments related to acquisition	(3)	(4)
Net amortization of bond premiums/discounts	68	74
Amortization of long term subordinated debt issuance costs	37	35
Unrealized gain on equity securities	(88)	—
Amortization of core deposit intangible	17	23
Stock compensation expense	1	18
Increase in value of life insurance contracts	(98)	(91)
Net losses and impairment write-downs on foreclosed assets	226	217
Deferred tax provision	(107)	677
Decrease in other assets	91	56
Increase in accrued interest receivable	(62)	(3)
Increase (decrease) in accrued interest payable	68	(32)
Decrease in other liabilities	(44)	(555)
Net cash and cash equivalents provided by operating activities	1,768	1,250

Cash flows from investing activities
Net increase in loans	(27,057)	(16,249)
Proceeds from sale of foreclosed assets	210	211
Net purchases of bank premises, equipment and software	(23)	(459)
Purchase of Bank owned life insurance	—	(5,500)
Purchase of available-for-sale securities	—	(4,832)
Proceeds from maturities, calls and pay-downs of available-for-sale securities	1,613	2,482
Redemption (purchase) of Federal Home Loan Bank stock	291	(121)
Net cash and cash equivalents used in investing activities	(24,966)	(24,468)

Cash flows from financing activities
Increase in deposits	52,626	12,227
Increase (decrease) in Federal Home Loan Bank advances	(7,500)	3,000
Payment of capital lease obligation	(33)	(30)
Issuance of long term debt	3,000	—
Repayment of long term debt	(3,000)	—
Net proceeds from issuance of common stock	18,453	3
Net cash and cash equivalents provided by financing activities	63,546	15,200
Net increase (decrease) in cash and cash equivalents	40,348	(8,018)

Cash and cash equivalents, beginning	9,056	26,149
Cash and cash equivalents, ending	$49,404	$18,131

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$466	$—
Cash paid during the period for interest	$2,147	$1,550

Noncash financing and investing activities
Unrealized gain (loss) on investment securities available-for-sale, net of taxes	$(462)	$112
Transfer of loans to foreclosed assets	$1,618	$—

See accompanying notes to Condensed Consolidated Financial Statements.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

(1)	Presentation of Financial Statements

The consolidated financial statements include the accounts of Carolina Trust BancShares, Inc. (the “Company”), its subsidiary Carolina Trust Bank (the “Bank”), and the Bank’s wholly owned subsidiary, Western Carolina Holdings, LLC, which owns certain Bank assets. All significant intercompany balances and transactions have been eliminated in consolidation. On August 16, 2016, the Company announced that it had consummated a statutory share exchange pursuant to which it became the parent company of the Bank. Shares of the Bank’s common stock were exchanged for shares of the Company’s common stock at a one-for-one exchange rate. The Company is a North Carolina business corporation that is operating as a registered bank holding company under the Bank Holding Company Act of 1956. The Bank is the only subsidiary of the Company.

In management’s opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for fair presentation of the financial information as of June 30, 2018, in conformity with accounting principles generally accepted in the United States of America. Operating results for the three and six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2018.

Information regarding the organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the consolidated financial statements filed as part of the Company’s 2017 Annual Report on Form 10-K.

(2)	Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments - Overall, Subtopic 825-10 (“ASU 2016-01”) to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The fair value measurement based on an exit price assumes that an asset or liability is exchanged in an orderly transaction between market participants to sell the asset or transfer the liability at the measurement date under current market conditions. A fair value measurement assumes that the transaction to sell the asset or transfer the liability takes place either: (a) in the principal market for the asset or liability, or (2) in the absence of a principal market, in the most advantageous market for the asset or liability. The company has adopted the standard and applied the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the 2018 fiscal year. The amendments related to equity securities without readily determinable fair values were applied prospectively to equity investments that existed as of January 1, 2018. The Company is now reporting unrealized gains and losses of its marketable equity securities in income as compared to the previous method of reporting through other comprehensive income. The nonmarketable equity securities that do not have readily determinable values were previously recorded at cost. Following implementation, these securities, primarily Federal Home Loan Bank, or FHLB, stock, are recorded at cost less any impairment, plus or minus any observable changes in price resulting from transactions for similar or identical investments of the same issuer. The unrealized loss on equity securities in accumulated other comprehensive income in the amount of $443,000 was reclassified to retained earnings on January 1, 2018.

In August 2015, the FASB deferred the effective date of ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASU 2014-09”). The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under existing guidance. This analysis may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. As a result of the deferral, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. The Company adopted this standard in 2018 using the full retrospective approach. The majority of the Company’s revenues are generated from financial instruments which are not within the scope of this standard. Management has evaluated the impact for its various other revenue streams including

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

the following: deposit account fees and service charges; other fees such as wire services and check cashing services; ATM surcharges; card related fees; and gains and losses from sales of foreclosed properties and fixed assets. This evaluation led management to conclude that this standard does not materially impact its financial statements. Additionally, based on underlying contracts, this standard requires the Company to report costs associated with debit card and ATM transactions netted against the related fees from such transactions. Previously, such costs were reported as check card expenses. For the three and six months ended June 30, 2018, gross interchange fees totaled $131,000 and $252,000, respectively, and related costs totaled $79,000 and $154,000, respectively. In the accompanying Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2018, we reported on a net basis $52,000 and $98,000, respectively, as interchange fee income. For the three and six months ended June 30, 2017, gross interchange fees totaled $124,000 and $243,000, respectively, and related costs totaled $82,000 and $180,000, respectively. In the accompanying Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2017, we reported on a net basis $42,000 and $63,000, respectively, as interchange fee income.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018, includ-ing interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows. Currently the Company has several multi-year property leases for which reporting will be impacted by this standard. At the end of 2017, four of our locations have operating leases that expire in 2019 with aggregate payments totaling $157,000. If the new standard were in effect, an asset and a liability for the present value of payments would be recognized. Similarly, other property leases expire in 2020 and 2021 that have payments totaling $126,000 and $159,000, respectively.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The new standard introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. ASU 2016-13 is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows. The Company has formed a management committee including those responsible for credit analysis and review, accounting and finance, information technology and lending to develop an understanding of the requirements and plan implementation. The Company is adopting a software model for the ALLL model that has add-on functionality for compliance with the new standard.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

(3)	Earnings Per Share

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing net income to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. These additional common shares would include employee equity share options, nonvested shares and similar equity instruments granted to employees, as well as the shares associated with the common stock warrants issued to the U.S. Treasury Department as part of the preferred stock transaction completed in February 2009. Diluted earnings per common

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

share are based upon the actual number of options or shares granted and not yet forfeited unless doing so would be antidilutive. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

In June 2013, the U.S. Treasury sold the warrant to private investors in a Dutch auction process. Following the reorganization of the Bank into the Company, the right to acquire up to 86,957 shares of Bank common stock at a price of $6.90 per share was converted to the right to purchase the same number of shares of the Company’s common stock. The warrant book value, $426,000 is recognized as the Company’s stockholders’ equity. The warrant expires February 6, 2019.

The following table summarizes earnings per share and the shares utilized in the computations for the three and six months ended June 30, 2018 and 2017, respectively:

Dollars in thousands, except per share data	Net Income Available to Common Shareholders	Weighted Average Common Shares	Per Share Amount
Three months ended June 30, 2018
Basic earnings per common share	$510	6,583,719	$0.08
Effect of dilutive stock options		73,084
Effect of dilutive stock warrants		14,823
Diluted earnings per common share	$510	6,671,626	$0.08

Three months ended June 30, 2017
Basic earnings per common share	$196	4,654,880	$0.04
Effect of dilutive stock options		64,378
Effect of dilutive stock warrants		3,349
Diluted earnings per common share	$196	4,722,607	$0.04
Dollars in thousands, except per share data	Net Income Available to Common Shareholders	Weighted Average Common Shares	Per Share Amount
Six months ended June 30, 2018
Basic earnings per common share	$1,091	5,667,619	$0.19
Effect of dilutive stock options		77,027
Effect of dilutive stock warrants		19,178
Diluted earnings per common share	$1,091	5,763,824	$0.19

Six months ended June 30, 2017
Basic earnings per common share	$407	4,654,635	$0.09
Effect of dilutive stock options		67,116
Effect of dilutive stock warrants		6,744
Diluted earnings per common share	$407	4,728,495	$0.09

For the three and six months ended June 30, 2018, there were no shares that were anti-dilutive. For the three and six months ended June 30, 2017, there were 40,931 shares related to stock options that were anti-dilutive because the exercise price exceeded the average market price for the period. Therefore, they were omitted from the calculation of diluted earnings per share for their respective periods.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

(4)	Fair Value Measurements

The Company is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. These fair value estimates are made at each reporting date, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The methodologies for financial assets and financial liabilities are discussed below:

Cash and Due from Banks, Interest-Earning Deposits with Banks and Certificates of Deposit with Banks

The carrying amounts for cash and due from banks, interest-earning deposits with banks and certificates of deposit with banks approximate fair value because of the short maturities of those instruments.

Investment and Equity Securities

Fair value for investment and equity securities equals the quoted market price if such information is available. If a quoted market price is not available in active markets for identical securities (level 1), fair value may be estimated using observable inputs such as quoted prices for similar securities, interest rates and yield curves, implied volatilities and credit spreads (level 2). Otherwise, unobservable inputs such as independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating on similar securities, prepayment assumptions and other factors such as credit loss assumptions (level 3). The fair value would be based on an exit price between market participants that may include adjustments for liquidity and credit.

Loans

The fair value of loans is estimated based on exit price. These cash flows include assumptions for prepayment estimates over each loan’s remaining life, considerations for the current interest rate environment compared to the weighted average rate of each portfolio and a credit risk component based on the historical and expected performance of each portfolio. The calculation also includes market liquidity and credit adjustments. These valuations are not comparable with the fair values disclosed for December 31, 2017 which were based on an entrance price basis.

Accrued Interest Receivable and Payable

The carrying amount is a reasonable estimate of fair value.

Deposits

The fair value of demand deposits, savings, money market and negotiable order of withdrawal (NOW) accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Capital Lease Obligation, Federal Home Loan Bank Advances and Long Term Subordinated Debt

The fair value of borrowings is based upon discounted expected cash flows using current rates at which borrowings of similar maturity could be obtained.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

Financial Instruments with Off-Balance Sheet Risk

With regard to commitments to extend credit discussed in Note 9, the fair value amounts are not material.

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at June 30, 2018 and December 31, 2017:

		Fair Value Measurements at June 30, 2018 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Total Fair Value
ASSETS
Cash and due from banks	$13,804	$13,804	$—	$—	$13,804
Interest-earning deposits with banks	35,600	35,600	—	—	35,600
Certificates of deposit with banks	1,498	—	1,479	—	1,479
Federal Home Loan Bank stock	1,050	—	1,050	—	1,050
Investment securities available for sale	28,202	—	28,202	—	28,202
Equity securities	713	713	—	—	713
Net loans	370,182	—	—	361,857	361,857
Accrued interest receivable	1,140	—	1,140	—	1,140

LIABILITIES
Deposits	$393,279	$—	$382,953	$—	$382,953
Capital lease obligation	174	—	174	—	174
Federal Home Loan Bank Advances	16,100	—	15,991	—	15,991
Long term subordinated debt	9,713	—	9,411	—	9,411
Accrued interest payable	360	—	360	—	360
		Fair Value Measurements at December 31, 2017 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Total Fair Value
ASSETS
Cash and due from banks	$5,409	$5,409	$—	$—	$5,409
Interest-earning deposits with banks	3,647	3,647	—	—	3,647
Certificates of deposit with banks	1,498	—	1,519	—	1,519
Federal Home Loan Bank stock	1,341	—	1,341	—	1,341
Investment securities available for sale	31,112	626	30,486	—	31,112
Net loans	345,080	—	—	345,370	345,370
Accrued interest receivable	1,078	—	1,078	—	1,078

LIABILITIES
Deposits	$340,653	$—	$330,672	$—	$330,672
Capital lease obligation	207	—	207	—	207
Federal Home Loan Bank Advances	23,600	—	23,495	—	23,495
Long term subordinated debt	9,676	—	9,619	—	9,619
Accrued interest payable	292	—	292	—	292

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1	Valuation based upon quoted prices for identical instruments traded in active markets.
Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.
Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter market. Level 2 securities include U.S. government agency securities, mortgage-backed securities issued by government-sponsored enterprises and municipal bonds. There have been no changes in valuation techniques for the quarter ended June 30, 2018. Valuation techniques are consistent with techniques used in prior periods.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured on a recurring basis.

Dollars in thousands	Total	Level 1	Level 2	Level 3
June 30, 2018
U.S. Government and federal agency	$10,827	$—	$10,827	$—
Mortgage-backed securities*	17,089	—	17,089	—
Municipal securities	286	—	286	—
Equity securities	713	713	—	—
Total	$28,915	$713	$28,202	$—

December 31, 2017
U.S. Government and federal agency	$11,276	$—	$11,276	$—
Mortgage-backed securities*	18,915	—	18,915	—
Municipal securities	295	—	295	—
Equity securities	626	626	—	—
Total	$31,112	$626	$30,486	$—
*	All of the Company’s mortgage-backed securities are issued either by the U.S. Government, which includes GNMA pools, or by government-sponsored enterprises such as FNMA and FHLMC.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

The Company did not have any transfers of assets between Levels 1, 2 or 3 during the periods ended June 30, 2018 and December 31, 2017.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures it for impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, a loan’s observable market price and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value exceeds the recorded investments in such loans. At June 30, 2018, the discounted cash flows method was used in determining the fair value of nine loans totaling $1.8 million and the fair value of the collateral method was used in the other twenty-three loans totaling $2.5 million. At December 31, 2017, the discounted cash flows method was used in determining the fair value of nine loans totaling $1.9 million and the fair value of the collateral method was used in the other twenty-nine loans totaling $4.2 million. Impaired loans where an allowance is established based on the fair value of collateral and also when written down with the discounted cash flow method require classification in the fair value hierarchy. The fair value of the collateral for an impaired loan is classified as Level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable inputs will need to be used in assessing the value. When the discounted cash flows method is used, the Company records the impaired loan as nonrecurring Level 3. There have been no changes in valuation techniques for the period ended June 30, 2018. Valuation techniques are consistent with techniques used in prior periods.

The following table presents impaired loans that were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral or discounted cash flows during the six months ended June 30, 2018 and 2017.

	June 30, 2018		June 30, 2017
Dollars in thousands	Level 2	Level 3	Level 2	Level 3
Carrying value of impaired loans before allocations	$—	$1,685	—	$1,789
Specific valuation allowance allocations	—	(249)	—	(247)
Carrying value of impaired loans after allocations	$—	$1,436	—	$1,542

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of foreclosed assets are classified as Level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable inputs will need to be used in assessing the value.

The carrying value of foreclosed assets is periodically reviewed and written down to fair value. Any loss is included in earnings. For the three months ended June 30, 2018, there were no assets that were written down prior to foreclosure. For the six months ended June 30, 2018, foreclosed assets in the amount of $1,158,000 were written down by $180,000 to $978,000 prior to foreclosure. For the three and six months ended June 30, 2018, foreclosed assets with a carrying value of $978,000 were written down by $248,000 to $730,000 subsequent to foreclosure. For the three months ended June 30, 2017, foreclosed assets with a carrying value of $767,000 were written down by $184,000 to $583,000. For the six months ended June 30, 2017, foreclosed assets with a carrying value of $776,000 were written down by $193,000 to $583,000.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

Assets measured at fair value on a nonrecurring basis are included in the table below.

Dollars in thousands	Total	Level 1	Level 2	Level 3
June 30, 2018
Foreclosed assets	$730	$—	$—	$730
Impaired loans	1,436	—	—	1,436
Total	$2,166	$—	$—	$2,166

December 31, 2017
Foreclosed assets	$324	$—	$—	$324
Impaired loans	1,621	—	—	1,621
Total	$1,945	$—	$—	$1,945

Quantitative Information About Level 3 Fair Value Measurements:

Dollars in thousands	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
June 30, 2018
Impaired loans	$1,436	Discounted cash flows	Discount rate	4.75% - 8.50%	7.08%
Foreclosed assets	730	Discounted appraisals	Appraisal adjustments	8.00%	8.00%

December 31, 2017
Impaired loans	$101	Discounted appraisals	Appraisal adjustments	20.00 – 25.00%	23.33%
	1,520	Discounted cash flows	Discount rate	4.75 – 8.50%	7.06%
Foreclosed assets	324	Discounted appraisals	Appraisal adjustments	15.00%	15.00%
(5)	Investment Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, is as follows:

In thousands	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
June 30, 2018
Available for sale securities
U.S. Government and federal agency	$11,207	$6	$(386)	$10,827
Mortgage-backed securities*	17,680	22	(613)	17,089
Municipal securities	295	—	(9)	286
Total available for sale securities	$29,182	$28	$(1,008)	$28,202

December 31, 2017
U.S. Government and federal agency	$11,424	$11	$(159)	$11,276
Mortgage-backed securities*	19,142	61	(288)	18,915
Municipal securities	297	—	(2)	295
Equity securities	1,204	—	(578)	626
	$32,067	$72	$(1,027)	$31,112
*	All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government sponsored enterprises FNMA or FHLMC.

The amortized cost and fair values of securities available-for-sale at June 30, 2018 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

Dollars in thousands	Amortized Cost	Fair Value
Due within one year	$—	$—
Due after one but within five years	7,293	7,089
Due after five but within ten years	8,155	7,847
Due after ten years	13,734	13,266
	$29,182	$28,202

The following table details unrealized losses and related fair values in the Company’s investment security portfolio. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2018 and December 31, 2017, respectively.

Temporarily Impaired Securities in AFS Portfolio

	Less than 12 Months		Greater than 12 Months		Total
Dollars in thousands	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2018
Available for sale securities
U.S. Government and federal agency	$7,721	$(236)	$2,962	$(150)	$10,683	$(386)
Mortgage-backed securities*	4,864	(109)	10,508	(504)	15,372	(613)
Municipal Securities	286	(9)	—	—	286	(9)
Total temporarily impaired securities	$12,871	$(354)	$13,470	$(654)	$26,341	$(1,008)

December 31, 2017
U.S. Government and federal agency	$7,101	$(88)	$2,008	$(71)	$9,109	$(159)
Mortgage-backed securities*	5,472	(38)	10,560	(250)	16,032	(288)
Municipal securities	295	(2)	—	—	295	(2)
Equity securities	626	(577)	—	(1)	626	(578)
Total temporarily impaired securities	$13,494	$(705)	$12,568	$(322)	$26,062	$(1,027)
*	All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government-sponsored enterprises FNMA or FHLMC.

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of June 30, 2018, management believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The unrealized losses on debt securities are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or re-pricing date or if market yields for such investments decline. Management analyzed the issuer data from public filings, reviewed transcripts of earnings discussions, and assessed whether the decline in value was other than temporary.

Management does not believe such securities are other-than-temporarily impaired due to reasons of credit quality for the debt securities. Accordingly, as of June 30, 2018, management believes the impairments detailed in the table above are temporary, and no impairment loss has been realized in the Company’s net income.

Securities with a fair value of $1.0 million at June 30, 2018 were pledged to secure public funds. The Company had no sales of securities during the three and six month periods ended June 30, 2018 and June 30, 2017.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

(6)	Loans

The following is a summary of loans at June 30, 2018 and December 31, 2017:

	June 30, 2018		December 31, 2017
Dollars in thousands	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate
Residential ADC	$5,254	1.40%	$7,242	2.08%
Commercial ADC	25,686	6.87%	24,364	6.99%
Farmland	5,743	1.54%	5,392	1.55%
Multifamily	14,061	3.76%	11,967	3.43%
Owner occupied	96,098	25.69%	84,808	24.32%
Non-owner occupied	91,932	24.58%	79,549	22.81%
Total commercial real estate	238,774	63.84%	213,322	61.18%

Commercial
Commercial and industrial	42,675	11.41%	47,032	13.49%
Agriculture	285	0.07%	415	0.12%
Other	1,607	0.43%	1,420	0.40%
Total commercial	44,567	11.91%	48,867	14.01%

Residential mortgage
First lien, closed-end	51,529	13.78%	47,936	13.75%
Junior lien, closed-end	714	0.19%	1,123	0.32%
Total residential mortgage	52,243	13.97%	49,059	14.07%

Home equity lines	34,825	9.31%	33,672	9.66%
Consumer – other	3,617	0.97%	3,759	1.08%
Total loans	$374,026	100.00%	$348,679	100.00%

Loans are primarily originated for customers residing in Lincoln, Gaston, Rutherford, Catawba, Iredell, and Rowan Counties in North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions.

Non-Accrual and Past Due Loans

Non-accrual loans, segregated by category, were as follows:

Dollars in thousands	June 30, 2018	December 31, 2017
Commercial real estate
Commercial ADC	$4	$5
Owner occupied	956	2,031
Non-owner occupied	6	28
Total commercial real estate	966	2,064
Commercial
Commercial and industrial	—	25
Total commercial	—	25
Residential mortgage:
First lien, closed end	74	86
Junior lien, closed end	5	455
Total residential mortgage	79	541
Home equity lines	30	34
Consumer – other	5	—
Total non-accrual loans	$1,080	$2,664

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

Interest foregone on non-accrual loans was approximately $22,000 and $37,000 for the three and six months ended June 30, 2018 and $68,000 and $105,000 for the three and six months ended June 30, 2017.

An analysis of past due loans, segregated by class, was as follows:

In thousands	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
June 30, 2018
Commercial real estate:
Residential ADC	$375	$—	$375	$4,879	$5,254	$—
Commercial ADC	—	—	—	25,686	25,686	—
Farmland	—	—	—	5,743	5,743	—
Multifamily	—	—	—	14,061	14,061	—
Owner occupied	458	948	1,406	94,692	96,098	—
Non-owner occupied	6	—	6	91,926	91,932	—
Total commercial real estate	839	948	1,787	236,987	238,774	—
Commercial:
Commercial and industrial	80	—	80	42,595	42,675	—
Agriculture	—	—	—	285	285	—
Other	—	—	—	1,607	1,607	—
Total commercial	80	—	80	44,487	44,567	—
Residential mortgage:
First lien, closed end	39	48	87	51,442	51,529	—
Junior lien, closed-end	—	—	—	714	714	—
Total residential mortgage	39	48	87	52,156	52,243	—
Home equity lines	—	—	—	34,825	34,825	—
Consumer – other	8	25	33	3,584	3,617	25
Total loans	$966	$1,021	$1,987	$372,039	$374,026	$25
In thousands	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2017
Commercial real estate:
Residential ADC	$—	$—	$—	$7,242	$7,242	$—
Commercial ADC	—	—	—	24,364	24,364	—
Farmland	—	—	—	5,392	5,392	—
Multifamily	—	—	—	11,967	11,967	—
Owner occupied	254	2,018	2,272	82,536	84,808	—
Non-owner occupied	144	—	144	79,405	79,549	—
Total commercial real estate	398	2,018	2,416	210,906	213,322	—
Commercial:
Commercial and industrial	—	25	25	47,007	47,032	—
Agriculture	—	—	—	415	415	—
Other	—	—	—	1,420	1,420	—
Total commercial	—	25	25	48,842	48,867	—
Residential mortgage:
First lien, closed end	50	135	185	47,751	47,936	79
Junior lien, closed-end	—	449	449	674	1,123	—
Total residential mortgage	50	584	634	48,425	49,059	79
Home equity lines	200	3	203	33,469	33,672	3
Consumer – other	10	—	10	3,749	3,759	—
Total loans	$658	$2,630	$3,288	$345,391	$348,679	$82

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

At June 30, 2018 there was one loan in the amount of $25,000 past due 90 days or more, which was still accruing interest. There were two loans totaling $82,000 past due 90 days or more and still accruing interest at December 31, 2017.

Impaired loans

Impaired loans are set forth in the following tables.

June 30, 2018

In thousands	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance
Commercial real estate
Commercial ADC	$4	$4	$—	$—
Owner occupied	2,474	2,474	—	—
Non-owner occupied	6	6	—	—
Total commercial real estate	2,484	2,484	—	—
Commercial
Commercial and industrial	685	—	685	151
Residential mortgage
First lien, closed-end	921	74	787	16
Junior lien, closed- end	428	217	211	80
Total residential mortgage	1,349	291	998	96
Home equity lines	133	89	—	—
Consumer – other	5	3	2	2
Total loans	$4,656	$2,867	$1,685	$249

December 31, 2017

In thousands	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance
Commercial real estate
Commercial ADC	$4	$4	$—	$—
Owner occupied	3,721	3,591	—	—
Non-owner occupied	28	28	—	—
Total commercial real estate	3,753	3,623	—	—
Commercial
Commercial and industrial	766	25	741	144
Residential mortgage
First lien, closed-end	1,040	165	811	24
Junior lien, closed- end	884	670	215	79
Total residential mortgage	1,924	835	1,026	103
Home equity lines	151	106	—	—
Consumer – other	1	—	1	1
Total loans	$6,595	$4,589	$1,768	$248

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

	3 months ended June 30, 2018		3 months ended June 30, 2017
In thousands	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$4	$—	$1,071	$—
Farmland	—	—	114	—
Multifamily	—	21	1,683	20
Owner occupied	2,503	—	32	—
Non-owner occupied	7	—	73	3
Total commercial real estate	2,514	21	2,973	23
Commercial
Commercial and industrial	712	11	191	1
Residential mortgage
First lien, closed-end	870	11	524	1
Junior lien, closed- end	429	5	170	—
Total residential mortgage	1,299	16	694	1
Home equity lines	95	1	118	1
Consumer – other	5	—	3	—
Total loans	$4,625	$49	$3,979	$26
	6 months ended June 30, 2018		6 months ended June 30, 2017
In thousands	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$8	$—	$1,742	$—
Farmland	—	—	40	—
Multifamily	82	—	153	—
Owner occupied	2,745	7	2,101	46
Non-owner occupied	16	—	52	3
Total commercial real estate	2,851	7	4,088	49
Commercial
Commercial and industrial	732	13	265	3
Residential mortgage
First lien, closed-end	912	68	499	3
Junior lien, closed- end	560	5	95	2
Total residential mortgage	1,472	73	594	5
Home equity lines	99	2	186	3
Consumer – other	4	11	4	—
Total loans	$5,158	$106	$5,137	$60

Troubled Debt Restructurings

As of June 30, 2018, eleven loans totaling $4,006,000 were identified as troubled debt restructurings and considered impaired, none of which had unfunded commitments. Ten loans totaling $4,163,000 were identified as troubled debt restructurings and considered impaired at December 31, 2017, none of which had unfunded commitments.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

Of the eleven loans identified as troubled debt restructurings at June 30, 2018, nine loans totaling $3,273,000 were accruing interest. Of the ten loans identified as troubled debt restructurings at December 31, 2017, nine loans totaling $3,398,000 were accruing interest.

For the three and six months ended June 30, 2018 and 2017, the following table presents a breakdown of the types of concessions made by loan class.

	Three months ended June 30, 2018			Six months ended June 30, 2018
	Number of loans	Unpaid Principal Pre-Modification	Post-Modification Outstanding Recorded Investment	Number of loans	Unpaid Principal Pre-Modification	Post Modification Outstanding Recorded Investment
	(dollars in thousands)
Forgiveness of Principal
Consumer - other	—	$—	$—	1	$2	$2
Total	—	$—	$—	1	$2	$2
Grand Total	—	$—	$—	1	$2	$2
	Three months ended June 30, 2017			Six months ended June 30, 2017
	Number of loans	Unpaid Principal Pre-Modification	Post-Modification Outstanding Recorded Investment	Number of loans	Unpaid Principal Pre-Modification	Post Modification Outstanding Recorded Investment
	(dollars in thousands)
Forgiveness of Principal
Residential Mortgage:
Junior lien, closed end	2	$636	$436	2	$636	$436
Total residential mortgage	2	636	436	2	636	436
Total	2	$636	$436	2	$636	$436
Grand Total	2	$636	$436	2	$636	$436

Qualitative factors are calculated for each segment of the loan portfolio. Factors include economic, concentrations, trends in terms of volume and mix, interest rate movement, and delinquency. If a restructured loan is delinquent, it is addressed in the delinquency factor for that segment. Because the number and dollar amounts of restructured loans represent a relatively small percentage (1%) of the total loan balances there is no specific qualitative factor tied to restructured loans.

There were no loans that were modified as troubled debt restructurings within the previous 12 months for which there was a payment default during the three and six months ended June 30, 2018 and June 30, 2017.

If a restructured loan defaults after being restructured, the loan is liquidated or charged off. Defaults of restructured loans are addressed in the qualitative factor of the delinquency component.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

The following table presents the successes and failures of the types of modifications within the previous 12 months as of June 30, 2018 and 2017.

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
June 30, 2018	(Dollars in thousands)
Extended payment terms	—	$—	1	$2	—	$—	—	$—
Forgiveness of principal	—	—	—	—	—	—	—	—
Total	—	$—	1	$2	—	$—	—	$—
	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
June 30, 2017	(Dollars in thousands)
Forgiveness of principal	—	$—	2	$436	—	$—	—	$—
Other	—	—	—	—	—	—	1	136
Total	—	$—	2	$436	—	$—	1	$136

Credit Quality Indicators

As part of the on-going monitoring of credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the local, state and national economic outlook, (ii) concentrations of credit, (iii) interest rate movements, (iv) volume, mix and size of loans, and (v) delinquencies. The Company also has an internal Loan Review Officer that monitors risk grades on an on-going basis.

The Company utilizes a risk-grading matrix to assign a risk grade to each of its commercial and consumer loans. Loans are graded on a scale of 1-9. Risk grades 1-5 represent pass rated loans. The general characteristics of the 9 risk grades are broken down into commercial and consumer and described below:

Loan Portfolio Risk Grades

Pass credits are grades 1-5 and represent credits with above average risk characteristics that are in accordance with loan policy guidelines regarding repayment ability, loan to value, and credit history. These types of credits have very few exceptions to policy.

Grade 6 – Watch List or Special Mention. The loans in this category include the following characteristics:

•	Loans with one or more major exceptions with no mitigating factors.
•	Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Company’s position at some future date. Potential weaknesses are the result of deviations from prudent lending practice.
•	Loans where adverse economic conditions that develop subsequent to the loan origination that do not jeopardize liquidation of the debt but do substantially increase the level of risk may also warrant this rating.

Grade 7 – Substandard. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. These loans are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Loans consistently not meeting the repayment schedule should be downgraded to substandard. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

corrective action. The weaknesses may include, but are not limited to (i) high debt to worth ratios, (ii) declining or negative earnings trends, (iii) declining or inadequate liquidity, (iv) improper loan structure, (v) questionable repayment sources, (vi) lack of well-defined secondary repayment source and (vii) unfavorable competitive comparisons.

Grade 8 – Doubtful. Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are injection of capital, alternative financing and liquidation of assets or the pledging of additional collateral. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

Grade 9 – Loss. Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the loan even though partial recoveries may be realized in the future. Probable loss portions of doubtful assets should be charged against the allowance for loan losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty (30) days or calendar quarter-end.

The following table presents the credit risk profile by internally assigned risk grades.

June 30, 2018

Dollars in thousands	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial real estate:
Residential ADC	$5,254	$—	$—	$—	$—
Commercial ADC	25,358	324	4	—	—
Farmland	5,743	—	—	—	—
Multifamily	14,061	—	—	—	—
Owner occupied	93,997	1,005	1,096	—	—
Non-owner occupied	90,969	827	136	—	—
Total commercial real estate	235,382	2,156	1,236	—	—
Commercial:
Commercial and industrial	41,276	1,023	376	—	—
Agriculture	285	—	—	—	—
Other	1,607	—	—	—	—
Total commercial	43,168	1,023	376	—	—
Residential mortgage:
First lien, closed-end	50,713	670	146	—	—
Junior lien, closed-end	286	423	5	—	—
Total residential mortgage	50,999	1,093	151	—	—
Home equity lines	33,253	1,483	89	—	—
Consumer – other	3,456	156	5	—	—
Total	$366,258	$5,911	$1,857	$—	$—

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

December 31, 2017

Dollars in thousands	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial real estate:
Residential ADC	$7,242	$—	$—	$—	$—
Commercial ADC	23,883	477	4	—	—
Farmland	5,392	—	—	—	—
Multifamily	11,967	—	—	—	—
Owner occupied	81,584	1,049	2,175	—	—
Non-owner occupied	78,531	855	163	—	—
Total commercial real estate	208,599	2,381	2,342	—	—
Commercial:
Commercial and industrial	45,480	1,130	422	—	—
Agriculture	415	—	—	—	—
Other	1,420	—	—	—	—
Total commercial	47,315	1,130	422	—	—
Residential mortgage:
First lien, closed-end	47,257	513	166	—	—
Junior lien, closed-end	239	—	884	—	—
Total residential mortgage	47,496	513	1,050	—	—
Home equity lines	32,005	1,543	124	—	—
Consumer – other	3,596	162	1	—	—
Total	$339,011	$5,729	$3,939	$—	$—

Allowance for Loan Losses

The allowance for loan losses represents management's estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Company's loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Company's loan analysis and grading program. The look-back period is a weighted twenty quarter period.

Based on this methodology, provisions for loan losses are made to maintain an adequate allowance for loan losses. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for probable losses inherent in the loan portfolio. The Company recorded provisions for loan losses of $88,000 and $340,000 for the three and six months ended June 30, 2018. The Company recorded provisions for loan losses for the both the three and six months ended June 30, 2017 that totaled $64,000 and $215,000, respectively. Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the allowance for loan losses may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income.

Based on its best judgment, evaluation, and analysis of the loan portfolio, management considers the allowance for loan losses to be appropriate in light of the risk inherent in the Company’s loan portfolio for the reporting periods.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

The following table details activity in the allowance for loan losses by portfolio segment for the three months ended June 30, 2018 and 2017.

Dollars in thousands	Beginning Balance	Provision for (Recovery of) Loan Losses	Charge- offs	Recoveries	Ending Balance
June 30, 2018
Commercial real estate	$2,459	$18	$—	$27	$2,504
Commercial and industrial	597	9	—	2	608
Residential mortgage	527	55	(50)	—	532
Consumer	197	6	(6)	3	200
Total	$3,780	$88	$(56)	$32	$3,844

June 30, 2017
Commercial real estate	$1,692	$332	$(73)	$3	$1,954
Commercial and industrial	1,132	(416)	(233)	18	501
Residential mortgage	444	69	—	11	524
Consumer	203	79	(53)	5	234
Total	$3,471	$64	$(359)	$37	$3,213

The following table details activity in the allowance for loan losses by portfolio segment for the six months ended June 30, 2018 and 2017.

Dollars in thousands	Beginning Balance	Provision for (Recovery of) Loan Losses	Charge- offs	Recoveries	Ending Balance
June 30, 2018
Commercial real estate	$2,260	$264	$(50)	$30	$2,504
Commercial and industrial	634	(5)	(25)	4	608
Residential mortgage	505	77	(50)	—	532
Consumer	200	4	(10)	6	200
Total	$3,599	$340	$(135)	$40	$3,844

June 30, 2017
Commercial real estate	$1,607	$414	$(73)	$6	$1,954
Commercial and industrial	1,171	(454)	(234)	18	501
Residential mortgage	427	152	(66)	11	524
Consumer	188	103	(64)	7	234
Total	$3,393	$215	$(437)	$42	$3,213

The allocation of the allowance for loan losses for June 30, 2018 and December 31, 2017 is presented in the table below.

Dollars in thousands	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Total
June 30, 2018
Commercial real estate	$—	$2,504	$2,504
Commercial and industrial	151	457	608
Residential mortgage	96	436	532
Consumer	2	198	200
Total	$249	$3,595	$3,844

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

Dollars in thousands	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Total
December 31, 2017
Commercial real estate	$—	$2,260	$2,260
Commercial and industrial	144	490	634
Residential mortgage	103	402	505
Consumer	1	199	200
Total	$248	$3,351	$3,599

The Company’s recorded investment in loans as of June 30, 2018 and December 31, 2017 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the Company’s impairment methodology was as follows:

	June 30, 2018		December 31, 2017
Dollars in thousands	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Commercial real estate	$2,484	$236,290	$3,623	$209,699
Commercial and industrial	685	43,882	766	48,101
Residential mortgage	1,289	50,954	1,861	47,198
Consumer and home equity lines	94	38,348	107	37,324
Total	$4,552	$369,474	$6,357	$342,322

At June, 2018, the Company had pre-approved but unused lines of credit totaling $71.3 million. In management’s opinion, these unused lines of credit represent no more than normal lending risk to the Company and will be funded from normal sources of liquidity.

The Company has entered into loan transactions with certain of its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectability or present other unfavorable features.

A summary of related party loan activity for the six months ended June 30, 2018 and 2017 is as follows:

Dollars in thousands	June 30, 2018	June 30, 2017
Balance, beginning of year	$1,740	$2,043
Loan disbursements	215	65
Loan repayments	(1,206)	(177)
Balance, end of quarter	$749	$1,931

At June 30, 2018 and 2017, the Company had pre-approved but unused lines of credit totaling $188,000 and $362,000, respectively, to executive officers, directors and their related interests. Related party deposits totaled $2,109,000 and $2,014,000 at June 30, 2018 and 2017, respectively.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

(7)	Foreclosed Assets

The following table summarizes the activity in foreclosed assets for the six month periods ended June 30, 2018 and 2017:

Dollars in thousands	June 30, 2018	June 30, 2017
Balance, beginning of year	$789	$1,011
Additions	1,618	—
Proceeds from sale	(210)	(211)
Valuation adjustments	(248)	(193)
Gains/(losses) on sales	22	(24)
Balance, end of quarter	$1,971	$583

The Company has two foreclosed residential real estate properties totaling $837,000 as of June 30, 2018.

The company did not have any consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process as of June 30, 2018.

(8)	Stock Option Plans

The Company has six share-based compensation plans in effect at June 30, 2018 and June 30, 2017. There were no compensation cost charged against income for the three months ended June 30, 2018 and $1,000 charged against income for those plans for the six months ended June 30, 2018. The compensation cost charged against income for those plans for the three and six months ended June 30, 2017 was $9,000 and $18,000, respectively.

During 2001, the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2001 Employee Plan”) and a Non-statutory Stock Option Plan (the “2001 Director Plan”). Each plan makes available options to purchase 100,771 shares of the Company’s common stock, for an aggregate number of common shares reserved for options under these plans of 201,542. The exercise price of all options granted to date under these plans is $3.14.

The options granted in 2006 through 2011 under the 2001 Director Plan and the 2001 Employee Plan vested over a four-year period. The options granted in 2005 under the 2001 Director Plan and the 2001 Employee Plan vested over a three-year period. All unexercised options expire ten years after the year of the grant or earlier in certain circumstances. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2001 Employee Plan and the 2001 Director Plan expired in 2011 in accordance with their terms and no further options may be granted under these plans.

During 2005, the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2005 Employee Plan”) and a Non-statutory Stock Option Plan (the “2005 Director Plan”). The 2005 Employee Plan made available options to purchase 72,389 shares of the Company’s common stock and the 2005 Director Plan made available 73,527 shares of the Company’s common stock, for an aggregate number of common shares reserved under these plans of 145,916. The exercise price of all options granted to date under these plans range from $2.13 to $12.25.

The options granted in 2005 under the 2005 Director Plan and the 2005 Employee Plan vested over a three-year period. The options granted in 2006 through 2015 under the 2005 Employee Plan vest over a four-year period. All unexercised options expire ten years after the date of grant. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2005 Employee Plan and the 2005 Director Plan expired in 2015 in accordance with their terms and no further options may be granted under these plans. Additionally, the Company granted 10,000 shares of restricted stock under the 2005 Employee Plan in 2014. The shares vested over a 3-year period, fully vesting in January 2017.

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

As a result of the merger with Carolina Commerce Bank, Carolina Trust Bank assumed all outstanding options of Carolina Commerce under the existing terms and at the conversion rate of 0.625 shares of Carolina Trust stock for each share of Carolina Commerce stock. All options assumed became fully vested at the merger date. As of June 30, 2018, there were 76,845 options outstanding from the converted plans with exercise prices ranging from $2.13 to $10.40.

Total stock-based compensation recognized as compensation expense on our consolidated statement of income for the three and six months ended June 30, 2018 and 2017 is as follows:

Dollars in thousands	Three months ended June 30, 2018	Three months ended June 30, 2017
Option Grants	$—	$9
Restricted Stock Grants	—	—
Total compensation expense	$—	$9
Dollars in thousands	Six months ended June 30, 2018	Six months ended June 30, 2017
Option Grants	$1	$18
Restricted Stock Grants	—	—
Total compensation expense	$1	$18

A summary of option activity under the stock option plans as of June 30, 2018 and changes during the period ended June 30, 2018 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2017	151,173	$4.54	5.27 years
Exercised	(3,107)	4.84
Expired	(12,000)	12.22
Forfeited	—	—
Granted	—	—
Outstanding, June 30, 2018	136,066	$3.85	5.19 years	$597,308
Exercisable, June 30, 2018	136,066	$3.85		$597,308

There were 958 options vested and no options granted during the six months ended June 30, 2018. As of June 30, 2018 there was no unrecognized compensation cost related to non-vested options granted under all of the Company’s equity compensation plans.

There was no restricted stock granted or vested during the three and six months ended June 30, 2018.

A summary of restricted stock activity during the three and six months ended June 30, 2017 is presented below:

	Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Beginning balance outstanding	—	—	3,334	$3.31
Granted	—	—
Vested	—		(3,334)
Ending balance outstanding	—	—	—	—

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

Upon exercise of the options, the Company issues shares from authorized but unissued shares. The Company does not typically purchase shares on the open market to fulfill obligations of the equity compensation plans.

(9)	Off-Balance Sheet Risk and Commitments

The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Company’s exposure to off-balance sheet credit risk as of June 30, 2018 is as follows:

Financial instruments whose contract represents credit risk

Dollars in thousands	June 30, 2018
Undisbursed lines of credit	$71,314
Letters of credit	613
$71,927
(10)	Preferred Stock

Our articles of incorporation authorize us to issue up to 1,000,000 shares of one or more series of preferred stock. Our board of directors, in its sole discretion, has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series, the designation of such series, and the dividend rate for each series, without any further vote or action by our shareholders. Our preferred stock may be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. There were no shares of preferred stock outstanding as of June 30, 2018.

(11)	Mergers and Acquisitions

Proposed Merger with Clover Community Bankshares, Inc.

The Company entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) dated as of June 14, 2018, with Clover Community Bankshares, Inc. (“Clover”), the parent holding company for Clover Community Bank, Clover, SC. Pursuant to the terms of the Agreement, Clover will merge with and into the Company, with the Company being the surviving corporation in the merger. In addition, following the merger of Clover with and into the Company, Clover Community Bank will be merged with and into the Bank with the Bank as the surviving bank in the bank merger.

The transaction is subject to various closing conditions, including the receipt of requisite shareholder approvals and required approvals of state and federal banking regulators.

If the merger is completed, each share of Clover common stock issued and outstanding will be converted into the right to receive either $22.00 in cash or 2.7181 shares of the Company’s common stock. Clover shareholders will

CAROLINA TRUST BANCSHARES, INC.
Notes to Condensed Consolidated Financial Statements(Unaudited)

have the option to elect the type of consideration that they would prefer to receive, subject to required proration as provided in the Agreement. The merger consideration will be prorated such that 20% of Clover’s common shares outstanding immediately prior to the closing of the merger will be converted to the cash consideration and 80% of Clover’s common shares outstanding immediately prior to the closing of the merger will be converted to the stock consideration. Cash will be paid in lieu of fractional shares.

In accordance with Clover’s articles of incorporation, each outstanding share of Clover preferred stock will automatically convert into one share of Clover common stock immediately prior to the closing of the merger. These shares of common stock will then be converted into the right to receive the merger consideration as described above.

Based on the Company’s 10-day volume weighted closing price of $8.09 per share as of June 12, 2018, the aggregate deal value is approximately $21.5 million.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Carolina Trust BancShares, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Carolina Trust BancShares, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Dixon Hughes Goodman LLP

We have served as the Company’s auditor since 2001.

Charlotte, North Carolina
March 27, 2018

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2017 and 2016
(In thousands, except share and per share data)

	December 31, 2017	December 31, 2016
Assets
Cash and due from banks	$5,409	$8,063
Interest-earning deposits with banks	3,647	18,086
Cash and cash equivalents	9,056	26,149

Certificates of deposits with banks	1,498	1,498
Investment securities available for sale, at fair value (amortized cost $32,067 and $27,459)	31,112	27,063
Federal Home Loan Bank stock, at cost	1,341	942
Loans	348,679	308,492
Less: Allowance for loan and lease losses	(3,599)	(3,393)
Net Loans	345,080	305,099

Bank owned life insurance	7,197	1,498
Accrued interest receivable	1,078	945
Bank premises, equipment and software	6,466	6,388
Foreclosed assets	789	1,011
Core deposit intangible, net of accumulated amortization of $711 and $667	73	117
Other assets	2,928	4,207
Total Assets	$406,618	$374,917

Liabilities and Stockholders’ Equity
Non-interest-earning demand deposits	$49,199	$38,593
Interest-earning demand deposits	115,396	99,084
Savings	22,066	21,059
Time deposits	153,992	159,929
Total deposits	340,653	318,665

Capital lease obligation	207	268
Federal Home Loan Bank advances	23,600	14,100
Long term subordinated debt	9,676	9,605
Accrued interest payable	292	287
Other liabilities	3,071	2,959
Total liabilities	377,499	345,884

Common stock warrant	426	426
Common stock, $2.50 par value; 10,000,000 shares authorized; 4,657,880 and 4,650,808 shares issued and outstanding	11,645	11,627
Additional paid-in capital	13,008	12,988
Retained earnings	4,772	4,241
Accumulated other comprehensive loss	(732)	(249)
Total stockholders’ equity	29,119	29,033
Total Liabilities and Stockholders’ Equity	$406,618	$374,917

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2017 and 2016
(In thousands, except share and per share data)

	2017	2016
Interest Income
Interest on investment securities and cash	$915	$1,009
Interest and fees on loans	16,534	15,213
Total interest income	17,449	16,222

Interest Expense
Interest expense non-maturity deposits	442	278
Interest expense time deposits	2,039	2,232
Interest expense borrowed funds	222	175
Interest expense capital lease	17	21
Interest expense on subordinated debt	759	166
Total interest expense	3,479	2,872
Net interest income	$13,970	$13,350
Loan loss provision/(recovery)	704	(27)
Net interest income after loan loss provision/(recovery)	$13,266	$13,377

Noninterest income
Overdraft fees on deposits	$431	$395
Interchange fee income	482	443
Service charges on deposits	56	55
Mortgage fee income	95	102
Customer service fees	54	59
ATM income	27	27
Bank-owned life insurance income	199	53
Gain on the sale of securities	—	55
Other income	32	40
Total noninterest income	1,376	1,229

Noninterest expense
Salaries & benefits expense	$7,071	$6,822
Occupancy expense	859	875
Furniture, fixture & equipment expense	585	527
Data processing expense	948	809
Office supplies expense	81	64
Professional fees	473	607
Advertising and marketing	132	147
Insurance	306	340
Foreclosed asset expense, net	281	493
Check card expense	343	365
Loan expense	219	164
Stockholder expense	172	122
Directors fees and expenses	256	225
Telephone expense	288	244
Core deposit intangible amortization expense	44	56
Other operating expense	586	528
Total noninterest expense	12,644	12,388
Pre-tax income	$1,998	$2,218
Income tax expense	1,594	877
Net income	$404	$1,341
Less income attributable to noncontrolling interest	—	222
Net income attributable to Carolina Trust BancShares	$404	$1,119

Earnings per share
Basic earnings per common share	$0.09	$0.24
Diluted earnings per common share	$0.09	$0.24
Weighted average common shares outstanding	4,655,369	4,649,405
Diluted average common shares outstanding	4,737,874	4,697,765

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2017 and 2016
(In thousands)

	December 31, 2017	December 31, 2016
Net income	$404	$1,341

Other comprehensive loss:
Unrealized loss on investment securities:
Reclassification of securities gains recognized in non-interest income	—	(55)
Income tax effect	—	20
Unrealized holding gains (losses) arising during period	(559)	5
Deferred income tax benefit (expense)	203	(3)
Total other comprehensive loss	(356)	(33)

Total comprehensive income	$48	$1,308

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2017 and 2016
(Dollars In thousands)

	2017 Shares outstanding	December 31, 2017	2016 Shares outstanding	December 31, 2016
Common stock warrant		$426		$426

Common stock, $2.50 par value
Balance, beginning of year	4,650,808	$11,627	4,646,225	$11,616
Exercise of stock options	3,738	10	1,250	3
Restricted stock vesting	3,334	8	3,333	8
Balance, end of year	4,657,880	$11,645	4,650,808	$11,627

Additional paid-in capital
Balance, beginning of year		$12,988		$12,936
Stock-based compensation		24		60
Exercise of stock options		4		—
Restricted stock vesting		(8)		(8)
Balance, end of year		$13,008		$12,988

Retained earnings
Balance, beginning of year		$4,241		$3,122
Reclassification of certain tax effects		127		—
Net income		404		1,341
Dividends declared on preferred stock		—		(222)
Balance, end of year		$4,772		$4,241

Accumulated other comprehensive loss
Balance, beginning of year		$(249)		$(216)
Other comprehensive loss		(356)		(33)
Reclassification of certain tax effects		(127)		—
Balance, end of year		$(732)		$(249)

Noncontrolling interest
Balance, beginning of year		$—		$2,580
Redemption of preferred stock in noncontrolling interest		—		(2,580)
		—		—

Total stockholders’ equity		$29,119		$29,033

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2017 and 2016
(in thousands)

	December 31, 2017	December 31, 2016
Cash flows from operating activities
Net income	$404	$1,341
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision for (recovery of) loan losses	704	(27)
Depreciation and amortization of bank premises, equipment and software	441	361
Accretion of loan fair value adjustments related to acquisition	(7)	(9)
Net amortization of bond premiums/discounts	144	128
Accretion of long term subordinated debt issuance costs	71	15
Gain on the sale of investment securities	—	(55)
Amortization of core deposit intangible	44	56
Stock compensation expense	24	60
Increase in value of life insurance contracts	(199)	(53)
Net losses and impairment write-downs on foreclosed assets	219	427
Deferred tax provision	1,373	843
Increase in other assets	109	(11)
Decrease (increase) in accrued interest receivable	(133)	41
Increase in accrued interest payable	5	229
Increase (decrease) in other liabilities	112	(77)
Net cash and cash equivalents provided by operating activities	$3,311	$3,269

Cash flows from investing activities
Net increase in loans	$(41,198)	$(17,032)
Proceeds from sale of foreclosed assets	523	1,165
Net purchases of bank premises, equipment and software	(519)	(1,039)
Purchase of bank owned life insurance	(5,500)	—
Purchase of available-for-sale securities	(8,918)	(22,460)
Proceeds from maturities, calls and pay-downs of available for sale securities	4,166	17,406
Proceeds from the sale of available for sale securities	—	802
Purchase of Federal Home Loan Bank stock	(399)	(126)
Net cash and cash equivalents used in investing activities	$(51,845)	$(21,284)

Cash flows from financing activities
Increase in deposits	$21,988	$33,872
Increase in Federal Home Loan Bank advances	9,500	1,100
Payment of capital lease obligation	(61)	(57)
Decrease in federal funds purchased	—	(2,355)
Issuance of subordinated debt	—	9,590
Dividends paid on preferred stock	—	(222)
Redemption of preferred stock	—	(2,580)
Net proceeds from issuance of common stock	14	3
Net cash and cash equivalents provided by financing activities	$31,441	$39,351
Net (decrease) increase in cash and cash equivalents	$(17,093)	$21,336

Cash and cash equivalents, beginning	$26,149	$4,813
Cash and cash equivalents, ending	$9,056	$26,149

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$15	$16
Cash paid during the period for interest	$3,474	$2,644

Noncash financing and investing activities
Unrealized gain (loss) on investment securities available-for-sale, net	$(356)	$2
Transfer of loans to foreclosed assets	$520	$609

See accompanying notes to the consolidated financial statements.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

NOTE A - ORGANIZATION AND OPERATIONS

Carolina Trust BancShares, Inc. (the “Company”) was incorporated in 2016 for the purpose of becoming the holding company for Carolina Trust Bank (the “Bank”). On August 16, 2016, the Company announced that it had consummated the statutory share exchange pursuant to which it became the parent company of the Bank. Shares of the Bank’s common stock were exchanged for shares of the Company’s common stock at a one-for-one exchange rate. The Company is a North Carolina business corporation that is operating as a registered bank holding company under the Bank Holding Company Act of 1956. The Bank is the only subsidiary of the Company.

The Bank was incorporated November 27, 2000 and began banking operations on December 8, 2000. The Bank is engaged in general commercial and retail banking in the counties of Lincoln, Gaston, Rutherford, Iredell, and Catawba, North Carolina and surrounding areas, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The consolidated financial statements include the accounts of the Company, the Bank, and the Bank’s wholly-owned subsidiary, Western Carolina Holdings, LLC, which owns certain Bank assets. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of other real estate owned, and the realization of deferred tax assets.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash and due from banks, interest-earning deposits with banks with original maturities of three months or less and federal funds sold.

Interest-Earning Deposits and Certificate of Deposits with Banks

Certificates of deposit with banks totaled $1,498,000 at December 31, 2017 and at December 31, 2016. These certificates typically have an original maturity of ten years or less and currently bear interest at rates ranging from 2.45% to 3.00% with an overall weighted average rate of 2.66%. There are also non-maturity deposits that totaled $3,647,000 at December 31, 2017 and $18,086,000 at December 31, 2016.

Investment Securities Available for Sale

Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of deferred income tax, on available for sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of investment securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Declines in the fair value of individual investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Because of the redemption provisions of the FHLB, the Company estimates that fair value equals cost for this investment and that it was not impaired at December 31, 2017.

Loans

Loans in the Company’s portfolio are grouped into classes and segments. Classes are generally disaggregation of a segment. The Company’s segments are: commercial real estate, commercial, residential mortgage, home equity lines, and other consumer loans. The classes within the commercial real estate segment are: residential ADC (acquisition, development and construction), commercial ADC, farmland, multifamily, owner occupied and non-owner occupied. The classes within the commercial segment are: commercial and industrial, agriculture, and other commercial. The classes within the residential mortgage segment are: first-lien and junior-lien loans. The home equity lines and other consumer loan segments are not further segregated into classes.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due or when the loan is 90 days delinquent on a contractual basis. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. In all cases, loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful.

Nonaccrual and Past due Loans – All loan classes are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. When the Company cannot reasonably expect full and timely repayment of its loan or when the principal or interest is in default for 90 days or more, the loan is placed on nonaccrual status. Under certain circumstances there is sufficient documentation to conclude that the loan is well-secured and in the process of collection and, therefore, the loan is not placed on nonaccrual status. A debt is “well-secured” if collateralized by liens on or pledges of real or personal property, including securities that have a realizable value sufficient to discharge the debt in full; or by the guarantee of a financially responsible party. A debt is “in process of collection” if collection is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or its restoration to a current status. The Company may calculate forgone interest on a monthly basis, but does not recognize the income.

Loans that are less delinquent may also be placed on nonaccrual status due to deterioration in the financial condition of the borrower that increases the possibility of less than full repayment.

For all loan classes, a nonaccrual loan may be returned to accrual status when the Company can reasonably expect continued timely payments until payment in full. The loan can still be returned to accrual status if the following conditions are met: (1) All principal and interest amounts contractually due (including arrearage) are reasonably assured of repayment within a reasonable period; and (2) there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.

At the time a loan is placed on nonaccrual status, all accrued, unpaid interest is charged-off, unless it is documented that repayment of all principal and presently accrued but unpaid interest is probable. Charge-offs of accrued and unpaid interest are made against the current year’s interest income. For all classes within all loan segments, cash receipts on non-accrual loans are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Charge-off of Uncollectable Loans - For all loan classes, as soon as any loan becomes uncollectable, the loan will be charged down or charged off as follows:

•	If unsecured, the loan must be charged off in full.
•	If secured, the outstanding principal balance of the loan should be charged down to the net liquidation value of the collateral.

Loans should be considered uncollectable when:

•	No regularly scheduled payment has been made within four months, or
•	The loan is unsecured, the borrower files for bankruptcy protection and there is no other (guarantor, etc.) support from an entity outside of the bankruptcy proceedings.

Based on a variety of credit, collateral and documentation issues, loans with lesser degrees of delinquency or obvious loss may also be deemed uncollectable.

Impaired Loans - An impaired loan is one for which the Company will not be repaid all principal and interest due per the terms of the original contract or within reasonably modified contracted terms. If the loan has been modified to provide a concession to a borrower experiencing financial difficulty, the loan is deemed to be a troubled debt restructuring and is considered impaired. All loans meeting the definition of doubtful are considered impaired.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. The Company uses the rate of the loan at the time it first became impaired as the discount rate. A specific reserve is established as a component of the Allowance for Loan Losses when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan’s expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, the Company recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if the Company measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral-dependent loan, the Company will adjust the specific reserve if there is a significant change in either of those bases.

If receipt of principal and interest is in doubt when contractually due, interest income is not recognized for any class of impaired loans. Cash receipts received on non-accruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The Company accounts for impaired loans acquired in a purchase at fair value, which is the net present value of all cash flows expected to be collected over the life of the loan. These cash flows are determined on the date of purchase.

Allowance for Loan and Lease Losses (“ALLL”)

The allowance for loan and lease losses (ALLL), which is utilized to absorb actual losses in the loan portfolio, is maintained at a level consistent with management’s best estimate of probable loan losses incurred as of the balance sheet date. The Company’s allowance for loan and lease losses is assessed quarterly by management. This assessment includes a methodology that separates the total loan portfolio into homogeneous loan groups for

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

purposes of evaluating risk. Management also analyzes the loan portfolio on an ongoing basis to evaluate current risk levels, and individual loan risk grades are adjusted accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The methodology to analyze the ALLL includes the following:

•	identification of impaired loans;
•	calculation of a specific reserve - where required - for each impaired loan based on collateral and other objective and quantifiable evidence;
•	determination of an appropriate historical loss period for analysis;
•	identification of homogenous loan groups, further segmented by risk grade, and reduced by the impaired loans;
•	calculation of historical loss percentages based on the identified historical loss period;
•	identification of internal and external factors which might affect the current application of the historical loss percentages, and assessment of any impact;
•	adjustment of the historical loss percentages based on the factor assessment;
•	application of historical loss percentages to loan groups to determine the allowance allocation; and
•	determination of the need for any unallocated reserve.

The ALLL is divided into three allocation segments:

1.	Individual Reserves. These are calculated against loans evaluated individually and identified as impaired. Management determines which loans will be considered for potential impairment review. This does not mean that an individual reserve will necessarily be calculated for each loan considered for impairment, only for those impaired loans identified during this process as having an estimated loss. Loans to be considered include:
•	All commercial loans classified substandard or worse
•	Any other loan in a non-accrual status
•	Any loan, consumer or commercial, which has already been modified such that it meets the definition of Troubled Debt Restructure (“TDR”)

The individual reserve must be verified at least quarterly, and recalculated whenever additional relevant information becomes available. All information related to the calculation of the individual reserve, including internal or external collateral valuations, assumptions, discounts, etc. must be documented.

For collateral dependent loans, individual reserve amounts may not be carried indefinitely as further non-performance will result in taking possession of the collateral. The collateral will be converted to cash or written off, or some combination. For loans valued under the discounted cash flow method, the reserve may continue for a longer period, depending on the length of time until there change in the level of certainty of loss.

•	When the amount of the actual loss becomes reasonably quantifiable, the loss is charged off against the ALLL, whether or not all liquidation and recovery efforts have been completed.
•	If the total amount of the individual reserve that will eventually be charged-off cannot yet be determined, but some portion of the individual reserve can be viewed as an imminent loss, that smaller portion is charged off against the ALLL and the individual reserve is reduced by a corresponding amount.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

2.	Formula Reserves. Formula reserves are held against performing loans evaluated collectively. The total performing loan portfolio is divided into homogeneous loan groups. Loss estimates are based on historical loss rates for each respective loan group, adjusted for appropriate environmental factors established by the Company.

Formula reserves represent the Company’s best estimate of losses that may be inherent, or embedded, within that group of performing loans, even if it is not apparent at this time which loans within any group represent those embedded losses.

Historical Loss Percentages: Historical loss data has been catalogued by the Company for each loan group. Historical loss recoveries are similarly entered and applied against the non-classified loan group according to the Call Report designations of the loans originally charged. The Company uses a 5-year weighted average of net charge-offs to determine the historical loss percentages.

Qualitative Loss Factors: The methodology incorporates various internal and external qualitative and environmental factors as described in the Interagency Policy Statement on the Allowance for Loan and Lease Losses dated December 2006. Input for these factors is determined on the basis of management observation, judgment, and experience. The factors identified by the Company to be evaluated for all homogenous loan groups are as follows:

a)	Volume of Loans – Accounts for historical growth characteristics of the loan group over the identified loss period.
b)	Trends in Delinquency – Reflects increased risk derived from higher delinquency rates.
c)	Trends in Nonaccrual and Classified loans – Compares the current portfolio to the levels and trends over the historical loss period.
d)	Levels of Actual Losses – Evaluates the current losses and the trends and averages over the two year loss period.
e)	Concentration of Credit – Measures increased risk derived from concentration of credit exposure in particular loan segments or classes.
f)	Economic – Assesses the impact of general and local economic factors, including changes in collateral values, primarily real estate.
g)	Watch list growth – measures increased risk in particular loan segments or classes that meet certain requirements including negative trends and increased levels in the watch or special mention rating.

These factors are evaluated and assigned a rating ranging from “significant negative impact to significant positive impact.” The rating translates to an adjustment to the historical loss percentage.

Calculation and Summary: A general reserve amount for each homogenous performing loan group is calculated by applying the adjusted historical loss percentage to the loan group outstanding balances, net of impaired loans.

3.	Unallocated Reserves. This segment is utilized to provide for losses which are expected but cannot be tied to any specific loan or group of loans, based on the judgment of management.

Reserve for Unfunded Commitments

The Reserve for unfunded commitments is calculated by determining the type of commitment and the remaining unfunded commitment for each loan. Based on the type of commitment, a utilization rate is established considering the funded balance of the loan. The utilization rate is multiplied by the credit conversion factor of 10% which is then multiplied by the unfunded amount and multiplied by the loss rates for the appropriate loan class as defined in the regular ALLL calculation to determine the appropriate level of reserve. The reserve for unfunded commitments was approximately $28,000 and $20,000 at December 31, 2017 and 2016, respectively and is included in other liabilities.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Fees from Mortgage Brokerage Services

The Bank is a broker for qualifying, single family residential first lien mortgage loans that are funded by other companies. The Company recognizes certain origination fees, which are included in non-interest income on the statements of income under the caption “Mortgage fee income”.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the asset is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Other Intangibles

Intangible assets include core deposits. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit intangibles are amortized on the sum-of-years digits method over a period not to exceed 14 years.

	December 31, 2017		December 31, 2016
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core deposit intangible	$72,998	$(711,607)	$117,442	$(667,163)

The Company’s projected amortization expense for the core deposit intangible for the years ending December 31:

2018	$32,501
2019	20,572
2020	9,833
2021	5,264
2022	3,356
Thereafter	1,472
Total	$72,998

The remaining weighted average amortization period is 1.56 years.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 20 to 31.5 years for buildings. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter, 5 to 10 years for furniture and equipment and 3 to 5 years for computer equipment. Repairs and maintenance costs are charged to income as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current income.

Advertising Costs

The company expenses all advertising and business promotion costs as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

purposes. Deferred tax assets are also recognized for operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

The Company did not recognize any interest or penalties related to income tax during the years ended December 31, 2017 and 2016, and did not accrue any interest or penalties as of December 31, 2017 or 2016. The Company did not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures, and are based on clear and unambiguous tax law. Tax returns, for years 2014 and thereafter are subject to possible future examinations by tax authorities.

Comprehensive Income/(Loss)

The Company reports as comprehensive income/(loss) all changes in stockholders’ equity during the year from sources other than stockholders. Other comprehensive income/(loss) refers to all components (revenues, expenses, gains, and losses) of comprehensive income/(loss) that are excluded from net income/(loss). The Company’s only component of other comprehensive income/(loss) is unrealized gains and losses, net of income taxes, on investment securities available for sale.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing net income to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. These additional common shares would include employee equity share options, nonvested shares and similar equity instruments granted to employees, as well as the shares associated with the common stock warrants originally issued to the U.S. Treasury Department in February 2009. Diluted earnings per common share are based upon the actual number of options or shares granted and not yet forfeited unless doing so would be antidilutive. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments - Overall, Subtopic 825-10 (“ASU 2016-1”) to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company will begin reporting unrealized gains and losses of its marketable equity securities in income as compared to the current method of reporting through other comprehensive income. For the year ended December 31, 2017, other comprehensive loss included $486,000, pre-tax, and $311,000, after tax, for unrealized losses on marketable equity securities. If the standard had been adopted already, the unrealized loss would be reported on the income statement. The nonmarketable equity securities that do not have readily determinable values are currently recorded at cost. Following implementation, these securities, primarily FHLB stock, will be recorded at cost less any impairment, plus or minus any observable changes in price resulting from transactions for similar or identical investments of the same issuer. An initial adjustment of accumulated other comprehensive income in the amount of $443,000 will be recorded in retained earnings when the standard is adopted.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

In August 2015, the FASB deferred the effective date of ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASU 2014-09”). The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under existing guidance. This analysis may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. As a result of the deferral, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. The Company plans to adopt this standard in 2018 using the modified retrospective approach. The majority of the Company’s revenues are generated from financial instruments which are not within the scope of this standard. Management has evaluated the impact for its various other revenue streams including the following: deposit account fees and service charges; other fees such as wire services and check cashing services; ATM surcharges; card related fees; and gains and losses from sales of foreclosed properties and fixed assets. This evaluation led management to conclude that this standard will not materially impact its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows. Currently the Company has several multi-year property leases for which reporting will be impacted by this standard. At the end of 2017, four of our locations have operating leases that expire in 2019 with aggregate payments totaling $157,000. If the new standard were in effect, an asset and a liability for the present value of payments would be recognized as an asset and a liability. Similarly, other property leases expire in 2020 and 2021 that have payments totaling $126,000 and $159,000, respectively.

In March 2016, the FASB issued ASU 2016-09, Investments to Employee Share-based Payment Accounting, which is new guidance related to stock compensation. The new guidance eliminates the concept of additional paid-in capital pools for stock-based awards and requires that the related excess tax benefits and tax deficiencies be classified as an operating activity in the statement of cash flows. The new guidance also allows entities to make a one-time policy election to account for forfeitures when they occur, instead of accruing compensation cost based on the number of awards expected to vest. Additionally, the new guidance changes the requirement for an award to qualify for equity classification by permitting tax withholding up to the maximum statutory tax rate instead of the minimum statutory tax rate. Cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity in the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. The Company has adopted the new standard, electing to record forfeitures as they occur, and there have been no material impacts on the financial statements.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The new standard introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. ASU 2016-13 is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows. The Company has formed a management committee including those responsible for credit analysis and review, accounting and finance, information technology and lending to develop an understanding of the requirements and plan implementation. The Company is adopting a software model for the ALLL model that has add on functionality for compliance with the new standard.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

In February of 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The new guidance requires a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate in the Tax Cuts and Jobs Act of 2017 (Tax Act), which was enacted on December 22, 2017. The Tax Act included a reduction to the corporate income rate from 34% to 21% effective January 1, 2018. The amount of the reclassification would be the difference between the historical corporate income tax rate and the newly enacted 21% corporate income tax rate. The guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The Company has chosen to early adopt the new standard. Deferred taxes within AOCI of $127,000 were reclassified to retained earnings in 2017.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, is as follows:

In thousands	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2017
U.S. Government and federal agency	$11,424	$11	$(159)	$11,276
Mortgage-backed securities*	19,142	61	(288)	18,915
Municipal securities	297	—	(2)	295
Equity securities	1,204	—	(578)	626
	$32,067	$72	$(1,027)	$31,112

December 31, 2016
U.S. Government and federal agency	$6,664	$17	$(138)	$6,543
Mortgage-backed securities*	18,841	101	(284)	18,658
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(92)	1,112
	$27,459	$118	$(514)	$27,063
*	All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government sponsored enterprises FNMA or FHLMC.

The amortized cost and fair values of securities available for sale (excluding marketable equity securities) at December 31, 2017 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Dollars in thousands	Amortized Cost	Fair Value
Due within one year	$3	$3
Due after one but within five years	7,213	7,135
Due after five but within ten years	7,190	7,114
Due after ten years	16,457	16,234
	$30,863	$30,486

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The following table details unrealized losses and related fair values in the Bank’s available-for-sale investment security portfolio. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2017 and December 31, 2016, respectively.

	Temporarily Impaired Securities in AFS Portfolio
	Less than 12 months		Greater than 12 months		Total
Dollars in thousands	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2017
U.S. Government and federal agency	$7,101	$(88)	$2,008	$(71)	$9,109	$(159)
Mortgage-backed securities*	5,472	(38)	10,560	(250)	16,032	(288)
Municipal securities	295	(2)	—	—	295	(2)
Equity securities	626	(577)	—	(1)	626	(578)
Total temporarily impaired securities	$13,494	$(705)	$12,568	$(322)	$26,062	$(1,027)

December 31, 2016
U.S. Government and federal agency	$5,332	$(138)	$—	$—	$5,332	$(138)
Mortgage-backed securities*	14,965	(282)	140	(2)	15,105	(284)
Equity securities	1,203	(91)	1	(1)	1,204	(92)
Total temporarily impaired securities	$21,500	$(511)	$141	$(3)	$21,641	$(514)
*	All mortgage-backed securities are issued either by the U.S. Government through GNMA or by government sponsored enterprises FNMA or FHLMC.

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2017, management believes that it is more likely than not that the Bank will not have to sell any such securities before a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.

Management does not believe such securities are other-than-temporarily impaired due to reasons of credit quality. Accordingly, as of December 31, 2017, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in the Company’s net income.

The Company did not have any securities pledged at December 31, 2017 to secure public funds. The company had no sales of securities during 2017. For 2016, proceeds from the sales of securities amounted to $802,000 and gross realized gains on these securities were $55,000. The cost of the security sold was determined based on specific identification method.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

NOTE D - LOANS

Following is a summary of loans at December 31, 2017 and December 31, 2016:

	December 31, 2017		December 31, 2016
Dollars in thousands	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate
Residential ADC	$7,242	2.08%	$2,463	0.80%
Commercial ADC	24,364	6.99%	24,583	7.97%
Farmland	5,392	1.55%	3,826	1.24%
Multifamily	11,967	3.43%	11,980	3.88%
Owner occupied	84,808	24.32%	69,686	22.59%
Non-owner occupied	79,549	22.81%	68,079	22.07%
Total commercial real estate	213,322	61.18%	180,617	58.55%

Commercial
Commercial and industrial	47,032	13.49%	41,935	13.59%
Agriculture	415	0.12%	209	0.07%
Other	1,420	0.40%	1,636	0.53%
Total commercial	48,867	14.01%	43,780	14.19%

Residential mortgage
First lien, closed-end	47,936	13.75%	43,811	14.20%
Junior lien, closed-end	1,123	0.32%	887	0.29%
Total residential mortgage	49,059	14.07%	44,698	14.49%

Home equity lines	33,672	9.66%	35,119	11.38%

Consumer – other	3,759	1.08%	4,278	1.39%
Total loans	$348,679	100.00%	$308,492	100.00%

Loans are primarily originated for customers residing in Lincoln, Gaston, Rutherford, Catawba, and Iredell Counties in North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Non-Accrual and Past Due Loans

Non-accrual loans, segregated by category, were as follows:

In thousands	December 31, 2017	December 31, 2016
Commercial real estate:
Commercial ADC	$5	$1,022
Farmland	—	43
Multi-family	—	153
Owner occupied	2,031	55
Non-owner occupied	28	37
Total commercial real estate	2,064	1,310
Commercial:
Commercial and industrial	25	1,139
Total commercial	25	1,139
Residential mortgage:
First lien, closed-end	86	179
Junior lien, closed end	455	—
Total residential mortgage	541	179
Home equity lines	34	—
Total non-accrual loans	$2,664	$2,628

Interest foregone on non-accrual loans was approximately $200,000 and $127,000 for the years ended December 31, 2017 and 2016, respectively.

An analysis of past due loans segregated by class, was as follows:

In thousands	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2017
Commercial real estate:
Residential ADC	$—	$—	$—	$7,242	$7,242	$—
Commercial ADC	—	—	—	24,364	24,364	—
Farmland	—	—	—	5,392	5,392	—
Multifamily	—	—	—	11,967	11,967	—
Owner occupied	254	2,018	2,272	82,536	84,808	—
Non-owner occupied	144	—	144	79,405	79,549	—
Total commercial real estate	398	2,018	2,416	210,906	213,322	—
Commercial:
Commercial and industrial	—	25	25	47,007	47,032	—
Agriculture	—	—	—	415	415	—
Other	—	—	—	1,420	1,420	—
Total commercial	—	25	25	48,842	48,867	—
Residential mortgage:
First lien, closed end	50	135	185	47,751	47,936	79
Junior lien, closed-end	—	449	449	674	1,123	—
Total residential mortgage	50	584	634	48,425	49,059	79
Home equity lines	200	3	203	33,469	33,672	3
Consumer – other	10	—	10	3,749	3,759	—
Total loans	$658	$2,630	$3,288	$345,391	$348,679	$82

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

In thousands	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2016
Commercial real estate:
Residential ADC	$—	$—	$—	$2,463	$2,463	$—
Commercial ADC	1,232	1,016	2,248	22,335	24,583	—
Farmland	—	—	—	3,826	3,826	—
Multifamily	—	—	—	11,980	11,980	—
Owner occupied	—	—	—	69,686	69,686	—
Non-owner occupied	14	—	14	68,065	68,079	—
Total commercial real estate	1,246	1,016	2,262	178,355	180,617	—
Commercial:
Commercial and industrial	29	56	85	41,850	41,935	—
Agriculture	—	—	—	209	209	—
Other	—	—	—	1,636	1,636	—
Total commercial	29	56	85	43,695	43,780	—
Residential mortgage:
First lien, closed end	24	128	152	43,659	43,811	—
Junior lien, closed-end	—	—	—	887	887	—
Total residential mortgage	24	128	152	44,546	44,698	—
Home equity lines	111	247	358	34,761	35,119	247
Consumer – other	10	—	10	4,268	4,278	—
Total loans	$1,420	$1,447	$2,867	$305,625	$308,492	$247

Impaired loans

Impaired loans are set forth in the following tables.

December 31, 2017

In thousands	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance
Commercial real estate
Commercial ADC	$4	$4	$—	$—
Owner occupied	3,721	3,591	—	—
Non-owner occupied	28	28	—	—
Total commercial real estate	3,753	3,623	—	—
Commercial
Commercial and industrial	766	25	741	144
Residential mortgage
First lien, closed-end	1,040	165	811	24
Junior lien, closed- end	884	670	215	79
Total residential mortgage	1,924	835	1,026	103
Home equity lines	151	106	—	—
Consumer – other	1	—	1	1
Total loans	$6,595	$4,589	$1,768	$248

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

December 31, 2016

In thousands	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance
Commercial real estate
Commercial ADC	$2,920	$2,253	$—	$—
Farmland	43	43	—	—
Multifamily	153	153	—	—
Owner occupied	2,159	2,006	152	35
Non-owner occupied	37	37	—	—
Total commercial real estate	5,312	4,492	152	35
Commercial
Commercial and industrial	2,243	130	1,865	840
Residential mortgage
First lien, closed-end	1,117	226	812	39
Home equity lines	338	338	—	—
Total loans	$9,010	$5,186	$2,829	$914
	Year ended December 31, 2017		Year ended December 31, 2016
In thousands	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$1,049	$—	$2,307	$54
Farmland	32	—	19	1
Multifamily	163	—	119	1
Owner occupied	3,614	102	2,178	114
Non-owner occupied	133	—	41	—
Total commercial real estate	4,991	102	4,664	170
Commercial
Commercial and industrial	1,580	57	1,405	84
Residential mortgage
First lien, closed-end	1,619	55	1,179	23
Junior lien, closed- end	669	12	—	—
Total residential mortgage	2,288	67	1,179	23
Home equity lines	143	4	260	18
Consumer – other	1	—	39	—
Total loans	$9,003	$230	$7,547	$295

At December 31, 2017 there were two loans totaling $82,000 past due 90 days or more, which were still accruing interest. There were two loans totaling $247,000 past due 90 days or more, which were still accruing interest at December 31, 2016.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Troubled Debt Restructures

As of December 31, 2017, ten loans totaling $4,163,000 were identified as troubled debt restructurings and considered impaired, none of which had unfunded commitments. Eleven loans totaling $4,992,000 were identified as troubled debt restructurings and considered impaired at December 31, 2016, none of which had unfunded commitments. Of the ten loans identified as troubled debt restructurings at December 31, 2017, nine loans totaling $3,398,000 were accruing interest, and of the eleven loans identified as troubled debt restructurings at December 31, 2016, ten loans totaling $4,616,000 were accruing interest.

For the years ended December 31, 2017 and 2016, the following tables present a breakdown of the types of concessions made by loan class. The type labeled other includes concessions made to capitalize interest and extend interest only periods.

	Year ended December 31, 2017
Dollars in thousands	Number of loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Forgiveness of principal
Residential mortgage:
Junior Lien, closed end	2	$633	$430
Total residential mortgage	2	633	430
Total	2	$633	$430

Grand Total	2	$633	$430
	Year ended December 31, 2016
Dollars in thousands	Number of loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Other
Commercial:
Commercial and industrial	1	$376	$376
Total commercial	1	376	376
Total	1	$376	$376

Grand Total	1	$376	$376

Qualitative factors are calculated for each segment of the loan portfolio. Factors include economic, concentrations, trends in terms of volume and mix, interest rate movement, and delinquency. If a restructured loan is delinquent, it is addressed in the delinquency factor for that segment. Because the number and dollar amounts of restructured loans represent a relatively small percentage (1%) of the total loan balances there is no specific qualitative factor tied to restructured loans.

There were no loans that were modified as troubled debt restructurings within the previous 12 months for which there was a payment default during the years ended December 31, 2017 or 2016.

If a restructured loan defaults after being restructured, the loan is liquidated or charged off. Defaults of restructured loans are addressed in the qualitative factor of the delinquency component.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The following tables present the successes and failures of the types of modifications within the previous 12 months as of December 31, 2017 and 2016.

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
December 31, 2017	(dollars in thousands)
Forgiveness of principal	—	$—	2	$430	—	$—	—	$—
Total	—	$—	2	$430	—	$—	—	$—
	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
December 31, 2016	(dollars in thousands)
Other	—	$—	1	$376	—	$—	—	$—
Total	—	$—	1	$376	—	$—	—	$—

Credit Quality Indicators

As part of the on-going monitoring of credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the local, state and national economic outlook, (ii) concentrations of credit, (iii) interest rate movements, (iv) volume, mix and size of loans and (v) delinquencies. The Company also has an internal Loan Review Officer that monitors risk grades on an on-going basis. Furthermore, the Company employs a third party contractor to perform an annual loan review.

The Company utilizes a risk-grading matrix to assign a risk grade to each of its Commercial and Consumer loans. Loans are graded on a scale of 1-9. Risk grades 1-5 represent pass rated loans. The general characteristics of the 9 risk grades are broken down into commercial and consumer and described below:

Loan Portfolio Risk Grades

Pass credits are grades 1-5 and represent credits with above average risk characteristics that are in accordance with loan policy guidelines regarding repayment ability, loan to value, and credit history. These types of credits have very few exceptions to policy.

Grade 6 – Watch List or Special Mention. The loans in this category include the following characteristics:

•	Loans with one or more major exceptions with no mitigating factors.
•	Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date. Potential weaknesses are the result of deviations from prudent lending practice.
•	Loans where adverse economic conditions that develop subsequent to the loan origination that do not jeopardize liquidation of the debt but do substantially increase the level of risk may also warrant this rating.

Grade 7 – Substandard. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Loans consistently not meeting the repayment schedule should be downgraded to substandard. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. The weaknesses may include, but are not limited to (i) high debt to worth ratios, (ii) declining or negative earnings trends, (iii) declining or inadequate liquidity, (iv) improper loan structure, (v) questionable repayment sources, (vi) lack of well-defined secondary repayment source, and (vii) unfavorable competitive comparisons.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Grade 8 – Doubtful. Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are injection of capital, alternative financing and liquidation of assets or the pledging of additional collateral. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

Grade 9 – Loss. Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the loan even though partial recoveries may be realized in the future. Probable Loss portions of Doubtful assets should be charged against the Allowance for Loan Losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty (30) days or calendar quarter-end.

The following table presents the credit risk profile by internally assigned risk grades.

December 31, 2017

Dollars in thousands	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial real estate:
Residential ADC	$7,242	$—	$—	$—	$—
Commercial ADC	23,883	477	4	—	—
Farmland	5,392	—	—	—	—
Multifamily	11,967	—	—	—	—
Owner occupied	81,584	1,049	2,175	—	—
Non-owner occupied	78,531	855	163	—	—
Total commercial real estate	208,599	2,381	2,342	—	—
Commercial:
Commercial and industrial	45,480	1,130	422	—	—
Agriculture	415	—	—	—	—
Other	1,420	—	—	—	—
Total commercial	47,315	1,130	422	—	—
Residential mortgage:
First lien, closed-end	47,257	513	166	—	—
Junior lien, closed-end	239	—	884	—	—
Total residential mortgage	47,496	513	1,050	—	—
Home equity lines	32,005	1,543	124	—	—
Consumer – other	3,596	162	1	—	—
Total	$339,011	$5,729	$3,939	$—	$—

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

December 31, 2016

Dollars in thousands	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial real estate:
Residential ADC	$2,463	$—	$—	$—	$—
Commercial ADC	21,832	1,729	1,022	—	—
Farmland	3,783	—	43	—	—
Multifamily	11,827	—	153	—	—
Owner occupied	66,820	1,303	1,563	—	—
Non-owner occupied	66,511	1,276	292	—	—
Total commercial real estate	173,236	4,308	3,073	—	—
Commercial:
Commercial and industrial	39,918	442	1,575	—	—
Agriculture	209	—	—	—	—
Other	1,636	—	—	—	—
Total commercial	41,763	442	1,575	—	—
Residential mortgage:
First lien, closed-end	41,822	1,174	815	—	—
Junior lien, closed-end	437	—	450	—	—
Total residential mortgage	42,259	1,174	1,265	—	—
Home equity lines	33,274	1,579	266	—	—
Consumer – other	4,111	167	—	—	—
Total	$294,643	$7,670	$6,179	$—	$—

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Company’s loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Company’s loan analysis and grading program. In the second quarter of 2017, the allowance methodology used in the analysis was modified by expanding the look-back period for average loss rates to a weighted twenty quarter period instead of the twelve quarter period used previously. The impact of the change was a $240,000 increase to the allowance.

Based on this methodology, provisions for loan losses are made to maintain an adequate allowance for loan losses. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for probable losses inherent in the loan portfolio. The Company recorded provisions for loan losses for the year ended December 31, 2017 of $704,000 and recorded a recovery of loan loss provision of ($27,000) for the year ended December 31, 2016. Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the allowance for loan losses may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Based on its best judgment, evaluation, and analysis of the loan portfolio, management considers the allowance for loan losses to be appropriate in light of the risk inherent in the Company’s loan portfolio for the reporting periods.

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2017 and 2016:

Dollars in thousands	Beginning Balance	Provision for (Recovery) of Loan Losses	Charge- offs	Recoveries	Ending Balance
December 31, 2017
Commercial real estate	$1,607	$708	$(208)	$153	2,260
Commercial	1,171	(218)	(369)	50	634
Residential mortgage	427	126	(66)	18	505
Consumer and home equity lines	188	88	(92)	16	200
Total	$3,393	$704	$(735)	$237	$3,599

December 31, 2016
Commercial real estate	$2,173	$(590)	$(71)	$95	1,607
Commercial	542	913	(301)	17	1,171
Residential mortgage	482	(55)	—	—	427
Consumer and home equity lines	328	(97)	(68)	25	188
Unallocated	198	(198)	—	—	—
Total	$3,723	$(27)	$(440)	$137	$3,393

Year End Amount Allocation:

Dollars in thousands	Loans Individually Evaluated For Impairment	Loans Collectively Evaluated for Impairment	Total
December 31, 2017
Commercial real estate	$—	$2,260	$2,260
Commercial	144	490	634
Residential mortgage	103	402	505
Consumer and home equity lines	1	199	200
Total	$248	$3,351	$3,599

December 31, 2016
Commercial real estate	$35	$1,572	$1,607
Commercial	840	331	1,171
Residential mortgage	39	388	427
Consumer and home equity lines	—	188	188
Total	$914	$2,479	$3,393

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The Company’s recorded investment in loans as of December 31, 2017 and December 31, 2016 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the Company’s impairment methodology was as follows:

	December 31, 2017		December 31, 2016
Dollars in thousands	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Commercial real estate	$3,623	$209,699	$4,644	$175,973
Commercial	766	48,101	1,995	41,785
Residential mortgage	1,861	47,198	1,038	43,660
Consumer and home equity lines	107	37,324	338	39,059
Total	$6,357	$342,322	$8,015	$300,477

At December 31, 2017 the Company had pre-approved but unused lines of credit totaling $67.1 million. In management’s opinion these unused lines of credit represent no more than normal lending risk to the Company and will be funded from normal sources of liquidity.

The Company has entered into loan transactions with certain of its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectability or present other unfavorable features.

A summary of related party loan activity as of December 31, 2017 and 2016 is as follows:

Dollars in thousands	December 31, 2017	December 31, 2016
Balance, beginning of year	$2,043	$2,347
Loan disbursements	102	279
Loan repayments	(405)	(583)
Balance, end of year	$1,740	$2,043

At December 31, 2017 and 2016 the Company had pre-approved but unused lines of credit totaling $404,000 and $322,000, respectively, to executive officers, directors and their related interests. Related party deposits totaled $1,825,000 and $1,838,000 at December 31, 2017 and 2016, respectively.

NOTE E – FORECLOSED ASSETS

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2017 and 2016:

Dollars in thousands	December 31, 2017	December 31, 2016
Balance, beginning of year	$1,011	$1,994
Additions	520	609
Proceeds from sale	(523)	(1,165)
Valuation adjustments	(195)	(373)
Losses on sales	(24)	(54)
Balance, end of year	$789	$1,011

The Company has one foreclosed residential real estate property held in the amount of $196,000 as of December 31, 2017.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process totaled $449,000 for December 31, 2017.

NOTE F – EARNINGS PER SHARE

Basic earnings per share are based upon the weighted average number of common shares outstanding during the period. The weighted average common shares outstanding for the diluted earnings per share computations were adjusted to reflect the assumed conversion of shares available under stock options and restricted stock. The following tables summarize earnings per share and the shares utilized in the computations for the twelve months ended December 31, 2017 and 2016, respectively:

Dollars in thousands, except share and per share data	Net Income Available to Common Shareholders	Weighted Average Common Shares	Per Share Amount
December 31, 2017
Basic earnings per common share	$404	4,655,369	$0.09
Effect of dilutive options	—	71,225
Effect of dilutive stock warrants	—	11,280
Diluted earnings per common share	$404	4,737,874	$0.09

December 31, 2016
Basic earnings per common share	$1,119	4,649,405	$0.24
Effect of dilutive options	—	48,360
Effect of dilutive stock warrants	—	—
Diluted earnings per common share	$1,119	4,697,765	$0.24

For the year ended December 31, 2017, there were 12,500 shares related to stock options that were anti-dilutive because the exercise price exceeded the average market price for the period. For the year ended December 31, 2016, there were 55,314 shares related to stock options and 86,957 shares related to the warrant that were anti-dilutive because the exercise price exceeded the average market price for the period. Therefore, they were omitted from the calculation of diluted earnings per share for their respective periods.

NOTE G - BANK PREMISES, EQUIPMENT AND SOFTWARE

Following is a summary of Bank premises, equipment and software at December 31, 2017 and 2016:

Dollars in thousands	December 31, 2017	December 31, 2016
Land, buildings and leasehold improvements	$8,358	$7,423
Computer Equipment	1,151	1,086
Furniture and equipment	1,580	1,280
Work in progress	—	788
Total	11,089	10,577
Less accumulated depreciation	(4,623)	(4,189)
Total	$6,466	$6,388

Depreciation and amortization amounting to $441,000 and $361,000 for the years ended December 31, 2017 and 2016, respectively, is included in occupancy and equipment expense.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

NOTE H - LEASES

Capital Lease Obligation

The Bank leases its main office facility under a lease with an initial term of twenty years. The portion of the lease applicable to the building is being accounted for as a capitalized lease. Leases that meet the criteria for capitalization are recorded as Bank premises and equipment and the related obligations are reflected as capital lease obligations on the accompanying balance sheets. Amortization of property under the capital lease is included in depreciation expense. Included in Bank premises and equipment at December 31, 2017 and 2016 is $120,000 and $155,000 respectively, as the amortized cost of the Bank’s main office.

At December 31, 2017, aggregate future minimum lease payments due under this capital lease obligation are $79,000 for 2018, $79,000 for 2019 and $72,000 for 2020. The amount of these payments representing interest is $23,000 and the present value of net minimum lease payments at December 31, 2017 is $207,000.

The land portion of the Bank’s main office facility lease is being accounted for as an operating lease with a twenty-year term. In addition, the Bank has entered into three-year leases at its Lincolnton, West, Forest City and Lake Lure branch facilities, a five-year lease for its Vale branch , a three-year lease for its Mooresville office (which was renewed for 2 years), and a two year lease for its Salisbury Loan Production Office. Generally, operating leases contain renewal options on substantially the same basis as current rental terms. The operating lease for the West branch facility has five renewal options, each for a three-year term; the operating lease for the Vale branch has two renewal options, each for a five-year term; the operating lease for the Forest City branch has four renewal options, each for a three-year term; the operating lease for the Mooresville branch has no renewal options; the Lake Lure branch has two renewal options, each with a three-year term and the Salisbury office has one renewal option with a one year term. The Boger City branch lease expires in April 2018, and the lease will not be renewed. All of the operating leases are accounted for on a straight line basis, including renewal terms.

Future minimum rental payments under these leases are as follows:

Dollars in thousands	December 31, 2017
2018	$226
2019	143
2020	77
2021	34
$480

Total rent expense under operating leases was approximately $309,000 and $345,000 for the years ended December 31, 2017 and 2016, respectively.

NOTE I - DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2017 and 2016 was $39.2 million and $36.6 million, respectively. Interest expense on such deposits amounted to $443,000 and $567,000 in 2017 and 2016, respectively. At December 31, 2017, the scheduled maturities of certificates of deposit are as follows:

In thousands	Less than $250,000	$250,000 or more	Total
2018	$56,384	20,466	76,850
2019	23,476	8,903	32,379
2020	18,622	6,989	25,611
2021	9,254	1,249	10,503
2022	7,040	1,609	8,649
Total	$114,776	39,216	153,992

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2017 and 2016 the Bank had $27,368,000 and $29,485,000, respectively, in brokered deposits. The Bank reclassifies overdrafts on deposit accounts to loan balances. For the years ended December 31, 2017 and 2016, the reclassified amounts were $53,000 and $45,000 respectively.

NOTE J - LINES OF CREDIT AND FHLB ADVANCES

At December 31, 2017, the Bank had available three unsecured federal funds lines of credit totaling $14,000,000 borrowing capacity on a short term basis. There were no borrowings outstanding against these credit lines at December 31, 2017 and December 31, 2016. These lines are subject to annual renewals and have varying interest rates. The Bank also has a $10,000,000 reverse repurchase agreement available. The Bank has available with The Federal Home Loan Bank of Atlanta (“FHLB”), a line of credit equal to 25% of the Bank’s total assets. This credit line is secured by loans secured by real estate and FHLB stock. Rates and terms may be fixed or variable and are determined at the time advances on the credit line are made. At December 31, 2017 and December 31, 2016 the Bank had outstanding advances and a letter of credit of $28,600,000 and $14,100,000 respectively. Some advances have call features, which may be exercised on specific dates at the discretion of the FHLB. The letter of credit was established in 2017 to pledge as collateral for public deposits that exceed the limits insured by the Federal Deposit Insurance Corporation. In previous years, the Company pledged its investment securities as collateral for these public deposits. Pursuant to collateral agreements with the FHLB at December 31, 2017, advances and letters of credit are secured by loans with a carrying amount of approximately $99,489,000, from which the FHLB provides a total credit line of $68,344,000.

At December 31, the scheduled maturities of advances from the FHLB are as follows:

		Dollars in thousands
Maturity Date	Interest Rates	December 31, 2017	December 31, 2016
2/21/2017	0.63%	$—	$2,100
1/29/2018	1.41%	3,500	—
2/05/2018	1.27%	4,000	—
3/29/2018	1.88%	2,000	2,000
2/22/2019	1.17%	10,000	10,000
4/23/2019	1.75%	2,100	—
8/23/2027	0.99%	2,000	—
	Total	$23,600	$14,100

The letter of credit from the FHLB in the amount of $5 million matures on December 19, 2018. As of December 31, 2017, the letter of credit has not been funded.

NOTE K - INCOME TAXES

The approximate amount of significant components of the provision for income taxes for the years ended December 31, 2017 and 2016 are as follows:

Dollars in thousands	December 31, 2017	December 31, 2016
Current tax provision	$221	$34
Deferred tax provision	1,373	843
Provision for income taxes	$1,594	$877

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

Dollars in thousands	December 31, 2017	December 31, 2016
Tax computed at the statutory rate	$679	$754
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	57	128
Effect of rate revaluation	936	—
Other permanent differences	(78)	(5)
Provision for income taxes	$1,594	$877

The Company recognized income tax expense of $1,594,000, for an effective tax rate of 79.8%, in 2017 compared to $877,000, for an effective tax rate of 39.5%, in 2016. The effective income tax rates differed from the U.S. statutory federal income tax rate of 34% during the comparable periods primarily due to the effect of tax-exempt income from loans, securities and life insurance policies and changes in enacted tax rates.

The effective tax rate for 2017 was impacted by the adjustment of our deferred tax assets and liabilities related to the reduction in the U.S. federal statutory income tax rate to 21% under the Tax Cuts and Jobs Act enacted on December 22, 2017, as more fully discussed below. Under ASC 740, Income Taxes, the effect of income tax law changes on deferred taxes should be recognized as a component of income tax expense related to continuing operations in the period in which the law is enacted. This requirement applies not only to items initially recognized in continuing operations, but also to items initially recognized in other comprehensive income.

Tax Cuts and Jobs Act. The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. Among other things, the new law (i) establishes a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminates the corporate alternative minimum tax and allows the use of any such carryforwards to offset regular tax liability for any taxable year, (iii) limits the deduction for net interest expense incurred by U.S. corporations, (iv) allows businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminates or reduces certain deductions related to meals and entertainment expenses, (vi) modifies the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarifies the definition of a covered employee and (vii) limits the deductibility of deposit insurance premiums. The Tax Act also significantly changes U.S. tax law related to foreign operations, however, such changes do not currently impact us. Tax expense was increased in the fourth quarter by a provisional $936,000 to reflect the Tax Act changes. The ultimate impact may differ from this provisional amount due to additional analysis, changes in interpretations and assumptions and additional regulatory guidance that may be issued. The provisional amount is expected to be finalized when the 2017 U.S. Corporate income tax return is filed in 2018.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Significant components of deferred taxes at December 31, 2017 and 2016 are as follows:

Dollars in thousands	December 31, 2017	December 31, 2016
Deferred tax assets relating to:
Allowance for loan losses	$556	$628
Stock options	15	23
Amortization of intangibles	1	7
Foreclosed asset basis differences	18	207
Unrealized loss on AFS securities	223	148
SERP liability	521	795
Nonaccrual loan interest	65	156
Net operating/economic loss carryforwards	811	1,984
Other	423	217
Total deferred tax assets	$2,633	$4,165

Deferred tax liabilities relating to:
Prepaid expenses	$(55)	$(124)
Fixed assets	(326)	(444)
Fair value acquisition adjustments, net	(125)	(291)
Total deferred tax liabilities	(506)	(859)
Net recorded deferred tax asset	$2,127	$3,306

The Company evaluated the realization of the remaining gross deferred tax asset of $2.6 million and determined that it was more likely than not that the Company could recognize that asset in the future.

As of December 31, 2017, the Company had a total Net Operating Loss (NOL) carryforward of $3,425,000. The NOL originated in 2009 and can be carried forward for 20 years. It will begin expiring in 2029. As of December 31, 2017, the Bank had a total Net Economic Loss (NEL) carryforward of $3,875,000. The NEL originated in 2009 and can be carried forward for 15 years. It will begin expiring in 2024.

NOTE L - REGULATORY MATTERS

The Company is organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving in effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights of any preferred stockholders. In addition, because the Company is a bank holding company, the Federal Reserve may impose restrictions on our ability to pay cash dividends.

The Bank, as a North Carolina banking corporation, may pay cash dividends only if the distribution will not reduce the Company’s capital below applicable capital requirements. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure the bank’s financial soundness.

The Company and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional, discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Based on the most recent notification from its regulators, the Bank is well capitalized under the framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total common equity Tier I and Tier I capital to risk-weighted assets and of Tier 1 capital to average assets.

Management believes, as of December 31, 2017 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

The Bank’s capital amounts and ratios are presented in the following table at December 31, 2017 and 2016:

	Actual		Minimum required for capital adequacy purposes		Required in Order to Be Well Capitalized Under PCA
Dollars in thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017
Common equity tier 1 capital to risk weighted assets	$37,321	10.10%	$16,627	4.50%	$24,017	6.50%
Total capital to risk weighted assets	40,948	11.08%	29,560	8.00%	39,950	10.00%
Tier 1 capital to risk weighted assets	37,321	10.10%	22,170	6.00%	29,560	8.00%
Tier 1 capital to average assets	37,321	9.22%	16,196	4.00%	20,245	5.00%

December 31, 2016
Common equity tier 1 capital to risk weighted assets	$36,636	11.40%	$14,458	4.50%	$20,884	6.50%
Total capital to risk weighted assets	40,045	12.46%	25,703	8.00%	32,128	10.00%
Tier 1 capital to risk weighted assets	36,636	11.40%	19,277	6.00%	25,703	8.00%
Tier 1 capital to average assets	36,636	9.64%	15,201	4.00%	19,002	5.00%

NOTE M - OFF-BALANCE SHEET RISK AND COMMITMENTS

The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Company’s exposure to off-balance sheet credit risk as of December 31, 2017 is as follows:

Financial instruments whose contract represents credit risk

Dollars in thousands	December 31, 2017
Undisbursed lines of credit	$67,109
Letters of credit	609
$67,718

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

NOTE N - FAIR VALUE MEASUREMENTS

The Company is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. These fair value estimates are made at December 31 of each year, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The methodologies for financial assets and financial liabilities are discussed below:

Cash and Due from Banks, Interest-Earning Deposits with Banks, Certificates of Deposit with Banks and Federal Funds Sold

The carrying amounts for cash and due from banks, interest-earning deposits with banks, certificates of deposit with banks and federal funds sold approximate fair value because of the short maturities of those instruments.

Investment Securities

Fair value for investment securities equals the quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Loans

The fair value of loans is estimated based on discounted expected cash flows. These cash flows include assumptions for prepayment estimates over each loan’s remaining life, considerations for the current interest rate environment compared to the weighted average rate of each portfolio and a credit risk component based on the historical and expected performance of each portfolio. The calculation does not include an estimate for illiquidity in the market.

Accrued Interest

The carrying amount is a reasonable estimate of fair value.

Deposits

The fair value of demand deposits, savings, money market and negotiable order of withdrawal (NOW) accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Capital Lease Obligation, Advances from the Federal Home Loan Bank and Long Term Subordinated Debt

The fair value of borrowings is based upon discounted expected cash flows using current rates at which borrowings of similar maturity could be obtained.

Financial Instruments with Off-Balance Sheet Risk

With regard to commitments to extend credit discussed in Note M, the fair value amounts are not material.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2017 and December 31 2016:

		Fair Value Measurements at December 31, 2017 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands		Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$5,409	$5,409	$—	$—	$5,409
Interest earning deposits with banks	3,647	3,647	—	—	3,647
Certificate of deposits with banks	1,498	—	1,519	—	1,519
Federal Home Loan Bank Stock	1,341	—	1,341	—	1,341
Securities available for sale	31,112	626	30,486	—	31,112
Net loans	345,080	—	—	345,370	345,370
Accrued interest receivable	1,078	—	1,078	—	1,078

LIABILITIES
Deposits	$340,653	$—	$330,672	$—	$330,672
Capital lease obligation	207	—	207	—	207
FHLB Advances	23,600	—	23,495	—	23,495
Long term subordinated debt	9,676	—	9,619	—	9,619
Accrued interest payable	292	—	292	—	292
		Fair Value Measurements at December 31, 2016 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands		Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$8,063	$8,063	$—	$—	$8,063
Interest earning deposits with banks	18,086	18,086	—	—	18,086
Certificate of deposits with banks	1,498	—	1,498	—	1,498
Federal Home Loan Bank Stock	942	—	942	—	942
Securities available for sale	27,063	1,112	25,201	750	27,063
Net loans	305,099	—	—	305,714	305,714
Accrued interest receivable	945	—	945	—	945

LIABILITIES
Deposits	$318,665	$—	$311,464	$—	$311,464
Capital lease obligation	268	—	268	—	268
FHLB Advances	14,100	—	14,115	—	14,115
Long term subordinated debt	9,605	—	9,616	—	9,616
Accrued interest payable	287	—	287	—	287

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques included use of option pricing models, discounted cash flow models and similar techniques. Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter market. Level 2 securities include U.S. government agency securities, mortgage-backed securities issued by government-sponsored entities and municipal bonds. Securities classified as Level 3 include a corporate debt security and a common stock in a less liquid market. The value of the corporate debt security is determined via the going rate of a similar debt security if it were to enter the market at period end. The derived market value requires significant management judgment and is further substantiated by discounted cash flow methodologies. There have been no changes in valuation techniques for the quarter ended December 31, 2017. Valuation techniques are consistent with techniques used in prior periods.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured on a recurring basis.

Dollars in thousands	Total	Level 1	Level 2	Level 3
December 31, 2017
U.S. Government and federal agency	$11,276	$—	$11,276	$—
Mortgage-backed securities*	18,915	—	18,915	—
Municipal securities	295	—	295	—
Equity securities	626	626	—	—
Total	$31,112	$626	$30,486	$—

December 31, 2016
U.S. Government and federal agency	$6,543	$—	$6,543	$—
Mortgage-backed securities*	18,658	—	18,658	—
Corporate debt securities	750	—	—	750
Equity securities	1,112	1,112	—	—
Total	$27,063	$1,112	$25,201	$750
*	All of the Company’s mortgage-backed securities are issued either by the U.S. Government, which includes GNMA pools, or by government-sponsored agencies such as FNMA and FHLMC.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

The Company did not have any transfers between Levels 1, 2, or 3 during the years ended December 31, 2017 or 2016.

The tables below present the changes during the years ended December 31, 2017 and December 31, 2016 in the amount of Level 3 assets measured on a recurring basis.

Dollars in thousands	December 31, 2017	December 31, 2016
Balance, beginning of year	$750	$750
Called securities	(750)	—
Balance, end of year	$—	$750

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures it for impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, a loan’s observable market price and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value exceeds the recorded investments in such loans. At December 31, 2017, the discounted cash flows method was used in determining the fair value of nine loans totaling $1.9 million and the fair value of the collateral method was used in the other twenty-nine loans totaling $4.2 million. At December 31, 2016, the discounted cash flows method was used in determining the fair value of ten loans totaling $3.3 million and the fair value of the collateral method was used in the other thirty-three loans totaling $3.8 million. Impaired loans where an allowance is established based on the fair value of collateral and also when written down with the discounted cash flow method require classification in the fair value hierarchy. The fair value of the collateral for an impaired loan is classified as Level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable assumptions will need to be used in assessing the value. When the discounted cash flows method is used, the Company records the impaired loan as nonrecurring Level 3. There have been no changes in valuation techniques for the year ended December 31, 2017. Valuation techniques are consistent with techniques used in prior periods.

The following table presents impaired loans that were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral or discounted cash flows at December 31, 2017 and December 31, 2016.

	December 31, 2017		December 31, 2016
Dollars in thousands	Level 2	Level 3	Level 2	Level 3
Carrying value of impaired loans before allocations	$—	$1,768	$—	$2,829
Specific valuation allowance allocations	—	(248)	—	(914)
Carrying value of impaired loans after allocations	$—	$1,520	$—	$1,915

Foreclosed Assets

Other real estate owned (“OREO”) is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of OREO is classified as Level 3. Although appraisals of these properties are frequently based on comparable properties, they are not identical. Significant unobservable assumptions will need to be used in assessing the value.

The carrying value of foreclosed assets is periodically reviewed and written down to fair value. Any loss is included in earnings. For the year ended December 31, 2017, there were not any re-measurements of foreclosed assets subsequent to foreclosure. For the year ended December 31, 2016, foreclosed assets with a carrying value of $974,000 were written down by $268,000 to $706,000.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Assets measured at fair value on a nonrecurring basis are included in the table below.

Dollars in thousands	Total	Level 1	Level 2	Level 3
December 31, 2017
Foreclosed assets	$324	$—	$—	$324
Impaired loans	1,621	—	—	1,621
Total	$1,945	$—	$—	$1,945

December 31, 2016
Foreclosed assets	$1,011	$—	$—	$1,011
Impaired loans	1,915	—	—	1,915
Total	$2,926	$—	$—	$2,926

Quantitative Information About Level 3 Fair Value Measurements:

Dollars in thousands	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
December 31, 2017
Impaired loans	$101	Discounted appraisals	Appraisal adjustments	20.00 – 25.00%	23.33%
	1,520	Discounted cash flows	Discount rate	4.75 – 8.50%	7.06%

Foreclosed assets	324	Discounted appraisals	Appraisal adjustments	15.00%	15.00%

December 31, 2016
Impaired loans	$1,915	Discounted cash flows	Discount rate	4.25 – 6.50%	5.89%
Foreclosed assets	1,011	Discounted appraisals	Appraisal adjustments	15.11 – 60.47%	30.75%

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS

Employment Contracts

The Company has entered into employment agreements with certain of the Company’s executive officers to ensure a stable and competent management base. The agreements provide for a term of two years, but the agreements may be extended. The agreements provide for benefits as specified in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s rights to receive certain vested rights, including compensation. In the event of a change in control of the Company and in certain other events, as defined in the agreements, the Company or any successor to the Company will be bound to the terms of the contracts.

Supplemental Executive Retirement Plan (SERP Plan)

In August of 2007, the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of certain senior officers. In January of 2014, the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of the Company’s President and CEO. Participants in the SERP Plans and their level of participation, is determined by the Board of Directors. The SERP Plans provide for benefits as specified in the plans and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s rights to receive certain vested rights, including compensation. Benefits of the 2007 plan vest over a ten year period and benefits of the 2014 plan vest over a five year period beginning on the participants’ date of employment and are deferred until separation from employment by the participant. In the event of a change in control of the Company and in certain other events, as defined in the SERP Plans, the Company or any successor to the Company will be bound to the terms of the SERP Plans. At December 31, 2017 and December 31, 2016 respectively, the Company had an accrued liability of $2,230,000 and $2,209,000 for participants’ vested benefits. The Company recorded expenses totaling $153,000 and $133,000 in 2017 and 2016, respectively.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

401(k) Plan

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. The Company makes matching contributions equal to 100 percent of the first four percent of an employee’s compensation contributed to the Plan, with matching contributions vesting under an established vesting plan. For the years ended December 31, 2017 and 2016, matching employer contributions to the Plan amounted to approximately $190,000 and $179,000 respectively. Administrative fees were $3,000 in 2017 and 2016.

Stock Option Plans

The Company has six share-based compensation plans in effect at December 31, 2017 and at December 31, 2016. The compensation cost charged against income for those plans was approximately $24,000 and $60,000 respectively for the years ended December 31, 2017 and December 31, 2016.

During 2001 the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2001 Employee Plan”) and a Non-statutory Stock Option Plan (the “2001 Director Plan”). Each plan makes available options to purchase 100,771 shares of the Company’s common stock, for an aggregate number of common shares reserved for options under these plans of 201,542. The exercise price of all options granted to date under these plans is $3.14.

The options granted in 2006 through 2011 under the 2001 Director Plan and the 2001 Employee Plan vest over a four-year period. The options granted in 2005 under the 2001 Director Plan and the 2001 Employee Plan vest over a three-year period. All unexercised options expire ten years after the year of the grant or earlier in certain circumstances. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2001 Employee Plan and the 2001 Director Plan expired in 2011 in accordance with their terms and no further options may be granted under these plans.

During 2005 the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “2005 Employee Plan”) and a Non-statutory Stock Option Plan (the “2005 Director Plan”). The 2005 Employee Plan makes available options to purchase 72,389 shares of the Company’s common stock and the 2005 Director Plan makes available 73,527 shares of the Company’s common stock, for an aggregate number of common shares reserved under these plans of 145,916. The exercise price of all options granted to date under these plans range from $2.13 to $15.80.

The options granted in 2005 under the 2005 Director Plan and the 2005 Employee Plan vest over a three-year period. The options granted in 2006 through 2015 under the 2005 Employee Plan vest over a four-year period. All unexercised options expire ten years after the date of grant. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2005 Employee Plan and the 2005 Director Plan expired in 2015 in accordance with their terms and no further options may be granted under these plans. Additionally, the Company granted 10,000 shares of restricted stock under the 2005 Employee Plan during the year ended December 31, 2014. The shares vested over a 3-year period.

As a result of the merger with Carolina Commerce Bank, Carolina Trust Bank assumed all outstanding options of Carolina Commerce under the existing terms and at the conversion rate of 0.625 shares of Carolina Trust stock for each share of Carolina Commerce stock. All options assumed became fully vested at the merger date. As of December 31, 2017, there were 79,845 options outstanding from the converted plans with exercise prices ranging from $2.13 to $19.20.

Total stock-based compensation recognized as compensation expense on our consolidated statement of income is as follows:

Dollars in thousands	December 31, 2017	December 31, 2016
Option Grants	$24	$49
Restricted Stock Grants	—	11
Total Compensation Expense	$24	$60

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

A summary of option activity under the stock option plans as of December 31, 2017 and changes during the year ended December 31, 2017 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2016	184,892	$6.67	5.40 years
Exercised	(3,738)	$3.36
Expired	(28,981)	$18.31
Forfeited	(1,000)	$4.91
Granted	—	$—
Outstanding, December 31, 2017	151,173	$4.54	5.27 years	$790,199

Exercisable, December 31, 2017	150,215	$4.53		$786,232

The approximate fair value of options vested over the years ended December 31, 2017 and 2016, respectively, was $37,000 and $79,000.

A summary of restricted stock activity during the twelve months ended December 31, 2017 and 2016 is presented below:

	December 31, 2017		December 31, 2016
	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Beginning balance outstanding	3,334	$3.31	6,667	$3.31
Granted	—	—
Vested	(3,334)		(3,333)
Ending balance outstanding	—	—	3,334	$3.31

As of December 31, 2017 there was $1,000 of unrecognized compensation cost related to non-vested options granted under all of the Company equity compensation plans. That cost is expected to be recognized over a weighted average period of less than one year. The restricted stock cost was recognized in 2015, 2016 and 2017.

Upon exercise of the options, the Company issues shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill obligations of the equity compensation plans.

NOTE P – NONCONTROLLING INTEREST

Due to its formation as a holding company, the Company recognized $2,580,000 of the Bank’s preferred stock as a noncontrolling interest in Stockholders’ Equity. On February 6, 2009, the Bank issued $4,000,000 of Senior Preferred Shares to the U.S. Department of Treasury (the “Treasury”), consisting of 4,000 shares, with a liquidation preference of $1,000 per share. In addition, on February 6, 2009, the Bank issued a warrant to the Treasury to purchase 86,957 common shares at an initial exercise price of $6.90 per share with an expiration date of February 6, 2019. Generally accepted accounting principles required management to allocate the net proceeds from the issuance of the preferred stock between the preferred stock and related warrant based upon a relative fair value method. The terms of the preferred shares required management to pay a non-cumulative dividend at the rate of 5 percent per annum for the first five years and 9 percent thereafter. The dividend rate changed from 5 percent to 9 percent on February 16, 2014. Management has determined that the 5 percent dividend rate is below market value, therefore, the fair value of the preferred shares would be less than the $4,000,000 in proceeds. Management determined that a reasonable market rate is 14 percent for the fair value of the preferred shares. Management used the Black-Scholes model for calculating the fair value of the warrant (and related common shares). The allocation between the preferred shares and warrant at February 6, 2009, the date of issuance, net of issuance costs of $20,000 was $3,554,000 and $426,000, respectively. The discount on the preferred of $426,000 was accreted through retained earnings over a 60 month period.

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

In November 2012, the U.S. Treasury sold the preferred stock to several investors in a Dutch auction process. The Bank had designated a third party bidder to act on its behalf pursuant to the rules of the Dutch auction. In December 2012, pursuant to its agreement with the third party bidder, the Bank in turn repurchased 35% of the preferred stock or $1.4 million at a price of 85.3% of par or $1,194,000 from one of the investors, the same price at which the bidder had purchased the preferred stock from the U.S. Treasury. The gain from the redemption below par totaling $206,000 increased surplus and reduced the amount reported as dividends to preferred shareholders for the year ended December 31, 2012. Following this redemption, the Bank’s preferred stock balance was $2,580,000, which is the par value $2,600,000, net of $20,000 issuance costs.

In June 2013, the U.S. Treasury sold the warrant to private investors in a Dutch auction process. Following the reorganization of the Bank into Company, the right to acquire up to 86,957 shares of Bank common stock at a price of $6.90 per share was converted to the right to purchase the same number of shares of Company common stock. The warrant book value, $426,000 is recognized as Company stockholders’ equity. The warrant expires February 6, 2019.

In December of 2016, the Bank redeemed all 2,600 shares of its outstanding preferred stock. The terms of redemption included principal at a par value of $1,000 per share plus accrued dividends based on a 9% annual dividend rate.

NOTE Q –SUBORDINATED DEBT

On October 13, 2016, the Company entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with certain institutional accredited investors (the “Purchasers”) pursuant to which the Company issued and sold $10 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”). The Notes were issued by the Company to the Purchasers at a price equal to 100% of their face amount.

The Notes have a stated maturity of October 15, 2026 and bear interest at a fixed rate of 6.9% per year, from and including October 13, 2016, to but excluding October 15, 2021, computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears. From and including October 15, 2021, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an interest rate per year equal to the then-current three-month LIBOR plus 571.8 basis points, computed on the basis of a 360-day year and the actual number of days elapsed, payable quarterly in arrears. The Notes are redeemable, in whole or in part, on or after October 13, 2021, and at any time upon the occurrence of certain events.

NOTE R – PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Carolina Trust BancShares, Inc.:

Condensed Balance Sheets

Dollars in thousands	December 31, 2017	December 31, 2016
Assets
Cash and demand deposits	$263	$779
Investment in bank subsidiary	38,018	37,897
Other assets	667	12
Total assets	38,948	38,688

Liabilities and shareholders’ equity
Long term subordinated debt	9,676	9,605
Other liabilities	153	50
Total liabilities	9,829	9,655

Shareholders’ equity	29,119	29,033
Total liabilities and shareholders’ equity	$38,948	$38,688

CAROLINA TRUST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017 and 2016

Condensed Statements of Operations

Dollars in thousands	December 31, 2017	December 31, 2016
Income:
Dividends from subsidiary	$718	$125
Total income	718	125

Expense
Interest expense	759	166
Other operating expense	390	164
Total expense	1,149	330
Loss before income taxes and equity in undistributed earnings Of subsidiary	(431)	(205)
Income tax benefit	(383)	(121)
Loss before equity in undistributed earnings of subsidiary	(48)	(84)
Equity in undistributed earnings of subsidiaries	452	1,425
Net income	404	1,341
Net income attributable to non-controlling interests	—	222
Net income available to common shareholders	$404	$1,119

Condensed Statements of Cash Flow

Dollars in thousands	December 31, 2017	December 31, 2016
Cash flows from operating activities
Net income	$404	$1,341
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings of subsidiary	(452)	(1,425)
Accretion of long term subordinated debt issuance costs	71	15
Increase in other assets	(656)	(12)
Increase in other liabilities	103	67
Net cash used in operating activities	(530)	(14)

Cash flows from investing activities
Investment in subsidiary	—	(8,800)
Net cash used in investing activities	—	(8,800)

Cash flows from financing activities
Net proceeds from issuance of common stock	14	3
Issuance of long-term subordinated debt	—	9,590
Net cash provided by financing activities	14	9,593
Net increase in cash and cash equivalents	(516)	779
Cash and cash equivalents at beginning of year	779	—
Cash and cash equivalents at end of year	$263	$779

The share exchange of all of the Bank’s common stock for the Company’s common stock on August 16, 2016 was a non-cash investment in the Bank by the Company.

Unaudited Consolidated Interim Financial Statements
Clover Community Bankshares, Inc. and Subsidiary
Consolidated Balance Sheets

	June 30, 2018	December 31 2017
	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$6,495,042	$5,673,434
Interest-earning deposits in other banks	2,336,350	765,153
Federal funds sold	2,512,563	679,628
Total cash and cash equivalents	11,343,955	7,118,215
Bank term deposits	4,777,734	2,964,947
Investment securities:
Securities available for sale	37,205,576	38,082,932
Securities held to maturity	1,000,000	1,000,000
Nonmarketable equity securities	182,200	181,400
Total investment securities	38,387,776	39,264,332
Loans receivable	68,685,148	72,018,997
Less allowance for loan losses	(1,332,697)	(1,352,371)
Loans receivable, net	67,352,451	70,666,626
Premises, furniture and equipment, net	1,949,559	1,925,049
Accrued interest receivable	522,629	556,574
Other real estate owned	960,210	1,217,705
Bank owned life insurance	3,467,027	3,426,268
Other assets	723,848	668,340
Total assets	$129,485,189	$127,808,056

Liabilities
Deposits:
Noninterest-bearing	$26,811,655	$25,728,458
Interest-bearing	87,970,251	87,040,046
Total deposits	114,781,906	112,768,504
Accrued interest payable	30,788	50,528
Federal funds purchased	—	—
Note payable	221,183	436,705
Other liabilities	1,085,920	1,109,181
Total liabilities	116,119,797	114,364,918

Shareholders' Equity
Series A Preferred stock, no par value; 10,000,000 shares Authorized; 113,125 shares issued and outstanding	1,131	1,131
Common stock, par value $.01 per share, 10,000,000 shares authorized; 863,776 shares issued and outstanding	8,638	8,638
Capital surplus	2,683,888	2,683,888
Retained earnings	11,168,723	10,635,552
Accumulated other comprehensive income (loss)	(496,988)	113,929
Total shareholders' equity	13,365,392	13,443,138
Total liabilities and shareholders' equity	$129,485,189	$127,808,056

See Notes to Consolidated Financial Statements.

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Operations (Unaudited)
For the six months ended June 30, 2018 and 2017

	2018	2017
Interest income
Loans, including fees	$1,965,732	$2,100,034
Investment securities:
Taxable	242,062	232,485
Tax-exempt	242,959	221,610
Nonmarketable equity securities	38,118	39,277
Bank term and interest-earning deposits	65,787	43,600
Federal funds sold	20,678	8,818
Total interest income	2,575,336	2,645,824

Interest expense
Deposits	82,473	68,285
Other borrowed funds	8,503	29,394
Total interest expense	90,976	97,679
Net interest income	2,484,360	2,548,145

Provision for loan losses	—	—

Net interest income after provision for loan losses	2,484,360	2,548,145

Noninterest income
Service charges on deposit accounts	536,690	538,469
Gain on sale of securities available for sale	—	51,585
Gain on sale of other real estate owned	90,860	—
Other income	65,559	43,365
Total noninterest income	693,109	633,419

Noninterest expense
Salaries and employee benefits	1,356,113	1,312,085
Net occupancy	97,255	101,210
Furniture and equipment	201,050	195,775
Printing, postage and stationery	63,192	49,437
Professional services	175,098	72,067
Data processing	104,335	121,850
ATM/Debit card	171,605	158,632
Directors’ fees	38,400	40,500
Other operating	320,596	347,844
Total noninterest expense	2,527,644	2,399,400

Income before income taxes	649,825	782,164
Income tax expense	116,654	186,158

Net Income	533,171	596,006
Preferred stock dividends	—	—
Net income available to common shareholders	$533,171	$596,006

Earnings per common share
Weighted average number of common shares outstanding	863,776	863,776
Earnings per common share	$0.62	$0.69

See Notes to Consolidated Financial Statements.

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income (Unaudited)
For the six months ended June 30, 2018 and 2017

	2018	2017
Net Income	$533,171	$596,006
Other comprehensive income (loss)
Investment securities available for sale:
Unrealized holding gains (losses)	(810,721)	552,878
Tax effect	199,804	(199,036)
Reclassification of gains recognized in net income	—	(51,585)
Tax effect	—	18,571
Other comprehensive income (loss)	(610,917)	320,828
Comprehensive income (loss)	$(77,746)	$916,834

See Notes to Consolidated Financial Statements.

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)
For the six months ended June 30, 2018 and 2017

	Series A Preferred Stock	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2016	$1,131	$8,638	$2,683,888	$9,917,207	$(9,961)	$12,600,903
Net income	—	—	—	596,006	—	596,006
Other comprehensive income	—	—	—	—	320,828	320,828
Balance, June 30, 2017	$1,131	$8,638	$2,683,888	$10,513,213	$310,867	$13,517,737

Balance, December 31, 2017	$1,131	$8,638	$2,683,888	$10,635,552	$113,929	$13,443,138
Net income	—	—	—	533,171	—	533,171
Other comprehensive loss	—	—	—	—	(610,917)	(610,917)
Balance, June 30, 2018	$1,131	$8,638	$2,683,888	$11,168,723	$(496,988)	$13,365,392

See Notes to Consolidated Financial Statements.

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
For the six months ended June 30, 2018 and 2017

	2018	2017
Cash flows from operating activities:
Net income	$533,171	$596,006
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	65,104	75,136
Decrease (increase) in deferred loan fees and costs, net	(3,674)	4,545
Discount accretion and premium amortization, net	131,124	153,750
Decrease in deferred income tax expense	24,214	—
Gain on sale of securities available for sale	—	(51,585)
Gain on sale of other real estate owned	(90,860)	—
Increase in bank owned life insurance	(40,759)	(43,366)
Decrease in accrued interest receivable	33,945	6,474
Increase (decrease) in accrued interest payable	(19,740)	6,287
Increase in other assets	(79,722)	(69,363)
Increase in other liabilities	176,543	102,380
Net cash provided by operating activities	729,346	780,264
Cash flows from investing activities:
Decrease (increase) in bank term deposits	(1,812,787)	1,766,123
Purchases of securities available for sale	(1,258,310)	(1,861,259)
Purchase of non-marketable equity securities	(800)	(126,700)
Proceeds from maturities, calls, and principal repayments of securities available for sale	1,193,821	1,116,168
Proceeds from sale of available for sale securities	—	3,264,938
Net decrease (increase) in loans made to customers	3,317,849	(4,682,117)
Proceeds from sale of other real estate owned	348,355	—
Purchase of premises, furniture and equipment	(89,614)	(4,047)
Net cash provided by (used in) investing activities	1,698,514	(526,894)
Cash flows from financing activities:
Net increase in deposits	2,013,402	5,515,656
Proceeds from FHLB advances	—	3,000,000
Net decrease in federal funds purchased	—	(806,542)
Repayment of note payable	(215,522)	(206,221)
Net cash provided by financing activities	1,797,880	7,502,893
Net increase in cash and cash equivalents	4,225,740	7,756,263
Cash and cash equivalents:
Beginning of period	7,118,215	3,025,617
End of period	$11,343,955	$10,781,880

Cash paid during the period for
Interest	$110,716	$91,392
Income taxes	$—	$—

Supplemental disclosures of noncash investing and financing activities
Change in unrealized gain (loss) on securities available for sale, net of tax	$(610,917)	$320,828

See Notes to Consolidated Financial Statements.

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

Note 1.	Nature of Business and Basis of Presentation

Summary of significant accounting principles:

A summary of significant accounting principles is included in the Clover Community Bankshares, Inc. and Subsidiary’s (the “Company”) 2017 consolidated financial statements, which are included elsewhere herein.

Principles of consolidation and basis of presentation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Clover Community Bank (the “Bank”) after elimination of all significant intercompany balances and transactions.

Management opinion:

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and are unaudited. They do not contain all of the disclosures required for annual audited financial statements. In the opinion of management, all adjustments necessary to present a fair statement of the results for the interim period have been made. Such adjustments are of a normal and recurring nature. The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year. These interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto contained in the Company’s consolidated financial statements.

Use of estimates:

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Subsequent events:

In accordance with the accounting standard regarding subsequent events, management performed an evaluation to determine whether or not there have been any subsequent events since the balance sheet date that would be required to be included in these consolidated financial statements and concluded that there were none.

Risks and uncertainties:

In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

Company's loan and investment securities portfolios that results from a borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

Concentrations of credit risk:

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the upstate region of South Carolina. The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

Concentrations of credit risk, continued:

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Note 2.	Securities Available for Sale

The amortized cost and estimated fair values of securities available for sale at June 30, 2018 and December 31, 2017 were as follows:

	Amortized cost	Gross unrealized		Estimated fair value
June 30, 2018		Gains	Losses
Government-sponsored enterprises	$10,820,506	$4,679	$(372,642)	$10,452,543
State, county and municipal	17,889,311	395,541	(322,063)	17,962,789
Mortgage-backed securities	9,155,470	164	(365,390)	8,790,244
Total	$37,865,287	$400,384	$(1,060,095)	$37,205,576
	Amortized cost	Gross unrealized		Estimated fair value
December 31, 2017		Gains	Losses
Government-sponsored enterprises	$11,466,804	$19,192	$(172,361)	$11,313,635
State, county and municipal	17,968,660	611,252	(163,335)	18,416,577
Mortgage-backed securities	8,496,458	1,014	(144,752)	8,352,720
Total	$37,931,922	$631,458	$(480,448)	$38,082,932

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

The following tables present gross unrealized losses and related fair values, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2018 and December 31, 2017.

	Less than twelve months		Twelve months or more		Total
June 30, 2018	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government-sponsored enterprises	$3,938,997	$82,161	$5,673,675	$290,481	$9,612,672	$372,642
State, county and municipal	4,421,066	90,193	3,622,542	231,870	8,043,608	322,063
Mortgage-backed securities	4,923,469	150,591	3,749,493	214,799	8,672,962	365,390
Total	$13,283,532	$322,945	$13,045,710	$737,150	$26,329,242	$1,060,095
	Less than twelve months		Twelve months or more		Total
December 31, 2017	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government-sponsored enterprises	$2,362,666	$13,282	$6,203,803	$159,079	$8,566,469	$172,361
State, county and municipal	507,488	1,890	3,707,634	161,445	4,215,122	163,335
Mortgage-backed securities	4,280,701	36,285	3,759,318	108,467	8,040,019	144,752
Total	$7,150,855	$51,457	$13,670,755	$428,991	$20,821,610	$480,448

Securities classified as available for sale are recorded at fair market value. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers.

There were twenty-seven government-sponsored enterprises, twenty-one state, county and municipal, and twenty-eight mortgage-backed securities in an unrealized loss position at June 30, 2018, and twenty-two government-sponsored enterprises, ten state, county and municipal, and twenty-four mortgage-backed securities in an unrealized loss position at December 31, 2017.

At June 30, 2018 and December 31, 2017, the Company had one corporate bond with an amortized cost and fair value of $1,000,000 classified as held to maturity. The security matures in August 2026.

The amortized cost and fair value of securities available for sale by contractual maturity at June 30, 2018 are as follows. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Amortized Cost	Estimated Fair Value
Due in less than one year	$3,037,258	$3,032,220
Due after one through five years	11,790,304	11,964,010
Due after five through ten years	12,251,605	11,750,268
Due after ten years	1,630,650	1,668,834
Mortgage-backed securities	9,155,470	8,790,244
Total	$37,865,287	$37,205,576

At June 30, 2018 and December 31, 2017, securities with a carrying amount of $6,114,066 and $7,758,186, respectively, were pledged as collateral to secure public deposits.

During the six months ended June 30, 2018, no securities were sold. During the six months ended June 30, 2017, gross proceeds from the sale of securities were $3,264,938. For the six months ended June 30, 2017, gross realized gains amounted to $62,132 and gross realized losses amounted to $10,547.

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

Note 3.	Nonmarketable Equity Securities

Nonmarketable equity securities at June 30, 2018 and December 31, 2017 consist of:

	2018	2017
Federal Home Loan Bank (FHLB) stock	$115,100	$114,300
Community Bankers’ Bank Stock	67,100	67,100
Total	$182,200	$181,400

The Bank, as a member institution, is required to own certain stock investments in the FHLB. The FHLB stock is generally pledged against any borrowings from the FHLB. No ready market exists for the FHLB stock and it has no quoted market value; however, redemption of this stock has historically been at par value.

Note 4.	Loans Receivable and Allowance for Loan Losses

Major classifications of loans receivable at June 30, 2018 and December 31, 2017 are summarized as follows:

	2018	2017
Commercial and industrial	$6,966,024	$7,627,155
Real estate:
Construction	5,613,672	6,201,105
Mortgage - residential	18,017,591	19,226,155
Mortgage - commercial	30,210,720	30,502,195
Consumer and other	7,784,728	8,373,648
Gross loans	68,592,735	71,930,258
Deferred costs, net	92,413	88,739
Less allowance for loan losses	(1,332,697)	(1,352,371)
Loans, net	$67,352,451	$70,666,626

The following tables summarize activity related to the allowance for loan losses for the six months ended June 30, 2018 and for the year ended December 31, 2017, as well as the composition and information relative to impaired loans, by portfolio segment, as of June 30, 2018 and December 31, 2017:

	For the six months ended June 30, 2018
	Commercial & Industrial	Real Estate Construction	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance December 31, 2017	$91,202	$271,288	$241,436	$648,867	$99,578	$1,352,371
Charge-offs	—	—	(27,628)	—	(2,446)	(30,074)
Recoveries	—	—	10,000	—	400	10,400
Provisions	(22,820)	(26,265)	12,620	52,041	(15,576)	—
Ending balance June 30, 2018	$68,382	$245,023	$236,428	$700,908	$81,956	$1,332,697
Ending balances:
Individually evaluated for impairment	$—	$—	$9,169	$416,112	$1,123	$426,404
Collectively evaluated for impairment	$68,382	$245,023	$227,259	$284,796	$80,833	$906,293
Loans receivable:
Ending balance - total	$6,966,024	$5,613,672	$18,017,591	$30,210,720	$7,784,728	$68,592,735
Ending balances:
Individually evaluated for impairment	$29,715	$—	$869,914	$2,791,527	$105,734	$3,796,890
Collectively evaluated for impairment	$6,936,309	$5,613,672	$17,147,677	$27,419,193	$7,678,994	$64,795,845

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

	For the year ended December 31, 2017
	Commercial & Industrial	Real Estate Construction	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance December 31, 2016	$107,993	$314,973	$378,000	$430,232	$82,223	$1,313,421
Charge-offs	—	—	—	—	(1,517)	(1,517)
Recoveries	—	40,000	400	—	67	40,467
Provisions	(16,791)	(83,685)	(136,964)	218,635	18,805	—
Ending balance December 31, 2017	$91,202	$271,288	$241,436	$648,867	$99,578	$1,352,371
Ending balances:
Individually evaluated for impairment	$1,990	$—	$9,656	$346,101	$1,473	$359,220
Collectively evaluated for impairment	$89,212	$271,288	$231,780	$302,766	$98,105	$993,151
Loans receivable:
Ending balance - total	$7,627,155	$6,201,105	$19,226,155	$30,502,195	$8,373,648	$71,930,258
Ending balances:
Individually evaluated for impairment	$59,617	$—	$949,555	$2,819,417	$95,272	$3,923,861
Collectively evaluated for impairment	$7,567,538	$6,201,105	$18,276,600	$27,682,778	$8,278,376	$68,006,397

The following tables, by loan category, present at June 30, 2018 and December 31, 2017 loans individually evaluated and considered impaired. These tables include performing troubled debt restructurings.

June 30, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no allowance recorded:
Commercial and industrial	$29,715	$29,715	$—	$35,395	$1,477
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	280,011	280,011	—	280,575	7,404
Mortgage-commercial	1,312,233	1,312,233	—	1,330,433	5,197
Consumer and other	22,180	22,180	—	22,880	323
	1,644,139	1,644,139	—	1,669,283	14,401
With an allowance recorded:
Commercial and industrial	—	—	—	—	—
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	589,903	589,903	9,169	593,142	16,952
Mortgage-commercial	1,479,294	1,479,294	416,112	1,477,487	15,805
Consumer and other	83,554	83,554	1,123	88,992	3,382
	2,152,751	2,152,751	426,404	2,159,621	36,139
Total:
Commercial and industrial	29,715	29,715	—	35,395	1,477
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	869,914	869,914	9,169	873,717	24,356
Mortgage-commercial	2,791,527	2,791,527	416,112	2,807,920	21,002
Consumer and other	105,734	105,734	1,123	111,872	3,705
	$3,796,890	$3,796,890	$426,404	$3,828,904	$50,540

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no allowance recorded:
Commercial and industrial	$40,842	$40,842	$—	$51,919	$3,816
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	108,418	108,418	—	113,922	4,825
Mortgage-commercial	1,803,316	1,803,316	—	1,842,022	97,024
Consumer and other	—	—	—	—	—
	1,952,576	1,952,576	—	2,007,863	105,665
With an allowance recorded:
Commercial and industrial	18,775	18,775	1,990	20,614	—
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	841,137	841,137	9,656	849,539	47,620
Mortgage-commercial	1,016,101	1,016,101	346,101	1,010,421	42,779
Consumer and other	95,272	95,272	1,473	103,488	7,572
	1,971,285	1,971,285	359,220	1,984,062	97,971
Total:
Commercial and industrial	59,617	59,617	1,990	72,533	3,816
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	949,555	949,555	9,656	963,461	52,445
Mortgage-commercial	2,819,417	2,819,417	346,101	2,852,443	139,803
Consumer and other	95,272	95,272	1,473	103,488	7,572
	$3,923,861	$3,923,861	$359,220	$3,991,925	$203,636

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, including current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on at least a quarterly basis. The Company uses the following definitions for risk ratings:

Loans classified as Watch are fundamentally sound but exhibit some credit deficiency or special circumstances that warrant special attention of management. Normally the factors contributing to this classification are considered temporary, less than twelve months in duration. Loans classified as Special Mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Special Mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Loans classified as Substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution may sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans classified as Loss are considered uncollectible and the continuance as an active bank asset is not justified. The loss element can be determined with a considerable degree of certainty both as to the nature and the amount. The determined loss amount should be charged off. Also included would be any value of the loan which exceeds the market value of the underlying collateral as established by an appraisal or other independent valuation method.

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be Pass rated loans. As of June 30, 2018 and December 31, 2017, and based on the most recent analysis performed, the risk category of loans by class of loans is shown in the table below.

June 30, 2018	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$5,610,339	$1,355,685	$—	$—	$—	$—	$6,966,024
Real estate:
Construction	5,613,672	—	—	—	—	—	5,613,672
Mortgage-residential	17,360,092	439,619	—	217,880	—	—	18,017,591
Mortgage-commercial	27,539,758	447,050	—	2,223,912	—	—	30,210,720
Consumer and other	7,750,143	34,585	—	—	—	—	7,784,728
Total	$63,874,004	$2,276,939	$—	$2,441,792	$—	$—	$68,592,735
December 31, 2017	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$6,133,490	$1,474,890	$—	$18,775	$—	$—	$7,627,155
Real estate:
Construction	6,201,105	—	—	—	—	—	6,201,105
Mortgage-residential	18,562,240	619,644	—	44,271	—	—	19,226,155
Mortgage-commercial	27,806,239	—	—	2,695,956	—	—	30,502,195
Consumer and other	8,333,686	39,962	—	—	—	—	8,373,648
Total	$67,036,760	$2,134,496	$—	$2,759,002	$—	$—	$71,930,258

A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest, which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. At June 30, 2018 and December 31, 2017, nonaccrual loans totaled $2,376,833 and $2,288,603, respectively.

The following tables, by loan category, present loans past due and in nonaccrual status as of June 30, 2018 and December 31, 2017:

June 30, 2018	30 - 59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Nonaccrual	Total Past Due	Current	Total Loans
Commercial and industrial	$22,976	$—	$—	$—	$22,976	$6,943,048	$6,966,024
Real estate:
Construction	—	—	—	—	—	5,613,672	5,613,672
Mortgage-residential	—	—	—	168,442	168,442	17,849,149	18,017,591
Mortgage-commercial	77,891	—	—	2,208,391	2,286,282	27,924,438	30,210,720
Consumer and other	12,405	—	—	—	12,405	7,772,323	7,784,728
	$113,272	$—	$—	$2,376,833	$2,490,105	$66,102,630	$68,592,735
December 31, 2017	30 - 59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Nonaccrual	Total Past Due	Current	Total Loans
Commercial and industrial	$672,414	$109,624	$—	$18,775	$800,813	$6,826,342	$7,627,155
Real estate:
Construction	—	—	—	—	—	6,201,105	6,201,105
Mortgage-residential	114,555	—	—	44,271	158,826	19,067,329	19,226,155
Mortgage-commercial	—	17,932	—	2,225,557	2,243,489	28,258,706	30,502,195
Consumer and other	23,764	16,198	—	—	39,962	8,333,686	8,373,648
	$810,733	$143,754	$—	$2,288,603	$3,243,090	$68,687,168	$71,930,258

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

Troubled debt restructurings (TDRs) are loans that have been restructured from their original contractual terms and include concessions that would not otherwise have been granted outside of the financial difficulty of the borrower. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of the Company’s workout plan for individual loan relationships, the Company may restructure loan terms to assist borrowers facing challenges. The purpose of a TDR is to facilitate ultimate repayment of the loan. TDRs, all of which were included in impaired loans at June 30, 2018 and December 31, 2017, amounted to $1,299,492 and $1,524,592, respectively.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. There were $0 and $18,775 in TDRs on nonaccrual status at June 30, 2018 and December 31, 2017, respectively.

Management will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If, after previously being classified as a TDR, a loan is restructured a second time, then that loan is automatically placed on nonaccrual status. The Company’s policy with respect to nonperforming TDRs requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

During the six months ended June 30, 2018, the Company modified one residential mortgage loan and one consumer loan that were considered to be TDRs. The Company made a rate concession on these loans as a result of financial difficulty displayed by the borrowers. The recorded investment in these loans was $71,618 before and after the modification. During the year ended December 31, 2017, the Company modified one consumer loan that was considered to be a TDR. The Company made a rate concession on this loan as a result of financial difficulty displayed by the borrower. The recorded investment in this loan was $107,251 before and after the modification.

As of June 30, 2018 and December 31, 2017, no loans previously determined to be a TDR defaulted during the previous 3 months and 12 months, respectively.

In the determination of the allowance for loan losses, all TDRs are reviewed to ensure that one of the three proper valuation methods (fair market value of the collateral, present value of cash flows, or observable market price) is adhered to. All TDRs are considered impaired.

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests are loan customers of, and had other transactions with the Bank in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans was $810,678 and $919,496 at June 30, 2018 and December 31, 2017, respectively. During 2018, there was one new related party loan originated with a principal balance of $34,000 and repayments totaled $142,818.

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

Note 5.	Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at June 30, 2018 and December 31, 2017 amounted to $1,860,735 and $2,123,859, respectively.

At June 30, 2018, the scheduled maturities of time deposits are as follows:

2018	$10,341,235
2019	6,447,406
2020	646,300
2021	194,145
2022	56,688
Thereafter	56,487
Total	$17,742,261
Note 6.	Note Payable

On March 5, 2014, the Company obtained a $2,000,000 note payable from a correspondent bank, the proceeds of which were used in connection with the repurchasing and retirement of a series of preferred stock. The note payable bears interest at the rate of 4.4 percent per annum and requires principal and interest payments of $111,995 due quarterly until its maturity on January 1, 2019. The note payable is collateralized by the stock of the Bank that is owned by the Company. The total amount outstanding on the note payable as of June 30, 2018 and December 31, 2017 was $221,183 and $436,705, respectively.

Note 7.	Preferred Stock

The Series A Preferred Stock has senior rights over common stock with regard to dividends and rights upon liquidation. Unlike common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. The preferred stock pays dividends at the rate of 5 percent greater than common stock per share dividends.

On March 3, 2009, the Company’s Articles of Incorporation were amended to authorize the issuance of a class of 10,000,000 shares of preferred stock, having no par value. Subject to certain conditions, the amendment authorizes the Company’s Board of Directors to issue preferred stock without shareholders’ approval. Under this amendment, the Board is authorized to determine the terms of one or more series of preferred stock, including the preferences, rights, and limitations of each series.

Note 8.	Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes”, a method whereby certain items of income and expense (principally provision for loan losses, depreciation, and prepaid expenses) are included in one reporting period for financial accounting purposes and another for income tax purposes. Refer to the notes within the consolidated financial statements for the year ended December 31, 2017 for more information. The accounting literature states that a deferred tax asset should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The determination of whether a deferred tax asset is realizable is based on weighing all available evidence, including both positive and negative evidence. In making such judgments, significant weight is given to evidence that can be objectively verified.

The Company believes that its income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities, and does not anticipate any adjustments that will result in a material adverse impact on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740, “Income Taxes”.

Clover Community Bankshares, Inc. and Subsidiary
Notes to Unaudited Consolidated Interim Financial Statements

Note 9.	Fair Value of Financial Instruments

The Company values certain assets at fair value on a recurring basis. Assets valued at fair value on a recurring basis are those valued at fair value at each balance sheet date, whereas those valued on a nonrecurring basis are not re-measured as of each balance sheet date. There are no liabilities measured at fair value on a recurring basis.

The table below presents the balances of assets measured at fair value on a recurring or nonrecurring basis by level within the hierarchy of inputs that may be used to measure fair value.

	June 30, 2018
	Total	Level 1	Level 2	Level 3
Recurring basis:
Securities available for sale	$37,205,576	$—	$37,205,576	$—

Nonrecurring basis:
Impaired loans	3,370,486	—	—	3,370,486
Other real estate owned	960,210	—	—	960,210
	December 31, 2017
	Total	Level 1	Level 2	Level 3
Recurring basis:
Securities available for sale	$38,082,932	$—	$38,032,932	$—

Nonrecurring basis:
Impaired loans	3,564,641	—	—	3,564,641
Other real estate owned	1,217,705	—	—	1,217,705
Note 10.	Business Combination

On June 15, 2018, the Company and Carolina Trust BancShares, Inc. (“Carolina Trust”) jointly announced signing of a definitive merger agreement under which Carolina Trust has agreed to acquire the Company in a cash and stock transaction.

INDEPENDENT AUDITOR’S REPORT

Board of Directors
Clover Community Bankshares, Inc. and Subsidiary
Clover, South Carolina

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Clover Community Bankshares, Inc. and its subsidiary which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements (collectively the “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clover Community Bankshares, Inc. and its subsidiary as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Greenville, South Carolina
April 5, 2018

See Notes to Consolidated Financial Statements
Clover Community Bankshares, Inc. and Subsidiary
Consolidated Balance Sheets
As of December 31, 2017 and 2016

	2017	2016
Asset
Cash and cash equivalents:
Cash and due from banks	$5,673,434	$2,942,158
Interest-earning deposits in other banks	765,153	83,459
Federal funds sold	679,628	—
Total cash and cash equivalents	7,118,215	3,025,617
Bank term deposits	2,964,947	5,573,250
Investment securities:
Securities available for sale	38,082,932	38,702,768
Securities held to maturity	1,000,000	1,000,000
Nonmarketable equity securities	181,400	182,200
Total investment securities	39,264,332	39,884,968
Loans receivable	72,018,997	71,626,977
Less allowance for loan losses	(1,352,371)	(1,313,421)
Loans receivable, net	70,666,626	70,313,556
Premises, furniture and equipment, net	1,925,049	2,061,116
Accrued interest receivable	556,574	506,161
Other real estate owned	1,217,705	1,325,998
Bank owned life insurance	3,426,268	3,340,910
Other assets	668,340	938,803
Total assets	$127,808,056	$126,970,379

Liabilities
Deposits:
Noninterest-bearing	$25,728,458	$22,781,994
Interest-bearing	87,040,046	88,774,834
Total deposits	112,768,504	111,556,828
Accrued interest payable	50,528	23,751
Federal funds purchased	—	806,542
Note payable	436,705	853,525
Other liabilities	1,109,181	1,128,830
Total liabilities	114,364,918	114,369,476

Commitments and contingencies (Note 13)

Shareholders' Equity
Series A Preferred stock, no par value; 10,000,000 shares
Authorized; 113,125 shares issued and outstanding	1,131	1,131
Common stock, par value $.01 per share, 10,000,000 shares authorized; 863,776 shares issued and outstanding	8,638	8,638
Capital surplus	2,683,888	2,683,888
Retained earnings	10,635,552	9,917,207
Accumulated other comprehensive income (loss)	113,929	(9,961)
Total shareholders' equity	13,443,138	12,600,903
Total liabilities and shareholders' equity	$127,808,056	$126,970,379

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Operations
For the years ended December 31, 2017 and 2016

	2017	2016
Interest income
Loans, including fees	$4,240,142	$4,022,876
Investment securities:
Taxable	467,383	387,666
Tax-exempt	454,730	446,817
Nonmarketable equity securities	78,801	34,714
Bank term and interest-earning deposits	107,437	118,262
Federal funds sold	16,602	5,752
Total interest income	5,365,095	5,016,087

Interest expense
Deposits	158,620	142,390
Other borrowed funds	43,266	51,920
Total interest expense	201,886	194,310
Net interest income	5,163,209	4,821,777

Provision for loan losses	—	—

Net interest income after provision for loan losses	5,163,209	4,821,777

Noninterest income
Service charges on deposit accounts	1,101,358	1,087,259
Gain on sale of securities available for sale	51,585	80,407
Gain on sale of other real estate owned	19,683	—
Other income	97,933	90,529
Total noninterest income	1,270,559	1,258,195

Noninterest expense
Salaries and employee benefits	2,642,420	2,414,486
Net occupancy	212,880	188,790
Furniture and equipment	405,238	346,036
Printing, postage and stationery	113,440	119,140
Professional services	154,588	177,432
Data processing	275,183	195,690
ATM/Debit card	323,377	303,190
Directors’ fees	77,250	72,100
Other operating	652,778	665,838
Total noninterest expense	4,857,154	4,482,702

Income before income taxes	1,576,614	1,597,270
Income tax expense	563,501	382,263

Net Income	1,013,113	1,215,007
Preferred stock dividends	35,635	12,444
Net income available to common shareholders	$977,478	$1,202,563

Earnings per common share
Weighted average number of common shares outstanding	863,776	863,776
Earnings per common share	$1.13	$1.39

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2017 and 2016

	2017	2016
Net Income	$1,013,113	$1,215,007
Other comprehensive income (loss)
Investment securities available for sale:
Unrealized holding gains (losses)	218,108	(821,569)
Tax effect	(61,204)	295,765
Reclassification of gains recognized in net income	(51,585)	(80,407)
Tax effect	18,571	28,945
Other comprehensive income (loss)	123,890	(577,266)
Comprehensive income	$1,137,003	$637,741

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2017 and 2016

	Series A Preferred Stock	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2015	$1,131	$8,638	$2,683,888	$8,805,340	$567,305	$12,066,302
Net income	—	—	—	1,215,007	—	1,215,007
Other comprehensive loss	—	—	—	—	(577,266)	(577,266)
Dividends:
Preferred stock $0.110 per share	—	—	—	(12,444)	—	(12,444)
Common stock $0.105 per share	—	—	—	(90,696)	—	(90,696)
Balance, December 31, 2016	1,131	8,638	2,683,888	9,917,207	(9,961)	12,600,903
Net income	—	—	—	1,013,113	—	1,013,113
Other comprehensive income	—	—	—	—	123,890	123,890
Dividends:
Preferred stock $0.315 per share	—	—	—	(35,635)	—	(35,635)
Common stock $0.300 per share	—	—	—	(259,133)	—	(259,133)
Balance, December 31, 2017	$1,131	$8,638	$2,683,888	$10,635,552	$113,929	$13,443,138

Clover Community Bankshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the years ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net income	$1,013,113	$1,215,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	145,595	152,000
Decrease in deferred loan fees and costs, net	13,339	31,022
Discount accretion and premium amortization, net	303,425	353,641
Decrease (increase) in deferred income tax expense (benefit)	223,749	(156,158)
Loss on disposal of premises, furniture and equipment	1,883	—
Gain on sale of securities available for sale	(51,585)	(80,407)
Increase in bank owned life insurance	(85,358)	(90,529)
Gain on sale of other real estate owned	(19,683)	—
Write-down of other real estate owned	1,000	—
Increase in accrued interest receivable	(50,413)	(73,662)
Increase (decrease) in accrued interest payable	26,777	(2,140)
Decrease (increase) in other assets	46,714	(157,941)
(Decrease) increase in other liabilities	(62,282)	338,483
Net cash provided by operating activities	1,506,274	1,529,316

Cash flows from investing activities:
Decrease in bank term deposits	2,608,303	9,115,629
Purchases of securities available for sale	(5,450,820)	(12,451,549)
Purchases of securities held to maturity	—	(1,000,000)
Redemption (purchase) of non-marketable equity securities	800	(6,400)
Proceeds from maturities, calls, and principals repayment of securities available for sale	2,720,402	5,549,299
Proceeds from sale of available for sale securities	3,264,937	2,043,036
Net increase in loans made to customers	(640,039)	(3,382,577)
Proceeds from sale of other real estate owned	400,606	—
Purchase of premises, furniture and equipment	(11,411)	(313,737)
Net cash provided by (used in) investing activities	2,892,778	(446,299)

Cash flows from financing activities:
Net increase (decrease) in deposits	1,211,676	(2,047,138)
Dividends paid	(294,768)	(103,140)
Net increase (decrease) in federal funds purchased	(806,542)	806,542
Repayment of long-term debt	(416,820)	(398,487)
Net cash used in financing activities	(306,454)	(1,742,223)
Net increase (decrease) in cash and cash equivalents	4,092,598	(659,206)

Cash and cash equivalents:
Beginning of year	3,025,617	3,684,823
End of year	$7,118,215	$3,025,617

Cash paid during the year for
Interest	$175,109	$194,310
Income taxes	$613,000	$442,000

Supplemental disclosures of noncash investing and financing activities
Loans transferred to other real estate owned	$273,630	$591,760
Change in unrealized gain (loss) securities available for sale, net of tax	$123,890	$(577,266)

Clover Community Bankshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
For the years ended December 31, 2017 and 2016

Note 1.	Summary of Significant Accounting Policies and Activities

Organization:

Clover Community Bankshares, Inc. (the “Company”), a bank holding company, and its wholly owned subsidiary, Clover Community Bank (the “Bank”), are engaged in providing domestic commercial banking services from their headquarters office in Clover, South Carolina and a branch office in Lake Wylie, South Carolina. The Company is a South Carolina corporation and the Bank is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (FDIC). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina Board of Financial Institutions. The Company was incorporated on March 4, 1998 and the Bank was organized in 1986 and first commenced commercial operations on October 1, 1987.

Clover Community Bank is a community-oriented institution offering a full range of traditional banking services, with the exception of trust services. Substantially all of its loans are made to individuals and businesses within the Clover, York and Lake Wylie areas of York County, South Carolina. The Bank has a diversified loan portfolio and borrowers' abilities to repay are not dependent upon any specific economic sector. Also, substantially all of its deposits are acquired within its local market area.

Principles of consolidation and basis of presentation:

The consolidated financial statements include the accounts of the Company and the Bank after elimination of all significant intercompany balances and transactions.

Use of estimates:

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Cash and cash equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, short-term interest bearing deposits and federal funds sold. Cash and cash equivalents have an original maturity of three months or less. Bank term deposits, consisting of FDIC-insured certificates of deposits with original maturities from three months to three years, are not included in cash and cash equivalents.

Investment securities:

Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held to maturity, trading or available for sale. Debt securities, which the Company has the positive intent and ability to hold to ultimate maturity, are classified as held to maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes.

Securities not classified as either held to maturity or trading are classified as available for sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available for sale securities are excluded from earnings and recorded as other comprehensive income (loss), net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in noninterest income, based on the amortized cost of the specific security on a trade date basis.

Nonmarketable equity securities:

Nonmarketable equity securities consist of restricted securities, which are carried at cost. Management periodically evaluates these securities for impairment, with any appropriate downward valuation adjustments being made when necessary.

Loans receivable and interest income:

Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments. A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans are carried on the balance sheet at a value not to exceed their observable market price or the fair value of the collateral less estimated selling costs if the repayment of the loan is expected to be provided solely by the underlying collateral. Impaired loans are measured using either the discounted expected cash flow method using the original effective interest rate or the value of collateral method less estimated selling costs.

Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed for a reasonable period of time, generally six months.

Allowance for loan losses:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention.

For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value less estimated selling costs or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The unallocated component is included in the allowance for loans that are collectively evaluated for impairment.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral less estimated selling costs if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Premises, furniture and equipment:

Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed predominantly using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: building - 40 years; furniture and equipment - 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the consolidated statements of operations. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Other real estate owned:

Other real estate owned consists primarily of real estate acquired by the Company through legal foreclosure or deed in lieu of foreclosure. The property is initially carried at the lower of cost (generally the loan balance plus additional costs incurred for improvements to the property) or the estimated fair value of the property less estimated selling costs. If there are subsequent declines in fair value, the property is written down to its fair value through a charge to expense. Capital expenditures made to improve the property are capitalized. Costs of holding real estate, such as property taxes, insurance and maintenance, less related revenues during the holding period are charged to operations.

The following summarizes the activity in other real estate owned for the years ended December 31, 2017 and 2016, respectively:

	2017	2016
Balance, beginning of year	$1,325,998	$734,238
Additions - foreclosures and capitalized expenses	273,630	591,760
Proceeds from sale of other real estate owned	(400,606)	—
Net gain on sales of other real estate owned	19,683	—
Write-downs of other real estate owned	(1,000)	—
Balance, end of year	$1,217,705	$1,325,998

Bank-owned life insurance:

The Company has purchased life insurance policies on certain key employees, which are expected to provide funding for future benefit payments. These policies are recorded at their net cash surrender value, or the amount that can be realized. Income from these policies and changes in the net cash surrender value are recorded in noninterest income. The Company had $3,426,268 and $3,340,910 in bank owned life insurance at December 31, 2017 and 2016, respectively.

Advertising:

The Company expenses advertising and promotion costs as incurred. Advertising and promotion costs totaled $52,999 and $55,552 for the years ended December 31, 2017 and 2016, respectively, and are included in other operating expenses on the consolidated statements of operations.

Income taxes:

The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the current tax rates which are assumed in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or benefit is the result of changes in deferred tax assets and liabilities.

The Company accounts for income taxes in accordance with a financial accounting standard that requires that deferred tax assets and liabilities be recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

The Company has analyzed its filing positions in the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded.

Earnings per common share:

Earnings per common share is determined by calculating net income available to common shareholders and dividing that number by the weighted average number of shares of the Company's common stock outstanding during the period. The Company has no potentially dilutive common shares, stock options or warrants outstanding and therefore has not presented diluted earnings per share.

Comprehensive income:

Comprehensive income consists of net income for the current period and other comprehensive income (loss), defined as net income, expenses, gains and losses that bypass the consolidated statements of operations and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income (loss) by their nature in the consolidated statements of comprehensive income, and displays the accumulated balance of other comprehensive income (loss), net of income taxes, separately in the shareholders' equity section of the consolidated balance sheets.

Reclassifications:

Certain captions and amounts in the 2016 consolidated financial statements were reclassified to conform to the 2017 presentation. These reclassifications had no impact on previously reported net income or shareholders’ equity.

Recently issued accounting standards:

The following accounting standards may affect the future financial reporting by Clover Community Bankshares, Inc. and Subsidiary:

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for annual periods beginning after December 15, 2018 and interim periods within annual reporting periods beginning after December 15, 2019.

The Company will apply the guidance using a modified retrospective approach. The Company’s revenue is primarily comprised of net interest income and noninterest income. The scope of the guidance explicitly excludes net interest income as well as many other revenues for financial assets and liabilities including loans, leases, securities, and derivatives. Accordingly, the majority of our revenues will not be affected. The Company is currently assessing our revenue contracts related to revenue streams that are within the scope of the standard. Our accounting policies will not change materially since the principles of revenue recognition from the ASU are largely consistent with existing guidance and current practices applied by our businesses. We have not identified material changes to the timing or amount of revenue recognition. Based on the updated guidance, we do anticipate changes in our disclosures associated with our revenues. We will provide qualitative disclosures of our performance obligations related to our revenue recognition and we continue to evaluate disaggregation for significant categories of revenue in the scope of the guidance.

In January 2016, the FASB amended the Financial Instruments topic of the Accounting Standards Codification to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Company does not expect these amendments to have a material effect on its financial statements.

In February 2016, the FASB amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The amendments will be effective for the Company for annual periods beginning after December 15, 2020, and interim periods within annual reporting periods beginning after December 15, 2021. Early adoption is permitted for all organizations for periods beginning after December 15, 2018. The Company will apply the amendments to the ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. While early adoption is permitted beginning in first quarter 2019, we do not expect to elect that option. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

In August 2016, the FASB amended the Statement of Cash Flows topic of the Accounting Standards Codification to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

In November 2016, the FASB amended the Statement of Cash Flows topic of the Accounting Standards Codification to clarify how restricted cash is presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

In March 2017, the FASB amended the requirements in the Compensation—Retirement Benefits Topic of the Accounting Standards Codification related to the income statement presentation of the components of net periodic beneﬁt cost for an entity’s sponsored deﬁned beneﬁt pension and other postretirement plans. The amendments will be effective for the Company for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Risks and uncertainties:

In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investments securities portfolios that results from a borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

Concentrations of credit risk:

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the upstate region of South Carolina. The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Note 2.	Cash and Due from Banks

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The daily average cash reserve requirement was approximately $901,000 and $806,000 at December 31, 2017 and 2016, respectively.

Note 3.	Securities Available for Sale

The amortized cost and estimated fair values of securities available for sale at December 31, 2017 and 2016 were as follows:

	Amortized cost	Gross unrealized
December 31, 2017		Gains	Losses	Estimated fair value
Government-sponsored enterprises	$11,466,804	$19,192	$(172,361)	$11,313,635
State, county and municipal	17,968,660	611,252	(163,335)	18,416,577
Mortgage-backed securities	8,496,458	1,014	(144,752)	8,352,720
Total	$37,931,922	$631,458	$(480,448)	$38,082,932
	Amortized cost	Gross unrealized
December 31, 2017		Gains	Losses	Estimated fair value
Government-sponsored enterprises	$12,472,259	$53,430	$(204,958)	$12,320,731
State, county and municipal	17,543,949	557,393	(278,096)	17,823,246
Mortgage-backed securities	8,702,073	24,548	(167,830)	8,558,791
Total	$38,718,281	$635,371	$(650,884)	$38,702,768

The following tables present gross unrealized losses and related fair values, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016.

	Less than twelve months		Twelve months or more		Total
December 31, 2017	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government-sponsored enterprises	$2,362,666	$13,282	$6,203,803	$159,079	$8,566,469	$172,361
State, county and municipal	507,488	1,890	3,707,634	161,445	4,215,122	163,335
Mortgage-backed securities	4,280,701	36,285	3,759,318	108,467	8,040,019	144,752
Total	$7,150,855	$51,457	$13,670,755	$428,991	$20,821,610	$480,448
	Less than twelve months		Twelve months or more		Total
December 31, 2017	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government-sponsored enterprises	$6,195,629	$172,578	$2,573,175	$32,380	$8,768,804	$204,958
State, county and municipal	5,119,623	278,096	—	—	5,119,623	278,096
Mortgage-backed securities	5,383,399	145,988	1,023,595	21,842	6,407,170	167,830
Total	$16,698,651	$596,662	$3,596,770	$54,222	$20,295,597	$650,884

Securities classified as available for sale are recorded at fair market value. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers.

There were twenty-two government-sponsored enterprises, ten state, county and municipal, and twenty-four mortgage-backed securities in an unrealized loss position at December 31, 2017, and twenty-one government-sponsored enterprises, thirteen state, county and municipal, and twenty mortgage-backed securities in an unrealized loss position at December 31, 2016.

At December 31, 2017 and 2016, the Company had one corporate bond with an amortized cost and fair value of $1,000,000 classified as held to maturity. The security matures in August 2026.

The amortized cost and fair value of available for sale securities by contractual maturity are as follows. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Amortized Cost	Estimated Fair Value
Due in less than one year	$1,696,373	$1,682,726
Due after one through five years	10,206,118	10,314,022
Due after five through ten years	15,916,321	16,015,808
Due after ten years	1,616,652	1,717,656
Mortgage-backed securities	8,496,458	8,352,720
Total	$37,931,922	$38,082,932

At December 31, 2017 and 2016, securities with a carrying amount of $7,758,186 and $6,498,383, respectively, were pledged as collateral to secure public deposits.

During 2017 and 2016, gross proceeds from the sale of securities were $3,264,937 and $2,043,036. For 2017, gross realized gains amounted to $62,133 and gross realized losses amounted to $10,548. For 2016, gross realized gains amounted to $82,189 and gross realized losses amounted to $1,782.

Note 4.	Nonmarketable Equity Securities

Nonmarketable equity securities at December 31, 2017 and 2016 consist of:

	2017	2016
Federal Home Loan Bank (FHLB) stock	$114,300	$115,100
Community Bankers’ Bank Stock	$67,100	$67,100

The Bank, as a member institution, is required to own certain stock investments in the FHLB. The FHLB stock is generally pledged against any borrowings from the FHLB (See Note 8). No ready market exists for the FHLB stock and it has no quoted market value; however, redemption of this stock has historically been at par value.

Note 5.	Loans Receivable and Allowance for Loan Losses

Major classifications of loans receivable at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Commercial and industrial	$7,627,155	$7,767,164
Real estate:
Construction	6,201,105	5,201,715
Mortgage - residential	19,226,155	20,046,882
Mortgage - commercial	30,502,195	31,651,360
Consumer and other	8,373,648	6,857,778
Gross loans	71,930,258	71,524,899
Deferred costs, net	88,739	102,078
Less allowance for loan losses	(1,352,371)	(1,313,421)
Loans, net	$70,666,626	$70,313,556

The following tables summarize activity related to the allowance for loan losses for the years ended December 31, 2017 and 2016, as well as the composition and information relative to impaired loans, by portfolio segment, as of December 31, 2017 and 2016:

December 31, 2017	Real Estate Commercial & Industrial	Real Estate Construction	Real Estate Mortgage Residential	Mortgage Commercial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance December 31, 2016	$107,993	$314,973	$378,000	$430,232	$82,223	$1,313,421
Charge-offs	—	—	—	—	(1,517)	(1,517)
Recoveries	—	40,000	400	—	67	40,467
Provisions	(16,791)	(83,685)	(136,964)	218,635	18,805	—
Ending balance December 31, 2017	$91,202	$271,288	$241,436	$648,867	$99,578	$1,352,371
Ending balances:
Individually evaluated for impairment	$1,990	$—	$9,656	$346,101	$1,473	$359,220
Collectively evaluated for impairment	$89,212	$271,288	$231,780	$302,766	$98,105	$993,151
Loans receivable:
Ending balance - total	$7,627,155	$6,201,105	$19,226,155	$30,502,195	$8,373,648	$71,930,258
Ending balances:
Individually evaluated for impairment	$59,617	$—	$949,555	$2,819,417	$95,272	$3,923,861
Collectively evaluated for impairment	$7,567,538	$6,201,105	$18,276,600	$27,682,778	$8,278,376	$68,006,397
December 31, 2016	Real Estate Commercial & Industrial	Real Estate Construction	Mortgage Residential	Mortgage Commercial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance December 31, 2015	$139,715	$74,580	$907,894	$757,728	$126,640	$2,006,557
Charge-offs	—	(588,722)	(113,968)	—	(5,400)	(708,090)
Recoveries	12,165	—	600	—	2,189	14,954
Provisions	(43,887)	829,115	(416,526)	(327,496)	(41,206)	—
Ending balance December 31, 2016	$107,993	$314,973	$378,000	$430,232	$82,223	$1,313,421
Ending balances:
Individually evaluated for impairment	$8,947	$—	$17,474	$42,231	$—	$68,652
Collectively evaluated for impairment	$99,046	$314,973	$360,526	$388,001	$82,223	$1,244,769
Loans receivable:
Ending balance - total	$7,767,164	$5,201,715	$20,046,882	$31,651,360	$6,857,778	$71,524,899
Ending balances:
Individually evaluated for impairment	$86,115	$—	$978,368	$849,336	$—	$1,913,819
Collectively evaluated for impairment	$7,681,049	$5,201,715	$19,068,514	$30,802,024	$6,857,778	$69,611,080

The following tables, by loan category, present at December 31, 2017 and 2016 loans individually evaluated and considered impaired. These tables include performing troubled debt restructurings.

December 31, 2017	Unpaid Recorded Investment	Average Principal Balance	Interest Related Allowance	Recorded Investment	Income Recognized
With no allowance recorded:
Commercial and industrial	$40,842	$40,842	$—	$51,919	$3,816
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	108,418	108,418	—	113,922	4,825
Mortgage-commercial	1,803,316	1,803,316	—	1,842,022	97,024
Consumer and other	—	—	—	—	—
	1,952,576	1,952,576	—	2,007,863	105,665
With an allowance recorded:
Commercial and industrial	18,775	18,775	1,990	20,614	—
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	841,137	841,137	9,656	849,539	47,620
Mortgage-commercial	1,016,101	1,016,101	346,101	1,010,421	42,779
Consumer and other	95,272	95,272	1,473	103,488	7,572
	1,971,285	1,971,285	359,220	1,984,062	97,971
Total:
Commercial and industrial	59,617	59,617	1,990	72,533	3,816
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	949,555	949,555	9,656	963,461	52,445
Mortgage-commercial	2,819,417	2,819,417	346,101	2,852,443	139,803
Consumer and other	95,272	95,272	1,473	103,488	7,572
	$3,923,861	$3,923,861	$359,220	$3,991,925	$203,636
December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$5,335
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	51,388	51,388	—	52,418	47,420
Mortgage-commercial	220,380	220,380	—	236,164	69,566
Consumer and other	—	—	—	—	8,462
	271,768	271,768	—	288,582	130,783
With an allowance recorded:
Commercial and industrial	86,115	86,115	8,947	96,396	—
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	926,980	926,980	17,474	933,218	—
Mortgage-commercial	628,956	628,956	42,229	638,743	86,148
Consumer and other	—	—	—	—	—
	1,642,051	1,642,051	68,652	1,668,357	86,148
Total:
Commercial and industrial	86,115	86,115	8,947	96,396	5,335
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	978,368	978,368	17,474	985,636	47,420
Mortgage-commercial	849,336	849,336	42,231	875,907	155,714
Consumer and other	—	—	—	—	8,462
	$1,913,819	$1,913,819	$68,652	$1,956,939	$216,931

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, including current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on at least a quarterly basis. The Company uses the following definitions for risk ratings:

Watch:

Loans classified as watch are fundamentally sound but exhibit some credit deficiency or special circumstances that warrant special attention of management. Normally the factors contributing to the watch classification are considered temporary, less than twelve months in duration.

Special mention:

Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard:

Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution may sustain some loss if the deficiencies are not corrected.

Doubtful:

Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss:

Loans considered uncollectible and the continuance as an active bank asset is not justified. The loss element can be determined with a considerable degree of certainty both as to the nature and the amount. The determined loss amount should be charged off. Also, included would be any value of the loan which exceeds the market value of the underlying collateral as established by an appraisal or other independent valuation method.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. As of December 31, 2017 and 2016, and based on the most recent analysis performed, the risk category of loans by class of loans is shown in the table below.

December 31, 2017	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$6,133,490	$1,474,890	$—	$18,775	$—	$—	$7,627,155
Real estate:
Construction	6,201,105	—	—	—	—	—	6,201,105
Mortgage-residential	18,562,240	619,644	—	44,271	—	—	19,226,155
Mortgage-commercial	27,806,239	—	—	2,695,956	—	—	30,502,195
Consumer and other	8,333,686	39,962	—	—	—	—	8,373,648
Total	$67,036,760	$2,134,496	$—	$2,759,002	$—	$—	$71,930,258

December 31, 2016	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$7,744,789	$—	$—	$22,375	$—	$—	$7,767,164
Real estate:
Construction	5,201,715	—	—	—	—	—	5,201,715
Mortgage-residential	19,926,092	69,402	—	51,388	—	—	20,046,882
Mortgage-commercial	28,475,785	2,933,998	—	241,577	—	—	31,651,360
Consumer and other	6,807,837	49,941	—	—	—	—	6,857,778
Total	$68,156,218	$3,053,341	$—	$315,340	$—	$—	$71,524,899

A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest, which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. At December 31, 2017 and 2016, nonaccrual loans totaled $2,288,603 and $294,143, respectively.

The following tables, by loan category, present loans past due and in nonaccrual status as of December 31, 2017 and 2016:

December 31, 2017	30 - 59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Nonaccrual	Total Past Due	Current	Total Loans
Commercial and industrial	$672,414	$109,624	$—	$18,775	$800,813	$6,826,342	$7,627,155
Real estate:
Construction	—	—	—	—	—	6,201,105	6,201,105
Mortgage-residential	114,555	—	—	44,271	158,826	19,067,329	19,226,155
Mortgage-commercial	—	17,932	—	2,225,557	2,243,489	28,258,706	30,502,195
Consumer and other	23,764	16,198	—	—	39,962	8,333,686	8,373,648
	$810,733	$143,754	$—	$2,288,603	$3,243,090	$68,687,168	$71,930,258
December 31, 2016	30 - 59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Nonaccrual	Total Past Due	Current	Total Loans
Commercial and industrial	$—	$—	$—	$22,375	$22,375	$7,744,789	$7,767,164
Real estate:
Construction	—	—	—	—	—	5,201,715	5,201,715
Mortgage-residential	286,497	—	—	51,388	337,885	19,708,997	20,046,882
Mortgage-commercial	477,632	—	—	220,380	698,012	30,953,348	31,651,360
Consumer and other	47,202	—	—	—	47,202	6,810,576	6,857,778
	$811,331	$—	$—	$294,143	$1,105,474	$70,419,425	$71,524,899

Troubled debt restructurings (TDRs) are loans that have been restructured from their original contractual terms and include concessions that would not otherwise have been granted outside of the financial difficulty of the borrower. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of the Company’s workout plan for individual loan relationships, the Company may restructure loan terms to assist borrowers facing challenges in the current economic environment. The purpose of a TDR is to facilitate ultimate repayment of the loan. TDRs included in impaired loans at December 31, 2017 and 2016 amounted to $1,524,592 and $1,511,924, respectively.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. There were $18,775 and $22,375 in TDRs on nonaccrual status at December 31, 2017 and 2016, respectively.

Management will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If, after previously being classified as a TDR, a loan is restructured a second time, then that loan is automatically placed on nonaccrual status. The Company’s policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

During the year ended December 31, 2017, the Company modified one consumer loan that was considered to be a TDR. The Company made a rate concession on this loan as a result of financial difficulty displayed by the borrower. The recorded investment in this loan was $107,251 before and after the modification. During the year ended December 31, 2016, the Company modified one commercial real estate loan that was considered to be a TDR. The Company made a rate concession on this loan as a result of financial difficulty displayed by the borrower. The recorded investment in this loan was $484,328 before and after the modification.

As of December 31, 2017 and 2016, no loans previously determined to be a TDR defaulted during the previous 12 months.

In the determination of the allowance for loan losses, all TDRs are reviewed to ensure that one of the three proper valuation methods (fair market value of the collateral, present value of cash flows, or observable market price) is adhered to. All TDRs are considered impaired.

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with the Bank in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans was $919,496 and $1,402,182 at December 31, 2017 and 2016, respectively. During 2017, new related party loans were $179,596 and repayments totaled $662,282.

Note 6.	Premises, Furniture and Equipment

Premises, furniture and equipment consisted of the following at December 31, 2017 and 2016:

	2017	2016
Land	$1,029,773	$1,029,773
Buildings and land improvements	1,574,327	1,574,327
Furniture and equipment	3,051,133	3,047,341
	5,655,233	5,651,441
Less, accumulated depreciation	(3,730,184)	(3,590,325)
Premises, furniture and equipment, net	$1,925,049	$2,061,116

Depreciation expense for the years ended December 31, 2017 and 2016 was $145,595 and $152,000, respectively.

Note 7.	Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at year-end 2017 and 2016 were $2,123,859 and $1,510,036, respectively.

At December 31, 2017, the scheduled maturities of time deposits are as follows:

2018	$16,377,045
2019	1,800,663
2020	30,751
2021	194,145
2021	30,000
Thereafter	56,487
Total	$18,489,091

Deposits received from executive officers and directors and their related interests totaled $1,291,820 and $1,478,478 at December 31, 2017 and 2016, respectively. These deposit accounts have substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other non-related depositors.

Note 8.	Advances from Federal Home Loan Bank

The Company has a credit availability agreement with the FHLB totaling up to 14 percent of the Bank’s assets as of any quarter end. As of December 31, 2017, the available unused credit totaled approximately $33,290,000, subject to pledging of additional collateral. There were no advances outstanding at December 31, 2017 or 2016.

Note 9.	Note Payable

On March 5, 2014, the Company obtained a $2,000,000 note payable from a correspondent bank, the proceeds of which were used in connection with the repurchasing and retirement of a series of preferred stock. The note payable bears interest at the rate of 4.4 percent per annum and requires principal and interest payments of $111,995 due quarterly until its maturity on January 1, 2019. The note payable is collateralized by the stock of the Bank that is owned by the Company. The total amount outstanding on the note payable as of December 31, 2017 and 2016 was $436,705 and $853,525, respectively.

Note 10.	Shareholders’ Equity

Restrictions on subsidiary dividends, loans or advances:

South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the Bank’s dividends to the Company in an amount exceeding the amount of the current year’s earnings are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

Accumulated other comprehensive income (loss):

As of December 31, 2017 and 2016, accumulated other comprehensive income (loss) included in shareholders’ equity in the accompanying consolidated balance sheets consisted of the accumulated unrealized holding gains and losses on available for sale securities, net of income tax effects.

Preferred stock:

The Series A Preferred Stock has senior rights over common stock with regard to dividends and rights upon liquidation. Unlike common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. The preferred stock pays dividends at the rate of 5 percent greater than common stock per share dividends.

On March 3, 2009, the Company’s Articles of Incorporation were amended to authorize the issuance of a class of 10,000,000 shares of preferred stock, having no par value. Subject to certain conditions, the amendment authorizes the Company’s Board of Directors to issue preferred stock without shareholders’ approval. Under this amendment, the Board is authorized to determine the terms of one or more series of preferred stock, including the preferences, rights, and limitations of each series.

Regulatory capital:

All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Effective March 31, 2015, quantitative measures established by applicable regulatory standards, including the newly implemented Basel III revised capital adequacy standards and relevant provisions of the Dodd-Frank All Street Report and Consumer Protection Act (“Dodd-Frank Act”), require the Bank to maintain (i) a minimum ratio of Tier 1 capital to average total assets, after certain adjustments, of 4.00 percent, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of 6.00 percent, (iii) a minimum ratio of total-capital to risk-weighted assets of 8.00 percent and (iv) a minimum ratio of Common Equity Tier 1 capital (“CET1”) to risk-weighted assets of 4.50 percent. A “well-capitalized” institution must generally maintain capital ratios 2.00 percent higher than the minimum guidelines.

In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, the Company and Bank will also be required to maintain a “capital conservation buffer” in addition to its minimum risk-based capital requirements. The buffer will be required to consist solely of CET1, but the buffer will apply to all three risk-based measurements (CET1, Tier 1 and total capital). The capital conservation buffer will be phased in incrementally over time, beginning January 1, 2016 and becoming fully effective on January 1, 2019, and will ultimately consist of an additional amount of Tier 1 capital equal to 2.50 percent of risk-weighted assets. The current required capital conservation buffer amounts to 1.25 percent at December 31, 2017.

As of December 31, 2017, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

(Dollars in thousands)	Actual		For capital adequacy purposes		To be well- capitalized under prompt corrective action provisions
December 31, 2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
The Company
Common equity tier 1 capital (to risk weighted assets)	$13,443	15.88%	$3,809	4.50%	N/A	N/A
Total Capital (to risk weighted assets)	14,507	17.14%	6,771	8.00%	N/A	N/A
Tier 1 Capital (to risk weighted assets)	13,443	15.88%	3,385	6.00%	N/A	N/A
Tier 1 Capital (to average assets)	13,443	10.24%	5,253	4.00%	N/A	N/A

The Bank
Common equity tier 1 capital (to risk weighted assets)	$13,018	15.38%	$3,809	4.50%	$5,501	6.50%
Total Capital (to risk weighted assets)	14,082	16.64%	6,771	8.00%	8,464	10.00%
Tier 1 Capital (to risk weighted assets)	13,018	15.38%	5,078	6.00%	6,771	8.00%
Tier 1 Capital (to average assets)	13,018	9.91%	5,253	4.00%	6,566	5.00%

(Dollars in thousands)	Actual		For capital adequacy purposes		To be well- capitalized under prompt corrective action provisions
December 31, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
The Company
Common equity tier 1 capital (to risk weighted assets)	$12,611	14.50%	$3,913	4.50%	N/A	N/A
Total Capital (to risk weighted assets)	13,704	15.76%	6,956	8.00%	N/A	N/A
Tier 1 Capital (to risk weighted assets)	12,611	14.50%	3,478	6.00%	N/A	N/A
Tier 1 Capital (to average assets)	12,611	9.82%	5,136	4.00%	N/A	N/A

The Bank
Common equity tier 1 capital (to risk weighted assets)	$12,725	14.63%	$3,913	4.50%	$5,652	6.50%
Total Capital (to risk weighted assets)	13,818	15.89%	6,956	8.00%	8,695	10.00%
Tier 1 Capital (to risk weighted assets)	12,725	14.63%	5,217	6.00%	6,956	8.00%
Tier 1 Capital (to average assets)	12,725	9.91%	5,136	4.00%	6,420	5.00%
Note 11.	Income Taxes

On December 22, 2017, the President of the United States signed into law the Tax Cut and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from the top rate of 35 percent to 21 percent for tax years beginning after December 31, 2017.

The Company recognized the income tax effects of the 2017 Tax Act in its 2017 financial statements in accordance with Staff Accounting Bulletin No. 118, which provides guidance for the application of ASC Topic 740, Income Taxes, in the reporting period in which the 2017 Tax Act was signed into law. As such, the Company’s financial results reflect the income tax effects of the 2017 Tax Act for which accounting under ASC Topic 740 is complete and provisional amounts for those specific income tax effects of the 2017 Tax Act for which accounting under ASC Topic 740 is incomplete but a reasonable estimate could be determined. The Company did not identify terms for which the income tax effects of the 2017 Tax Act have not been completed and a reasonable estimate could not be determined as of December 31, 2017.

Income tax expense for the years ended December 31, 2017 and 2016 is summarized as follows:

	2017	2016
Currently payable:
Federal	$292,236	$481,099
State	47,516	57,322
	339,752	538,421
Deferred tax (benefit) expense	223,749	(156,158)
Income tax expense	$563,501	$382,263

The gross amounts of deferred tax assets and liabilities as of December 31, 2017 and 2016 are as follows:

	2017	2016
Deferred tax assets:
Allowance for loan losses	$151,755	$245,699
Other real estate owned	85,300	179,303
Deferred compensation	198,362	266,309
Nonaccrual loan income	5,888	40,804
Loss on unfunded commitments	19,250	31,167
	460,555	763,282
Deferred tax liabilities:
Depreciation	44,690	93,839
Prepaid expenses	—	5,257
Net deferred loan costs	18,635	34,707
Unrealized holding gains (losses) on securities available for sale	37,080	(5,585)
Gross deferred tax liabilities	100,405	128,218
Net deferred tax assets	$360,150	$635,064

The net deferred tax assets are included in other assets at December 31, 2017 and 2016. A portion of the change in net deferred taxes relates to the change in unrealized net gains and losses on securities available for sale. The related 2017 and 2016 deferred tax benefit of $42,665 and $324,710, respectively; have been recorded directly to shareholders’ equity.

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, the Company’s deferred tax assets and liabilities were remeasured to reflect the reduction in the U.S. Corporate income tax rate from 34 percent to 21 percent, resulting in a $230,000 increase in income tax expense for the year ended December 31, 2017 and a corresponding $230,000 decrease in net deferred tax assets as of December 31, 2017.

The Company and its subsidiary file income tax returns with the federal government and the State of South Carolina. With few exceptions, the Company is no longer subject to federal or state income tax examinations by tax authorities for years before 2014.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34 percent to income before income taxes for the years ended December 31, 2017 and 2016 follows:

	2017		2016
Tax expense at statutory rate	$536,048	34.0%	$543,072	34.0%
State income tax, net of federal income tax benefit	31,361	1.9	37,833	2.4
Tax-exempt interest income	(174,277)	(11.1)	(159,878)	(10.0)
Non-deductible interest expense	6,010	0.4	4,701	0.3
Life insurance income	(29,022)	(1.8)	(30,780)	(1.6)
Remeasurement of deferred taxes under 2017 Tax Act	230,000	14.6	—	—
Other, net	(36,619)	(2.3)	(12,685)	(0.8)
Total	$563,501	35.7%	$382,263	24.3%
Note 12.	Retirement Plans

In 1993, the Company established the Clover Community Bank Employees' Retirement Savings Plan (the “Savings Plan”) for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Savings Plan after attaining age 21 and completing twelve months of service, and are credited with at least 1,000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by federal laws and regulations each year. The Company matches $0.50 for each dollar contributed by the employees up to 6 percent of each employee’s total pay. The Board of Directors can also elect to make discretionary contributions.

Employees are fully vested in both the matching and any discretionary contributions after six years of service. The employer matching contributions for the years ended December 31, 2017 and 2016 were $46,872 and $43,840, respectively.

On April 1, 2008, the Company established a Supplemental Executive Retirement Plan (“SERP”) for certain senior executives. The purpose of the SERP is to provide monthly retirement income after retirement at age sixty-five and life insurance coverage prior to retirement. Annual retirement benefits will be paid over ten years and range from $50,000 to $100,000 and are being funded indirectly and partially by bank-owned life insurance. During 2017 and 2016, the Company recognized $161,319 and $79,446 in SERP expenses and $85,933 and $90,529 in bank owned life insurance income reflected in salaries and employee benefits and other noninterest income in the consolidated statements of operations, respectively.

Note 13.	Commitments and Contingencies

Commitments to extend credit:

In the normal course of business, the Bank is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contractual amounts represent credit risk at December 31, 2017 and 2016:

	2017	2016
Loan commitments	$2,421,450	$10,424,000
Unfunded lines of credit	5,348,902	5,144,000
Standby letters of credit	362,500	362,500

Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers.

Short-term borrowing availability:

At December 31, 2017 and 2016, the Bank had an unused short-term line of credit to purchase up to $3,000,000 in federal funds from a correspondent financial institution and is continuously in effect; however, the lender reserves the right to withdraw this line at any time. As of December 31, 2017, the Bank had drawn $0 on the line of credit.

Litigation:

The Company and the Bank were not involved as defendants in any litigation as of December 31, 2017. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

Note 14.	Fair Value of Financial Instruments

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices (unadjusted) of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:	Quoted prices for similar instruments in active or non-active markets and model-derived valuations in which all significant inputs are observable in active markets.
Level 3:	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the valuation methodologies used for instruments measured at fair value.

Securities available for sale:

When quoted market prices are available in an active market, the securities are classified as Level 1 in the valuation hierarchy. Level 1 securities for the Company include certain equity securities. If quoted market prices are not available, but fair values can be estimated by observing quoted prices of securities with similar characteristics, the securities are classified as Level 2 on the valuation hierarchy. For the Company, Level 2 securities include mortgage-backed securities, state, county and municipal agencies, and government sponsored entity securities. In cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. Securities available for sale are recorded on a recurring basis.

Impaired loans:

The fair value of impaired loans is estimated using one of several methods including collateral value, liquidation value, and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for with the fair value of expected repayments or collateral exceed the recorded investment in such loans. The Company records impaired loans as nonrecurring Level 3.

Other real estate owned:

Other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral and management’s estimations of value of the collateral. The Company records other real estate owned as nonrecurring Level 3.

The following table summarizes the Company’s financial instruments that were measured at fair value on a recurring and nonrecurring basis at December 31, 2017 and 2016.

December 31, 2017	Fair value at December 31, 2017	Level 1	Level 2	Level 3
Recurring basis:
Securities available for sale
Government sponsored enterprises	$11,313,635	$—	$11,313,635	$—
State, county and municipal	18,416,577	—	18,416,577	—
Mortgage-backed securities	8,352,720	—	8,352,720	—

Nonrecurring basis:
Impaired loans	3,564,641	—	—	3,564,641
Other real estate owned	1,217,705	—	—	1,217,705

December 31, 2016	Fair value at December 31, 2016	Level 1	Level 2	Level 3
Recurring basis:
Securities available for sale
Government sponsored enterprises	$12,320,731	$—	$12,320,731	$—
State, county and municipal	17,823,246	—	17,823,246	—
Mortgage-backed securities	8,558,791	—	8,558,791	—

Nonrecurring basis:
Impaired loans	1,845,167	—	—	1,845,167
Other real estate owned	1,325,998	—	—	1,325,998

For Level 3 assets measured at fair value on a recurring or non-recurring basis as of December 31, 2017 and 2016, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value at December 31, 2017	Fair Value at December 31, 2016	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Impaired Loans	$3,564,641	$1,845,167	Appraised Value/Discounted Cash Flows/Market Value of Note	Discounts to reflect current market conditions, ultimate collectability, and estimated costs to sell	0 – 10%

Other Real Estate Owned	$1,217,705	$1,325,998	Appraised Value/Comparable Sales/Other Estimates from Independent Sources	Discounts to reflect current market conditions and estimated costs to sell	0 – 10%
Note 15.	Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Non-recognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed events occurring through April 5, 2018, the date the consolidated financial statements were available to be issued and no subsequent events have occurred that have not been accrued for or disclosed.

Appendix A

[Execution Version]

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and between

CAROLINA TRUST BANCSHARES, INC.

and

CLOVER COMMUNITY BANKSHARES, INC.

Dated as of June 14, 2018

A-i

A-ii

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement	A-A-1

B	Form of Support Agreement	A-B-1

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of June 14, 2018, is by and between Carolina Trust BancShares, Inc., a North Carolina corporation (“Buyer”), and Clover Community Bankshares, Inc., a South Carolina corporation (“Clover”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

Recitals

WHEREAS, the respective boards of directors of Buyer and Clover have determined that it is in the best interests of their respective companies and shareholders for Clover to merge with and into Buyer, with Buyer being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Clover Common Stock at the Effective Time will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the board of directors of Clover has recommended that Clover’s shareholders approve this Agreement and the transactions contemplated hereby (the “Clover Recommendation”);

WHEREAS, the board of directors of Buyer has recommended that Buyer’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of Clover and Clover Bank have entered into a voting agreement with Buyer as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such person has agreed, among other things, to vote all shares of Clover Common Stock and Clover Preferred Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger is subject to the approvals of the shareholders of Clover and Buyer, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, Buyer and Clover desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, Buyer and Clover intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Buyer and Clover will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
MERGER AND REORGANIZATION

1.1   Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Clover shall merge with and into Buyer pursuant to and with the effect provided in Chapter 11 of the South Carolina Business Corporation Act of 1988 (the “SCBCA”) and Article 11 of the North Carolina Business Corporation Act (the “NCBCA”). Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.

1.2   Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3   Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the Secretary of State of South Carolina and with the North Carolina Department of the Secretary of State. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the Secretary of State of South Carolina and with the North Carolina Department of the Secretary of State or at such later time as may be mutually agreed upon by Buyer and Clover and specified in the Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the authorized officers of each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur within five (5) business days of the last of the following dates to occur: (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger or the Bank Merger, (b) the date on which the shareholders of Clover approve this Agreement, (c) the date on which the shareholders of Buyer approve this Agreement, or (d) the satisfaction or, to the extent applicable, waiver of the conditions precedent set forth in Article VIII; provided, however, if the Effective Time would otherwise occur in the last fifteen (15) days of any fiscal quarter of Buyer, Buyer may, in its sole discretion, postpone the Effective Time until the first business day of the next calendar month following the fiscal quarter in which the Effective Time would otherwise have occurred.

1.4   Restructure of Transactions.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Clover directly with and into a subsidiary of Buyer, provided, that no such revision to the structure of the Merger (a) shall result in any changes in the amount or type of consideration which the holders of shares of Clover Common Stock are entitled to receive under this Agreement, (b) would unreasonably impede or delay consummation of the Merger, or (c) imposes any less favorable terms or conditions on Clover or Clover Bank. In such event, Buyer will give written notice to Clover in the manner provided in Section 10.8, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5   Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Carolina Trust Bank (“Buyer Bank”), a North Carolina state-chartered commercial bank and wholly owned subsidiary of Buyer, and Clover Community Bank (“Clover Bank”), a South Carolina state-chartered commercial bank and wholly owned subsidiary of Clover, shall enter into the Agreement and Plan of Reorganization and Bank Merger, in the form attached hereto as Exhibit A, with such changes thereto as Buyer and Clover shall mutually agree (the “Bank Merger Agreement”), pursuant to which Clover Bank will merge with and into Buyer Bank (the “Bank Merger”), with Buyer Bank as the surviving bank in the Bank Merger. The Bank Merger shall not occur prior to the Effective Time.

1.6   Tax Treatment of the Merger.

It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

ARTICLE 2
TERMS OF MERGER

2.1   Articles of Incorporation.

The articles of incorporation of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2   Bylaws.

The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3   Directors and Officers.

(a)	The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
(b)	Prior to the Effective Time, Buyer shall take all action necessary to cause Buyer Bank to appoint two (2) non-employee members of Clover’s board of directors, as identified by Buyer, to the board of directors of Buyer Bank, to be effective immediately following the Effective Time (each such Clover director, a “Clover Appointee”). Buyer also agrees to nominate for election by shareholders (through action of its nominating committee and subject to such individual’s satisfaction of applicable requirements of Regulatory Authorities and the bylaws of Buyer) one of the Clover Appointees for election to the board of directors of Buyer at Buyer’s 2019 annual meeting of shareholders. During the period from the Effective Time of the Merger until Buyer’s 2019 annual meeting of shareholders, Buyer shall grant board observation rights to one of the Clover Appointees, such that the designated Clover Appointee shall be entitled to attend Buyer board meetings and receive the same type of information received by members of Buyer’s board of directors (provided, such information shall in no event include any information that Buyer is prohibited from sharing with non-board members under applicable Law (such as, to the extent applicable, any confidential, supervisory information relating to Buyer)).
(c)	It is anticipated that the directors of Clover in office immediately prior to the Effective Time (and who are not appointed to Buyer’s or Buyer Bank’s board of directors) will be invited to serve as Buyer Bank’s local advisory board and shall be entitled to receive advisory board fees consistent with Buyer Bank’s standard compensation policies for a period of not less than two (2) years.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1   Effect on Clover Common Stock.

(a)	At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of Clover Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and shares of Clover Common Stock that are owned by holders of Clover Common Stock properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive either: (i) cash in the amount of $22.00 (the “Cash Consideration”), less any applicable withholding Taxes; or (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (items (i) or (ii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 2.7181 shares of Buyer Common Stock per share of Clover Common Stock.

(b)	At the Effective Time, all shares of Clover Common Stock shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Clover Common Stock or Clover Preferred Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price; provided, that any Dissenter Shares shall thereafter represent only the right to receive payment as set forth in Section 3.7.
(c)	If, prior to the Effective Time, the outstanding shares of Clover Common Stock, the outstanding shares of Clover Preferred Stock or the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price. For the avoidance of doubt, Buyer shall have the right to grant additional stock options or other equity-based awards under its existing equity-based compensation plans (“Buyer Awards”) without triggering an adjustment to the Per Share Purchase Price under this Section 3.1(c), and the exercise by any holder of an option, warrant or other Right to acquire shares of Buyer Common Stock shall require no adjustment hereunder.
(d)	Each share of Clover Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Clover Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).
(e)	The Parties acknowledge that each share of Clover Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall automatically convert into one share of Clover Common Stock immediately prior to the Effective Time in accordance with the articles of incorporation of Clover. For the avoidance of doubt, at the Effective Time, such converted shares shall be treated as shares of Clover Common Stock under this Agreement (including, without limitation, with respect to the payment of the Merger Consideration and the shareholder election rights provided under and in accordance with this Article 3).

3.2   Election and Proration Procedures.

(a)	As promptly as practicable after the Effective Time, but in any event no later than five (5) business days after the Effective Time, an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of Clover Common Stock of record at the Effective Time (including, for the avoidance of doubt, holders of Clover Preferred Stock whose shares automatically convert into Clover Common Stock at the Effective Time) by the exchange agent selected by Buyer and reasonably acceptable to Clover (the “Exchange Agent”). Clover shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)	Subject to the provisions of this Article 3 (including, without limitation, Sections 3.2(d) and (e)), each Election Form shall entitle the holder of Clover Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) a mixture of Cash Consideration and Stock Consideration in such proportion as the holder shall elect for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”). Holders of record of Clover Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Clover Common Stock held by that Holder Representative for a particular beneficial owner. The shares of Clover Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”. The shares of Clover Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.” Shares of Clover Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion, together with all Certificates (if shares are held in certificated form)) are referred to as “Non-Election Shares.”
(c)	To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on such date as the Parties may mutually agree (the “Election Deadline”), which, in no event, shall be later than forty-five (45) calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Clover Common Stock covered by such Election Form (or customary affidavits and bond of indemnity regarding the loss or destruction of such Certificates), together with duly completed transmittal materials. For the holders of Clover Common Stock who make a Non-Election, subject to Section 3.2(e), Clover shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any Clover shareholder may at any time prior to, but not after, the Election Deadline change such holder’s election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Clover shareholder may, at any time prior to the Election Deadline, revoke such holder’s election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of such holder’s Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Party that this Agreement has been terminated pursuant to the applicable Section of Article 9 of this Agreement. If a Clover shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Clover Common Stock held by such Clover shareholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.
(d)	The number of whole shares of Clover Common Stock to be converted into the right to receive the Cash Consideration shall be equal as nearly as possible to twenty percent (20)% of the number of shares of Clover Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of whole shares of Clover Common Stock to be converted into the right to receive the Stock Consideration shall be equal as nearly as possible to eighty percent (80)% of the number of shares of Clover Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)	Within five (5) business days after the Election Deadline, Buyer shall cause the Exchange Agent to effect the allocation among holders of Clover Common Stock of rights to receive the Per Share Purchase Price and to distribute such as follows:
(i)	if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number, and (B) the Stock Consideration for those Cash Election Shares which were not converted into the right to receive Cash Consideration as a result of the Cash Election Number exceeding the Aggregate Cash Limit;
(ii)	if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, and (B) the Cash Consideration for those Stock Election Shares which were not converted into the right to receive Stock Election Shares as a result of the Stock Election Number exceeding the Aggregate Stock Limit; and
(iii)	if the Cash Election Number and the Stock Election Number do not exceed the Aggregate Cash Limit and the Aggregate Stock Limit, respectively, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (C) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Clover Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of Clover Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.
(iv)	Notwithstanding the formulae set forth in the preceding subsections of this Section 3.2(e), Buyer and the Exchange Agent may adjust the calculations contained therein or apply an alternative allocation procedure (provided that such adjustments or alternative allocation procedures are done proportionately and in a manner deemed by Buyer and Exchange Agent to be fair and reasonable to Clover’s shareholders that would be affected thereby) to achieve the intended result set forth in Section 3.2(d) regarding proration of the Merger Consideration between Cash Consideration and Stock Consideration.

3.3   Exchange Procedures.

(a)	Promptly after the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of Clover Common Stock may be entitled pursuant to Section 3.6 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.6), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3 and Section 3.6, the Exchange Fund will not be used for any other purpose.
(b)	Unless different timing is agreed to by Buyer and Clover, as soon as reasonably practicable after the Effective Time, but in any event no more than five (5) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of Clover appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of Clover Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of Clover Common Stock represented by one or more Certificates that are not registered in the transfer records of Clover, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate representing Clover Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer (or the Exchange Agent) may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Sections 3.1 and 3.2. Buyer or its Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Clover Common Stock is entitled. Certificates evidencing Buyer Common Stock into which Clover Common Stock has been converted will not be issued. The shares of Buyer Common Stock to which each former holder of Clover Common Stock is entitled will not be restricted securities, as such term is used in Rule 144 promulgated under the Securities Act, and the shares of Buyer Common Stock into which Clover Common Stock has been converted will not require a restrictive legend under the Securities Act (except to the extent the holder is an “affiliate” of Buyer, as such term is defined in Rule 144, and the shares of Buyer Common Stock are considered to be “control securities,” as interpreted under Rule 144).

(c)	Unless different timing is agreed to by Buyer and Clover, after the Effective Time, each holder of shares of Clover Common Stock (other than Extinguished Shares and Dissenter Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent (to the extent such shares are held in certificated form) and shall promptly upon surrender thereof receive in exchange therefor the Per Share Purchase Price provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3. The Certificate or Certificates of Clover Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. With respect to shares held in certificated form, Buyer shall not be obligated to deliver the Per Share Purchase Price to which any former holder of Clover Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or affidavit of loss and indemnity bond in lieu thereof as provided in Section 3.3(b)) for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss and indemnity bond in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Clover Entity, nor the Exchange Agent shall be liable to any holder of Clover Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
(d)	Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Clover Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Clover Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.
(e)	Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of Clover Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any holder of shares of Clover Common Stock who has not theretofore complied with Section 3.3(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of Clover Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Clover Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Clover to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)	Adoption of this Agreement by the shareholders of Clover shall constitute ratification of the appointment of the Exchange Agent.

3.4   Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.5   Rights of Former Clover Shareholders.

At the Effective Time, the stock transfer books of Clover shall be closed as to holders of Clover Common Stock and no transfer of Clover Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of Clover Common Stock (other than Certificates representing Extinguished Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in this Article 3.

3.6   Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Clover Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) the fraction of a share of Buyer Common Stock to which such holder would otherwise have been entitled, and (b) the average of the closing sale prices of Buyer Common Stock as reported on the Nasdaq Stock Market for the twenty (20) consecutive full trading days ending at the trading day immediately prior to the Closing Date. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.7   Dissenting Shareholders.

Any holder of shares of Clover Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33-13-310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Clover or the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that, after the

Effective Time, a dissenting shareholder of Clover fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall deliver to such holder of shares of Clover Common Stock the Per Share Purchase Price (without interest) in respect of such shares upon surrender by such holder of the certificate or certificates representing such shares of Clover Common Stock held by such holder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CLOVER

Clover represents and warrants to Buyer, except as set forth on the Clover Disclosure Memorandum, as follows:

4.1   Organization, Standing, and Power.

Clover is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). Clover Bank is a state- chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Clover and Clover Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Clover and Clover Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect. The minute book, articles of incorporation, bylaws and other organizational documents for each of Clover and Clover Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto. Clover Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950, as amended, and applicable regulations thereunder, and the deposits held by Clover Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

4.2   Authority of Clover; No Breach By Agreement.

(a)	Clover has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by Clover’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Clover, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Clover Common Stock and Clover Preferred Stock, voting together as a single class in accordance with the terms of the Clover articles of incorporation and bylaws, which is the only Clover shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Clover Shareholder Approval”). Subject to any approvals referred to in Sections 8.1(b) and 8.1(c) and receipt of such Requisite Clover Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of Clover, enforceable against Clover in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)	Neither the execution and delivery of this Agreement by Clover, nor the consummation by Clover and Clover Bank of the transactions contemplated hereby, nor compliance by Clover and Clover Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Clover’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any Clover Subsidiary or any resolution adopted by the board of directors or the shareholders of any Clover Entity, or (ii) except as disclosed in Section 4.2(b) of the Clover Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Clover Entity under, any material Contract or any material Permit of any Clover Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Clover Entity or any of their respective material Assets (including any Buyer Entity or any Clover Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any Clover Entity being reassessed or revalued by any Regulatory Authority).

(c)	Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the South Carolina State Board of Financial Institutions, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which the joint proxy statement relating to Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of South Carolina and the North Carolina Department of the Secretary of State, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Clover and Clover Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Clover of this Agreement.

4.3   Capital Stock.

(a)	The authorized capital stock of Clover consists of 10,000,000 shares of Clover Common Stock, of which 863,776 shares are issued and outstanding as of the date of this Agreement, and 15,000,000 shares of preferred stock, of which 113,125 shares are designated as Series A Preferred Stock, no par value per share (the “Clover Preferred Stock”) are issued and outstanding as of the date of this Agreement. Clover has no other issued and outstanding shares of preferred stock other than the 113,125 shares of Clover Preferred Stock. All of the issued and outstanding shares of capital stock of Clover are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Clover has been issued in violation of any preemptive rights of the current or past shareholders of Clover. Included at Section 4.3 of the Clover Disclosure Memorandum is a true, complete, and accurate list of the holders of record of all outstanding Clover securities as of the date indicated on the list (which date, in any event, shall be within 10 days of the date of this Agreement) showing name, address, and securities held by each such holder.
(b)	There are no shares of capital stock or other equity securities of Clover reserved for issuance.
(c)	Except as specifically set forth in this Section 4.3, there are no shares of Clover capital stock or other equity securities of Clover outstanding, and there are no outstanding Rights with respect to any Clover securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange, or issuance of any securities of Clover.

4.4   Clover Subsidiaries.

Clover has no Subsidiaries except as set forth in Section 4.4 of the Clover Disclosure Memorandum, and Clover owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Clover Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Clover Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Clover Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Clover Entity). There are no Contracts relating to the Rights of any Clover Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Clover free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The articles of incorporation, bylaws and other organizational documents for the Subsidiaries have been made available to Buyer for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

4.5   Securities Offerings; Financial Statements.

(a)	Each offering or sale of securities by Clover (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Neither Clover nor any Clover Subsidiary is required to file any Exchange Act Documents.
(b)	Each of the Clover Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented in accordance with GAAP the consolidated financial position of Clover and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(c)	Clover’s independent registered public accountants, which have expressed their opinion with respect to the Clover Financial Statements and its Subsidiaries (including the related notes), have audited Clover’s year-end financial statements, and have reviewed Clover’s interim financial statements, that are included in the Clover Financial Statements. Section 4.5(c) of the Clover Disclosure Memorandum lists all non-audit services performed by Clover’s independent registered public accountants for Clover or Clover Bank.

4.6   Absence of Undisclosed Liabilities.

Neither Clover nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the audited consolidated balance sheet of Clover for the year ended December 31, 2017 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither Clover nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Clover and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Clover or any of its Subsidiaries in Clover’s or such Subsidiary’s financial statements.

4.7   Absence of Certain Changes or Events.

Except as disclosed in the Clover Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Clover Disclosure Memorandum, from December 31, 2017 through the date of this Agreement (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect, (ii) none of the Clover Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Clover provided in this Agreement, and (iii) since December 31, 2017, the Clover Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the Clover Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Clover and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the transactions contemplated by this Agreement.

4.8   Tax Matters.

Except as set forth in Section 4.8 of the Clover Disclosure Memorandum:

(a)	All Clover Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Clover Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the Clover Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Clover Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any Clover Entity does not file a Tax Return that such Clover Entity may be subject to Taxes by that jurisdiction.
(b)	None of the Clover Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any Clover Entity, any Tax Returns of any Clover Entity, or the assets of any Clover Entity. No officer or employee responsible for Tax matters of any Clover Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any Clover Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the Clover Entities has waived or extended any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)	Each Clover Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate Taxing Authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under state, local or foreign Tax Law.
(d)	The unpaid Taxes of each Clover Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Clover Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Clover Entities in filing their Tax Returns.
(e)	Except as described in Section 4.8(e) of the Clover Disclosure Memorandum, none of the Clover Entities is a party to any Tax allocation or sharing agreement, and none of the Clover Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Clover) or has any Tax Liability of any Person (other than Clover or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)	During the five-year period ending on the date hereof, none of the Clover Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g)	Neither Clover nor Clover Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)	Except as disclosed in Section 4.8(h) of the Clover Disclosure Memorandum, none of the Clover Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the Clover Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of Clover that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Clover Entities disclosed in Section 4.8(h) of the Clover Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
(i)	Each Clover Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(j)	No Clover Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(k)	No property owned by any Clover Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.
(l)	No Clover Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(m)	Clover has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(n)	No Clover Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).
(o)	Clover has made available to Buyer complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the Clover Entities relating to the taxable periods since December 31, 2014 and for any taxable period prior to such date for which the applicable statute of limitations has not yet expired, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Clover Entities.
(p)	No Clover Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003)

or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any Clover Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Clover Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(q)	No Clover Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(r)	No Clover Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to Clover or any Clover Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with Clover or a Clover Entity prior to the Effective Time.

4.9   Allowance for Loan Losses; Loan and Investment Portfolio, etc.

(a)	Clover’s allowance for loan losses is, and has been since January 1, 2017, in material compliance with Clover’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.
(b)	As of the date hereof, all loans, discounts and leases (in which any Clover Entity is lessor) reflected on the Clover Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of Clover, are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of Clover, been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, other real estate owned, and financing leases as of December 31, 2017 and on a monthly basis thereafter, and of the investment portfolios of each Clover Entity as of such date, have been or will be made available to Buyer. Except as specifically set forth in Section 4.9(b) of the Clover Disclosure Memorandum, neither Clover nor Clover Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) otherwise in material Default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Clover or by any applicable Regulatory Authority, (D) an obligation of any director, executive officer or ten percent (10%) shareholder of any Clover Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (E) in material violation of any Law.
(c)	All securities held by Clover or Clover Bank, as reflected in the consolidated balance sheets of Clover included in the Clover Financial Statements, are carried in accordance with GAAP. Except as disclosed in Section 4.9(c) of the Clover Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the Knowledge of Clover, none of the securities reflected in the Clover Financial Statements as of December 31, 2017, and none of the securities since acquired by Clover or Clover Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Clover or Clover Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
(d)	All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Clover’s own account, or for the account of

Clover Bank, or its customers (all of which were disclosed in Section 4.9(d) of the Clover Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Clover or Clover Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Clover nor Clover Bank, nor to the Knowledge of Clover any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10   Assets.

(a)	Except as disclosed in Section 4.10(a) of the Clover Disclosure Memorandum or as disclosed or reserved against in the Clover Financial Statements delivered prior to the date of this Agreement, the Clover Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets. In addition, to the Knowledge of Clover, all tangible properties used in the businesses of the Clover Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Clover’s past practices.
(b)	All Assets that are material to Clover’s business, held under leases or subleases by any of the Clover Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of Clover, each such Contract is in full force and effect.
(c)	The Clover Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of Clover has reasonably determined to be prudent. None of the Clover Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Clover Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Clover Entity will not be covered by such insurance or bond. Except as disclosed in Section 4.10(c) of the Clover Disclosure Memorandum, there are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any Clover Entity under such policies. Clover has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.
(d)	The Assets of the Clover Entities include all material Assets required by the Clover Entities to operate the business of the Clover Entities as presently conducted. All real and personal property which is material to the business of the Clover Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of Clover, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of Clover, all improved real property owned or leased by the Clover Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.
(e)	Each Clover Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Clover Financial Statements as being owned by a Clover Entity (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the

“Clover Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a Clover Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Clover Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)	To the Knowledge of Clover, the Clover Realty is in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Clover Realty or its uses. Clover has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Clover Realty which may materially and adversely affect the Clover Realty or the current use by a Clover Entity thereof.

4.11   Intellectual Property.

Except as disclosed in Section 4.11 of the Clover Disclosure Memorandum, each Clover Entity owns or has a license to use all of the Intellectual Property used by such Clover Entity in the course of its business, including sufficient rights in each copy possessed by each Clover Entity. Each Clover Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Clover Entity in connection with such Clover Entity’s business operations, and such Clover Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of Clover, no Clover Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Clover threatened, which challenge the rights of any Clover Entity with respect to Intellectual Property used, sold, or licensed by such Clover Entity in the course of its business, nor has any person claimed or alleged that any Clover Entity has misappropriated any rights to such Intellectual Property. To the Knowledge of Clover, the conduct of the business of the Clover Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the Clover Disclosure Memorandum, no Clover Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. Clover does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Clover Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Clover Entity, and to the Knowledge of Clover, no such officer, director, or employee is party to any Contract with any Person other than a Clover Entity which requires such officer, director, or employee to assign any interest in any Intellectual Property to any Person other than a Clover Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Clover Entity. To the Knowledge of Clover, no officer, director, or employee of any Clover Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Clover Entity.

4.12   Environmental Matters.

(a)	Clover has delivered, or caused to be delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot, or other improvement, and other environmental reports and studies as they exist in the possession or control of any Clover Entity relating to its Participation Facilities and Operating Properties. To the Knowledge of Clover, there are no material violations of Environmental Laws on properties that secure loans made by Clover or Clover Bank.
(b)	Each Clover Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws and Permits in all material respects

(c)	There is no Litigation pending, and Clover has received no notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any Clover Entity or any of its Participation Facilities or Operating Properties (or Clover in respect of such Participation Facility or Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any Clover Entity or any of its Participation Facilities or Operating Properties.
(d)	To the Knowledge of Clover, during and prior to the period of (i) any Clover Entity’s ownership or operation of any of their respective current properties, (ii) any Clover Entity’s participation in the management of any Participation Facility, or (iii) any Clover Entity’s holding of a security interest in, or ownership or operation of, any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of Clover, during and prior to the period of (i) Clover Entity’s ownership or operation of any of their respective current properties, (ii) any Clover Entity’s participation in the management of any Participation Facility, or (iii) any Clover Entity’s holding of a security interest in any Operating Property, there have been no material violations of any Environmental Laws with respect to such properties, including but not limited to unauthorized alterations of wetlands.
(e)	Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each Clover Entity with respect to their compliance, or the compliance of their Operating Properties and Participation Facilities, or any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

4.13   Compliance with Laws.

(a)	Clover is a bank holding company duly registered and in good standing as such with the Federal Reserve. Clover Bank is a state-chartered commercial bank in good standing with the South Carolina State Board of Financial Institutions.
(b)	Compliance with Permits, Laws and Orders.
(i)	Each of the Clover Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of Clover, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.
(ii)	None of the Clover Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(iii)	None of the Clover Entities has received any notification or communication from any Governmental Authority (A) asserting that Clover or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Clover or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.
(iv)	Except as disclosed in Section 4.13(b) of the Clover Disclosure Memorandum, there (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Clover or any of its Subsidiaries, (B) are no written notices or correspondence received by Clover with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Clover’s or any of Clover’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v)	None of the Clover Entities nor, to the Knowledge of Clover, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(vi)	Each Clover Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Clover Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.
(vii)	Each Clover Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act.

4.14   Labor Relations.

(a)	No Clover Entity is the subject of any investigation or Litigation asserting that it or any other Clover Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Clover Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any Clover Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any Clover Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative. There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any Clover Entity pending or, to the knowledge of Clover, threatened, and there have been no such actions or disputes in the past five (5) years. To the Knowledge of Clover, there has not been any attempt by any Clover Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Clover Entity. Except as disclosed in Section 4.14(a) of the Clover Disclosure Memorandum, employment of each employee of each Clover Entity is terminable at will by the relevant Clover Entity.
(b)	Except as disclosed in Section 4.14(b) of the Clover Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Clover Entity is terminable at will by the relevant Clover Entity without (i) any penalty, liability, or severance obligation incurred by any Clover Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Clover Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly accrued for and recorded in Clover’s books and records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the Clover Disclosure Memorandum.
(c)	All of the employees employed by any Clover Entity in the United States are either United States citizens or are, to the Knowledge of Clover, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each Clover Entity has complied with E-Verify and any comparable Law.
(d)	No Clover Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Clover Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Clover Entity; and no Clover Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(e)	Section 4.14(e) of the Clover Disclosure Memorandum contains a list of all independent contractors of each Clover Entity (separately listed by Clover Entity), and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any Clover Entity under any applicable Law.
(f)	All Clover Entities are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of Clover and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of Clover, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

4.15   Employee Benefit Plans.

(a)	Clover has disclosed in Section 4.15(a) of the Clover Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Clover Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Clover Benefit Plan,” and collectively, the “Clover Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any Clover Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of Clover Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Clover ERISA Plan.” Each Clover ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Clover Pension Plan,” and is identified as such in Section 4.15(a) of the Clover Disclosure Memorandum.
(b)	Clover has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three (3) calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each Clover Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any Clover Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.
(c)	Each Clover Benefit Plan is in material compliance with the terms of such Clover Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each Clover ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Clover ERISA Plan has been adopted and Clover is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Clover has not received any written communication from any Governmental Authority questioning or challenging the compliance of any Clover Benefit Plan with applicable Laws. No Clover Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)	There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any Clover Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Clover, any Clover Entity, nor, to the Knowledge of Clover, any administrator or fiduciary of any Clover Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Clover, any Clover Entity, or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, Clover Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Clover Benefit Plan other than routine claims for benefits.
(e)	All Clover Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Clover Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and distributed to participants of the Clover Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.
(f)	To the Knowledge of Clover, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Clover Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(g)	No Clover Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Clover Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).
(h)	No material Liability under Title IV of ERISA has been or is expected to be incurred by any Clover Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Clover Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any Clover Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Clover or of an ERISA Affiliate.
(i)	Except as disclosed in Section 4.15(i) of the Clover Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no Clover Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Clover Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such Clover Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Clover Benefit Plan or other plan or arrangement, and to the Knowledge of Clover, no circumstance exists that could give rise to such Taxes.
(j)	Except as disclosed in Section 4.15(j) of the Clover Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G or otherwise) becoming due from any Clover Entity under any Clover Benefit Plan or otherwise,

(ii) increase any benefits otherwise payable under any Clover Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Clover Entity or the Rights of any Clover Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Clover Entity, or change any Rights or obligations of any Clover Entity with respect to such insurance.

(k)	Section 4.15(k) of the Clover Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such Clover Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments. To the extent any of the amounts set forth on Section 4.15(k) of the Clover Disclosure Memorandum are subject to a Gross-Up Payment, the Gross-Up Payment obligation is explicitly noted in Section 4.15(k) of the Clover Disclosure Memorandum.
(l)	Except as disclosed in Section 4.15(l) of the Clover Disclosure Memorandum, no Clover Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Clover Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the Clover Financial Statements in all material respects to the extent required by and in accordance with GAAP.
(m)	Each Clover Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
(n)	All individuals who render services to any Clover Entity and who are authorized to participate in a Clover Benefit Plan pursuant to the terms of such Clover Benefit Plan are in fact eligible to and authorized to participate in such Clover Benefit Plan. All Clover Entities have, for purposes of the Clover Benefit Plans and all other purposes, correctly classified all individuals performing services for such Clover Entity as common law employees, independent contractors, or agents, as applicable.
(o)	Neither Clover nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.
(p)	Except as disclosed in Section 4.15(p) of the Clover Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance

Contracts as Clover presently holds. Each Clover Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)	Each Clover ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.
(r)	Except as disclosed in Section 4.15(r) of the Clover Disclosure Memorandum, with respect to each Clover Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such Clover Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such Clover Pension Plan.
(s)	Each Clover Benefit Plan may be amended or terminated by Clover without the consent of any Person.
(t)	Except as disclosed in Section 4.15(t) of the Clover Disclosure Memorandum, no Clover Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

4.16   Material Contracts.

(a)	Except as disclosed in Section 4.16(a) of the Clover Disclosure Memorandum or otherwise reflected in the Clover Financial Statements, as of the date of this Agreement, none of the Clover Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Clover Entity, or the guarantee by any Clover Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Clover’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Clover’s business), (iii) any Contract which prohibits or restricts any Clover Entity or any personnel of a Clover Entity from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Clover Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000 per annum), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet (collectively, the “Clover Contracts”).
(b)	With respect to each Clover Contract and except as disclosed in Section 4.16(b) of the Clover Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Clover Entity is in material Default thereunder; (iii) no Clover Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Clover Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $50,000. All of the indebtedness of any Clover Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home

Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Clover’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Clover’s business) is prepayable at any time by such Clover Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Clover Disclosure Memorandum.

4.17   Privacy of Customer Information.

(a)	For the purposes contemplated by this Agreement, each Clover Entity has valid rights to use and transfer to Buyer and Buyer Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to Buyer pursuant to this Agreement.
(b)	Each Clover Entity’s collection and use of such IIPI and the transfer of such IIPI to Buyer or Buyer Bank complies in all material respects with Clover’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

4.18   Legal Proceedings.

Except as disclosed in Section 4.18 of the Clover Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Clover, threatened (or unasserted but considered probable of assertion) against any Clover Entity, against any director, officer, employee, or agent of any Clover Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Clover Entity or Employee Benefit Plan of any Clover Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Clover Entity. No claim for indemnity has been made or, to the Knowledge of Clover, threatened by any director, officer, employee, independent contractor, or agent to any Clover Entity and, to the Knowledge of Clover, no basis for any such claim exists.

4.19   Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of the Clover Disclosure Memorandum, since January 1, 2016, each Clover Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20   Internal Control.

Clover’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Clover’s financial reporting and the preparation of Clover financial statements for external purposes in accordance with GAAP. Clover’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Clover's consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of Clover's financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Clover's management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Clover’s consolidated Assets that could have a material impact on Clover's financial statements.

4.21   Loans to, and Transactions with, Executive Officers and Directors.

Clover is in compliance with Federal Reserve Regulation O in all material respects. Section 4.21 of the Clover Disclosure Memorandum sets forth a list of all loans as of the date hereof by Clover and its Subsidiaries to any directors, executive officers, and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Clover or any of its Subsidiaries. There are no employee, officer, director, or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the loan was originated. All such loans are and were originated in compliance in all material respects with all applicable Laws. Except as disclosed in Section 4.21 of the Clover Disclosure Memorandum, no director or executive officer of Clover or Clover Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Clover or Clover Bank.

4.22   Approvals.

No Clover Entity nor, to the Knowledge of Clover, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No Clover Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Clover Disclosure Memorandum, a “Clover Regulatory Agreement”), nor are there any pending or, to the Knowledge of Clover, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Clover Regulatory Agreement.

4.23   Takeover Laws and Provisions.

Each Clover Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24   Brokers and Finders; Opinion of Financial Advisor.

Except for the Clover Financial Advisor, neither Clover nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.24 of the Clover Disclosure Memorandum lists the fees and expenses that that are currently owed to the Clover Financial Advisor and that will be owed to Clover Financial Advisor as a result of transactions contemplated by this Agreement. Clover has received the written opinion of the Clover Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Clover Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

4.25   Board of Directors Recommendation.

Clover’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present (a) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Clover’s shareholders, and (b) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Clover Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Clover’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Clover Common Stock for approval.

4.26   Statements True and Correct.

(a)	No representation or warranty by Clover in this Agreement and no statement contained in the Clover Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by any Clover Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)	None of the information supplied or to be supplied by any Clover Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Clover Entity or any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be delivered to Clover’s shareholders and Buyer’s shareholders in connection with the Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting, and any other documents to be filed by any Clover Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of Clover be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Clover’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Clover’s Shareholders’ Meeting or Buyer’s Shareholders’ Meeting.
(c)	All documents that any Clover Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27   Delivery of Clover Disclosure Memorandum.

Clover has delivered to Buyer a complete Clover Disclosure Memorandum herewith.

4.28   No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither Clover nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Clover hereby disclaims any such representation or warranty by Clover or any of its officers, directors, employees, agents, or representatives, or any other person.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Clover, except as set forth in the Buyer Disclosure Memorandum, as follows:

5.1   Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the BHCA. Buyer Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950, as amended, and applicable regulations thereunder, and the deposits held by Buyer Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

5.2   Authority of Buyer; No Breach By Agreement.

(a)	Buyer has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(a), 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, subject to, at a duly convened meeting of the Buyer’s shareholders: (1) the approval of this Agreement and the transactions contemplated hereby by a majority of the votes entitled to be cast thereat and (2) the approval of the issuance of the Stock Consideration by a majority of the votes cast thereon, which are the only Buyer shareholder votes required for approval of this Agreement, issuance of the Stock Consideration and consummation of the Merger (the “Requisite Buyer Shareholder Approval”). Subject to the approvals referred to in Sections 8.1(a), 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)	Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the provisions hereof, will (i) assuming the Requisite Buyer Shareholder Approval is obtained, conflict with or result in a breach of any provision of Buyer’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any Buyer Subsidiary or any resolution adopted by the board of directors or the shareholders of any Buyer Entity, or (ii) except as set forth in Section 5.2(b) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Buyer Entity under, any material Contract or any material Permit of any Buyer Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Buyer Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any Buyer Entity being reassessed or revalued by any Regulatory Authority).
(c)	Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve, the FDIC, and the South Carolina State Board of Financial Institutions, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices, (iii) the filing with the SEC of the Registration Statement in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of South Carolina and the North Carolina Department of the Secretary of State, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement.

5.3	Capital Stock.
(a)	The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Common Stock, of which 7,156,987 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Buyer preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer. Buyer Common Stock is listed for trading and quotation on the Nasdaq Capital Market. The shares of Buyer Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid, and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Capital Market.
(b)	Except for shares of Buyer Common Stock reserved for issuance pursuant to options and warrants to acquire an aggregate of 223,023 shares of Buyer Common Stock, there are no shares of capital stock or other equity securities of Buyer reserved for issuance, and no outstanding Rights with respect to any Buyer securities or any right or privilege (whether preemption or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange, or issuance of any securities of Buyer.

5.4   Buyer Subsidiaries.

Buyer has no Subsidiaries except as set forth in Section 5.4 of the Buyer Disclosure Memorandum, and Buyer owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Buyer Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the Rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Buyer free and clear of any Lien, except as set forth in Section 5.4 of the Buyer Disclosure Memorandum. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.5   Exchange Act Filings; Securities Offerings; Financial Statements.

(a)	Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since January 1, 2017 (the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Buyer (A) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (B) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (C) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Buyer’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the Buyer Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer”

and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Buyer nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)	Each of the Buyer Financial Statements (including, in each case, any related notes) that are contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act was, or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.
(c)	Buyer’s independent registered public accountants, which have expressed their opinion with respect to the Buyer Financial Statements and its Subsidiaries whether or not included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Buyer Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to Buyer within the meaning of Regulation S-X, and (iii) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Buyer’s independent registered public accountants have audited Buyer’s year-end financial statements, and have reviewed Buyer’s interim financial statements, that are included in the Buyer Financial Statements. Section 5.5(c) of the Buyer Disclosure Memorandum lists all non-audit services performed by Buyer’s independent registered public accountants for Buyer or Buyer Bank.
(d)	Buyer maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to Buyer and its Subsidiaries is made known on a timely basis to Buyer’s principal executive officer and Buyer’s principal financial officer.

5.6   Absence of Undisclosed Liabilities.

Neither Buyer nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the year ended December 31, 2017 (including any notes thereto), (b) those liabilities that are disclosed in Buyer’s Exchange Act Documents, (c) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017, or (d) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyers’ or such Subsidiary’s financial statements.

5.7   Absence of Certain Changes or Events.

Except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement, in Buyer’s Exchange Act Documents, or as disclosed in Section 5.7 of the Buyer Disclosure Memorandum, from

December 31, 2017 through the date of this Agreement, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (b) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Buyer provided in this Agreement, and (c) since December 31, 2017, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.8   Tax Matters.

(a)	All Buyer Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the Buyer Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.
(b)	None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any Buyer Entity, any Tax Returns of any Buyer Entity, or the assets of any Buyer Entity. No officer or employee responsible for Tax matters of any Buyer Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any Buyer Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)	Each Buyer Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.
(d)	The unpaid Taxes of each Buyer Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Buyer Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Buyer Entities in filing their Tax Returns.
(e)	None of the Buyer Entities is a party to any Tax allocation or sharing agreement, and none of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or has any Tax Liability of any Person (other than Buyer or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.
(f)	During the five-year period ending on the date hereof, none of the Buyer Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g)	Neither Buyer nor Buyer Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)	Each Buyer Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)	No Buyer Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(j)	No property owned by any Buyer Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.
(k)	No Buyer Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(l)	Buyer has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(m)	No Buyer Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).
(n)	Buyer has made available to Clover complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the Buyer Entities relating to the taxable periods since December 31, 2014, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Buyer Entities.
(o)	No Buyer Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any Buyer Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Buyer Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(p)	No Buyer Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(q)	No Buyer Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 5.8, any reference to Buyer or any Buyer Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with Buyer or a Buyer Entity prior to the Effective Time.

5.9   Assets.

(a)	Except as disclosed or reserved against in the Buyer Financial Statements delivered prior to the date of this Agreement or disclosed in Buyer Exchange Act Reports, the Buyer Entities have good and marketable title, free and clear of all Liens except those permitted in Section 5.9(e), to all of their respective Assets. In addition, to the Knowledge of Buyer, all tangible properties used in the businesses of the Buyer Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer’s past practices.

(b)	All Assets that are material to Buyer’s business, held under leases or subleases by any of the Buyer Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of Buyer, each such Contract is in full force and effect.
(c)	The Buyer Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of Buyer has reasonably determined to be prudent. None of the Buyer Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Buyer Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Buyer Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $400,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any Buyer Entity under such policies. Buyer has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.
(d)	The Assets of the Buyer Entities include all material Assets required by the Buyer Entities to operate the business of the Buyer Entities as presently conducted. All real and personal property which is material to the business of the Buyer Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of Buyer, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of Buyer, all improved real property owned or leased by the Buyer Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.
(e)	Each Buyer Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Buyer Exchange Act Reports as being owned by an Buyer Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Buyer Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a Buyer Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Buyer Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.
(f)	To the Knowledge of Buyer, the Buyer Realty and the real property with respect to which a Buyer Entity is the lessee (the “Buyer Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Buyer Realty, the Buyer Leased Real Properties, or their uses. Buyer has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Buyer Realty or the Buyer Leased

Real Properties which may materially and adversely affect the Buyer Realty or the Buyer Leased Real Properties or the current use by a Buyer Entity thereof. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.9(f) constitute the sole representations and warranties of each Buyer Entity with respect to their compliance, or the compliance of the Buyer Realty and Buyer Leased Real Properties, or any other properties now or previously owned or operated by any Buyer Entity, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

5.10   Compliance with Laws.

(a)	Buyer is a bank holding company duly registered and in good standing as such with the Federal Reserve. Buyer Bank is a state-chartered bank in good standing with the North Carolina Commissioner of Banks.
(b)	Compliance with Permits, Laws and Orders.
(i)	Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and, to the Knowledge of Buyer, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.
(ii)	None of the Buyer Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(iii)	None of the Buyer Entities has received any notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.
(iv)	There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (B) are no written notices or correspondence received by Buyer with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.
(v)	None of the Buyer Entities nor, to the Knowledge of Buyer, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(vi)	Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Buyer Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.
(vii)	Each Buyer Entity’s collection and use of IIPI complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

5.11   Employee Benefit Plans.

(a)	Buyer has disclosed in Section 5.11(a) of the Buyer Disclosure Memorandum and/or Buyer Exchange Act Reports, and has delivered or made available to Clover (including, for this purpose, disclosure made available through Buyer Exchange Act Reports) prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Buyer Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Buyer Benefit Plan,” and collectively, the “Buyer Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any Buyer Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the Buyer Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Buyer ERISA Plan.” Each Buyer ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Buyer Pension Plan,” and is identified as such in Section 5.11(a) of the Buyer Disclosure Memorandum.

(b)	Buyer has delivered or made available to Clover prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the DOL, or the PBGC during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each Buyer Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any Buyer Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.
(c)	Each Buyer Benefit Plan is in material compliance with the terms of such Buyer Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Buyer ERISA Plan has been adopted, and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Buyer has not received any written communication from any Governmental Authority questioning or challenging the compliance of any Buyer Benefit Plan with applicable Laws. No Buyer Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.
(d)	There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any Buyer Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Buyer, any Buyer Entity, nor, to the Knowledge of Buyer, any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Buyer, any Buyer Entity, or Clover to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, Buyer Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Buyer Benefit Plan other than routine claims for benefits.
(e)	All Buyer Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Buyer Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and distributed to participants of the Buyer Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(f)	To the Knowledge of Buyer, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(g)	No Buyer Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Buyer Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).
(h)	No material Liability under Title IV of ERISA has been or is expected to be incurred by any Buyer Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Buyer Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any Buyer Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Buyer or of an ERISA Affiliate.
(i)	Except as disclosed in Buyer Exchange Act Reports, or as required under Part 6 of ERISA or Code Section 4980B or similar state law, no Buyer Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Buyer Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such Buyer Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Buyer Benefit Plan or other plan or arrangement, and to the Knowledge of Buyer, no circumstance exists that could give rise to such Taxes.
(j)	No Buyer Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Buyer Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the Buyer Financial Statements in all material respects to the extent required by and in accordance with GAAP.
(k)	Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
(l)	All individuals who render services to any Buyer Entity and who are authorized to participate in a Buyer Benefit Plan pursuant to the terms of such Buyer Benefit Plan are in fact eligible to and authorized to participate in such Buyer Benefit Plan. All Buyer Entities have, for purposes of the Buyer Benefit Plans and all other purposes, correctly classified all individuals performing services for such Buyer Entity as common law employees, independent contractors, or agents, as applicable.
(m)	Neither Buyer nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan”

(as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

(n)	Each Buyer ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.
(o)	With respect to each Buyer Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such Buyer Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such Buyer Pension Plan.
(p)	Except as disclosed in Buyer Exchange Act Reports, each Buyer Benefit Plan may be amended or terminated by Buyer without the consent of any Person.
(q)	No Buyer Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

5.12   Privacy of Customer Information.

(a)	Each Buyer Entity’s collection and use of IIPI complies in all material respects with Buyer’s Gramm-Leach-Bliley Act privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

5.13   Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against any Buyer Entity, against any director, officer, employee, or agent of any Buyer Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer Entity or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Buyer Entity. No claim for indemnity has been made or, to the Knowledge of Buyer, threatened by any director, officer, employee, independent contractor, or agent to any Buyer Entity and, to the Knowledge of Buyer, no basis for any such claim exists.

5.14   Reports.

Except for immaterial late filings or as otherwise disclosed in Section 5.14 of the Buyer Disclosure Memorandum, since January 1, 2016, each Buyer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.15   Internal Control.

Buyer’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Buyer’s internal control over financial reporting is effective to provide reasonable assurance (a) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Buyer’s consolidated Assets; (b) that transactions are recorded as necessary to permit the preparation of Buyer’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Buyer’s management and directors; and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s consolidated Assets that could have a material impact on Buyer’s financial statements.

5.16   Approvals.

No Buyer Entity nor, to the Knowledge of Buyer, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Buyer Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor are there any pending or, to the Knowledge of Buyer, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement.

5.17   Takeover Laws and Provisions.

Each Buyer Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Laws.

5.18   Brokers and Finders.

Except for the Buyer Financial Advisor, neither Buyer nor its Subsidiaries, nor any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.

5.19   Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations (including with respect to the Cash Consideration) under this Agreement.

5.20   Statements True and Correct.

(a)	No representation or warranty by Buyer in this Agreement, statement contained in the Buyer Disclosure Memorandum, or any certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Clover pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)	None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be delivered to Clover’s shareholders and Buyer’s shareholders in connection with the Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint

Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of Clover and Buyer be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Clover’s Shareholders’ Meeting and Buyer’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Clover’s Shareholders’ Meeting or Buyer’s Shareholders’ Meeting.

(c)	All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.21   No Additional Representations.

Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Clover, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty by Buyer or any of its officers, directors, employees, agents, or representatives, or any other person.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1   Affirmative Covenants of Clover and Buyer.

(a)	From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, Clover shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $375,000 other than residential mortgage loans for which Clover has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of this Agreement, (v) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.
(b)	From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Clover shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.
(c)	Clover and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of Clover and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)	Clover and Buyer shall consult with each other with respect to the Clover Entities’ loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves), and each Clover Entity shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. The Parties also shall consult with each other with respect to the character, amount, and timing of restructuring and merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties, and covenants of each of Clover and Buyer contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.1(d).
(e)	Buyer and Clover shall cooperate and use their commercially reasonable efforts to deliver Buyer’s and Clover’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Sections 8.2(g) and 8.3(f) and in connection with the filing of the Registration Statement. Buyer’s and Clover’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

6.2   Negative Covenants of Clover.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated herein, Clover covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)	amend the articles of incorporation, bylaws, or other governing instruments of any Clover Entity;
(b)	incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of any Clover Entity consistent with past practices (which exception shall include borrowings from correspondent banks under existing lines of credit outstanding as of the date of this Agreement and for Clover Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from a Federal Reserve Bank or a Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or grant any Lien on any material Asset of any Clover Entity (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of Clover Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Clover Disclosure Memorandum);
(c)	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Clover Entity, or declare or pay any dividend or make any other distribution in respect of Clover’s capital stock, other than dividends from wholly-owned Clover Subsidiaries to Clover;
(d)	except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Clover Common Stock, any other capital stock of any Clover Entity, or any Right;
(e)	adjust, split, combine, or reclassify any capital stock of any Clover Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Clover Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Clover Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)	except in the ordinary course of business consistent with past practice, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets) in any Person other than a wholly-owned Clover Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(g)	except as contemplated by this Agreement or as may be required by any existing Clover Benefit Plan: (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of any Clover Entity (except increases in compensation or benefits in accordance with past practice for employees that are not directors or executive officers and, provided, that: (x) Clover gives advance notice to CART of the intent to increase such compensation or benefits; and (y) no bonus or increase may be given to any employee contractually entitled to any Change In Control Benefit), (ii) commit or agree to pay any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any stay or other bonus to any Clover director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Clover Entity, (iv) change any fees or other compensation or other benefits to directors of any Clover Entity, (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under Clover Benefit Plans or authorize cash payments in exchange for any Rights; or (vi) increase, accelerate, or vest or commit or agree to increase, accelerate, or vest amounts, benefits or rights payable by any Clover Entity; provided, however, that Clover may (x) on or after January 1, 2019 (if applicable), continue to make annual merit salary increases in the ordinary course of business consistent with past practices, and (y) on or after December 1, 2018 (if applicable), pay all earned bonuses and incentive compensation in the ordinary course of business consistent with past practices;
(h)	enter into or amend any employment Contract between any Clover Entity and any Person (unless such amendment is required by Law) that Clover Entity does not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except in the case of amendments to comply with Section 409A of the Code;
(i)	except as disclosed on Section 6.2(i) of the Clover Disclosure Memorandum, adopt any new employee benefit plan of any Clover Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or Clover Benefit Plans of any Clover Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or the terms of such plans or consistent with past practice;
(j)	make any change in any Tax or accounting methods or systems of internal accounting controls over financial reporting, except as may be appropriate and necessary to conform to changes in Tax Laws or regulatory accounting requirements, or GAAP;
(k)	commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Clover Entity for material money damages or restrictions upon the operations of any Clover Entity, except as disclosed on Section 6.2(k) of the Clover Disclosure Memorandum;
(l)	except in the ordinary course of business consistent with past practice, enter into, modify, amend, or terminate any material Contract;
(m)	except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;
(n)	except for loans or extensions of credit consistent with existing policies and practices and applicable Law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Clover or Clover Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)	restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(p)	make any capital expenditures in excess of $50,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;
(q)	establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Buyer;
(r)	knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;
(s)	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
(t)	knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(u)	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;
(v)	maintain Clover Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices of Clover Bank; or
(w)	take any action that is intended to, or would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.

6.3   Negative Covenants of Buyer.

During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Buyer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of Clover (which Consent shall not be unreasonably withheld, delayed, or conditioned):

(a)	Except for the Buyer Authorized Shares Proposal, amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that changes any material term or provision of the Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of Clover Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;
(b)	knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c)	(i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly-owned Buyer Subsidiary to Buyer or any other direct or indirect wholly-owned Buyer Subsidiary and (B) dividends in respect of the outstanding trust preferred securities of Buyer as of the date hereof or make any other distribution on any shares of its capital stock or other equity interest), or (iii) sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material Buyer Subsidiary;
(d)	take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(e)	agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Buyer in support of, any of the actions prohibited by this Section 6.3.

6.4   Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2 or 6.3) shall give Buyer directly or indirectly, the right to control or direct the operations of Clover, and nothing contained in this Agreement shall give Clover, directly or indirectly, the right to control or direct the operations of Buyer. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

6.5   Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (b) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (c) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.6   Reports.

Each of Buyer and its Subsidiaries and Clover and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Clover and its Subsidiaries shall also make available to Buyer monthly financial statements, copies of all written materials provided to members of Clover’ Board of Directors in connection with its regular monthly meetings (other than reports or presentations prepared by the Clover Financial Advisor or legal counsel in connection with the Merger or materials containing confidential supervisory information) and quarterly call reports. The financial statements of Buyer and Clover, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Buyer and Clover filed with any Regulatory Authority or by Buyer under the Exchange Act will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

6.7   Buyer Entity Use and Disclosure of IIPI.

Buyer acknowledges that IIPI disclosed to Buyer Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7). Buyer Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. 6802(e)(7).

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1   Shareholder Approvals.

(a)	Clover shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Clover shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold Clover’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Clover’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the SCBCA and shall include such recommendation in the proxy statement delivered to shareholders of Clover, except to the extent Clover’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Clover shall solicit and use its reasonable efforts to obtain the Requisite Clover Shareholder Approval.

(b)	Neither Clover’s board of directors nor any committee thereof shall, except as permitted by this Agreement: (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Clover Recommendation, or (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”); provided that, notwithstanding the foregoing, prior to the Requisite Clover Shareholder Approval, Clover’s board of directors may make an Adverse Recommendation Change (A) if a material development or material change in circumstance occurs or arises after the date of this Agreement (such material development or material change in circumstances being referred to as an “Intervening Event”) and Clover’s board of directors determines in good faith, after consultation with Clover’s outside counsel, that in light of such Intervening Event an Adverse Recommendation Change is required in order for Clover’s board of directors to comply with its fiduciary obligations to Clover’s shareholders under applicable Law, or (B) if:
(i)	Clover’s board of directors determines in good faith, after consultation with the Clover Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a knowing and material breach of Section 7.3) that is a Superior Proposal;
(ii)	Clover’s board of directors determines in good faith, after consultation with Clover’s outside counsel, that a failure to make an Adverse Recommendation Change would be inconsistent with Clover’s board of directors’ fiduciary duties to Clover or its shareholders under applicable Law;
(iii)	Clover’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);
(iv)	after providing such Notice of Recommendation Change, Clover shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent three business day period to make such adjustments in the terms and conditions of this Agreement as would enable Clover’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and
(v)	Clover’s board of directors, following such three business day period, again determines in good faith, after consultation with the Clover Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Clover and its shareholders under applicable Law.
(c)	Buyer shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement, including the Merger and issuance of the Stock Consideration. In furtherance of that obligation, Buyer shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold Buyer’s Shareholders’ Meeting as soon as reasonably practicable following the effectiveness of the Registration Statement. The Buyer’s board of directors shall recommend that its shareholders (i) approve this Agreement in accordance with the NCBCA and (ii) approve the issuance of the Merger Consideration in accordance with the rules and regulations of the Nasdaq Stock Market, and shall include such recommendations in the Joint Proxy Statement/Prospectus. Buyer shall solicit and use its reasonable efforts to obtain the Requisite Buyer Shareholder Approval. Notwithstanding the foregoing or anything to the contrary contained herein, if the board of directors of Buyer, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to recommend or continue to recommend that Buyer’s shareholders approve the Agreement and the issuance of the Stock Consideration in connection with the Merger, then the board of directors of Buyer may withdraw or modify or qualify in a manner adverse to Clover its recommendation to its shareholders that they approve the foregoing, and in submitting such proposals to its shareholders, the board of directors of Buyer may submit such proposals to its shareholders without recommendation or with such modified or qualified recommendation, in which event the board of directors of Buyer may communicate the basis for its lack of a recommendation or such modified or qualified recommendation to its shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto; provided, that the board of directors of Buyer may not take any actions under this sentence unless (i) it gives Clover at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the board of directors of Buyer takes into account any amendment or modification to this Agreement proposed by Clover and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable Law to recommend or continue to recommend that Buyer’s shareholders approve this Agreement and the issuance of the Stock Consideration in the Merger.

(d)	Buyer, to the extent deemed prudent in its sole discretion (including, without limitation, to accommodate issuance of the Stock Consideration and/or to provide sufficient authorized shares of Buyer Common Stock to support future growth of the Surviving Corporation) may submit for approval by Buyer’s shareholders at the Buyer’s Shareholders’ Meeting a proposal to amend Buyer’s articles of incorporation to increase the number of authorized shares of Buyer Common Stock (the “Buyer Authorized Shares Proposal”).

7.2   Registration of Buyer Common Stock.

(a)	As promptly as reasonably practicable following the date hereof, Buyer and Clover shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus. Clover will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and Clover will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Clover shareholders and Buyer shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise Clover, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or Clover, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Clover which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders.
(b)	Buyer shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Buyer and Clover shall furnish all information concerning it and the holders of Clover Common Stock as may be reasonably requested in connection with any such action.

(c)	Prior to the Effective Time, Buyer shall take such action as shall be necessary to permit the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Clover Common Stock to be traded on the primary exchange on which Buyer Common Stock is listed.

7.3   Other Offers, etc.

(a)	From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, Clover shall not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce or facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third-party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Clover Shareholder Approval, this Section 7.3 shall not prohibit a Clover Entity from furnishing nonpublic information regarding any Clover Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group if: (A) the Acquisition Proposal did not result from a breach of this Section 7.3 by any Clover Entity or Representative or Affiliate thereof (other than any breach that is unintentional or immaterial and did not result or contribute to the submission of such Acquisition Proposal), (B) Clover’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) Clover’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to Clover and its shareholders, (D) (1) Clover gives Buyer prompt (but in no event more than 24 hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of Clover’s receipt of any Acquisition Proposal (which notice shall include the identity of such Person or Group) and (y) of Clover’s furnishing nonpublic information to, or entering into discussions or negotiations with, such Person or Group, and (2) Clover receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to Clover than the confidentiality terms of the mutual non-disclosure agreement entered into by Clover and Buyer dated as of May 31, 2018, and (E) contemporaneously with or promptly after furnishing any such nonpublic information to such Person or Group, Clover furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Clover to Buyer). In addition to the foregoing, Clover shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.
(b)	In addition to the obligations of Clover set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors or executive officers of Clover become aware thereof, Clover shall advise Buyer of any request received by Clover for nonpublic information which Clover believes is related to a potential Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Clover shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.
(c)	Except as specifically permitted under Section 7.3(a), Clover shall, and shall use its reasonable best efforts to cause its and its Subsidiaries’, directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (other than to advise them of the existence of this Agreement) and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)	Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosures to Clover’s shareholders if Clover’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosures would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of this provisions contained in this Section 7.3, or (iv) making any “stop, look, and listen” communication to Clover’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to Clover’s shareholders).

7.4   Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5   Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6   Investigation and Confidentiality.

(a)	Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including, but not limited to, conducting any environmental assessment with respect to any property; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Clover shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Clover, including officers responsible for the Clover Financial Statements and the internal controls of Clover and Clover’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404, and 906 of the Sarbanes-Oxley Act
(b)	In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)	Clover shall use its commercially reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Clover to preserve the confidentiality of the information relating to Clover Entities provided to such Persons and their Affiliates and Representatives.
(d)	Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Clover Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
(e)	Each Buyer Entity shall, in accordance with Buyer’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“Buyer’s Security Program”), safeguard IIPI disclosed to that Buyer Entity pursuant to this Agreement or in connection with the transactions contemplated hereby. In the event that any Buyer Entity allows a third party to access such IIPI, Buyer shall ensure that the third party safeguards that IIPI in accordance with a data security program substantially equivalent to the Buyer’s Security Program.
(f)	Buyer shall notify Clover promptly (but in no event more than twenty-four (24) hours) of any Data Incident. All Buyer Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident. All Buyer Entities shall cooperate fully with Clover and its designees in all reasonable efforts to investigate the Data Incident.
(g)	If this Agreement is terminated prior to the Effective Time, each Buyer Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the Buyer Entity in connection with this Agreement. Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.

7.7   Press Releases.

Prior to the Effective Time, Clover and Buyer shall consult with each other and agree as to the form and substance of any press release, communication with shareholders of Clover or shareholders of Buyer, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8   Charter Provisions.

Each Clover Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Clover Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Clover Entity that may be directly or indirectly acquired or controlled by them.

7.9   Employee Benefits and Contracts.

(a)	All persons who are employees of Clover Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the time of the Bank Merger, as applicable, become employees of Buyer or Buyer Bank, as applicable. Buyer and Buyer Bank shall honor all Clover employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer. All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.
(b)	As of the Effective Time, and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to Buyer Entities’ qualified plans, each Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of Buyer Bank and eligible to participate in each of Buyer’s Employee Benefit Plans with full credit for prior service with Clover solely for purposes of eligibility and vesting. Notwithstanding any provision in this Agreement to the contrary, Buyer and Buyer Bank will not be required to take any action that could adversely affect the continuing qualification of Buyer’s 401(k) Plan.

(c)	As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or Buyer Bank employees. With respect to Buyer Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Clover plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Clover Employee Benefit Plan during that plan year prior to the transition effective date. Notwithstanding the foregoing, and in lieu of the same, Buyer may continue Clover’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.
(d)	Any Continuing Employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control, who remain employed by Buyer or any of its Subsidiaries as of the Effective Time, and whose employment is terminated by Buyer or any of its Subsidiaries within four (4) months of the Effective Time shall receive the following severance benefits: severance pay equal to two (2) weeks of base weekly pay for each year of service with Clover Bank, with a minimum of four (4) weeks of base weekly pay and a maximum of thirty (30) weeks of base weekly pay. Such severance pay will be made at regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Clover or Clover Bank prior to the Effective Time. If termination of any such Continuing Employee’s employment occurs after the 4-month anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at Buyer Bank.
(e)	Upon not less than ten (10) days’ notice prior to the Closing Date from Buyer to Clover, Clover shall cause the termination, amendment, or other appropriate modification of each Clover Benefit Plan as specified by Buyer in such notice such that no Clover Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable Clover Benefit Plans, effective as of the date which immediately proceeds the Closing Date. Upon such action, participants in such applicable Clover Benefit Plans that are described in ERISA Section 3(2) shall be one hundred percent (100%) vested in their account balances.
(f)	No officer, employee, or other Person (other than the Parties to this Agreement) shall be deemed a third-party or other beneficiary of this Section 7.9, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.12. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.
(g)	Clover shall take all appropriate action to terminate any Clover Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”) prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section 7.9 will require Clover to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.

(h)	Unless otherwise directed by Buyer, Clover shall cause each of the employees identified in Section 7.9(h) of the Buyer Disclosure Memorandum to enter into settlement, waiver, and release agreements with Buyer and Buyer Bank, in a form mutually agreeable to Clover and Buyer, providing for the settlement and release of the Surviving Corporation’s and Surviving Bank’s obligations under the identified employees’ existing employment agreements and salary continuation agreements in exchange for the cash payments and other benefits provided under such agreements; provided, that, to the extent necessary, such cash payments shall be reduced so as to avoid the imposition of a 20% excise tax liability on employee pursuant to Section 4999 of the Code.

7.10   Conversion Bonus Plan.

(a) To facilitate the successful integration of Clover into Buyer and the conversion of the systems of Clover to Buyer, Buyer shall establish a stay bonus/conversion bonus pool in the aggregate amount up to $30,000 (or such greater amount as Buyer shall determine) to be allocated and paid to non-director employees of Clover who continue in the employ of Buyer at the expiration of four (4) months after the Effective Time. The specific amount to be allocated and paid to each such non-director employee who continues in the employ of Buyer shall be determined by Buyer prior to the Effective Time, after consultation with the Chief Executive Officer of Clover.

7.11   [Reserved].

7.12   Indemnification.

(a)	For a period of six (6) years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Clover Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Clover or, at Clover’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws, and FDIC Regulations Part 359, and by Clover’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter.
(b)	Prior to the Effective Time, Buyer shall purchase, or shall direct Clover to purchase, an extended reporting period endorsement under Clover’s existing directors’ and officers’ liability insurance coverage (“Clover D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Clover’s D&O Policy. The directors and officers of Clover shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years.
(c)	Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and unappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)	If Buyer or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.
(e)	The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.13   Support Agreements.

Upon execution of this Agreement, each of Clover and Clover Bank’s directors and executive officers shall execute and deliver a support agreement, dated as of the date hereof, in the form of Exhibit B attached hereto, pursuant to which he or she will vote his or her shares of Clover Common Stock in favor of this Agreement and the transactions contemplated hereby.

7.14   Tax Covenants of Buyer.

At and after the Effective Time, Buyer covenants and agrees that it:

(a)	will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;
(b)	will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Buyer, Clover, and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);
(c)	will, either directly or through a member of Buyer’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), continue at least one significant historic business line of Clover, or use at least a significant portion of the historic business assets of Clover in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);
(d)	in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Buyer to acquire, any of the Buyer Common Stock issued in connection with the Merger; and
(e)	will not sell or otherwise dispose of any of Clover’s Assets acquired in the Merger, and will not cause or permit Buyer Bank to sell or otherwise dispose of any of Clover Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1   Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)	Shareholder Approvals. The shareholders of Clover shall have approved this Agreement by the Requisite Clover Shareholder Approval, and the consummation of the transactions contemplated hereby,

including the Merger, as and to the extent required by Law and by the provisions of Clover’s articles of incorporation and bylaws. Buyer shall have obtained the Requisite Buyer Shareholder Approval as and to the extent required by Law and the provisions of Buyer’s articles of incorporation and bylaws.

(b)	Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(c)	Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Clover Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(d)	Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.
(e)	Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.
(f)	Exchange Listing. Buyer shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and the Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

8.2   Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a)	Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Clover set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Clover set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Clover Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)	Performance of Agreements and Covenants. The agreements and covenants of Clover to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)	Officers’ Certificate. Clover shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Clover and in Sections 8.2(a), 8.2(b) and 8.2(e), have been satisfied.
(d)	Secretary’s Certificate. Clover and Clover Bank shall have delivered to Buyer a certificate of the secretary of Clover, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Clover executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Clover as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than ten (10) calendar days prior to the Closing Date) of the Secretary of State of South Carolina as to the good standing of Clover; (iii) a copy of the bylaws of Clover as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Clover’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than ten (10) days prior to the Closing Date) certifying that Clover is a registered bank holding company, (vi) a copy of the articles of incorporation of Clover Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Clover Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Commissioner of Banking (dated not more than ten (10) days prior to the Closing Date) as to the good standing of Bank, and (ix) a certificate of the FDIC (dated not more than ten (10) days prior to the Closing Date) certifying that Clover Bank is an insured depository institution.
(e)	No Material Adverse Effect. There shall not have occurred any Clover Material Adverse Effect from December 31, 2017, to the Effective Time.
(f)	Clover Consents. Clover shall have obtained and delivered to Buyer the Consents listed in Section 8.2(f) of the Clover Disclosure Memorandum, which Section 8.2(f) of the Clover Disclosure Memorandum includes all Consents listed in Section 4.2(b) of the Clover Disclosure Memorandum that, if not obtained, would result or be reasonably likely to result in any Clover Entity (or any legal successor), Buyer, the Surviving Corporation, Buyer Bank, the surviving bank in the Bank Merger, or any Buyer Entity having any Liability to any Person in excess of $25,000.
(g)	Federal Tax Opinion. Buyer shall have received the opinion of Buyer’s legal counsel, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and Clover will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and Clover.
(h)	Dissenter Shares. As of the Closing Date, the holders of no more than 10% of the Clover Common Stock (including, for the avoidance of doubt, holders of Clover Preferred Stock whose shares convert to Clover Common Stock at the Effective Time) that is issued and outstanding shall have taken the actions required under the SCBCA to qualify their Clover Common Stock as Dissenter Shares.

8.3   Conditions to Obligations of Clover.

The obligations of Clover to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Clover pursuant to Section 10.6(b):

(a)	Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.18 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)	Performance of Agreements and Covenants. The agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)	Officers’ Certificate. Buyer shall have delivered to Clover a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(e) have been satisfied.
(d)	Secretary’s Certificate. Buyer shall have delivered to Clover a certificate of the secretary of Buyer, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Buyer in effect from the date of this Agreement until the Closing Date, along with a certificate of existence (dated not more than 10 days prior to the Closing Date) of the Secretary of State of North Carolina as to Buyer; (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that Buyer is a registered bank holding company, (vi) a copy of the articles of incorporation of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks (dated not more than 10 days prior to the Closing Date) as to the good standing of Buyer Bank, and (ix) certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that Buyer Bank is an insured depository institution.
(e)	No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect from the December 31, 2017, to the Effective Time.
(f)	Federal Tax Opinion. Clover shall have received the opinion of Clover’s legal counsel, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and Clover will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and Clover.

ARTICLE 9
TERMINATION

9.1   Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Clover and/or Buyer, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)	by mutual written agreement of Buyer and Clover; or

(b)	by either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2(a) or (b), or 8.3(a) or (b), as applicable; or
(c)	by either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, (iii) the Requisite Clover Shareholder Approval is not obtained at Clover’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon or (iv) the Requisite Buyer Shareholder Approval is not obtained at Buyer’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or
(d)	by either Party in the event that the Merger shall not have been consummated by March 31, 2019, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(d); or
(e)	by Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Clover board of directors shall have made an Adverse Recommendation Change; (ii) Clover’s board of directors shall have failed to reaffirm the Clover Recommendation within ten (10) business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Clover shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or
(f)	by Clover, prior to the Requisite Clover Shareholder Approval (and provided that Clover has complied in all material respects with Section 7.1 and Section 7.3), in order to enter into a Superior Proposal.

9.2   Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Clover pursuant to Section 9.1, this Agreement shall have no further effect, except that (i) the provisions of Sections 7.6(b) (Confidentiality), 9.2 (Effect of Termination), 9.3 (Termination Fee), and Article 10 (Miscellaneous) shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful and material breach by that Party of this Agreement.

9.3   Termination Fee.

(a)	If Clover terminates this Agreement pursuant to Section 9.1(f) of this Agreement or Buyer terminates this Agreement pursuant to Section 9.1(e), then Clover shall pay to Buyer an amount equal to nine-hundred thousand dollars ($900,000) (the “Termination Fee”) by wire transfer of immediately available funds within five (5) business days of such termination. The Termination Fee shall be paid to Buyer in same day funds. Clover hereby waives any right of set-off or counterclaim against such payment.
(b)	If (i) after the date of this Agreement, an Acquisition Proposal with respect to Clover shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of Clover, or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to Clover, and such Acquisition Proposal shall not have been withdrawn, (ii) thereafter this Agreement is terminated (A) by Clover or Buyer pursuant to Section 9.1(d) (if the Requisite Clover Shareholder Approval has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by Clover or Buyer pursuant to Section 9.1(c)(iii), and (iii) within twelve (12) months of the date of such termination Clover consummates, or enters into a definitive agreement to consummate, an Acquisition Transaction, then Clover shall pay to Buyer the Termination Fee by wire transfer of immediately available funds on the earlier of the date such definitive agreement is entered into or such Acquisition Transaction is consummated, as applicable.

(c)	The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Clover fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Clover shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal), plus two percent (2%), as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4   Non-Survival of Representations and Covenants.

Except for Article 3 (Manner of Converting Shares), Sections 7.9 (Employee Benefits and Contracts), 7.10 (Conversion Bonus Plan), and 7.12 (Indemnification), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10
MISCELLANEOUS

10.1   Definitions.

(a)	Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(g).

“Acquisition Proposal”means any proposal (whether communicated to Clover or publicly announced to Clover’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Clover by any Person or Group (other than Buyer or any of its Affiliates) of twenty-five percent (25%) or more in interest of the total outstanding voting securities of Clover, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning twenty-five percent (25%) or more in interest of the total outstanding voting securities of Clover, or any merger, consolidation, business combination or similar transaction involving Clover pursuant to which the shareholders of Clover immediately preceding such transaction hold less than seventy-five percent (75%) of the equity interests in the surviving or resulting entity (which includes the Buyer corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty-five percent (25%) or more of the consolidated Assets of Clover and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Clover.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b).

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the Preamble.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d).

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d).

“Articles of Merger” shall have the meaning as set forth in Section 1.3.

“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning as set forth in Section 1.5.

“Bank Merger Agreement” shall have the meaning as set forth in Section 1.5.

“BHCA” shall have the meaning as set forth in Section 4.1.

“Buyer” shall have the meaning as set forth in the Preamble.

“Buyer Authorized Shares Proposal” shall have the meaning as set forth in Section 7.1(d).

“Buyer Awards” shall have the meaning as set forth in Section 3.1(c).

“Buyer Bank” shall have the meaning as set forth in Section 1.5.

“Buyer Benefit Plan(s)” shall have the meaning as set forth in Section 5.11(a).

“Buyer Common Stock” means the common stock, par value $2.50 per share, of Buyer.

“Buyer Disclosure Memorandum” means the written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to Clover and attached hereto.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries. Each of Buyer and any Buyer Subsidiary is, individually, a “Buyer Entity.”

“Buyer ERISA Plan” shall have the meaning as set forth in Section 5.11(a).

“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 5.5(a).

“Buyer Financial Advisor” means Raymond James & Associates, Inc.

“Buyer Financial Statements”means (i) the consolidated balance sheets of Buyer as of December 31, 2017 and 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2017, 2016, and 2015 as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2017.

“Buyer Leased Real Properties” shall have the meaning as set forth in Section 5.9(f).

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Clover in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Buyer is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Buyer. “Buyer Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Buyer Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect).

“Buyer Pension Plan” shall have the meaning as set forth in Section 5.11(a).

“Buyer Realty” shall have the meaning as set forth in Section 5.9(e).

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.16.

“Buyer’s Shareholders’ Meeting” shall mean the special meeting of Buyer’s shareholders to be held pursuant to Section 7.1(c), including any adjournments thereof.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Buyer’s Security Program” shall have the meaning as set forth in Section 7.6(e).

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a).

“Cash Election” shall have the meaning as set forth in Section 3.2(b).

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b).

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b).

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Certificates” shall have the meaning as set forth in Section 3.1(b).

“Change in Control Benefit” shall have the meaning set forth in Section 4.15(k).

“Closing” shall have the meaning as set forth in Section 1.2.

“Closing Date” means the date on which the Closing occurs.

“Clover” shall have the meaning as set forth in the Preamble.

“Clover Appointee” shall have the meaning set forth in Section 2.3(b).

“Clover Bank” shall have the meaning as set forth in Section 1.5.

“Clover Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a).

“Clover Common Stock” means the common stock, par value $0.01 per share, of Clover. At the Effective Time, the Clover Common Stock shall be deemed to include the Clover Preferred Stock, which, pursuant to the terms of Clover’s articles of incorporation and this Agreement, will convert automatically into an equivalent number of shares of Clover Common Stock.

“Clover Contracts” shall have the meaning as set forth in Section 4.16(a).

“Clover D&O Policy” shall have the meaning as set forth in Section 7.12(b).

“Clover Disclosure Memorandum” means the written information entitled “Clover Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.

“Clover Entities” means, collectively, Clover and all Clover Subsidiaries. Each of Clover and any Clover Subsidiary is, individually, a “Clover Entity.”

“Clover ERISA Plan” shall have the meaning as set forth in Section 4.15(a).

“Clover Financial Advisor” means FIG Partners, LLC.

“Clover Financial Statements” means (i) the consolidated balance sheets of Clover as of December 31, 2017 and 2016, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended

December 31, 2017, 2016, and 2015, and (ii) the consolidated balance sheets of Clover (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2017.

“Clover Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Clover and its Subsidiaries, taken as a whole, or (ii) the ability of Clover to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Clover Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Clover (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Clover is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Clover. “Clover Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Clover Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Clover Material Adverse Effect).

“Clover Pension Plan” shall have the meaning as set forth in Section 4.15(a).

“Clover Preferred Stock” shall have the meaning as set forth in Section 4.3(a).

“Clover Realty” shall have the meaning as set forth in Section 4.10(e).

“Clover Recommendation” shall have the meaning as set forth in the Recitals.

“Clover Regulatory Agreement” shall have the meaning as set forth in Section 4.22.

“Clover Subsidiaries”means the Subsidiaries of Clover.

“Clover’s Shareholders’ Meeting” means the special meeting of Clover’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Code” shall have the meaning as set forth in the Recitals.

“Consent”means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a).

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI disclosed to any Buyer Entity in connection with this Agreement (including hard copies) or breach or compromise of Buyer’s Security Program that presents a viable threat to any such IIPI or any Clover Entity’s systems.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any

Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a).

“DOL” shall have the meaning as set forth in Section 4.15(b).

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c).

“Election Form” shall have the meaning as set forth in Section 3.2(a).

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)–(vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i)–(vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)–(vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Clover Entity would be treated as a single employer under Code Section 414(b), (c), (m), or (o).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a).

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-up Payment” shall have the meaning set forth in Section 4.15(k).

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b).

“IIPI” shall have the meaning as set forth in Section 4.13(b).

“Indemnified Party” shall have the meaning as set forth in Section 7.12(a).

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b).

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, chief financial officer, chief credit officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and(ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a).

“Mixed Election” shall have the meaning as set forth in Section 3.2(b).

“NCBCA” shall have the meaning as set forth in Section 1.1.

“Non-Election” shall have the meaning as set forth in Section 3.2(b).

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b).

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b).

“Operating Properties”means all real property (including, without limitation, all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated, or used by Clover or any of the Clover Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facilities”means any facility in which Clover or any of the Clover Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

“Party” means Clover orBuyer, and “Parties” means both such Persons.

“PBGC” shall have the meaning as set forth in Section 4.15(b).

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a).

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Buyer or Clover Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Qualified Group” shall have the meaning as set forth in Section 7.14(c).

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Registration Statement” shall have the meaning as set forth in Section 4.2(c).

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, FINRA, the South Carolina State Board of Financial Institutions, the FDIC, the Department of Justice, and the Federal Reserve, the North Carolina Commissioner of Banks, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Buyer Shareholder Approval” shall have the meaning as set forth in Section 5.2(a).

“Requisite Clover Shareholder Approval” shall have the meaning as set forth in Section 4.2(a).

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act”means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” shall have the meaning as set forth in Section 1.1.

“SEC”means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a).

“Stock Election” shall have the meaning as set forth in Section 3.2(b).

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b).

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b).

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its Buyer (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, Clover Entities and (ii) with respect to which the board of directors of Clover (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of the Clover Financial Advisor or such other advisor as Clover may use) to be more favorable to Clover’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Clover, after obtaining the advice of the Clover Financial Advisor or such other advisor as Clover may use, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Support Agreements” shall have the meaning as set forth in the Recitals.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23.

“Tax” or “Taxes” means all federal, state, local, foreign, provincial, territorial or other taxes, charges, fees, levies, imposts, duties, assessments, or other similar assessments or liabilities and other charges of any kind, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, declaration, schedule, certificate, statement, or other similar document or information (including any related or supporting information) related to Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a).

“Treasury Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” shall have the meaning as set forth in Section 4.14(d).

(b)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. The word “or” shall be interpreted to mean “and/or”.

10.2   Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Clover, shall be paid at Closing and prior to the Effective Time.

10.3   Brokers and Finders.

In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Clover or by Buyer, each of Clover and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Clover has provided a copy of Clover Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Clover Disclosure Memorandum and shall pay all amounts due thereunder on the Closing Date.

10.4   Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement (a) other than as provided in Sections 7.10 and 7.12, and (b) provided that Clover, on behalf of its shareholders, may pursue damages (including claims for damages based on loss of the economic benefits of the transactions contemplated hereby to Clover shareholders) in the event of Buyer’s breach of this Agreement, and provided that the rights referenced in this clause (b) may be exercised only by Clover (on behalf of its shareholders as their agent) through actions expressly approved by the Clover board of directors, and no shareholders of Clover, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of Clover, shall have any right or ability to exercise or cause the exercise of any such right.

10.5   Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Clover Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Clover Common Stock.

10.6   Waivers.

(a)	Prior to or at the Effective Time, Buyer, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Clover, to waive or extend the time for the compliance or fulfillment by Clover of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.
(b)	Prior to or at the Effective Time, Clover, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Clover under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Clover.
(c)	The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7   Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8   Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:	Carolina Trust BancShares, Inc.
901 East Main Street
Lincolnton, North Carolina 28092
Attention: Jerry L. Ocheltree
Email: jocheltree@carolinatrust.com

Copy to Counsel:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Stuart M. Rigot, Esq.
Email: srigot@wyrick.com

Clover:	Clover Community Bankshares, Inc.
124 N. Main Street
Clover, South Carolina 29710
Attention: Gwen Thompson
Email: gthompson@clovercommunitybank.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, 9th Floor
104 South Main Street
Greenville, South Carolina 29601
Attention: Benjamin A. Barnhill, Esq.
Email: ben.barnhill@nelsonmullins.com

10.9   Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of North Carolina. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlotte, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10   Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11   Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement. Disclosure of an item in one of the Clover Disclosure Memorandum or the Buyer Disclosure Memorandum, as applicable, shall be deemed to modify both (a) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (b) any other representation and warranty of Clover or Buyer, as applicable, in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty.

10.12   Interpretations.

(a)	Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
(b)	No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to or in connection with this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
(c)	Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific Governmental Authorities includes any successor statute or regulation, or Governmental Authority, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.

10.13   Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14   Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CAROLINA TRUST BANCSHARES, INC.

By:	/s/ Jerry L. Ocheltree
Name:	Jerry L. Ocheltree
Title:	President and Chief Executive Officer

CLOVER COMMUNITY BANKSHARES, INC.

By:	/s/ Gwen Thompson
Name:	Gwen Thompson
Title:	Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND BANK MERGER, dated as of June 14, 2018 (this “Agreement”), is made and entered into between Carolina Trust Bank, a North Carolina banking corporation (“Carolina Trust”), and Clover Community Bank, a South Carolina-chartered state bank (“Clover Bank”).

WITNESSETH:

WHEREAS, Carolina Trust BancShares, Inc. (“CART”), the holding company of Carolina Trust, and Clover Community Bankshares, Inc. (“Clover”), the holding company of Clover Bank, are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of June 14, 2018 (such agreement, together with any amendments thereto, the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Clover shall merge with and into CART (the “Parent Merger”), whereby CART shall be the surviving corporation; and

WHEREAS, the respective boards of directors of Carolina Trust and Clover Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof; and

WHEREAS, following the consummation of the Parent Merger, and following receipt of all required regulatory approvals from state and federal bank regulatory agencies, the parties intend to effect a merger whereby Clover Bank will be merged with and into Carolina Trust, with Carolina Trust continuing as the surviving bank resulting from such merger, on the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of North Carolina law (including Chapters 53, 53C and 55 of the North Carolina General Statutes (“NCGS”)), South Carolina law, and federal law.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

THE MERGER

1.1   Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Clover Bank shall be merged with and into Carolina Trust, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”), and the corporate existence of Clover Bank shall cease. Carolina Trust shall continue its corporate existence under the laws of the State of North Carolina and shall be the banking corporation surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2   Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the articles of incorporation, together with all amendments thereto, of Carolina Trust in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the bylaws, together with all amendments thereto, of Carolina Trust as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3   Effective Time of Merger

Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger, executed in accordance with applicable law, shall have been accepted for filing by the North Carolina Department of the Secretary of State and the Secretary of the State of South Carolina (or such later time as may be specified in such Articles of Merger as the effective time of the Merger).

A-A-1

1.4   Effect of Merger

The Merger shall have the effects set forth in Sections 53C-7-205 and 55-11-06(a) of the NCGS and other provisions of applicable law. Without limiting the generality of the foregoing, all assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5   Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a North Carolina banking corporation.

1.6   Directors and Officers

Upon consummation of the Merger, the directors and officers of the Surviving Bank shall be the persons serving as directors and officers of Carolina Trust immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE II

TREATMENT OF SHARES

2.1   Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Clover Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled without any additional consideration issued therefor and (b) the shares of Carolina Trust common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger, and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III

CONDITIONS PRECEDENT

3.1   Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)	Shareholder Approval. The Agreement shall have been approved by the written consent of the sole shareholder of each of Carolina Trust and Clover Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of incorporation or bylaws or otherwise provided by law. Alternatively, the Agreement may be approved by the sole shareholder of each of Carolina Trust and Clover Bank in any other manner permitted by applicable law.
(b)	Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities that are necessary to the carrying out of the Merger described in this Agreement.
(c)	No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger under applicable law.
(d)	Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

A-A-2

ARTICLE IV

TERMINATION AND AMENDMENT

4.1   Termination

Notwithstanding the approval of this Agreement by the shareholders of Carolina Trust or Clover Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2   Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE V

MISCELLANEOUS

5.1   Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed, and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2   Further Assurances

If, at any time, the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of Clover Bank or otherwise carry out the provisions hereof, the proper officers and directors of Clover Bank, as of the Effective Time, and thereafter the officers and directors of the Surviving Bank acting on behalf of Clover Bank, shall execute and deliver any and all proper assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect, or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4   Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

5.5   Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

A-A-3

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization and Bank Merger to be executed by its duly authorized officers, all as of the date first set forth above.

CAROLINA TRUST BANK

By:
Jerry L. Ocheltree
President and Chief Executive Officer

CLOVER COMMUNITY BANK

By:
Gwen M. Thompson
President and Chief Executive Officer

A-A-4

EXHIBIT B

FORM OF SUPPORT AGREEMENT

June __, 2018

Carolina Trust BancShares, Inc.
Attn: Jerry L. Ocheltree, President and CEO
901 East Main Street
Lincolnton, NC 28092

Ladies and Gentlemen:

The undersigned is a director and/or executive officer of Clover Community Bankshares, Inc. (“Clover”) and the beneficial holder of shares of common stock and/or Series A preferred stock of Clover Community Bankshares, Inc. (the “Clover Capital Stock”).

Carolina Trust BancShares, Inc. (“Buyer”) and Clover are considering the execution of an Agreement and Plan of Merger and Reorganization (the “Agreement”) contemplating the acquisition of Clover through the merger of Clover with and into Buyer (the “Merger”). The execution of the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Clover, and not in his or her capacity as a director or officer of Clover, as follows:

1.	While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of Clover’s Shareholders’ Meeting (as defined in the Agreement) any or all of his or her shares of Clover Capital Stock, or (b) deposit any shares of Clover Capital Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Clover Capital Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.
2.	While this letter agreement is in effect the undersigned shall vote all of the shares of Clover Capital Stock for which the undersigned has sole voting authority, and shall use his or her reasonable efforts to cause to be voted all of the shares of Clover Capital Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Clover Shareholders’ Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).
3.	The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.
4.	The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Clover and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Clover.
5.	This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.
6.	As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Clover Capital Stock set forth on the signature page below.

[Signatures appear on next page]

A-B-1

IN WITNESS WHEREOF, the undersigned has executed this Support Agreement as of the date first above written.

Very truly yours,

Print Name
Clover Common Stock:

Number of shares beneficially owned with
sole voting authority:
Number of shares beneficially owned with
shared voting authority:
Clover Series A Preferred Stock:

Number of shares beneficially owned with
sole voting authority:

Number of shares beneficially owned with
shared voting authority:
Accepted and agreed to as of
the date first above written:

CAROLINA TRUST BANCSHARES, INC.

By: Jerry L. Ocheltree
Its: President and Chief Executive Officer

A-B-2

Appendix B

South Carolina Statutes for Dissenters’ Rights
SOUTH CAROLINA BUSINESS CORPORATION ACT
CHAPTER 13
Dissenters’ Rights

ARTICLE 1
Right to Dissent and Obtain Payment for Shares

SECTION 33-13-101. Definitions.

In this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A)	A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
(1)	consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
(2)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
(4)	an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)	alters or abolishes a preferential right of the shares;

(ii)	creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv)	excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or
(5)	any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;
(6)	the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;
(7)	the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.
(B)	Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2
Procedure for Exercise of Dissenters’ Rights

SECTION 33-13-200. Notice of dissenters’ rights.

(a)	If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
(b)	If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a)	If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a)	If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
(b)	The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:
(1)	state where the payment demand must be sent and where certificates for certificated shares must be deposited;
(2)	inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
(3)	supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
(4)	set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
(5)	be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a)	A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
(b)	The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c)	A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a)	The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
(b)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a)	Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)	The payment must be accompanied by:
(1)	the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)	a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;
(3)	an explanation of how the interest was calculated;
(4)	a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and
(5)	a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a)	If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)	If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a)	A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
(b)	To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a)	A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
(1)	dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
(2)	corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
(3)	corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
(b)	A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3
Judicial Appraisal of Shares

SECTION 33-13-300. Court action.

(a)	If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)	The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)	The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e)	Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a)	The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
(b)	The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
(2)	against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
(d)	In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

Appendix C

June 14, 2018
Board of Directors
Clover Community Bankshares, Inc.
124 North Main Street
Clover, SC 29710

Dear Members of the Board:

We understand that Clover Community Bankshares, Inc. (“Clover”) has entered into an Agreement and Plan of Merger, dated as of June 14, 2018 (the “Agreement”) pursuant to which, among other things, Clover will merge with and ultimately into (the “Merger”), Carolina Trust BancShares, Inc., parent of Carolina Trust Bank headquartered in Lincolnton, NC (“CART”). Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each holder of issued and outstanding shares of Clover common stock and Series A preferred stock (the “Seller Stock”) will receive either $22.00 in cash for each outstanding share or 2.7181 shares of CART stock (“Merger Consideration”) with 20% of the Merger Consideration in cash and 80% in stock. In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of Clover pursuant to the Agreement.

FIG Partners LLC (or "FIG"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has also been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.

We were retained exclusively by the Board of Directors of Clover to act as its financial advisor in connection with the Merger and in rendering this fairness opinion. We will receive compensation from Clover in connection with our services, upon the successful completion of the transaction. This compensation includes $50,000 for the issuance of the fairness opinion dated June 14, 2018. Clover has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;
(ii)	reviewed certain historical publicly available business and financial information concerning Clover and CART including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation;
(iii)	participated in discussions with each of Carolina Trust and Clover management regarding the following: financial condition; asset quality and regulatory standing; capital position; historical and current earnings; and future financial performance (provided, however, such discussions did not include Carolina Trust management providing FIG with specific earnings projections)
(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and
(v)	performed such other analyses and considered such other factors as we have deemed appropriate.

C-1

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Clover and CART and in the discussions with the respective management teams or representatives of Clover and CART. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Clover and CART and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Clover and CART or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Clover, CART or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Clover and CART. In rendering this Opinion, we have been advised by Clover and CART, and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of Clover and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of Clover stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of Clover.

Sincerely,

FIG PARTNERS, LLC

C-2

Appendix D

June 13, 2018

Board of Directors
Carolina Trust BancShares, Inc.
901 East Main Street
Lincolnton, NC 28092

Members of the Board of Directors:

We understand that Carolina Trust BancShares, Inc. (“Carolina Trust” or the “Company”), and Clover Community Bankshares, Inc. (“Clover”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Clover, and its wholly owned subsidiary, Clover Community Bank, will be merged with the Company, and its wholly owned subsidiary, Carolina Trust Bank, respectively (the “Transaction”) and that, in connection with the Transaction, each share of common stock, par value $0.01 per share, of Clover that is issued and outstanding immediately prior to the effective time of the Transaction (the “Common Shares”) will be converted into the right to receive, at the election of each holder of Common Shares, either $22.00 cash or 2.7181 shares of Carolina Trust’s common stock, subject to proration procedures which will result in an aggregate consideration mix of 80% stock and 20% cash (the “Transaction Consideration”). Each share of Series A Preferred Stock, no par value per share, of Clover, issued and outstanding immediately prior to the effective time of the Transaction will automatically convert into one Common Share of Clover immediately prior to the effective time of the Transaction in accordance with the articles of incorporation of Clover. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (this “Opinion”) to the Board as to whether, as of the date hereof, the Transaction Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger and Reorganization by and between Carolina Trust and Clover dated as of June 11, 2018 (the “Agreement”);
2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Clover and the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to Clover and the Company for the periods ending September 30, 2018 through December 31, 2023, as approved for our use by the Company (the “Projections”);
3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;
4.	reviewed Clover Community Bank’s recent Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation and certain other publicly available information regarding Clover Community Bank;
5.	reviewed financial, operating and other information regarding Clover, the Company and the industry in which they operate;
6.	reviewed the financial and operating performance of Clover and the Company and those of other selected public companies that we deemed to be relevant;
7.	considered the publicly available financial terms of certain transactions we deemed to be relevant;
8.	reviewed the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;
10.	reviewed a certificate, dated June 13, 2018, addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of financial information and data provided to, or discussed with, Raymond James by or on behalf of the Company; and
11.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Clover or the Company, nor have we been furnished with any such evaluations or appraisals. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan and lease losses; accordingly we have assumed that such allowances are in the aggregate adequate to cover such losses. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Clover or Carolina Trust is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Clover or Carolina Trust is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. As you are aware, the Projections related to Clover that we were directed by Carolina Trust management to use reflect differences from the forecasts, projections and estimates that were prepared by Clover and provided to Carolina Trust. Accordingly, with your consent, in rendering this Opinion, our reliance upon Carolina Trust management as to the reasonableness and achievability of such information includes reliance upon the judgments and assessments of Carolina Trust and Carolina Trust management with respect to such differences. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any material conditions thereto and without adjustment to the Transaction Consideration. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without waiver or modification. We have assumed that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, Clover, or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of June 12, 2018. Any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Clover since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company and the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of the Company’s common stock either until or following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. This Opinion is limited to the fairness, from a financial point of view, to the Company of the Transaction Consideration to be paid by the Company pursuant to the Agreement.

We express no opinion with respect to any other reasons–legal, business, or otherwise–that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

In formulating our opinion, we have considered only what we understand to be the consideration paid as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Clover’s officers, directors or employees, or class of such persons, whether relative to the compensation payable by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, Clover, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (ii) the fairness of the Transaction to any one class or group of the Company’s, Clover’s, or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s, Clover’s, or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Clover or the ability of the Company, Clover, or their respective subsidiaries to pay their respective obligations when they come due.

The delivery of this Opinion was approved by a fairness committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. Raymond James did not receive any fees for investment banking services from the Company during the two years preceding the date of this Opinion. Raymond James did not provide any investment banking services to, or receive any fees for such from, Clover in the two years preceding the date of this Opinion.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this Opinion is for the information of the Board (but not to any individual director other than in his or her capacity as a member of the Board) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction, nor is this letter intended to confer rights or remedies upon Clover or the shareholders of the Company or Clover. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The bylaws of Carolina Trust BancShares, Inc., or Carolina Trust, provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, employee or agent of Carolina Trust or, at the request of Carolina Trust, serve as a director, officer, partner, trustee, employee or agent for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, Carolina Trust may indemnify its directors, officers, agents or employees in accordance with either the statutory or nonstatutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. Carolina Trust has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify the company and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article VIII of Carolina Trust’s articles of incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the company or otherwise, provided that such limitation will not apply to (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the company; (ii) any liability under Section 55-8-33 of the North Carolina

General Statutes; (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the company); or (iv) acts or omissions as to which the elimination of personal liability for directors would be inconsistent with provisions of Chapter 53C of the North Carolina General Statutes (or any successor statute) or with the business of banking.

Item 21.	Exhibits and Financial Statement Schedules.
Exhibit Number	Description
2.1*
Agreement and Plan of Merger and Reorganization by and between Carolina Trust BancShares, Inc. and Clover Community Bankshares, Inc., dated as of June 14, 2018 (included as Appendix A to the joint proxy statement/prospectus forming a part of this registration statement)

3.1	Articles of Incorporation of Carolina Trust Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016)
3.2	Bylaws of Carolina Trust Bancshares, Inc., as amended (incorporated by reference to Exhibit 3.1 to Carolina Trust’s Form 8-K filed with the SEC on February 2, 2018)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Carolina Trust’s Form 10-K filed with the SEC on March 27, 2018)
4.2	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016)
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP regarding the validity of the securities being registered
8.1	Opinion of Wyrick Robbins Yates & Ponton LLP regarding certain U.S. tax aspects of the merger
8.2	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain U.S. tax aspects of the merger
10.1
Employment Agreement dated January 2, 2014 with Jerry L. Ocheltree (incorporated by reference to Exhibit 10.1 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (management contract)

10.2
Amendment One to Employment Agreement with Jerry L. Ocheltree dated August 1, 2014 (incorporated by reference to Exhibit 10.2 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (management contract)

10.3
Amendment Two to Employment Agreement with Jerry L. Ocheltree dated August 1, 2014 (incorporated by reference to Exhibit 10.2 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (management contract)

10.4
Amended and Restated Employment Agreement dated May 31, 2018 with Edwin E. Laws (incorporated by reference to Exhibit 10.1 to Carolina Trust’s Form 8-K filed with the SEC on June 6, 2018) (management contract)

10.5
Amended and Restated Employment Agreement dated May 31, 2018 with Richard M. Rager (incorporated by reference to Exhibit 10.1 to Carolina Trust’s Form 8-K filed with the SEC on June 6, 2018) (management contract)

10.6
Supplemental Executive Retirement Plan Agreement for Jerry L. Ocheltree dated January 1, 2014 (incorporated by reference to Exhibit 10.9 to Carolina Trust’s Form 8-K12G3 filed with the SEC on June 6, 2018) (management contract)

10.7
Supplemental Executive Retirement Plan adopted as of August 1, 2007 (incorporated by reference to Exhibit 10.10 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (compensatory plan)

10.8	Carolina Trust Bank 2001 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.11 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (compensatory plan)
10.9	Carolina Trust Bank 2005 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.12 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (compensatory plan)
10.10	Carolina Trust Bank 2005 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10.13 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (compensatory plan)

Exhibit Number	Description
10.11	Carolina Commerce Bank Employee Stock Option Plan (incorporated by reference to Exhibit 10.14 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (compensatory plan)
10.12	Carolina Commerce Bank Director Stock Option Plan (incorporated by reference to Exhibit 10.15 to Carolina Trust’s Form 8-K12G3 filed with the SEC on August 16, 2016) (compensatory plan)
10.13
2018 Supplemental Executive Retirement Plan Agreement for Edwin E. Laws dated August 31, 2018 (incorporated by reference to Exhibit 10.1 to Carolina Trust’s Form 8-K filed with the SEC on September 4, 2018) (management contract)

10.14
2018 Supplemental Executive Retirement Plan Agreement for Jerry L. Ocheltree dated August 31, 2018 (incorporated by reference to Exhibit 10.2 to Carolina Trust’s Form 8-K filed with the SEC on September 4, 2018) (management contract)

10.15
2018 Supplemental Executive Retirement Plan Agreement for Richard M. Rager dated August 31, 2018 (incorporated by reference to Exhibit 10.3 to Carolina Trust’s Form 8-K filed with the SEC on September 4, 2018) (management contract)

10.16
First Amendment to the 2014 Supplemental Executive Retirement Plan Agreement for Jerry L. Ocheltree dated August 31, 2018 (incorporated by reference to Exhibit 10.4 to Carolina Trust’s Form 8-K filed with the SEC on September 4, 2018) (management contract)

21.1	Subsidiaries of Carolina Trust BancShares, Inc. (incorporated by reference to Exhibit 21.1 to Carolina Trust’s Form 10-K filed with the SEC on March 27, 2018)
23.1	Consent of Dixon Hughes Goodman LLP
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibits 5.1 and 8.1)
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.2)
23.4	Consent of Elliott Davis, LLC
24.1	Power of Attorney
99.1**	Form of Carolina Trust BancShares, Inc. Proxy Card
99.2**	Form of Clover Community Bankshares, Inc. Proxy Card
99.3	Consent of FIG Partners, LLC
99.4	Consent of Raymond James & Associates Inc.
101.1
Interactive data files pursuant to Rule 405 of Regulation S-T: (i) Condensed Consolidated Balance Sheets (Unaudited) as of June 30, 2018 and December 31, 2017; (ii) Condensed Consolidated Statements of Operations (Unaudited) for the Three Months Ended June 30, 2018 and 2017; (iii) Condensed Consolidated Statements of Operations (Unaudited) for the Six Months Ended June 30, 2018 and 2017; (iv) Condensed Consolidated Statements of Comprehensive Income (Unaudited) for the Three Months Ended June 30, 2018 and 2017; (v) Condensed Consolidated Statements of Comprehensive Income (Unaudited) for the Six Months Ended June 30, 2018 and 2017; (vi) Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited) for the Six Months Ended June 30, 2018 and 2017; (vii) Condensed Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 2018 and 2017; (viii) Notes to Condensed Consolidated Financial Statements (Unaudited); (ix) Consolidated Balance Sheets as of December 31, 2017 and 2016; (x) Consolidated Statements of Operations for the years ended December 31, 2017 and 2016; (xi) Consolidated Statements of Comprehensive Income for the years ended December 31, 2017 and 2016; (xii) Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2017 and 2016; (xiii) Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016; and (xiv) Notes to Consolidated Financial Statements;

*	Certain disclosure schedules to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules contained in the parties’ disclosure memorandums are contained in the merger agreement. Carolina Trust agrees to furnish a supplemental copy of any omitted schedules to the SEC upon request.
**	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(d)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f)	That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(i)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnton, State of North Carolina on September 12, 2018.

Carolina Trust BancShares, Inc.

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jerry L. Ocheltree	September 12, 2018
Jerry L. Ocheltree President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Edwin E. Laws	September 12, 2018
Edwin E. Laws Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*	September 12, 2018
Bryan Elliot Beal, Director

*	September 12, 2018
Scott Craig Davis, Director

*	September 12, 2018
Johnathan L. Rhyne, Jr., Director

*	September 12, 2018
Frederick P. Spach, Jr., Director

*	September 12, 2018
Ralph N. Strayhorn, III, Director

*	September 12, 2018
Jim R. Watson, Director

*By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree Attorney-in-Fact